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TABLE OF CONTENTS 2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
AFFORDABLE RESIDENTIAL COMMUNITIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: N/A
	(2)	Aggregate number of securities to which transaction applies: N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        $1,794,000,000 aggregate transaction value

	(4)	Proposed maximum aggregate value of transaction: $1,794,000,000
	(5)	Total fee paid: $55,075.80
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
7887 E. Belleview Ave., Suite 200
Englewood, Colorado 80111
(303) 383-7500

To Our Stockholders:

        You are cordially invited to attend a special meeting of stockholders of Affordable Residential Communities Inc., a Maryland corporation, which will be held on                        , 2007, at    :00 a.m., local Denver, Colorado time, at the Wyndham Hotel Denver Tech Center, 7675 E. Union Avenue, Denver, CO 80237, and any adjournments or postponements thereof.

        At the special meeting, you will be asked to:

  •
  consider and vote upon a proposal to approve the sale of substantially all of our assets, including the operating assets used in our manufactured home communities business and our retail sales and financing businesses, but excluding our recently acquired insurance subsidiary, NLASCO, Inc., pursuant to the Transaction Agreement, dated as of April 17, 2007, by and among Affordable Residential Communities Inc., Affordable Residential Communities LP, the other seller parties named in the Transaction Agreement and American Riverside Communities LLC, an affiliate of Farallon Capital Management, L.L.C.;

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  consider and vote upon a proposal to approve any motion to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

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  transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

        More information about the asset sale is contained in the accompanying proxy statement, which we strongly encourage you to read in its entirety. A copy of the Transaction Agreement is attached as Annex A to the proxy statement.

        After careful consideration, our board of directors has approved the Transaction Agreement and asset sale and has determined that it is in the best interest of ARC and ARC stockholders that we enter into the Transaction Agreement and consummate the asset sale. The asset sale cannot be completed unless, among other things, it is approved by the affirmative vote of holders of shares of our common stock and special voting stock entitled to cast at least a majority of all votes entitled to be cast on the matter at our special meeting, voting as a single class.

        Our board of directors recommends that you vote "FOR" each proposal set forth above.

        Your vote is important. Please read the proxy statement and the voting instructions on the enclosed proxy card. Then, whether or not you plan to attend the special meeting in person, and no matter how many shares of voting securities you own, please authorize a proxy by telephone, by

Internet or by signing, dating and promptly returning the enclosed proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.

Sincerely,

Larry D. Willard
Chairman of the Board and Chief Executive Officer

        The transactions contemplated by the Transaction Agreement have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the transactions contemplated by the Transaction Agreement or upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

        This proxy statement is dated                        , 2007 and is first being mailed to stockholders of record on or about                        , 2007.

PRELIMINARY PROSPECTUS

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
7887 E. Belleview Ave., Suite 200
Englewood, Colorado 80111
(303) 383-7500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD                        , 2007

        A special meeting of the stockholders of Affordable Residential Communities Inc. will be held at the Wyndham Hotel Denver Tech Center, 7675 E. Union Avenue, Denver, CO 80237, on                        , 2007 at    :00 a.m., local Denver, Colorado time, to:

  •
  consider and vote upon a proposal to approve the sale of substantially all of our assets, including the operating assets used in our manufactured home communities business and our retail sales and financing businesses, but excluding our recently acquired insurance subsidiary, NLASCO, Inc., pursuant to the Transaction Agreement, dated as of April 17, 2007, by and among Affordable Residential Communities Inc., Affordable Residential Communities LP, the other seller parties named in the Transaction Agreement and American Riverside Communities LLC, an affiliate of Farallon Capital Management, L.L.C.;

  •
  consider and vote upon a proposal to approve any motion to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

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  to transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

        For more information about the asset sale and the other transactions contemplated by the Transaction Agreement, we strongly encourage you to review the accompanying proxy statement and the Transaction Agreement attached as Annex A to the proxy statement, as well as the other information referenced herein.

        After careful consideration, our board of directors has approved the Transaction Agreement and the asset sale, has determined that the asset sale is in the best interest of ARC and ARC stockholders and recommends that you vote "FOR" each proposal set forth above.

        Only holders of our common stock and our special voting stock of record at the close of business on            , 2007, the record date for the special meeting, may vote at the special meeting and any adjournments or postponements of the special meeting.

        Your vote is important. Please read the proxy statement and the voting instructions on the enclosed proxy card. Then, whether or not you plan to attend the special meeting in person, and no matter how many shares of voting securities you own, please authorize a proxy by telephone, by Internet, or by signing, dating and promptly returning the enclosed proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.

By Order of the Board of Directors,

Scott L. Gesell Executive Vice President, General Counsel and Corporate Secretary
, 2007 Englewood, Colorado

SUMMARY TERM SHEET
The Companies
Description of the Assets to be Sold
Description of Liabilities to be Assumed by Buyer
Description of the Assets to be Retained by ARC
Description of Liabilities to be Retained by ARC
Purchase Price
Use of Proceeds
Reasons for the Asset Sale
Recommendation of Our Board of Directors
Opinion of Our Financial Advisor
Vote Required to Approve the Proposals
Covenants
Employee Matters
Tax Matters
Conditions to Completion of the Asset Sale
Termination of the Transaction Agreement
Termination Fees; Expense Reimbursement
Indemnification
Interests of Certain Directors and Executive Officers in the Asset Sale
Tax Consequences of the Asset Sale
No Appraisal Rights
Regulatory Approvals
QUESTIONS AND ANSWERS ABOUT THE ASSET SALE, THE TRANSACTION AGREEMENT AND THE SPECIAL MEETING
THE SPECIAL MEETING OF ARC STOCKHOLDERS
SUMMARY OF SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
ASSET SALE RISK FACTORS
INFORMATION ABOUT THE COMPANIES AND THE ASSET SALE
The Companies
Terms of the Transaction Agreement
Use of Proceeds
Background of the Asset Sale
Reasons for the Asset Sale
Recommendation of Our Board of Directors
Opinion of Our Financial Advisor
Vote Required to Approve the Asset Sale and the Transaction Agreement and Other Proposals; Stockholder Support Agreement
Nature of Our Business After the Asset Sale
Interests of Certain Directors and Executive Officers in the Asset Sale
Tax Consequences of the Asset Sale
No Appraisal Rights

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Regulatory Approvals
Other Agreement
THE TRANSACTION AGREEMENT
Description of Assets to be Sold and Retained
Description of Liabilities to be Assumed and Retained
Purchase Price
Purchase Price Adjustments
Closing and Effective Time
Change in Transaction Structure
Delayed Acquired Assets
Representations and Warranties
Representations and Warranties of Sellers
Sellers' Representations and Warranties as to the Acquired Companies and the Acquired Assets
Representations and Warranties of Buyer
Covenants
Employee Matters
Tax Matters
Closing Conditions
Termination of the Transaction Agreement
Termination Fees; Expense Reimbursement
Indemnification
PRICE RANGE OF STOCK AND DIVIDEND INFORMATION
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
BUSINESS, PROPERTIES AND LEGAL PROCEEDINGS
Business Overview
Recent Events
Employees
Properties
Legal Proceedings
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
OTHER MATTERS

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SUMMARY TERM SHEET

        This summary highlights selected information from this proxy statement and the Transaction Agreement and may not contain all of the information about the asset sale that is important to you. To understand the asset sale fully and for a more complete description of the legal terms of the asset sale, you should carefully read this proxy statement, the Transaction Agreement, the Support Agreement, the opinion of Sandler O'Neill & Partners, L.P. and the other documents to which this proxy statement refers you in their entirety.

The Companies (page 25)

        The parties to the Transaction Agreement are Affordable Residential Communities Inc., a Maryland corporation ("ARC" or "the company"), Affordable Residential Communities LP, a Delaware limited partnership, ARC Dealership, Inc., a Colorado corporation ("ARC Dealership"), ARC Management Services, Inc., a Delaware corporation, ARCIV GV, Inc., a Delaware corporation, ARCMS, Inc., a Delaware corporation, ARC TRS, Inc., a Delaware corporation, Salmaho Irrigation Co., a Utah corporation, Windstar Aviation Corp., a Delaware corporation, ARC/DAM Management, Inc., a Delaware corporation, and Colonial Gardens Water, Inc., a Kansas corporation, as Sellers, and American Riverside Communities LLC, a Delaware limited liability company, as Buyer.

        As used in the Transaction Agreement and for purposes of this proxy statement, "Acquired Business" means the business conducted by us and our subsidiaries, excluding the insurance business of NLASCO, Inc., or NLASCO, and related insurance activities, but including owning and operating our manufactured home communities, as well as providing related financing services and businesses related thereto; and "Acquired Companies" means ARC Real Estate, LLC, ARCAL LLC, ARC Real Estate Holdings, LLC and Enspire Finance LLC, and each of their respective subsidiaries that are treated as pass-through entities for U. S. federal income tax purposes.

Description of the Assets to be Sold (page 43)

        We have agreed to sell to Buyer all of our and our subsidiaries' assets primarily relating to the manufactured home communities business, including the owning and operating of manufactured home communities, the provision of related financing services, and business related thereto, but excluding the insurance business of NLASCO and related insurance activities. Pursuant to the Transaction Agreement:

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  ARC LP agrees to sell to Buyer all of the issued and outstanding membership interests of ARC Real Estate and ARCAL;

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  ARC LP agrees to sell to Buyer all of the issued and outstanding membership interests of ARC Real Estate Holdings held by ARC LP; and

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  ARC Dealership agrees to sell to Buyer all of the issued and outstanding membership interests in Enspire Finance.

        In addition, Sellers agree to sell to Buyer all assets owned, leased, licensed, used, held for use or held for sale by us or our subsidiaries, which are primarily related to the Acquired Business, including:

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  cash in an amount equal to the sum of the following:

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  petty cash-on hand;

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  proceeds of sales of assets held for sale;

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  proceeds of the sale of any manufactured home (i) not made in the ordinary course of business and on financial terms consistent with past practices, (ii) sold at a rate in excess of 110% of the number of homes budgeted to be sold by the Acquired Business between the date of the Transaction Agreement and the closing of the transaction, (iii) sold at a price resulting in gross profit margin of less than 15% with respect to such home, or (iv) made to buyers other than residents who execute an associated pad lease of at least one year with an Acquired Company;

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    cash received in respect of insurance and condemnation claims;

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    proceeds from the exercise of repurchase rights; and

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    cash held as security deposits;

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  all tangible personal property;

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  all fee interests in real property and all leases, easements, rights of access and other interests in real property;

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  all promissory notes or consumer credit contracts or other similar agreements payable to us or any of our subsidiaries;

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  all permits;

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  all contracts;

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  all records, files, personal files (only to the extent allowed by law), data, drawings, blueprints, schematics, reports, lists, plans and processes and all files of correspondence;

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  all guarantees, rebates under sales or purchase orders, representations, warranties, indemnities and similar rights in our favor or in the favor of any of our subsidiaries;

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  all sales and promotional literature, and all marketing information and market research data;

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  all of our intangible property, excluding intangible property primarily related to the insurance business of NLASCO, of which we refer to as the "Retained Business", and the "Enspire" and "NLASCO" trademarks;

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  all of our, and each of our subsidiaries', rights and claims against any Acquired Company, including under any contract, intercompany account payable or receivable, or otherwise;

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  all rights to insurance and condemnation proceeds received or receivable in respect of (i) any liabilities to be assumed by Buyer, (ii) any asset damaged, lost or condemned and which, if not so damaged, lost or condemned would have been an asset acquired by Buyer, and (iii) any business interruption of the Acquired Business to the extent relating to any period after the closing of the transaction; and

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  any aircraft.

        As used in the Transaction Agreement and referred to in this proxy statement, such assets above will be referred to as the "Acquired Assets".

Description of Liabilities to be Assumed by Buyer (page 44)

        Other than the liabilities described below under "Description of Liabilities to be Retained by ARC", in connection with the purchase of the assets Buyer agrees to assume liabilities of the Sellers to the extent related to the Acquired Business, our equity interests in the Acquired Companies and the Acquired Assets, including:

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  certain specified indebtedness existing as of the date of the Transaction Agreement, and indebtedness incurred in the ordinary course of business and in accordance with the Transaction Agreement between the date thereof and the closing of the transaction, but excluding liability for defaults or breaches of any material covenants occurring prior to closing and excluding indebtedness relating to the aircraft included in the Acquired Assets (we refer to this indebtedness as "Assumed Indebtedness");

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  all liabilities with respect to all pending, threatened or other actions, suits, proceedings, investigations or other claims to the extent relating to or arising from the Acquired Business or the Acquired Assets, or any asset in the Acquired Business;

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  all liabilities to the extent relating to or arising from the ownership, operation, possession or management of the Acquired Business or the Acquired Assets, or any asset in the Acquired Business, including accounts payable and trade obligations;

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  all liabilities under or in connection with any contracts included in the Acquired Assets;

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  all liabilities for any violation of law to the extent arising in connection with or related to the Acquired Business or the Acquired Assets;

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  all liabilities relating to the employment practices of the Sellers or any of their affiliates and to the extent arising from compliance with or violations of any labor laws prior to the closing of the transaction, in each case, other than liabilities related to employment discrimination;

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  all liabilities to the extent relating to the condition of the Acquired Business or the Acquired Assets or any asset in the Acquired Business or the presence of any hazardous materials on the properties to be acquired or otherwise arising under any environmental law or constituting an environmental claim to the extent related to the Acquired Business or the Acquired Assets or any asset in the Acquired Business;

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  all other liabilities to the extent resulting from, arising out of or relating to the Acquired Business, the Acquired Assets or any asset in the Acquired Business; and

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  the obligation to pay certain "stay bonuses" to certain of our employees.

Description of the Assets to be Retained by ARC (page 44)

        We will retain all assets not sold to Buyer, including the Retained Business. We will also retain certain assets that may relate to the Acquired Business. These include cash and cash equivalents (with certain exceptions), equity interests in any Seller, all of our assets related solely to the Retained Business, our rights, claims and interests under the Transaction Agreement or any other transaction document, and all of our intangible property primarily related to the Retained Business, including the "Enspire" and "NLASCO" trademarks. In addition, we will retain certain assets related to previously sold communities and certain deferred assets.

Description of Liabilities to be Retained by ARC (page 45)

        We will retain all liabilities not assumed by Buyer, including liabilities relating to:

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  the Retained Business;

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  any assets retained by Sellers (which we refer to as the "Excluded Assets");

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  our indebtedness or the indebtedness of any of our subsidiaries (including any Acquired Company), other than Assumed Indebtedness, including liabilities related to breaches of material covenants and indebtedness related to our aircraft;

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  any equity interest in us or our subsidiaries (other than the equity interests in the Acquired Companies) and related liabilities and obligations (including fiduciary obligations of our board of directors);

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  liabilities relating to taxes for any period ending on or before the closing date;

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  our employee benefit plans and employment practices prior to closing and certain related matters;

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  liabilities of Sellers under the Transaction Agreement or any other transaction document;

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  any liability for which Buyer and certain of its affiliates are indemnified pursuant to the Transaction Agreement, to the extent so indemnified; and

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  acts or omissions of us or our subsidiaries (excluding the Acquired Companies) after the effective time of the transaction.

        Prior to the closing of the transaction, we or our designated affiliates will assume, pay, discharge and perform all of the above liabilities retained by us. In addition, the Sellers have assumed financial responsibility for the following expenses: costs of obtaining title policies and certain endorsements related to the acquired properties, costs of a survey for each acquired property, all costs related to debt and preferred stock retained by Sellers, all costs related to the unitholders of ARC LP, and all other costs incurred in connection with obtaining our or the other Sellers' required statutory approvals and other consents.

Purchase Price (page 45)

        Upon consummation of the asset sale, we will receive cash in the amount of the excess of $1.794 billion over the amount of Assumed Indebtedness as of the closing of the transaction, as such amount is adjusted as described under "The Transaction Agreement—Purchase Price Adjustments".

Use of Proceeds (page 26)

        Under the terms of the Transaction Agreement and after giving effect to estimated expenses and taxes, the amount realized by us is estimated to be approximately $540 million to $550 million net of retained debt and preferred stock as more fully described in Annex D, Selected ARC Historical Financial Data and Unaudited Proforma Condensed Consolidated Financial Statements—Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2007, note (a). We will use a portion of the proceeds for general working capital and to repay outstanding obligations. In addition, we currently anticipate seeking to make opportunistic acquisitions with certain of the proceeds. We do not intend to distribute any of the proceeds that we receive from the asset sale to our stockholders. Rather, we intend to use any proceeds from the transaction, along with our existing cash and cash equivalents, in connection with our future business plans.

Reasons for the Asset Sale (page 28)

        We are proposing to sell all of our and our subsidiaries' assets primarily relating to the manufactured home communities business, including the owning and operating of manufactured home communities, the provision of related financing services, and business related thereto, but excluding the insurance business of NLASCO and related insurance activities, because we believe that the asset sale and the terms of the Transaction Agreement are in our best interest and in the best interest of our stockholders. In reaching its determination to approve the asset sale, the Transaction Agreement and related agreements, our board of directors consulted with senior management and our financial and legal advisors and considered a number of factors, including the opportunities and challenges facing us, the fairness opinion delivered by our financial advisor and the terms of the Transaction Agreement.

Recommendation of Our Board of Directors (page 29)

        After careful consideration, our board recommends that you vote "FOR" (i) the proposal to approve the asset sale pursuant to the Transaction Agreement, and (ii) the proposal to approve any motion to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal.

Opinion of Our Financial Advisor (page 29)

        Our board of directors retained Sandler O'Neill & Partners, L.P., or Sandler O'Neill, to act as its financial advisor in connection with a possible business combination with a second party. As part of the engagement, Sandler O'Neill was asked to render a fairness opinion as to whether the consideration we are to receive from Buyer in connection with the asset sale is fair, from a financial point of view, to us. Sandler O'Neill delivered an opinion, attached as Annex C to this proxy statement, to our board of directors to the effect that, as of April 17, 2007, and subject to and based on the considerations referred to in its opinion, the consideration to be provided in connection with the asset sale is fair, from a financial point of view, to us.

Vote Required to Approve the Proposals (page 38)

        The asset sale cannot be completed unless, among other things, it is approved by the affirmative vote of holders of shares of our common stock and special voting stock entitled to cast at least a majority of all votes entitled to be cast on the matter at our special meeting, voting as a single class. The proposal to approve any motion to adjourn or postpone the special meeting requires the affirmative vote of a majority of the votes cast by the holders of common stock and special voting stock. Only holders of our common stock and special voting stock of record at the close of business on    , 2007, the record date for the special meeting, may vote at the special meeting and any adjournments or postponements of the special meeting. If we fail to obtain the requisite vote for the proposed asset sale, we will not be able to consummate the asset sale and either party may terminate the Transaction Agreement.

        Each of Gerald J. Ford, ARC Diamond, LP and Hunter's Glen/Ford, Ltd., who as of April 17, 2007 collectively beneficially owned an aggregate of 9,421,642 shares of voting securities, representing approximately 16.0% of the votes entitled to be cast at the special meeting, entered into a Support Agreement, a copy of which is included as Annex B to this proxy statement. Pursuant to such Support Agreement, each such person agreed to vote, or cause to be voted, all of the shares owned by such person in favor of the transaction and other proposals described in this proxy statement and against any alternative transaction. Also, Farallon has informed us that certain of its affiliates intend to vote their shares of our voting securities, representing approximately 9.6% of the votes entitled to be cast at the special meeting, in favor of the transaction and other proposals relating thereto.

Covenants (page 50)

        Under the Transaction Agreement, the parties agreed to covenants with respect to our conducting of business, obtaining necessary regulatory approvals, using commercially reasonable efforts, access to information, non-solicitation, and other customary covenants.

Employee Matters (page 58)

        Under the Transaction Agreement, Buyer will offer employment to all ARC employees and Buyer's offer will include (i) a rate of base salary or wages equal to at least 100% of the rate of base salary or wages in effect immediately prior to the closing of the transaction and (ii) amounts of cash incentive opportunities that are no less favorable than those in effect immediately prior to the closing of the transaction. Buyer will offer employee benefits that are substantially similar in the aggregate to those provided immediately prior to the closing of the transaction.

        We and the other Sellers remain solely liable (including with respect to severance costs and related liabilities) for any company employee who does not accept Buyer's offer of employment. Pursuant to the Transaction Agreement and under certain circumstances, we may award "stay bonuses" of up to an aggregate of $4 million to help retain our employees, which bonuses will be paid (i) 100% by Buyer in the event they relate to our employees who are employed at properties that are marketed by the Buyer in accordance with the Transaction Agreement, or (ii) 50% by Buyer and 50% by us to the extent paid to any other of our employees.

Tax Matters (page 59)

        Sellers will assume liability for and will pay all sales, transfer, stamp and similar taxes imposed on the sale of the Acquired Companies and Acquired Assets. Sellers have agreed to indemnify Buyer against all pre-closing taxes, and also against taxes arising from the transaction (including transfer taxes and taxes on gains of the Sellers).

Conditions to Completion of the Asset Sale (page 60)

        The parties' obligations to consummate the asset sale are subject to satisfaction or waiver of a number of mutual closing conditions, including:

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  the absence of any injunction or order which prohibits the consummation of the transaction contemplated by the Transaction Agreement;

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  the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act;

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  the receipt of required statutory approvals;

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  the completion of certain consent solicitations, as discussed in the Transaction Agreement; and

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  the receipt of our stockholder approval.

        Buyer's obligation to consummate the asset sale is also subject to the prior satisfaction or waiver of the additional conditions set forth below:

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  the performance in all material respects by Sellers and the Acquired Companies of their respective agreements and covenants under the Transaction Agreement;

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  the accuracy of our representations and warranties as of April 17, 2007 and the time at which the asset sale occurs, or the "effective time", other than those failures to be so accurate (disregarding all materiality or material adverse effect qualifiers in such representations and warranties), in the aggregate, that have not had or will not reasonably be expected to have a material adverse effect on the Sellers or a company material adverse effect;

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  the absence of any material adverse effect with respect to the Acquired Companies and the Acquired Business;

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  the delivery to Buyer of Sellers' officer's certificate certifying that the above conditions have been met;

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  the receipt of all required filings, permits, authorizations, consents and approvals with respect to Buyer;

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  the delivery to Buyer of title policies, surveys and related materials;

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  no company material adverse effect shall have occurred or be continuing; and

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  the aggregate value of any assets for which delivery will be delayed until after closing (the "Delayed Acquired Assets"), not exceeding $20 million.

        Seller's to consummate the asset sale are also subject to the prior satisfaction or waiver of the additional conditions set forth below:

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  the performance in all material respects by Buyer of its agreements and covenants under the Transaction Agreement;

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  the accuracy of Buyer's representations and warranties as of April 17, 2007 and the effective time, other than those failures to be so accurate, in the aggregate, that have not had or would not reasonably be expected to have a material adverse effect on the Buyer's ability to consummate the transactions contemplated by the Transaction Agreement; and

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  the delivery of Buyer's officer's certificate certifying that the above conditions have been met.

Termination of the Transaction Agreement (page 61)

        The Transaction Agreement may be terminated under certain circumstances, including:

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  by mutual written consent of us and Buyer;

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  by us or Buyer if the effective time has not occurred on or before December 31, 2007, (which we refer to as the "end date"), provided that the party seeking to terminate did not breach its obligations under the Transaction Agreement causing the failure to consummate the transaction before the end date;

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  by us or Buyer if an injunction, other legal restraint or order will have been entered permanently restraining or prohibiting the consummation of the transaction and such injunction or other order becomes final and non-appealable provided that the terminating party's breach did not cause such injunction, restraint or order;

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  by us or Buyer if we have our stockholder meeting and stockholder approval contemplated by the Transaction Agreement is not obtained;

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  by us if Buyer breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the Transaction Agreement and such breach or failure to perform (i) would result in a failure by Buyer of the conditions to the obligation of the Sellers relating to the performance of its obligations under the Transaction Agreement and to the accuracy of its representations and warranties, and (ii) is not curable or, if curable, is not cured prior to the earlier of 30 days after written notice of such breach is given by us to Buyer or one business day prior to the end date, provided that Sellers are not then in breach of the Transaction Agreement such that the conditions relating to the Sellers' performance of their obligations under the Transaction Agreement and to the accuracy of their representations and warranties would not be capable of being satisfied prior to the end date;

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  by us if all mutual conditions and Buyer's conditions to the Transaction Agreement are satisfied (other than conditions, the failure of which caused Buyer's breach, and conditions that, by their nature, were to be satisfied at closing and were capable of being satisfied at the time of termination) and Buyer fails to consummate the closing of the transaction within five business days after written notice by us of the satisfaction of closing conditions;

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  by us if prior to the receipt of our stockholder approval, our board of directors has received and approved a superior proposal and we concurrently enter into a definitive agreement relating to such superior proposal, provided that we have complied with the no solicitation covenant in the Transaction Agreement and have paid the termination fee and expenses of Buyer pursuant to the terms of the Transaction Agreement (as described below);

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  by Buyer if any of the Sellers have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in the Transaction Agreement and such breach or failure to perform (i) would result in a failure by Sellers of the conditions to the obligation of the Buyer relating to the performance of its obligations under the Transaction Agreement and to the accuracy of their representations and warranties and (ii) is not curable or, if curable, is not cured prior to the earlier of 30 days after written notice thereof is given by Buyer to us or one business day prior to the end date, provided that Buyer is not then in breach of the Transaction Agreement such that any of the conditions to the obligation of the Sellers relating to the Buyer's performance of its obligations under the Transaction Agreement and to the accuracy of its representations and warranties would not be capable of being satisfied prior to the end date;

  •
  by Buyer prior to the receipt of our stockholder approval, if (i) our board of directors makes a change in recommendation (as described under "The Transaction Agreement—Covenants—No Solicitation") or (ii) there is a material breach of the no solicitation covenant; or

  •
  by Buyer if, since April 17, 2007, there shall have been a company material adverse effect that is continuing and cannot be cured by the end date.

Termination Fees; Expense Reimbursement (page 62)

        Termination fees will be paid under the following circumstances:

  •
  if the Transaction Agreement is terminated (i) by us because we have received and approved a superior proposal (as described above under "—Termination of the Transaction Agreement"), or (ii) by Buyer because our board of directors has made a change in recommendation or there is a material breach of the no solicitation covenant or, following a change in recommendation, pursuant to any other right of termination listed above, then in any such event we will pay to Buyer a termination fee of $20 million in cash plus an amount equal to all of the fees and expenses of Buyer, its contemplated transaction partners and its and their representatives, including fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred by Buyer, its contemplated transaction partners and its and their representatives in connection with the Transaction Agreement, up to a maximum of $5 million (which we refer to as the "Buyer Expenses");

  •
  if (i) an alternative proposal that reasonably appears to be a bona fide proposal is made known to us or directly to our stockholders or any person shall have publicly announced an intention (whether or not conditional or withdrawn) to make an alternative proposal that reasonably appears to be bona fide and thereafter (ii) the Transaction Agreement is terminated by either us or Buyer because stockholder approval was not obtained or by us if the transaction had not closed by the end date (in each case, other than a termination giving rise to a right of Buyer to receive the termination fee in the event described above), then we will pay to Buyer the Buyer Expenses;

  •
  if, following the termination of the Transaction Agreement giving rise to an obligation of us to pay the Buyer Expenses pursuant to the situation described immediately above, we enter into a definitive agreement with respect to, or consummate, a transaction contemplated by any alternative proposal within twelve months of said termination date (provided that the references to "20%" in the definition of alternative proposal will be deemed to be references to "50%"), then we will pay to Buyer the termination fee as redefined; and

  •
  if the Transaction Agreement is terminated by us because the transaction has not closed by the end date, or because of Buyer's breach or Buyer's failure to close (in each case as described above under "—Termination of the Transaction Agreement") and at the time of termination all mutual closing conditions and Buyer's conditions have been satisfied (other than any condition the failure of which to be satisfied has been proximately caused by the Buyer's breach of the

    Transaction Agreement and conditions that, by their nature, are to be satisfied at closing and which were, at the time of termination capable of being satisfied), then:

    •
    if, at the time of such termination, the lender under Buyer's debt financing commitment has failed to fund the debt financing contemplated by such commitment, Buyer will pay us a termination fee of $37.5 million; or

    •
    if, at the time of such termination, the financing party under Buyer's third party equity commitment has failed to fund the equity financing contemplated by such commitment, Buyer will pay us a termination fee of $50 million;

  provided that, if both termination fees are due, then only the equity commitment termination fee will be due.

        The right to receive payment of any termination fees as described above will be the exclusive remedy of the party seeking the termination fees against the other party and its related parties and other representatives for the loss suffered as a result of the failure of the transaction to be consummated and any other losses, damages, obligations or liabilities suffered as a result of or under the Transaction Agreement. Except as set forth in the termination fees provision of the Transaction Agreement, such party owing the termination fees will have no further liability or obligation relating to or arising out of the Transaction Agreement.

Indemnification (page 63)

        Both parties agree to indemnify the other party under certain circumstances after the closing of the transaction as more fully described in this proxy statement and the Transaction Agreement.

Interests of Certain Directors and Executive Officers in the Asset Sale (page 38)

        When considering the recommendation by our board of directors, you should be aware that a number of our executive officers and directors have interests in the asset sale that are different from the interests of our other stockholders. Our board of directors was aware of these interests and considered them, among other matters, in unanimously approving and adopting the Transaction Agreement and the transactions contemplated by the Transaction Agreement, including the asset sale. Such interests relate to, or arise from, among other things:

  •
  the fact that pursuant to their original terms of issuance, unvested ARC equity awards held by all awards holders, which are comprised of our four executive officers, two of whom are also board members, will vest upon the closing of the asset sale; and

  •
  the potential of certain of our executive officers to receive payments under severance agreements.

        Each of these additional interests is described in this proxy statement to the extent material, and, except as described in this proxy statement, such persons have to our knowledge no material interest in the asset sale apart from those of stockholders generally.

Tax Consequences of the Asset Sale (page 41)

        The sale of our assets pursuant to the Transaction Agreement will be a taxable transaction to the Sellers for United States Federal income tax purposes as discussed in this proxy statement.

No Appraisal Rights (page 41)

        The Maryland General Corporation Law provides for stockholder appraisal rights in connection with the sale of substantially all of a company's assets. However, pursuant to state law, we have opted-out of such rights in our Charter. Accordingly, there are not any stockholder appraisal rights available to holders of our common stock or special voting stock in connection with the asset sale.

Regulatory Approvals (page 41)

        The asset sale is not subject to review by the United States Federal Trade Commission, or FTC, and the Antitrust Division of the United States Department of Justice, or DOJ, under the HSR Act. Nevertheless, the FTC and DOJ may choose to review the transaction, although this would not be customary.

        We are not aware of any other material regulatory requirements or governmental approvals or actions that may be required to consummate the asset sale, except for compliance with the applicable regulations of the Securities and Exchange Commission, or the SEC, in connection with this proxy statement and compliance with the Maryland General Corporation Law in connection with the asset sale. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the asset sale.

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE,
THE TRANSACTION AGREEMENT AND THE SPECIAL MEETING

        Following are some commonly asked questions that may be raised by our stockholders and answers to each of those questions.

1.     WHAT AM I BEING ASKED TO VOTE ON AT THE SPECIAL MEETING?

        Our stockholders will be asked to:

  •
  consider and vote upon a proposal to approve the sale of substantially all of our assets, including the operating assets used in our manufactured home communities business and our retail sales and financing businesses, but excluding our recently acquired insurance subsidiary, NLASCO, pursuant to the Transaction Agreement, dated as of April 17, 2007, by and among Affordable Residential Communities Inc., Affordable Residential Communities LP, the other seller parties named in the Transaction Agreement and American Riverside Communities LLC, an affiliate of Farallon Capital Management, L.L.C.;

  •
  consider and vote upon a proposal to approve any motion to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

  •
  transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

        All holders of our common stock, par value $0.01 per share, and special voting stock, par value $0.01 per share, as of the close of business on            , 2007, the record date for our special meeting, will vote collectively as one class on all matters submitted to a vote of stockholders at the special meeting.

2.     WHAT WILL HAPPEN IF THE ASSET SALE IS APPROVED BY OUR STOCKHOLDERS?

        If the asset sale pursuant to the Transaction Agreement is approved by our stockholders, we will sell substantially all of our assets, including our operating assets used to own and operate our manufactured home communities and business related thereto to Buyer under the terms of the Transaction Agreement, as more fully described in this proxy statement. Following the sale of the assets, we will only have the NLASCO business, the cash proceeds of the sale and certain retained obligations.

3.     WHAT WILL HAPPEN IF THE ASSET SALE IS NOT APPROVED BY OUR STOCKHOLDERS?

        If the asset sale is not approved by our stockholders, we will not sell our assets to Buyer at this time and we will continue to conduct our business in the ordinary course and evaluate all available strategic alternatives. Thereafter, either party would have the right to terminate the Transaction Agreement. Upon termination we would be required to pay to Buyer the amount of the Buyer Expenses and, under certain circumstances as described above under "—Termination Fees; Expense Reimbursement" could be required to pay the termination fee to Buyer if we subsequently entered into an agreement for, or consummated, an alternative transaction.

4.     WHEN IS THE ASSET SALE EXPECTED TO BE COMPLETED?

        If the asset sale pursuant to the Transaction Agreement is approved at the special meeting, we expect to complete the asset sale as soon as practicable after all of the conditions in the Transaction Agreement have been satisfied or waived. The parties are working toward satisfying the conditions to closing and completing the asset sale as soon as reasonably possible. We expect to be able to complete the asset sale by the end of 2007.

5.     HOW WAS THE PURCHASE PRICE FOR THE ASSETS DETERMINED?

        The purchase price for the assets proposed to be sold to Buyer was negotiated between our representatives and representatives of Buyer. We have received a fairness opinion from Sandler O'Neill that the consideration in the transaction is fair, from a financial point of view, to us. A copy of the fairness opinion of Sandler O'Neill is included as Annex C to this proxy statement.

6.     AM I ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE ASSET SALE?

        No. Although the Maryland General Corporation Law provides for stockholder appraisal rights in connection with the sale of a company's assets, pursuant to state law we have opted-out of such rights in our Charter.

7.     WHAT WILL HAPPEN TO MY ARC SHARES IF THE ASSET SALE IS APPROVED?

        The asset sale will not alter the rights, privileges or nature of the outstanding shares of our stock. A stockholder who owns shares of our stock immediately prior to the closing of the asset sale will continue to hold the same number of shares immediately following the closing. We do not intend to distribute any of the proceeds that we receive from the transaction to our stockholders. Rather, we intend to use any proceeds from the transaction, along with our existing cash and cash equivalents, in connection with our future business plans. In addition, we currently anticipate seeking to make opportunistic acquisitions with the proceeds.

8.     HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THE PROPOSALS?

        The board of directors recommends that you vote "FOR" (1) the proposal to approve the asset sale pursuant to the Transaction Agreement, and (2) the proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals. Abstentions will have the same effect as a vote "AGAINST" the asset sale proposal and no effect on the vote on the adjournment or postponement proposal.

9.     HOW DO I VOTE IF I DO NOT ATTEND THE SPECIAL MEETING?

        If you hold your shares in your name, you may authorize a proxy by telephone, via the Internet or by mail, as specified below:

  •
  Authorizing a proxy by Telephone:    You can authorize a proxy for your shares by telephone until 11:59 p.m. Eastern Standard Time on    , 2007 by calling the toll-free telephone number on the enclosed proxy card. Telephone proxy authorization is available 24 hours a day. Easy-to-follow voice prompts allow you to authorize a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy authorization procedures are designed to authenticate stockholders by using individual control numbers;

  •
  Authorizing a proxy via the Internet:    You can authorize a proxy via the Internet until 11:59 p.m. Eastern Standard Time on            , 2007 by accessing the web site listed on your proxy card and following the instructions you will find on the web site. Internet proxy authorization is available 24 hours a day. As with telephone proxy authorization, you will be given the opportunity to confirm that your instructions have been properly recorded; and

  •
  Authorizing a proxy by Mail:    If you choose to authorize a proxy by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

        By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. If your shares are held in the name of a bank, broker or other agent or nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Please follow their instructions carefully.

10.   CAN I CHANGE MY VOTE?

        Yes. You may change your proxy instructions at any time before your proxy is voted at the special meeting. Proxies may be revoked by taking any of the following actions:

  •
  filing a written notice of revocation with our corporate secretary at our principal executive office (Affordable Residential Communities Inc., 7887 E. Belleview Ave., Suite 200, Englewood, CO 80111, attention: Scott L. Gesell, Executive Vice President, General Counsel and Corporate Secretary);

  •
  filing a properly executed proxy showing a later date with our corporate secretary at our principal executive office;

  •
  properly authorizing a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted) before 11:59 p.m. Eastern Standard Time on    , 2007; or

  •
  attending the special meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

11.   WHAT SHARES ARE INCLUDED ON THE PROXY CARD(S)?

        The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s) or authorize a proxy by telephone or via the Internet your shares will not be voted.

12.   WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

        If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return, or vote pursuant to the above instructions, all proxy cards to ensure that all your shares are voted.

13.   WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

        Only holders of record of our common stock and special voting stock as of the close of business on            , 2007 are entitled to notice of and to vote at the special meeting.

14.   HOW MANY SHARES WERE OUTSTANDING ON THE RECORD DATE?

        At the close of business on    , 2007 there were    shares of common stock and            shares of special voting stock outstanding entitled to vote. A stockholder may vote (a) shares that are held of record directly in the stockholder's name, and (b) shares held for the stockholder, as the beneficial owner, through a broker, bank or other agent or nominee. At the meeting, each outstanding share of common stock will be entitled to one vote and each share of special voting stock will be entitled to 0.519 of a vote.

15.   WHAT IS A "QUORUM" FOR PURPOSES OF THE SPECIAL MEETING?

        In order to conduct business at the special meeting, a quorum must be present. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting will constitute a quorum. Both abstentions and broker non-votes, if any, are counted as shares present for the purpose of determining the presence of a quorum.

16.   WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

        Once a quorum has been established, for the asset sale to be approved, the affirmative vote of holders of shares of our common stock and special voting stock entitled to cast at least a majority of all votes entitled to be cast on the matter at our special meeting, voting as a single class, is required. Once a quorum has been established, for the adjournment or postponement proposal, the affirmative vote of a majority of the votes cast is required.

        If your shares are held in street name, your broker will vote your shares for you for the approval of the transactions contemplated by the Transaction Agreement only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Because the affirmative vote of holders of shares of our common stock and special voting stock entitled to cast at least a majority of all votes entitled to be cast on the matter at our special meeting, voting as a single class, is required to approve the asset sale, a failure to provide your broker with instructions on how to vote your shares will have the effect of a vote "AGAINST" that proposal. Broker non-votes, if any, will not have an affect on the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.

17.   WHAT HAPPENS IF I ABSTAIN?

        Proxies marked "abstain" will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of the proposal to approve the transactions contemplated by the Transaction Agreement, shares represented by such proxies will be treated as a vote "AGAINST" such proposal. Abstentions will have no effect on the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.

18.   HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

        Although we do not know of any business to be considered at the special meeting other than the asset sale proposal described in this proxy statement, if any other business is properly presented at the special meeting, your signed proxy card gives authority to the proxy holders to vote on such matters at their discretion.

19.   WHO WILL BEAR THE COST OF THIS SOLICITATION?

        We are soliciting proxies and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. We will provide copies of these proxy materials to brokerages, banks and other agents or nominees holding in their names shares of our common stock and special voting stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. We may solicit proxies by personal interview, mail, telephone and electronic communications. We have retained MacKenzie Partners, Inc., as proxy solicitor, to assist with the solicitation of proxies for the special meeting and have agreed to pay them a fee for these services, which it reasonably estimates to be approximately $25,000, plus reasonable expenses. Our directors, officers, and employees (acting without additional compensation) may assist in soliciting proxies by telephone, email, or direct contact. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners.

20.   WHO CAN I CALL WITH QUESTIONS ABOUT THE SPECIAL MEETING?

        For more information, you should contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at 1-(800)-322-2885, bankers and brokers may call collect at (212)-929-5500.

THE SPECIAL MEETING OF ARC STOCKHOLDERS

        We are furnishing this proxy statement to holders of record of our common stock and our special voting stock as part of the solicitation of proxies by our board of directors for use at the special meeting.

When and Where the Special Meeting Will be Held

        We will hold the special meeting at the Wyndham Hotel Denver Tech Center located at 7675 E. Union Avenue, Denver, CO 80237, on    , 2007 at    :00 a.m., local Denver, Colorado time.

What Will be Voted Upon

        At the special meeting, you will be asked to:

  •
  consider and vote upon a proposal to approve the sale of substantially all of our assets, including the operating assets used in our manufactured home communities business and our retail sales and financing businesses, but excluding our recently acquired insurance subsidiary, NLASCO, pursuant to the Transaction Agreement, dated as of April 17, 2007, by and among Affordable Residential Communities Inc., Affordable Residential Communities LP, the other seller parties named in the Transaction Agreement and American Riverside Communities LLC, an affiliate of Farallon Capital Management, L.L.C.;

  •
  consider and vote upon a proposal to approve any motion to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

  •
  transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

        For more information about the asset sale and the other transactions contemplated by the Transaction Agreement, we strongly encourage you to review the accompanying proxy statement and the Transaction Agreement attached as Annex A to the proxy statement, as well as the other information referenced herein.

Voting Securities; Quorum

        Only holders of record of our common stock and special voting stock at the close of business on            , 2007, the record date, are entitled to notice of and to vote at the special meeting. On the record date,            shares of our common stock and            shares of our special voting stock were issued and outstanding and held by             and            holders of record, respectively. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on each proposal and holders of record of our special voting stock on the record date are entitled to 0.519 of a vote per share at the special meeting on each proposal.

        A quorum is necessary to hold a valid special meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting on any matter will constitute a quorum. Both abstentions and broker non-votes, if any, are counted as present for the purpose of determining the presence of a quorum.

Votes Required for Approval

        The asset sale cannot be completed unless, among other things, it is approved by the affirmative vote of holders of shares of our common stock and special voting stock entitled to cast at least a majority of all votes entitled to be cast on the matter at our special meeting, voting as a single class. An adjournment or postponement cannot occur unless it is approved by the affirmative vote of a majority of the votes cast at our special meeting. If we fail to obtain the requisite vote for the asset sale proposal, we will not be able to consummate the asset sale and either party may terminate the asset purchase agreement. If we fail to obtain the requisite vote for the adjournment and postponement proposal, we will not be able to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.

        Each of Gerald J. Ford, ARC Diamond, LP and Hunter's Glen/Ford, Ltd., who as of April 17, 2007 collectively beneficially owned an aggregate of 9,421,642 shares of voting securities, representing approximately 16.0% of the votes entitled to be cast at the special meeting, entered into a Support Agreement, a copy of which is included as Annex B to this proxy statement. Pursuant to such Support Agreement, each such person agreed to vote, or cause to be voted, all of the shares owned by such person in favor of the transaction and other proposals described in this proxy statement and against any alternative transaction. Also, the Buyer has informed us that certain of its affiliates intend to vote their shares of our voting securities, representing approximately 9.6% of the votes entitled to be cast at the special meeting, in favor of the transaction and other proposals relating thereto.

Voting Your Shares and Changing Your Vote

        You may vote by proxy, in person at the special meeting or by authorizing a proxy via telephone or the Internet.

Voting in Person

        If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in "street name," which means your shares are held of record by a broker, bank or other agent or nominee, and you wish to vote at the special meeting, you must bring to the special meeting a form of legal proxy requested through your broker, bank or other agent or nominee authorizing you to vote at the special meeting.

Voting by Proxy

        All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted "FOR" each proposal.

Revocation of Proxy

        Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date, by calling the toll free telephone number on the proxy card, by logging on via the Internet and revoking your vote, or by appearing at the special meeting and voting in person. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or other agent or nominee to revoke your proxy. We have also made arrangements with Mackenzie Partners, Inc. to assist the board in soliciting proxies.

How Proxies are Counted

        Only shares affirmatively voted "FOR" each proposal and shares represented by properly executed proxies that do not contain voting instructions will be counted as favorable votes for each proposal. Shares of our common stock and special voting stock held by persons attending the special meeting but not voting, and shares of our common stock and special voting stock for which we received proxies but with respect to which holders of those shares have abstained from voting, will have the same effect as votes "AGAINST" the asset sale proposal for purposes of determining whether or not the requisite vote was received. Any signed proxies received by us will be voted in favor of an adjournment or postponement of the special meeting unless contrary voting instructions are given. Shares of our common stock and special voting stock for which we received proxies but with respect to which holders of those shares have abstained from voting will have no effect on the adjournment or postponement proposal for purposes of determining whether or not the requisite vote was received.

Cost of Solicitation

        We are soliciting proxies for the special meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, Internet and telephone, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common stock and special voting stock held by them and secure their voting instructions, if necessary. We will reimburse those record holders for their reasonable expenses in so doing. We have also retained MacKenzie Partners, Inc. as proxy solicitor, to assist with the solicitation of proxies for the special meeting and have agreed to pay it a fee for these services, which it reasonably estimates to be approximately $25,000, plus reasonable expenses.

SUMMARY OF SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

        The following tables present summary and historical financial information and pro forma combined information for ARC. We have also provided summary historical financial information for NLASCO for periods prior to its acquisition by us. NLASCO is a property and casualty insurance business that we acquired on January 31, 2007.

        Our pro forma condensed consolidated balance sheet reflects adjustments to our historical financial data to give effect to (i) the sale of the manufactured home communities business, and (ii) the related repayment of other indebtedness and payment of other costs, as if each had occurred on March 31, 2007.

        Our pro forma condensed consolidated statements of operations for the three months ended March 31, 2007 and the year ended December 31, 2006 reflect adjustments to our historical financial data to give effect to (i) the acquisition of NLASCO and related purchase transactions, (ii) the sale of the manufactured home communities business, and (iii) the related repayment of other indebtedness and payment of other costs, as if each had occurred as of January 1, 2006. Pro forma results incorporate only continuing operations.

        The historical financial information of ARC for the years ended December 31, 2006, 2005 and 2004 is substantially representative of the financial results of the manufactured home communities business to be sold to the Buyer because the acquisition of NLASCO, a property and casualty insurance business which is being retained by ARC, did not occur until January 2007. We have included in Annex D the financial statements of the manufactured home communities business for the quarterly period ended March 31, 2007 that exclude the financial results of NLASCO. After the sale of the manufactured home communities business, the Senior Exchangeable Notes due 2025 and the Series A Preferred Stock will remain with ARC. The business to be sold encompasses the combined interests of ARC's common stockholders and OP Unitholders, whose interests are treated as minority interests in the consolidated financial statements.

        The summary historical and pro forma financial data set forth below should be read in conjunction with the consolidated financial statements and accompanying notes for each of ARC and NLASCO appearing elsewhere in this proxy statement or incorporated by reference.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
(in thousands)

	Pro Forma Three Months Ended March 31, 2007	Three Months Ended March 31,		Pro Forma Year Ended Dec. 31, 2006
					Year Ended December 31,
		2007	2006		2006	2005	2004
	(unaudited)	(unaudited)		(unaudited)
Revenue
Rental income	$—	$53,642	$50,906	$—	$207,028	$191,235	$171,403
Net premiums earned	26,861	16,719	—	126,602	—	—	—
Sales of manufactured homes	—	2,535	2,672	—	9,648	39,331	14,224
Utility and other income	—	7,120	6,477	—	25,877	21,587	17,422
Fee and other insurance income	1,929	1,317	—	4,854	—	—	—
Net investment income	2,064	1,331	—	7,729	—	—	—
Net realized gains on investments	576	66	—	1,334	—	—	—
Net consumer finance interest income	—	374	179	—	1,558	—	—

Total revenue	31,430	83,104	60,234	140,519	244,111	252,153	203,049

Expenses
Property operations	—	17,589	16,422	—	70,292	76,264	67,897
Real estate taxes	—	4,837	5,136	—	19,738	16,347	15,127
Losses and loss adjustment expenses	12,983	8,877	—	54,802	—	—	—
Cost of manufactured homes sold	—	2,090	2,309	—	8,122	37,104	17,302
Retail home sales, finance and insurance	—	1,864	1,898	—	8,934	17,422	7,934
Property management	—	1,847	1,592	—	6,772	9,356	7,127
General and administrative	894	5,385	4,421	2,273	19,651	27,634	29,372
Underwriting expenses	11,116	6,603	—	49,826	—	—	—
Initial public offering related costs	—	—	—	—	—	—	4,417
Early termination of debt	—	—	—	—	556	—	16,685
Depreciation and amortization	532	21,865	21,611	2,214	85,841	77,810	61,063
Real estate and retail home asset impairment	—	—	—	—	—	21,822	3,358
Goodwill impairment	—	—	—	—	—	78,783	863
Loss on sale of airplane	—	—	541	—	541	—	—
Net consumer finance interest expense	—	—	—	—	—	525	1,319
Interest expense	2,544	18,488	19,581	11,475	77,052	72,534	58,337

Total expenses	28,069	89,445	73,511	120,590	297,499	435,601	290,801

Interest income	—	(494)	(423)	—	(2,133)	(2,267)	(1,611)

Income (loss) before allocation to minority interest and provision for income taxes	3,361	(5,847)	(12,854)	19,929	(51,255)	(181,181)	(86,141)
Provision for income taxes	(1,177)	(687)	1,199	(6,976)	13,615	—	—

Income (loss) before allocation to minority interest	2,184	(6,534)	(11,655)	12,953	(37,640)	(181,181)	(86,141)
Minority interest	(52)	271	236	(1,197)	523	7,313	5,557

Income (loss) from continuing operations	2,132	(6,263)	(11,419)	11,756	(37,117)	(173,868)	(80,584)
Income (loss) from discontinued operations	—	(128)	1,692	—	2,166	(10,403)	3,144
Gain (loss) on sale of discontinued operations	—	—	10,296	—	31,871	(678)	(8,549)
Income tax expense on discontinued operations	—	—	(4,795)	—	(13,615)	—	—
Minority interest in discontinued operations	—	4	(253)	—	(723)	476	296

Net income (loss)	2,132	(6,387)	(4,479)	11,756	(17,418)	(184,473)	(85,693)
Preferred stock dividend	(2,578)	(2,578)	(2,578)	(10,313)	(10,313)	(10,312)	(8,966)

Net income (loss) attributable to common stockholders	$(446)	$(8,965)	$(7,057)	$1,443	$(27,731)	$(194,785)	$(94,659)

Loss per share from continuing operations
Basic income (loss) per share	$(0.01)	$(0.17)	$(0.32)	$0.03	$(1.09)	$(4.26)	$(2.23)

Diluted income (loss) per share	$(0.01)	$(0.17)	$(0.32)	$0.03	$(1.09)	$(4.26)	$(2.23)

Income (loss) per share from discontinued operations
Basic income (loss) per share	$—	$—	$0.16		$0.46	$(0.24)	$(0.13)

Diluted income (loss) per share	$—	$—	$0.16		$0.46	$(0.24)	$(0.13)

Loss per share attributable to common stockholders
Basic income (loss) per share	$(0.01)	$(0.17)	$(0.16)	$0.03	$(0.63)	$(4.50)	$(2.36)

Diluted income (loss) per share	$(0.01)	$(0.17)	$(0.16)	$0.03	$(0.63)	$(4.50)	$(2.36)

Weighted average share/unit information:
Common shares outstanding	55,982	52,328	43,576	54,670	43,681	43,277	40,178
Common shares issuable upon exchange of OP Units and PPUs outstanding	1,944	1,944	3,499	3,222	3,222	4,754	3,584

Diluted shares outstanding	57,926	54,272	47,075	57,892	46,903	48,031	43,762

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

			December 31,
	Pro Forma March 31, 2007	March 31, 2007
			2006	2005	2004
	(unaudited)
Rental and other property, net	$361	$1,374,594	$1,390,564	$1,453,097	$1,406,743
Cash and cash equivalents	824,995	62,317	29,281	27,926	32,859
Loan reserves and restricted cash	—	43,456	40,089	42,110	38,340
Total assets	1,059,926	1,789,845	1,542,701	1,728,481	1,813,002
Notes payable	148,118	1,107,213	1,046,500	1,146,331	946,863
Total liabilities	240,106	1,239,123	1,095,323	1,252,484	1,097,296
Stockholders' equity	801,907	539,752	419,236	444,095	659,047

NLASCO INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
(in thousands)

	Year Ended December 31,
	2006	2005	2004
			(unaudited)
Revenue
Net premiums earned	$126,602	$107,752	$92,289
Net investment income	9,403	6,362	4,367
Other income	4,854	3,827	3,102

Total revenue	140,859	117,941	99,758

Expenses
Losses and loss adjustment expenses	54,802	48,569	42,998
Policy acquisition and other underwriting expenses	54,990	42,781	31,677

Total expenses	109,792	91,350	74,675

Income before income taxes	31,067	26,591	25,083
Provision for income taxes
Current	7,795	8,227	10,317
Deferred	3,167	987	(1,118)

Total income taxes	10,962	9,214	9,199

Net income	$20,105	$17,377	$15,884

Other data:
Loss and loss adjustment expense ratio(1)	43.3%	45.1%	46.6%
Underwriting expense ratio(2)	36.4%	32.4%	28.6%
Combined ratio(3)	79.7%	77.5%	75.2%

(1)
Loss and loss adjustment expense ratio is the ratio (expressed as a percentage) of losses and loss adjustment expenses to net premiums earned. This is a basic measurement of underwriting profitability.

(2)
The underwriting expense ratio is the ratio (expressed as a percentage) of policy acquisition and other underwriting expenses, as adjusted, to net earned premiums. This is a measurement of management's relative efficiency in administering its operations. We adjust policy acquisition and other underwriting expenses by (a) other revenue that represents fee income and (b) interest expense included in underwriting expenses.

(3)
The combined ratio is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, an insurance company generally cannot be profitable without sufficient investment income.

NLASCO, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	December 31,
	2006	2005	2004
Investments	$131,036	$134,178	$121,432
Cash and cash equivalents	56,711	29,068	17,961
Total assets	256,462	253,017	222,493
Loss and loss adjustment expenses	20,512	41,379	24,648
Unearned premiums	67,978	70,661	70,377
Notes payable	60,802	56,382	59,333
Total liabilities	171,668	182,007	167,439
Stockholders' equity	84,794	71,010	55,054

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Those statements herein that involve expectations or intentions (such as those related to the closing of the transactions contemplated by the Transaction Agreement) are forward-looking statements within the meaning of the United States securities laws, involving risks and uncertainties, and are not guarantees of future performance. You are cautioned that these statements are only projections and that forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: future decisions by the SEC, or other governmental or regulatory bodies; the vote of ARC stockholders; business disruptions resulting from the announcement of the asset sale; uncertainties related to litigation; economic and political conditions in the United States; and other risks outlined in our filings with the SEC, including the annual report on Form 10-K for the year ended December 31, 2006. All forward-looking statements are effective only as of the date they are made and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ASSET SALE RISK FACTORS

        You should carefully consider the following risk factors relating to the asset sale before you decide whether to vote for the proposal to approve the asset sale pursuant to the Transaction Agreement. You should also consider the other information in the proxy statement and the additional information in our other reports on file with the SEC.

Our business may be harmed if the proposed asset sale of our manufactured home communities business is not consummated.

        On April 17, 2007, we entered into a Transaction Agreement with American Riverside Communities LLC, an affiliate of Farallon Capital Management, L.L.C., or Farallon, pursuant to which we agreed to sell all of our and our subsidiaries' assets primarily relating to the manufactured home communities business, including the owning and operating of manufactured home communities, the provision of related financing services, and business related thereto, but excluding the insurance business of NLASCO and related insurance activities. The asset sale is subject to a number of contingencies, including approval by our stockholders and other customary closing conditions. We cannot predict whether we will succeed in obtaining the approval of our stockholders. As a result, we cannot assure you that the asset sale will be completed. If the asset sale is not completed, we will be subject to several risks, including the following:

  •
  our cash flow and financial condition could be adversely affected if we are unable to complete the asset sale because, among other items, costs incurred could not be capitalized;

  •
  under certain specified circumstances, we may be required to pay Buyer a termination fee of $20 million and reimburse it for transaction expenses up to $5 million upon the termination of the Transaction Agreement;

  •
  the price of our common stock may decline to the extent that the current market price of our common stock reflects an assumption that the asset sale will occur or that failure to close reflects that our current market trading price is not accurate;

  •
  we must pay our accrued costs related to the asset sale, such as legal, accounting and certain financial advisory fees, even if the asset sale is not completed; and

  •
  the announcement of the transaction, the failure to close and the uncertainty caused by each might have a disruptive affect on our employees, residents and vendors, which in turn could have a disruptive or harmful affect on our ability to conduct our business.

If our stockholders do not approve the asset sale pursuant to the Transaction Agreement, we would have to continue to operate the manufactured home communities business if no other offers for their purchase were made and consummated.

        If our stockholders do not approve the asset sale we may seek another strategic transaction, including the sale of all or part of our business. Although we have had such discussions with various parties in the past, none of these parties may now have an interest in a strategic transaction with us or be willing to offer a favorable purchase price.

By completing the asset sale with the Buyer, we will no longer be engaged in a business primarily based on real estate.

        The most significant portion of our assets today are real estate assets. Following the asset sale, these real estate assets will be sold and the remaining assets will be non-real estate assets, including the NLASCO business, cash proceeds from the asset sale and ongoing net operating losses, or NOLs. By selling substantially all of our assets, including operating assets used in our manufactured home communities business to Buyer, we will be exiting the manufactured home community business. We will subsequently become primarily focused on the NLASCO insurance business and the utilization of the cash proceeds from the asset sale.

We will engage in strategic acquisitions, and investments.

        We anticipate seeking to make opportunistic acquisitions with certain of the proceeds from the asset sale. However, there is no assurance that we will be able to identify suitable acquisitions, consummate acquisitions or successfully integrate acquired personnel and operations. Even if we identify suitable acquisitions, we may not be able to make acquisitions or investments on commercially acceptable terms, if at all. The success of any acquisition will depend upon, among other things, the ability of management and our employees to integrate acquired personnel, operations, products and technologies into our organization effectively, to retain and motivate key personnel of acquired businesses and to retain customers and clients of acquired businesses. In addition, any acquisitions we undertake may involve certain other risks, including consumption of available cash resources, potentially dilutive issuances of equity securities and the diversion of management's attention from other business concerns. We may also need to make further investments to support the acquired company and may have difficulty identifying and acquiring the appropriate resources. There can be no assurance that any acquisitions we undertake will perform as expected. We may enter, on our own and through acquisitions, into new lines of business or initiate new service offerings, whether related or unrelated to our insurance business. Our success in any such endeavor will depend upon, among other things, the ability of management to identify suitable opportunities, successfully implement sound business strategies and avoid the legal and business risks of any new line of business or service offering and/or an acquisition related thereto. There can be no assurance that we will be able to do any of the foregoing. In addition, any such undertakings may result in additional costs without an immediate increase in revenues and may divert management's attention from the operation and growth of our core business.

INFORMATION ABOUT THE COMPANIES AND THE ASSET SALE

        This section of the proxy statement describes certain aspects relating to the sale of substantially all of our operating assets used in our manufactured home communities business to Buyer. However, this description may not be complete or may not provide all the information that may be important to you. We highly recommend that you carefully read the complete Transaction Agreement included as Annex A to this proxy statement for the precise legal terms of the transaction and other information that may be important to you.

The Companies

  Affordable Residential Communities Inc.

        We are a Maryland corporation that is engaged in the renovation, repositioning and operation of primarily all-age manufactured home communities, the retail sale and financing of manufactured homes, the rental of manufactured homes and other related businesses including acting as agent in the sale of homeowners' insurance and related products, primarily to residents or prospective residents in our communities. Through NLASCO and its subsidiaries we also have a property and casualty insurance operation in Waco, Texas primarily providing fire and homeowners insurance for low value dwellings and manufactured homes. We were organized in July 1998 and operate primarily through Affordable Residential Communities LP, which we refer to as the Operating Partnership or OP, of which we are the sole general partner and owned 97.4% as of March 31, 2007, and its subsidiaries. On February 18, 2004, we completed our initial public offering, or IPO. Through the years ended December 31, 2005, we were organized as a fully integrated, self-administered and self-managed equity REIT for U.S. Federal income tax purposes. In March 2006, our board of directors decided to revoke our election as a REIT for U.S. Federal income tax purposes beginning for the year ending December 31, 2006. In January, 2007, we closed our acquisition of NLASCO.

        Our principal executive, corporate and property management offices are located at 7887 E. Belleview Avenue, Suite 200, Englewood, Colorado 80111, and our telephone number is (303) 383-7500. Our Internet address is www.aboutarc.com. The information contained on our website is not part of this proxy statement.

  American Riverside Communities LLC

        American Riverside Communities LLC, or Riverside, is affiliated with Farallon and was formed for the purpose of effecting the transactions contemplated by the Transaction Agreement and operating the Acquired Business following completion of the transaction.

        Buyer's principal executive office is One Maritime Plaza, Suite 2100, San Francisco, CA 94111 and the number of its principal executive offices is (415) 421-2132.

  Farallon Capital Management, L.L.C.

        Farallon is a global, San Francisco-based investment management company. Farallon was founded in March 1986 by Thomas F. Steyer. Farallon invests in public and private debt and equity securities as well as direct investments in private companies and real estate. Farallon invests in real estate across all asset classes around the world, including the United States, Europe, Latin America and India.

        Farallon's operating partner in the acquisition of our mobile home communities business is Riverside Management LLC (d.b.a. Riverside Communities), a Chicago-based private real estate investment management company whose team members have more than 40 years of experience in the manufactured home community business, including the acquisition of more than 75 communities across the United States. Riverside is led by David Helfand, formerly the President and Chief Executive Officer of Equity Lifestyle Properties.

        Farallon's principal executive office is One Maritime Plaza, Suite 2100, San Francisco, CA 94111 and the number of its principal executive offices is (415) 421-2132.

Terms of the Transaction Agreement

        At the closing Buyer will purchase from us all of our and our subsidiaries' assets primarily relating to the manufactured home communities business, including the owning and operating of manufactured home communities, the provision of related financing services, and business related thereto, but excluding the insurance business of NLASCO and related insurance activities, in exchange for cash in the amount of the excess of $1.794 billion over the amount of Assumed Indebtedness as of the closing of the transaction, as such amount is adjusted as described under "The Transaction Agreement—Purchase Price Adjustments". After giving effect to estimated expenses and taxes, the amount realized by us is estimated to be approximately $540 million to $550 million net of retained debt and preferred stock. The proceeds from the asset sale will be retained by us and will be used for general working capital purposes and to pay off existing obligations. In addition, we currently anticipate seeking opportunistic acquisitions with certain of the proceeds. Stockholders will not receive any proceeds from the asset sale. The Transaction Agreement is the primary legal document governing the rights and obligations of the parties. In the Transaction Agreement, we make certain representations and warranties and agree to perform or to refrain from performing certain actions. Stockholders are urged to carefully read the Transaction Agreement in its entirety, a copy of which is attached as Annex A to this proxy statement.

Use of Proceeds

        Under the terms of the Transaction Agreement and after giving effect to estimated expenses and taxes, the amount realized by us is estimated to be approximately $540 million to $550 million net of retained debt and preferred stock as more fully described in Annex D, Selected ARC Historical Financial Data and Unaudited Proforma Condensed Consolidated Financial Statements as of March 31, 2007, note (a). We will use a portion of the proceeds for general working capital and to repay outstanding obligations. In addition, we currently anticipate seeking to make opportunistic acquisitions with certain of the proceeds. We do not intend to distribute any of the proceeds that we receive from the asset sale to our stockholders. Rather, we intend to use any proceeds from the transaction, along with our existing cash and cash equivalents, in connection with our future business plans.

Background of the Asset Sale

        At various times during February 2007, a representative of Farallon, acting in its capacity as one of our largest shareholders, discussed with members of our board of directors matters relating to our operations and prospects. On March 8, 2007, in order to permit us to provide non-public information to Farallon regarding our business, we entered into a confidentiality agreement with Farallon. Thereafter, representatives of Farallon conducted financial and business due diligence on our manufactured home community business.

        On March 2, 2007, representatives of Lone Star U.S. Acquisitions, LLC (which we refer to as Lone Star), an investment fund focused on real estate acquisitions, contacted us and expressed a similar interest in acquiring our manufactured home community business. We entered into a confidentiality agreement with Lone Star on March 2, 2007.

        On Friday, March 30, 2007, a representative of Farallon spoke with a member of our board of directors and expressed Farallon's interest in acquiring our manufactured home community business.

        On Monday, April 2, 2007, our representatives, representatives of Farallon and counsel from Paul, Weiss, Rifkind, Wharton & Garrison, LLP, counsel to Farallon, met in New York at the offices of Skadden, Arps, Slate, Meagher and Flom, LLP, or Skadden, our primary legal counsel. The parties discussed the potential acquisition by Farallon of substantially all of our assets, excluding the assets of NLASCO, for approximately $1.85 billion in cash, subject to further negotiations and other terms of the transaction, including deal structure and termination provisions. In addition, in consideration of the time and resources that Farallon had devoted and expected to continue to devote to the transaction, our representatives and representatives of Farallon at this meeting initiated negotiations of the terms of an exclusivity agreement, which negotiations continued for the remainder of the week. On Friday, April 6, the parties executed an exclusivity agreement pursuant to which we and Farallon agreed to work in good faith to negotiate a possible transaction on an exclusive basis through April 16, 2007. On Monday, April 9, we publicly disclosed the proposed material terms of the transaction. On the same day, we and Farallon publicly disclosed that the parties had entered into an exclusivity agreement and copies of the agreement were filed with the SEC.

        On April 4, 2007, we engaged Sandler O'Neill, to render an opinion as to whether the consideration to be received in the transaction to sell our manufactured community business would be fair, from a financial point of view, to us.

        On April 5, 2007, our representatives distributed to representatives of Farallon a draft transaction agreement for review, and over the next 12 days our representatives and representatives of Farallon continued to engage in discussions concerning a possible transaction and exchanged drafts of a transaction agreement. In addition to negotiating and drafting the Transaction Agreement, we and Farallon, with the assistance of our respective legal counsels, also prepared and negotiated other ancillary agreements, including disclosure schedules, a Support Agreement pursuant to which Mr. Ford and his affiliates would agree to vote their shares in favor of the asset sale at a stockholders meeting to approve the transaction and against any alternative transaction, a Notes Support Agreement pursuant to which Farallon and its affiliates would agree to give their consent in a consent solicitation with respect to ARC LP exchange notes and a limited guarantee in favor of us pursuant to which Farallon Capital Partners, L.P. would guarantee, subject to the terms, conditions and limitations set forth in that agreement, certain payment obligations of the Buyer under the Transaction Agreement.

        In accordance with the exclusivity agreement, our representatives negotiated exclusively with representatives of Farallon regarding the proposed transaction from the date of the exclusivity agreement through April 12. On Wednesday, April 11, we received a written, unsolicited proposal from Lone Star to purchase our manufactured home community business. Management reviewed and discussed the proposal with our board of directors. On Thursday, April 12, our board of directors determined (after consultation with its legal advisors and its financial advisors) that the proposal from Lone Star was reasonably likely to result in a "superior proposal" (as that term was defined under the exclusivity agreement with Farallon) and promptly informed Farallon of the receipt of the Lone Star proposal in accordance with the terms of the exclusivity agreement. On Friday, April 13, we commenced discussions with Lone Star.

        From April 13 through April 17, we engaged in negotiations with both Farallon and Lone Star. Each of the negotiations involved multiple drafts of related transaction documents, as well as discussions regarding deal structure and pricing, including, among other things, whether we would be responsible for defeasing or pre-paying the indebtedness associated with the properties to be sold, termination fees, and the scope of excluded assets and liabilities. Throughout this process, our board of directors and Sandler O'Neill were kept informed of the status and progress of the negotiations with both parties.

        On April 16, our board of directors met (with some directors attending in person and other directors attending telephonically) to review the proposed transaction with Farallon and the proposed transaction with Lone Star. At this meeting, representatives of Skadden presented information regarding both proposed transactions. The structural difference between the two transactions, defeasance of debt, assumption of debt and the effect upon the certainty and timing of closing was discussed. Representatives of Sandler O'Neill presented the terms and financial analysis of the transaction proposed by Farallon at that time. Sandler O'Neill delivered no opinion at that time regarding either the transaction proposed by Farallon or proposed by Lone Star. Because both sets of negotiations had progressed to a point where our board of directors was of the opinion that either was acceptable, our board of directors approved both the proposed transaction with Farallon and the proposed transaction with Lone Star, and appointed a special committee consisting of Messrs. Ford and Willard to finalize the negotiations of both agreements and to enter into whatever agreement, if any, the special committee deemed in our best interests. Negotiations with Farallon and Lone Star continued through the night of April 16 and the morning of April 17. Farallon increased the amount of consideration in their proposal and modified its structure. The special committee moved forward with the modified Farallon proposal, the consideration from which was greater than the consideration reviewed by Sandler O'Neill with our board of directors on April 16, 2007. On April 17, Sandler O'Neill provided an oral opinion, subsequently confirmed in writing, that the consideration to be received in the proposed transaction with Farallon was fair, from a financial point of view, to us. The special committee approved the transaction with Farallon and consequently the Transaction Agreement between us and Farallon, as well as the Notes Support Agreement, the limited guarantee and the Support Agreement, were entered into. Also on April 17, we issued a press release announcing the transaction with Farallon, and filed the transaction documents with the SEC on a Current Report on Form 8-K.

Reasons for the Asset Sale

        In reaching its determination, our board of directors consulted with management and its legal and financial advisors. In arriving at its determination, our board of directors also considered a number of factors, including but not limited to:

  •
  the business, operations, management, financial condition, earnings and cash flows of our company on a historical and prospective basis;

  •
  the financial and other terms of the proposed asset sale, the Transaction Agreement and related documents;

  •
  the current and prospective environment in which we operate, including national economic conditions, the competitive environment in the industry generally, the regulatory environment faced by us and the likely effect of these factors on us;

  •
  the fit of our business with Farallon and Riverside Management LLC and the expectation that the asset sale would entail minimal disruption for our customers;

  •
  the potential impact of the transaction on our employees and other key constituencies;

  •
  the required consents needed for the completion of the asset sale and the likelihood that such required consents would be received;

  •
  the fairness opinion dated April 17, 2007 delivered by Sandler O'Neill that, as of that date and based on and subject to the respective assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken as described in the opinion, the consideration to be received in the Farallon transaction was fair, from a financial point of view, to us; and

  •
  presentations and discussions with our senior management and representatives of our primary legal counsel, Skadden, and our financial advisor, Sandler O'Neill, regarding the principal terms of the Transaction Agreement and other related documents.

        Each of these factors favored the conclusion by our board of directors that the asset sale to Buyer is advisable, fair to, and in our best interest and the best interest of our stockholders. Our board of directors relied on management to provide accurate and complete financial information, projections and assumptions as the starting point for its analysis.

        Our board of directors also considered a variety of risks and other potentially negative factors relating to the Transaction Agreement and the transactions contemplated by it. These factors included:

  •
  the risk factors described above under "Asset Sale Risk Factors";

  •
  the possibility that the transaction may not be completed, which would divert significant resources and would have a negative impact on our operations;

  •
  the effects of the announcement of the asset sale on employees and customers;

  •
  the transaction costs that would be incurred in connection with the asset sale;

  •
  the necessity to obtain any regulatory approvals required to consummate the asset sale; and

  •
  the fact that, for U.S. Federal income tax purposes, the transaction may be taxable.

        Our board of directors believes that sufficient procedural safeguards were and are present to ensure the fairness of the asset sale and to permit our board of directors to represent effectively the interests of our stockholders. These procedural safeguards include the following:

  •
  the active negotiations between the parties to the Transaction Agreement regarding the consideration and the other terms of the Transaction Agreement and the asset sale; and

  •
  the retention and receipt of advice from Sandler O'Neill, our financial advisor, with respect to the fairness of the asset sale from a financial point of view as of the date of such opinion, to us of the consideration to be received by us based on and subject to the respective assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken described in the opinion.

        This discussion of the information and factors considered by our board of directors in reaching its conclusions and recommendation includes all of the material factors considered by our board of directors but is not intended to be exhaustive. In view of the wide variety of factors considered by our board of directors in evaluating the Transaction Agreement and the transactions contemplated by it, and the complexity of these matters, our board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of our board of directors may have given different weight to different factors.

Recommendation of Our Board of Directors

        Our board of directors has determined that the asset sale to Buyer is in our best interest and the best interest of our stockholders. Our board of directors has approved the asset sale pursuant to the Transaction Agreement and recommends that the stockholders vote "FOR" (i) the proposal to approve the asset sale pursuant to the Transaction Agreement and (ii) the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.

Opinion of Our Financial Advisor

        By letter dated April 4, 2007, ARC retained Sandler O'Neill to act as its financial advisor in connection with a possible business combination with a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to ARC in connection with the transaction and participated in certain of the negotiations leading to the Transaction Agreement. On April 17, 2007, Sandler O'Neill delivered to the ARC board its oral opinion, subsequently confirmed in writing that, as of such date, the purchase price to be received in the transaction was fair to ARC from a financial point of view. In rendering its opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its opinion by reviewing the assumptions upon which its analyses were based and reviewing the other factors considered in rendering its opinion. The full text of Sandler O'Neill's opinion is attached as Annex C to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. ARC's stockholders are urged to read the entire opinion carefully in connection with their consideration of the transaction.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion is directed to ARC's board and speaks only to the fairness from a financial point of view of the purchase price to be received by ARC in the transaction. It does not address the underlying business decision of ARC to engage in the transaction or any other aspect of the transaction and is not a recommendation to any ARC stockholder as to how such stockholder should vote at the special meeting with respect to the transaction, or any other matter.

        In connection with rendering its April 17, 2007 opinion, Sandler O'Neill reviewed and considered, among other things:

          (1)   the Transaction Agreement;

          (2)   certain publicly available financial statements and other historical financial information of ARC that Sandler O'Neill deemed relevant;

          (3)   internal financial projections for ARC which did not include NLASCO for the years ending December 31, 2007 through 2011, as furnished by and reviewed with senior management of ARC;

          (4)   certain publicly available research estimates of valuation metrics and the future financial performance of ARC and other companies Sandler O'Neill deemed to be reasonably comparable to ARC;

          (5)   the financial terms of other business combinations in the manufactured home communities industries of which Sandler O'Neill was aware;

          (6)   the current market environment generally and the manufactured home communities industry; and

          (7)   such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of senior management of ARC the business, financial condition, results of operations and prospects of ARC, including management's assumptions regarding the future revenue streams, costs, cash flow and earnings potential of those assets and ARC interests to be sold in the transaction.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by ARC or Buyer and their respective representatives or that was otherwise reviewed by Sandler O'Neill and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O'Neill further relied on the assurances of management of ARC that they were not aware of any facts or circumstances that would make any of such information regarding ARC or those assets and company interests to be acquired in the transaction inaccurate or misleading. Sandler O'Neill was not asked to undertake, and did not undertake, an independent verification of the accuracy or adequacy of any of such information and Sandler O'Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of ARC or those assets or company interests to be sold in the transaction, or the collectibility of any such assets, nor was Sandler O'Neill furnished with any such evaluations or appraisals.

        Sandler O'Neill's opinion was necessarily based upon financial, economic, market and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreement and that the conditions precedent in the Transaction Agreement had not been waived. Sandler O'Neill also assumed that there had been no material change in the assets, financial condition, results of operations, business or prospects of ARC or the assets and company interests to be acquired in the transaction since the date of the last financial statements made available to it and that ARC and the assets and company interests to be acquired in the transaction would remain as going concerns for all periods relevant to its analyses. Sandler O'Neill relied upon the advice ARC obtained from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Transaction Agreement and the other transactions contemplated by the Transaction Agreement.

        The financial projections used and relied upon by Sandler O'Neill in its analyses for ARC were provided by and reviewed with the senior management of ARC and senior management confirmed to Sandler O'Neill that they reflected the best currently available estimates and judgments of such management of the future financial performance and revenue streams of ARC and the assets and company interests to be acquired in the transaction. For purposes of its analyses, Sandler O'Neill assumed that such performances would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. Those financial projections, as well as the other estimates used by Sandler O'Neill in its analysis, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

  Financial Analysis of Sandler O'Neill

        The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analysis must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its respective opinions. Also, no company included in the comparative analysis described below is identical to ARC and no transaction is identical to the transaction contemplated by the Transaction Agreement. In performing its analysis, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of ARC, Buyer and Sandler O'Neill. The analysis performed by Sandler O'Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analysis. Sandler O'Neill prepared its analysis solely for purposes of rendering its opinion and provided such analysis to ARC's board on April 17, 2007. Estimates on the values of companies did not purport to be appraisals or necessarily reflect the prices at which companies or their securities might actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analysis does not necessarily reflect the value of ARC's common stock or the prices at which ARC's common stock may be sold at any time. The analysis of Sandler O'Neill and its opinion were among a number of factors taken into consideration by ARC's board in making its determination to approve the Transaction Agreement and the analysis described below should not be viewed as determinative of the decision of ARC's board or management with respect to the fairness of the asset sale contemplated by the Transaction Agreement.

        In discussing its April 17, 2007 opinion, Sandler O'Neill presented to ARC's board certain financial analyses of the transaction. The summary below is not a complete description of the analyses underlying the opinion of Sandler O'Neill or the presentation made by Sandler O'Neill to ARC's board, but is instead a summary of the material analyses performed and presented in connection with its opinion.

        In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O'Neill made its own qualitative judgments as to the significance and relevance of each analysis and factor. The financial analysis summarized below includes information presented in tabular format. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O'Neill made its determination as to the fairness of the purchase price on the basis of its experience and professional judgment after considering the results of all the analyses taken as a whole. Accordingly, Sandler O'Neill believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analysis and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analysis and opinion. The tables alone do not constitute complete descriptions of the financial analyses presented in such tables.

  Summary of Proposal

        Sandler O'Neill reviewed the financial terms of the transaction. ARC will receive cash consideration in the amount of the excess of $1.794 billion over the amount of Assumed Indebtedness as of the closing of the transaction, as such amount is adjusted as described under "The Transaction Agreement—Purchase Price Adjustments", for substantially all of its assets, including operating assets used in its manufactured home communities business, including its retail sales and financing businesses, but excluding its recently acquired insurance subsidiary, NLASCO and ARC's retained NOLs. Upon consummation of the transaction, ARC will transfer to Buyer the real estate assets associated with ARC's 275 manufactured housing communities and 57,264 homesites plus the Sunshine City community and all the corporate infrastructure and support functions, excluding those associated with ARC's NLASCO insurance operations. In addition, the acquisition of those assets used in ARC's manufactured home community business by Buyer includes ARC's tenant notes receivable, the mineral rights associated with certain real estate properties and the corporate airplane. The consideration of $1.794 billion, as adjusted, will consist of cash and assumed indebtedness. Buyer is also responsible for all of the costs and penalties incurred with the prepayment or defeasance of certain debt related to those assets used in ARC's manufactured home communities business.

  Implied Value of ARC's Community Operations

        Sandler O'Neill used publicly available information and information provided by the senior management of ARC to calculate an implied valuation range for ARC's community operations, making adjustments for certain other assets being sold to Buyer.

	Valuation Range
	Low	High
Purchase Price	$1,794,000	$1,794,000
Less: Consent Fees(1)	$(7,500)	$(2,500)

Adjusted Aggregate Proceeds	$1,786,500	$1,791,500
Less: Value of Tenant Notes(2)	$(30,570)	$(29,114)
Less: Value of Mineral Rights(1)	$(3,000)	$0
Less: Value of Corporate Plane(3)	$(1,300)	$(1,300)
Less: Value of Homes Owned by ARC(4)	$(202,466)	$(97,680)
Less: Value of Pending Sale of Sunshine City(5)	$(37,000)	$(37,000)

Implied Value of ARC's Community Operations	$1,512,164	$1,626,406

Note: Dollars in thousands

(1)
Per ARC management's estimate.

(2)
Assumes the Tenant Notes are acquired at 105% and 100%, respectively, of March 31, 2007 face value.

(3)
Per ARC management; assumes the corporate airplane's book value.

(4)
The lower estimated value for the homes owned by ARC is per ARC management's estimate of a minimum sales price. The higher estimated value is based on the book value of ARC owned homes as of March 31, 2007.

(5)
Per ARC management; expected closing date of property sale is January 2008.

        Sandler O'Neill then compared the implied valuation range for ARC's community operations to the income from ARC's property operations to calculate the implied capitalization rates ("cap rates") based on actual 2006 financial results and estimated 2007 financial results provided by the senior management of ARC.

ARC's Property Operations	Actual 2006(1)	Estimated 2007(2)
Reported Income from Property Operations	$142,408	$150,880
Less: Property Management Expenses	$(6,772)	$(7,471)
Less: Income Associated with Homes Owned by ARC(3)	$(22,130)	$(26,695)
Less: General and Administrative Expenses	$(19,651)	$(20,778)
Less: Retail Home Sales, Finance and Insurance	$(8,934)	$(7,146)
Plus: Gross Profit on Sale of Manufactured Homes	$1,526	$1,681
Plus: Public Company Expenses Retained by ARC(4)	$2,500	$2,500

Adjusted Income from ARC's Property Operations	$88,947	$92,971

Implied Cap Rates—Low End of Implied Value Range	5.88%	6.15%
Implied Cap Rates—High End of Implied Value Range	5.47%	5.72%

Note: Dollars in thousands

(1)
FY 2006 results per ARC's SEC filings.

(2)
Estimated FY 2007 results per ARC management's budget.

(3)
Per ARC management's internal reports.

(4)
Per ARC management's estimates.

  Estimated Cap Rates

        Sandler O'Neill reviewed the most recent publicly available cap rates used by equity research analysts in estimating ARC's net asset value. Those estimates are as follows:

Firm	Date	Cap Rates
RBC Capital Markets	03/22/07	8.0%
Merrill Lynch	03/16/07	8.5%
Cathay Financial	03/14/07	8.0%
Wachovia Capital Markets	01/03/07	8.0% - 8.5%
Citigroup	11/13/06	8.0%
BMO Capital Markets	11/08/06	7.0% - 8.0%

        Sandler O'Neill noted that the above cap rates were higher than the range of implied cap rates for ARC's community operations derived from its analysis above of approximately 5.5% - 6.2%.

  Comparable Company Analysis

        Sandler O'Neill compared selected financial information for ARC to a peer group of selected publicly traded companies operating manufactured housing communities throughout the United States ("Peer Group"). The Peer Group consisted of the following four publicly traded companies:

American Land Lease, Inc.	Sun Communities, Inc.
Equity Lifestyle Properties, Inc.	UMH Properties, Inc.

        The analysis compared certain financial information provided by senior management of ARC and market trading data for ARC to publicly available financial and market trading data for the Peer Group. The table below sets forth the data for ARC as of and for the twelve months ended March 31, 2007 and the data for the Peer Group as of and for the twelve months ended December 31, 2006, with pricing data as of April 13, 2007.

	ARC(1)	Equity Lifestyle Properties, Inc.	Sun Communities, Inc.(2)	American Land Lease, Inc.	UMH Properties, Inc.
Market Capitalization(3)	$697.6	$1,315.1	$553.2	$188.3	$154.8
Enterprise Value(4)	$1,862.7	$3,243.5	$1,642.8	$485.2	$207.7
Implied Cap Rate(5)	7.41%	5.76%	7.75%	4.66%	5.25%
Value per Site(6)	$32,528	$28,715	$34,509	$44,386	$31,167
Stock Price / FFO(7)
Last twelve months FFO	31.2x	20.2x	11.6x	14.8x	16.7x
Estimated FY 2007 FFO	21.3x	18.5x	10.8x	15.1x	NA
Estimated FY 2008 FFO	14.8x	16.5x	10.4x	14.0x	NA
Enterprise Value / EBITDA(8)
Last twelve months EBITDA	16.8x	16.1x	14.2x	20.0x	16.5x
Estimated FY 2007 EBITDA	16.0x	15.5x	13.1x	18.2x	NA
Estimated FY 2008 EBITDA	14.8x	14.9x	NA	16.4x	NA

Note: Dollars in millions, except value per site

(1)
Financial results as of or for the twelve months ended March 31, 2007 per ARC management. Estimated FY 2007 and FY 2008 results per ARC management's budget.

(2)
Sun Communities' FY 2006 FFO and EBITDA exclude the negative impact of the $18.0 mm asset impairment charge for SUI's investment in an affiliate.

(3)
Current market information as of April 13, 2007. Based on common shares outstanding.

(4)
Market capitalization plus net debt plus minority interest plus preferred stock.

(5)
Enterprise value / FY 2006 income from property operations.

(6)
Enterprise value / total homesites as of December 31, 2006.

(7)
Funds from operations.

(8)
Earnings before interest, taxes, depreciation and amortization.

Data Source: SNL Financial, SEC filings

        Sandler O'Neill used the low, median and high trading multiples from the Peer Group to calculate the valuation of ARC's manufactured housing communities operations, as follows:

		Trading Multiples			Imputed Valuation
	ARC Value
		Low	Median	High	Low	Median	High
Value per Site
As of March 30, 2007	$57,264	$28,715	$32,838	$44,386	$1,644.3	$1,880.4	$2,541.7
Funds from Operations ("FFO")(1)
Last twelve months	$22.4	11.6x	15.7x	20.2x	$1,293.0	$1,384.8	$1,484.8
FY 2007 (E)		10.8x	15.1x	18.5x	$1,385.1	$1,526.1	$1,638.3
FY 2008 (E)		10.4x	14.0x	16.5x	$1,502.7	$1,665.2	$1,773.9
EBITDA
LTM	$110.7	14.2x	16.3x	20.0x	$1,572.8	$1,802.5	$2,213.0
FY 2007 (E)		13.1x	15.5x	18.2x	$1,529.2	$1,807.8	$2,122.5
FY 2008 (E)		14.9x	15.7x	16.4x	$1,850.1	$1,940.9	$2,031.6

Note: Dollar values in millions

ARC's LTM 3/31/07 results per financial information provided by management

Estimated FY 2007 and 2008 results per ARC management budget

(1)
Imputed valuations based on FFO include the addition of the net debt being retired by ARC plus the book value of ARC's preferred stock. Analysis does not assume the assumption of any debt by Farallon.

        Sandler O'Neill noted the purchase price for ARC's assets to be sold to Buyer was $1.794 billion in cash and the assumption of debt, subject to adjustment.

  Precedent Transaction Analysis

        Sandler O'Neill analyzed 41 transactions in the manufactured housing communities industry since January 1, 2004 for which the consideration paid per homesite was publicly available. For these 41 transactions, the consideration per homesite ranged from $1,275 to $80,000 with a mean value of $24,381 and a median value of $20,776. Sandler O'Neill noted that consideration per ARC homesite in this transaction equaled approximately $31,329.

  Present Value Analysis

        Sandler O'Neill performed an analysis that estimated the net present value of ARC based on estimated Funds from Operations and EBITDA through December 31, 2011. Sandler O'Neill assumed ARC performed in accordance with the financial projections provided by the senior management of ARC for the years ended December 31, 2007 through 2011. The projections exclude the results of the NLASCO insurance operations.

  Funds From Operations ("FFO") Multiples

        To approximate the terminal value of ARC at December 31, 2011, Sandler O'Neill applied price to FFO multiples of 11.0x to 19.0x. The terminal values were then discounted to present values based on a range of discount rates of 10.0% to 14.0%. Based on an analysis of the Peer Group's cost of equity, this range was selected to reflect different assumptions regarding required rates of return for investors in the manufactured housing communities industry. For comparison purposes, the net debt being retired by ARC in this transaction (assuming no debt is assumed by Buyer) plus the book value of ARC's preferred stock was added to the discounted terminal values. In addition, ARC's terminal value at December 31, 2011 was calculated using the same range of price to FFO multiples (11.0x to 19.0x) applied to a range of discounts and premiums to management's financial projections. The range applied to the projected FFO was 20% under budget to 20% over budget, using a discount rate of 12.18% for the tabular analysis and increasing the net present value of the terminal values by the sum of the net debt being retired by ARC and the book value of ARC's preferred stock. As illustrated in the following tables, this analysis indicated an imputed valuation range for ARC of $1.410 billion to $1.805 billion when applying the price to FFO multiples to management's budget, and $1.359 billion to $1.877 billion when applying the price to FFO multiples to the -20% to +20% budget range. For purposes of rendering its opinion on April 17, 2007, Sandler O'Neill calculated a purchase price of $1.794 billion.

Discount Rate	11.0x	13.0x	15.0x	17.0x	19.0x
10.00%	$1,480	$1,561	$1,642	$1,724	$1,805
11.00%	$1,461	$1,539	$1,617	$1,695	$1,772
12.00%	$1,443	$1,518	$1,592	$1,667	$1,742
13.00%	$1,426	$1,498	$1,569	$1,641	$1,712
14.00%	$1,410	$1,479	$1,547	$1,616	$1,684
Budget Variance	11.0x	13.0x	15.0x	17.0x	19.0x
20.0%	$1,521	$1,610	$1,699	$1,788	$1,877
15.0%	$1,501	$1,586	$1,671	$1,756	$1,841
10.0%	$1,481	$1,562	$1,644	$1,725	$1,806
5.0%	$1,460	$1,538	$1,616	$1,693	$1,771
0.0%	$1,440	$1,514	$1,588	$1,662	$1,736
-5.0%	$1,420	$1,490	$1,560	$1,631	$1,701
-10.0%	$1,399	$1,466	$1,533	$1,599	$1,666
-15.0%	$1,379	$1,442	$1,505	$1,568	$1,631
-20.0%	$1,359	$1,418	$1,477	$1,536	$1,595

Note: Dollars in Millions

  EBITDA Multiples

        To approximate the terminal value of ARC at December 31, 2011, Sandler O'Neill applied enterprise value to EBITDA multiples of 12.0x to 20.0x. The terminal values were then discounted to present values based on a range of discount rates of 10.0% to 14.0%. Based on an analysis of the Peer

Group's cost of equity, this range was selected to reflect different assumptions regarding required rates of return for investors in the manufactured housing communities industry. In addition, ARC's terminal value at December 31, 2011 was calculated using the same range of enterprise value to EBITDA multiples (12.0x to 20.0x) applied to a range of discounts and premiums to management's financial projections. The range applied to the projected EBITDA was 20% under budget to 20% over budget, using a discount rate of 12.18% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed valuation range for ARC of $903 million to $1.782 billion when applying the enterprise value to EBITDA multiples to management's budget, and $779 billion to $1.948 billion when applying the enterprise value to EBITDA multiples to the -20% to +20% budget range. For purposes of rendering its opinion on April 17, 2007, Sandler O'Neill calculated a purchase price of $1.794 billion.

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x
10.00%	$1,069	$1,248	$1,426	$1,604	$1,782
11.00%	$1,024	$1,195	$1,366	$1,537	$1,707
12.00%	$982	$1,145	$1,309	$1,472	$1,636
13.00%	$941	$1,098	$1,255	$1,412	$1,568
14.00%	$903	$1,053	$1,203	$1,354	$1,504
Budget Variance	12.0x	14.0x	16.0x	18.0x	20.0x
20.0%	$1,169	$1,364	$1,558	$1,753	$1,948
15.0%	$1,120	$1,307	$1,493	$1,680	$1,867
10.0%	$1,071	$1,250	$1,429	$1,607	$1,786
5.0%	$1,023	$1,193	$1,364	$1,534	$1,705
0.0%	$974	$1,136	$1,299	$1,461	$1,623
-5.0%	$925	$1,080	$1,234	$1,388	$1,542
-10.0%	$877	$1,023	$1,169	$1,315	$1,461
-15.0%	$828	$966	$1,104	$1,242	$1,380
-20.0%	$779	$909	$1,039	$1,169	$1,299

Note: Dollars in Millions

        In connection with its analyses, Sandler O'Neill considered and discussed with ARC's board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to estimated FFO and EBITDA. Sandler O'Neill noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

  Miscellaneous

        ARC has agreed to pay Sandler O'Neill a fee of $500,000 in connection with rendering a fairness opinion in this transaction. The entire amount of the fee is payable at the earlier of the closing of the transaction and December 31, 2007. ARC has also agreed to reimburse certain of Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including potential liabilities under the securities laws.

        In the ordinary course of its respective broker and dealer businesses, Sandler O'Neill may purchase securities from and sell securities to ARC and their affiliates. Sandler O'Neill may also actively trade the debt and/or equity securities of ARC or their affiliates for its own accounts and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Vote Required to Approve the Asset Sale and the Transaction Agreement and Other Proposals; Stockholder Support Agreement

        The asset sale cannot be completed unless, among other things, it is approved by the affirmative vote of holders of shares of our common stock and special voting stock entitled to cast at least a majority of all votes entitled to be cast on the matter at our special meeting, voting as a single class. An adjournment or postponement of the special meeting cannot occur unless it is approved by the affirmative vote of a majority of the votes cast at our special meeting. Only holders of record of our common stock and special voting stock will be entitled to vote at the special meeting. If we fail to obtain the requisite vote for the asset sale proposal, we will not be able to consummate the asset sale and either party may terminate the Transaction Agreement. If we fail to obtain the requisite vote for the adjournment and postponement proposal, we will not be able to adjourn or postpone the special meeting, if necessary.

        Each of Gerald J. Ford, ARC Diamond, LP and Hunter's Glen/Ford, Ltd., who as of April 17, 2007 collectively beneficially owned an aggregate of 9,421,642 shares of voting securities, representing approximately 16.0% of the votes entitled to be cast at the special meeting, entered into a Support Agreement, a copy of which is included as Annex B to this proxy statement. Pursuant to such Support Agreement, each such person agreed to vote, or cause to be voted, all of the shares owned by such person in favor of the transaction and other proposals described in this proxy statement and against any alternative transaction. Also, Farallon has informed us that certain of its affiliates intend to vote their shares of our voting securities, representing approximately 9.6% of the votes entitled to be cast at the special meeting, in favor of the transaction and other proposals relating thereto.

Nature of Our Business After the Asset Sale

        After the asset sale to Buyer, we will only have the NLASCO business, the cash proceeds from the sale, retained NOLs and certain retained obligations. NLASCO is a Delaware corporation that specializes in providing fire and homeowners insurance to low value dwellings and manufactured homes primarily in Texas and other areas of the south, southeastern and southwestern United States. NLASCO operates two insurance subsidiaries, National Lloyds Insurance Company, which we refer to as NLIC, and American Summit Insurance Company, which we refer to as ASIC. NLIC is rated "A" (Excellent) by A.M. Best Company, and ASIC is rated "A" (Excellent) by A.M. Best. NLIC, chartered in 1948 and licensed in 18 states, is an insurance company on the Lloyd's plan domiciled in Texas. NLIC underwrites fire and limited homeowner's insurance through approximately 4,800 independent agents. Through approximately 1,800 independent agents and selected managing general agents, which we refer to as MGAs, ASIC offers homeowners and property and casualty insurance primarily to manufactured home owners. NLASCO's policies are typically written for actual cash value of up to $250,000 in the low value dwelling market and replacement cost of up to $125,000 in the manufactured home market. Liability on a homeowners policy typically provides coverage up to $100,000 with a maximum of $300,000 issued by a few select agents. The vast majority of NLASCO's property policies currently exclude coverage for water and mold and provide actual cash value payments as opposed to replacement costs. NLASCO has an experienced management team, a high quality agency force and an established track record of growth and underwriting profitability.

        We will continue to work to maximize stockholder interests with a goal of returning value to our stockholders.

Interests of Certain Directors and Executive Officers in the Asset Sale

        When considering the recommendation by our board of directors to vote for the asset sale, you should be aware that a number of our executive officers and directors have interests in the asset sale that are different from the interests of our other stockholders. Our board of directors was aware of these interests and considered them, among other matters, in unanimously approving and adopting the Transaction Agreement and the transactions contemplated by the Transaction Agreement, including the asset sale. Such interests relate to, or arise from, among other things:

  •
  the fact that pursuant to their original terms of issuance, unvested ARC equity awards held by all awards holders, which are comprised of our four executive officers, two of whom are also board members, will vest upon the closing of the asset sale; and

  •
  the potential of certain of our executive officers to receive payments under severance agreements.

        Each of these additional interests is described below, to the extent material, and, except as described below, such persons have to our knowledge no material interest in the asset sale apart from those of stockholders generally.

  Severance Agreements

        Each of Messrs. Kreider and Gesell has entered into a severance agreement with ARC pursuant to which he would become entitled to severance payments and other benefits in the event his employment is terminated by ARC without "cause," as defined in the severance agreements, or by the executive officer for any reason prior to a change in control and for "good reason," as defined in the severance agreements, after a change in control. We may refer to each of these circumstances as a "qualifying termination of employment." These agreements provide for severance benefits regardless of whether a "change in control" of ARC has occurred, but provide for some additional benefits if a qualifying termination of employment occurs following a change in control (as defined in the severance agreements). Consummation of the asset sale will constitute a change in control for purposes of these severance agreements. If there were to occur a qualifying termination of employment following a change in control, the severance payments and benefits that would become payable under these agreements include: (i) payment equal to the sum of the executive's then-current base salary plus the average cash bonus paid over the last three years following ARC's initial public offering in February 2004, such amount to be paid out over one year; (ii) the executive's prorated target annual bonus for the year in which the termination occurs; and (iii) the opportunity to elect continued coverage under ARC's group health plans in accordance with Section 4980B of the Internal Revenue Code, or Code, for the two-year period immediately following termination of employment, subject to reduction to the extent he receives comparable benefits from a subsequent employer. The severance agreements also contain confidentiality provisions which apply indefinitely, and non-competition and non-solicitation provisions which apply during the employment period and for a one-year period thereafter. Each of the severance agreements requires ARC to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive pursuant to his severance agreement or otherwise in connection with a change in control would be subject to the excise tax imposed on "excess parachute payments" under Section 4999 of the Code. We do not anticipate that ARC would be liable for any tax gross-up payments for change in control-related benefits in connection with the asset sale. The cash severance payments that would be payable to each of our executive officers under their respective severance agreements upon completion of the asset sale and assuming a subsequent qualifying termination of employment as of June 30, 2007, would be: to Mr. Kreider, $524,000; and to Mr. Gesell, $490,000.

  Stock Options, Warrants and Restricted Stock

        Each of our executive officers holds options to acquire shares of our common stock. Any stock options held by our executive officers that are not vested as of the date of this proxy statement will, in accordance with their original terms, become fully vested at the effective time of the asset sale.

        As of April 26, 2007, Scott L. Gesell, Executive Vice President, General Counsel and Corporate Secretary holds a fully vested warrant to acquire 9.37 shares of ARC common stock at $15.61 per share, which warrant has an expiration date of July 23, 2010.

        The following table sets forth the number of stock options to acquire our common stock held by our executive officers as of the date of this proxy statement. The "Total Cash Value" of the options is determined by multiplying (i) the excess, if any, of the book value per share after giving effect to the transaction on a pro forma basis ($12.20 per share) over the exercise price of such options by (ii) the number of shares subject to such options.

Name	Unvested Options (No. of Shares)	Weighted Average Exercise Price ($)	Vested Options (No. of Shares)	Weighted Average Exercise Price ($)	Total Cash Value of Options ($)
Larry D. Willard	210,000	10.77	0	N.A.	$300,300
James F. Kimsey	147,000	10.77	0	N.A.	$210,210
Lawrence E. Kreider	84,000	10.77	0	N.A.	$120,120
Scott L. Gesell	84,000	10.77	0	N.A.	$120,120

  Restricted Stock

        As of March 31, 2007, two of our executive officers, Mr. Kreider and Mr. Gesell, hold shares of restricted stock (2,000 shares and 4,000 shares, respectively) which will become vested at the effective time of the asset sale.

  Management Incentive Plan

        Under our management incentive plan, upon a change in control of ARC (as defined in the plan), the performance period outstanding at the time of a change in control will be deemed to be completed, the maximum level of performance will be deemed to have been attained and we will then be obligated to pay to each participant a pro-rata portion of each outstanding award. Assuming for this purpose that the maximum awards for our executive officers under the management incentive plan for 2007 are equal to the amount that was actually paid to our executive officers for 2006 under the management incentive plan, the following amounts would be payable upon a change in control of ARC occurring as of June 30, 2007: Larry Willard: $250,000; James Kimsey: $160,000; Larry Kreider: $107,250; and Scott Gesell: $97,500.

        Continuation of Employment and Benefits

        Under the Transaction Agreement, the Buyer has agreed to offer employment, effective as of the completion of the asset sale, to all of our employees who are either employed by an Acquired Company or who are providing services to an Acquired Business. The terms of the employment offers must include salary rates that are equal to their current base salaries and incentive opportunities that are no less favorable than those provided by us.

        Following the completion of the asset sale:

  •
  for no less than 12 months, the Buyer has agreed to provide continuing employees with salary and benefits under employee benefit or similar plans (other than equity plans) that are substantially similar to those currently provided by ARC to its employees;

  •
  the Buyer has agreed to cause all of its employee benefit plans, programs and agreements to treat the prior service of any of our employees with us as service rendered to the Buyer, with certain limited exceptions;

  •
  the Buyer has agreed, and has agreed to use its commercially reasonable best efforts to cause third parties, to (1) waive certain pre-existing condition limitations, (2) honor certain pre-existing condition limitations, (3) honor certain deductibles or co-payment amounts and (4) waive certain waiting period limitations in connection with benefit arrangements;

  •
  the Buyer has agreed that we may award "stay bonuses" of up to an aggregate of $4 million to our employees, provided that the identity of the recipients and the amount payable to each recipient will be subject to the consent of the Buyer, although such consent may not be unreasonably withheld. Such "stay bonus" will be paid (i) 100% by Buyer in the event they relate to our employees that are employed at properties that are marketed by the Buyer in accordance with the Transaction Agreement, or (ii) 50% by Buyer and 50% by us to the extent paid to any other of our employees. Any such stay bonus will be payable by the Buyer 90 days following the closing of the asset sale and will not be paid to any ARC employee who does not accept an offer of employment by the Buyer or who terminates his/her employment with the Buyer before the end of that 90-day period; and

  •
  the Buyer has agreed that its tax-qualified savings plan will accept qualifying rollovers of our employees' accounts under the ARC tax-qualified savings plan.

        Pursuant to the terms of the Transaction Agreement, ARC employees are not deemed to be third party beneficiaries under the terms thereof.

Tax Consequences of the Asset Sale

        The following is a summary of material United States Federal income tax consequences from the asset sale. This discussion does not address any tax consequences arising under the laws of any state, local, or foreign jurisdiction.

        The sale of assets by us pursuant to the Transaction Agreement will be a taxable transaction to the Sellers for United States Federal income tax purposes. Accordingly, we will recognize a gain or loss with respect to the sale of assets pursuant to the Transaction Agreement in an amount equal to the aggregate difference between the amount of the consideration received for each asset and the adjusted tax basis in the asset sold. The amount of consideration will include the amount of liabilities assumed, to the extent taken into account for United States Federal income tax purposes, by Buyer in the asset sale. Although the asset sale will result in a taxable gain to us, we believe that a substantial portion of the taxable gain will be offset by current year losses from operations and available NOLs being retained by us.

No Appraisal Rights

        Although our stockholders will not experience any change in their rights as stockholders as a result of the asset sale, the Maryland General Corporation Law provides for stockholder appraisal rights in connection with the sale of substantially all of a company's assets. However, pursuant to state law, we have opted-out of such rights in our Charter. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares specifically as a result of this asset sale.

Regulatory Approvals

        The asset sale is not subject to review by the FTC and DOJ under the HSR Act. Nevertheless, the FTC and DOJ may choose to review the transaction, although this would not be customary. We are not aware of any other material regulatory requirements or governmental approvals or actions that may be required to consummate the asset sale, except for compliance with the applicable regulations of the SEC in connection with this proxy statement and compliance with the Maryland General Corporation Law in connection with the asset sale. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the asset sale.

Other Agreement

        Concurrently with the execution of the Transaction Agreement, Farallon Capital Partners, L.P. entered into a limited guarantee in favor of the Sellers, which we refer to as the "Farallon Guarantee" pursuant to which it guaranteed, subject to the terms, conditions and limitations set forth in such limited guarantee, the due and punctual performance, when due, of (i) Buyer's obligation to pay any termination fee under the Transaction Agreement (as described under "The Transaction Agreement—Termination Fees; Expense Reimbursement") and (ii) any obligation of Buyer, up to an aggregate of $180 million, to pay damages to the guaranteed parties in respect of a claim made following termination of the Transaction Agreement, such obligation solely resulting from a willful breach of the Transaction Agreement by Buyer (it being understood that the failure of the Buyer to effect the closing as a result of the failure of the funding parties under either of the financing commitments received by Buyer in connection with the Transaction Agreement to fund the financing contemplated thereby will not be deemed a willful breach of the Transaction Agreement unless such failure resulted solely from Buyer's willful breach of its covenant in the Transaction Agreement relating to Buyer's financing of the transaction), but excluding any liability for any special, indirect, consequential or punitive damages claimed by any guaranteed party, including lost profits, loss of revenue or income, cost of capital, or loss of business reputation or opportunity.

THE TRANSACTION AGREEMENT

        This section of the proxy statement contains a summary of the material provisions of the Transaction Agreement. It is not intended to provide any other factual information regarding its terms. This description does not purport to be complete and is qualified in its entirety by the full text of the Transaction Agreement attached as Annex A to this proxy statement. We recommend that you carefully read the complete Transaction Agreement for the precise legal terms and other information that may be important to you.

Description of Assets to be Sold and Retained

        We have agreed to sell to Buyer all of our and our subsidiaries' assets primarily relating to the manufactured home communities business, including the owning and operating of manufactured home communities, the provision of related financing services, and business related thereto, but excluding the insurance business of NLASCO and its related insurance activities, as well as the NOLs being retained by us. Specifically, the Transaction Agreement provides as follows:

  •
  ARC LP agrees to sell to Buyer all of the issued and outstanding membership interests of ARC Real Estate and ARCAL;

  •
  ARC LP agrees to sell to Buyer all of the issued and outstanding membership interests of ARC Real Estate Holdings held by ARC LP; and

  •
  ARC Dealership agrees to sell to Buyer all of the issued and outstanding membership interests in Enspire Finance.

        In addition, Sellers agree to sell to Buyer all assets owned, leased, licensed, used, held for use or held for sale by us or our subsidiaries, which are primarily related to the Acquired Business, including the following (but in each case excluding the Excluded Assets):

  •
  cash in an amount equal to the sum of the following:

  •
  petty cash-on hand;

  •
  proceeds of sales of assets held for sale;

  •
  proceeds of the sale of any manufactured home (i) not made in the ordinary course of business and on financial terms consistent with past practices, (ii) sold at a rate in excess of 110% of the number of homes budgeted to be sold by the Acquired Business between the date of the Transaction Agreement and the closing of the transaction, (iii) sold at a price resulting in gross profit margin of less than 15% with respect to such home, or (iv) made to buyers other than residents that execute an associated pad lease of at least one year with an Acquired Company;

  •
  cash received in respect of insurance and condemnation claims;

  •
  proceeds from the exercise of repurchase rights; and

  •
  cash held as security deposits;

  •
  all tangible personal property;

  •
  all fee interests in real property and all leases, easements, rights of access and other interests in real property;

  •
  all promissory notes or consumer credit contracts or other similar agreements payable to us or any of our subsidiaries;

  •
  all permits;

  •
  all contracts;

  •
  all records, files, personal files (only to the extent allowed by law), data, drawings, blueprints, schematics, reports, lists, plans and processes and all files of correspondence;

  •
  all guarantees, rebates under sales or purchase orders, representations, warranties, indemnities and similar rights in our favor or in favor of any of our subsidiaries;

  •
  all sales and promotional literature, and all marketing information and market research data;

  •
  all of our intangible property, excluding the intangible property primarily related to the Retained Business and the "Enspire" and "NLASCO" trademarks;

  •
  all of our, and each of our subsidiaries', rights and claims against any Acquired Company, including under any contract, intercompany account payable or receivable, or otherwise;

  •
  all rights to insurance and condemnation proceeds received or receivable in respect of (i) any liabilities to be assumed by Buyer, (ii) any asset damaged, lost or condemned and which, if not so damaged, lost or condemned would have been an asset acquired by Buyer, and (iii) any business interruption of the Acquired Business to the extent relating to any period after the closing of the transaction; and

  •
  any aircraft.

        Assets to be Retained by ARC

        We will retain all assets not sold to Buyer, including the Retained Business. We will also retain certain assets that may relate to the Acquired Business. These include cash and cash equivalents (with certain exceptions), equity interests in any Seller, all of our assets related solely to the Retained Business, our rights, claims and interests under the Transaction Agreement or any other transaction document, and all of our intangible property primarily related to the Retained Business, including the "Enspire" and "NLASCO" trademarks. In addition, we will retain certain assets related to previously sold communities and certain deferred assets.

Description of Liabilities to be Assumed and Retained

  Liabilities to be Assumed by Buyer

        In connection with the purchase of the assets, Buyer agrees to assume liabilities of the Sellers to the extent related to the Acquired Business, our equity interests in the Acquired Companies and the Acquired Assets, other than the liabilities described below under "Description of Liabilities to be Retained by ARC":

  •
  Assumed Indebtedness;

  •
  all liabilities with respect to all pending, threatened or other actions, suits, proceedings, investigations or other claims to the extent relating to or arising from the Acquired Business or the Acquired Assets, or any asset in the Acquired Business;

  •
  all liabilities to the extent relating to or arising from the ownership, operation, possession or management of the Acquired Business or the Acquired Assets, or any asset in the Acquired Business, including accounts payable and trade obligations;

  •
  all liabilities under or in connection with any contracts included in the Acquired Assets;

  •
  all liabilities for any violation of law to the extent arising in connection with or related to the Acquired Business or the Acquired Assets;

  •
  all liabilities to the extent relating to the employment practices of the Sellers or any of their affiliates and compliance with or violations of any labor laws prior to the closing of the transaction, in each case other than liabilities related to employment discrimination;

  •
  all liabilities to the extent relating to the condition of the Acquired Business or the Acquired Assets or any asset in the Acquired Business or the presence of any hazardous materials on the properties to be acquired or otherwise arising under any environmental law or constituting an environmental claim to the extent related to the Acquired Business or the Acquired Assets or any asset in the Acquired Business;

  •
  all other liabilities to the extent resulting from, arising out of or relating to the Acquired Business, the Acquired Assets or any asset in the Acquired Business; and

  •
  the obligation to pay certain "stay bonuses" to certain of our employees.

  Liabilities to be Retained by ARC

        We will retain all liabilities not assumed by Buyer, including liabilities relating to:

  •
  the Retained Business;

  •
  Any Excluded Assets;

  •
  our indebtedness or the indebtedness of any of our subsidiaries (including any Acquired Company), other than Assumed Indebtedness, including liabilities related to breaches of material covenants and indebtedness related to our aircraft;

  •
  any equity interest in us or our subsidiaries (other than the equity interests in the Acquired Companies), and related liabilities and obligations (including fiduciary obligations of our board of directors);

  •
  liabilities relating to taxes for any period ending on or before the closing date;

  •
  our employee benefit plans and employment practices prior to closing and certain related matters;

  •
  liabilities of Sellers under the Transaction Agreement or any other transaction document;

  •
  any liability for which Buyer and certain of its affiliates are indemnified pursuant to the Transaction Agreement, to the extent so indemnified; and

  •
  acts or omissions of us or our subsidiaries (excluding the Acquired Companies) after the effective time of the transaction.

        Prior to the closing of the transaction, we or our designated affiliates will assume, pay, discharge and perform all of the above liabilities retained by ARC. In addition, the Sellers have assumed financial responsibility for the following expenses: costs of obtaining title policies and certain endorsements related to the acquired properties, costs of a survey for each acquired property, all costs related to debt and preferred stock retained by Sellers, all costs related to the unitholders of ARC LP, and all other costs incurred in connection with obtaining our or the other Sellers' required statutory approvals and other consents.

Purchase Price

        Upon consummation of the asset sale, we will receive cash in the amount of the excess of $1.794 billion over the amount of Assumed Indebtedness as of the closing of the transaction, as such amount is adjusted as described under "The Transaction Agreement—Purchase Price Adjustments". Under the terms of the Transaction Agreement and after giving effect to estimated expenses and taxes, the amount realized by us is estimated to be approximately $540 million to $550 million net of retained debt and preferred stock.

Purchase Price Adjustments

        The consideration paid by Buyer for the assets being acquired will be adjusted for certain prepaid items, capital expenditures, financial expenses, deposits and other liabilities, which we refer to as the "adjustment amount". Specifically, the adjustment amount is an amount equal to the following:

  •
  the aggregate principal amount of any tenant notes originated by Sellers or the Acquired Companies with a note date between April 17, 2007 and the closing date increased by:

  •
  the sum of (x) the amount, not exceeding $5,600,000 in the aggregate, paid by Sellers or the Acquired Companies for any manufactured homes acquired between April 17, 2007 and the closing date that are included in the Acquired Assets being transferred to Buyer, and (y) the amount, not exceeding $500,000 in the aggregate, of capitalized costs related to buying, or costs incurred for selling and/or renting such acquired new homes, as of the closing date reduced by the following to the extent applicable:

  •
  the amount by which (x) the aggregate amount of capital expenditures made by Sellers and the Acquired Companies in respect of the Acquired Business prior to the closing date is less than (y) the product of $9,000,000 multiplied by the quotient of the number of days elapsed in 2007 prior to the closing date divided by 365 further reduced by:

  •
  any "stay bonus amount", which is the amount by which the aggregate amount of stay bonuses paid to company employees pursuant to the Transaction Agreement (as described under "—Employee Matters") exceeds the sum of (a) 50% of the aggregate amount of stay bonuses paid to company employees other than company employees that are employed at properties that are marketed by Buyer pursuant to the Transaction Agreement plus (b) 100% of the aggregate amount of stay bonuses paid to company employees that are employed at properties that are marketed by Buyer pursuant to the Transaction Agreement further reduced by:

  •
  the aggregate amount of Assumed Indebtedness as of the closing and reduced by (if the following is a negative number) or increased by (if the following is a positive number):

  •
  an adjustment for net working capital and for certain pro rated assets and liabilities of the Acquired Business.

        On the closing of the transaction, Buyer will pay to Sellers an amount equal to the purchase price reduced by certain of Seller's expenses and an estimated adjustment amount. Within 90 days after the closing of the transaction, Buyer will prepare and deliver a closing statement to Sellers setting forth Buyer's determination of the final adjustment amount. Sellers will then have 30 days to object to the calculation of the final adjustment amount. Within three days of the adjustment amount and the closing statement being finalized, if the final adjustment amount is less than the estimated adjustment amount, then Sellers will pay Buyer the difference and if the final adjustment amount is greater than the estimated adjustment amount, then Buyer will pay Sellers the difference.

Closing and Effective Time

        The closing of the transaction will take place not later than the fourth business day immediately following the date on which all closing conditions have been satisfied or waived (other than those conditions that by their nature have to be satisfied at the closing date, but subject to the satisfaction or waiver of those conditions) or another time as agreed by the parties to the Transaction Agreement. If the Sellers determine that a delay of the closing date is necessary to satisfy the conditions requiring certain consents in connection with ARC LP's Senior Exchangeable Notes Due 2025, ARC LP's limited partners, and their Trust Preferred Securities Due 2035, the Sellers have a one time option to delay the closing date to a date that is no more than 45 days following the date on which the Sellers would otherwise have been required to effect the closing (but in no event later than December 31, 2007). The transactions contemplated by the Transaction Agreement will become effective upon the effective time, which is the time at which the closing occurs.

Change in Transaction Structure

        If Buyer determines it would be beneficial to transfer one or more of the acquired properties from its current owner at the closing to an entity designated by Buyer, Sellers have agreed to cooperate with Buyer in effecting such transfer, provided no such transfer (i) has the effect of increasing the obligations or reducing the rights of Sellers under the Transaction Agreement or increasing the costs and expenses of Sellers, (ii) is reasonably expected to impede or delay the consummation of the transactions contemplated under the Transaction Agreement, or (iii) will constitute a waiver of any condition to the transactions contemplated under the Transaction Agreement.

Delayed Acquired Assets

        To the extent that the transfer or assignment from any Seller to Buyer of any Acquired Asset or equity interest in an Acquired Company would be a violation of applicable law with respect to such Acquired Asset or Acquired Company or otherwise adversely affect the rights of the transferee as a result of the failure to obtain or make any consent, approval, waiver, authorization, notice or filing required to be made in connection with the transactions contemplated by the Transaction Agreement, other than any consent, approval, waiver, authorization, notice or filing in respect of assumed indebtedness, then the transfer or assignment to Buyer of such asset or interest (which we refer to as a "Delayed Acquired Asset"), will be automatically deemed deferred and any purported transfer or assignment will be null and void until such time as all legal impediments are removed and/or any required authorizations have been made or obtained; provided, however, that the closing of the transaction will otherwise take place in all respects as provided for in the Transaction Agreement and the initial purchase price will not be reduced.

        If, at the closing date, there exist any Delayed Acquired Assets, the applicable Seller will hold such asset for the use and benefit of Buyer, insofar as reasonably possible. To the extent not prohibited by law, such Seller will take such actions as may be reasonably requested by Buyer in order to place Buyer in the same position as if such Delayed Acquired Asset had been transferred as contemplated in the Transaction Agreement. To the extent permitted by law, Buyer will be entitled to the management of any Delayed Acquired Assets not yet transferred to it.

        If and when the consent or authorization is obtained, the transfer of the applicable asset or interest to Buyer will automatically and without further action be effected in accordance with the terms of the Transaction Agreement.

Representations and Warranties

        The Transaction Agreement contains representations and warranties the parties made to each other. The assertions embodied in those representations and warranties were made solely for purposes of the Transaction Agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Transaction Agreement. Moreover, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Representations and Warranties of Sellers

        In the Transaction Agreement, Sellers make a number of representations and warranties to Buyer, including with respect to the matters set forth below:

  •
  organization, existence, good standing, qualification and corporate or similar power of each Seller;

  •
  the authorization to enter into the Transaction Agreement and to consummate the transactions contemplated thereby, contingent upon our stockholder approval and successful consent solicitations with respect to ARC LP, and the due execution and enforceability of the Transaction Agreeement;

  •
  the approval by and recommendation of our board of directors of the Transaction Agreement and the transactions contemplated thereby;

  •
  the absence of conflicts or violations with respect to organizational documents, material contracts and applicable law in connection with each Seller's performance under the Transaction Agreement and related agreements;

  •
  required consents and approvals of governmental entities;

  •
  litigation related to Sellers; and

  •
  the accuracy of information provided in this proxy statement.

Sellers' Representations and Warranties as to the Acquired Companies and the Acquired Assets

        In the Transaction Agreement, Sellers make representations and warranties with respect to the Acquired Companies and the Acquired Assets, including with respect to the matters set forth below:

  •
  organization, existence, good standing, qualification and power of each Acquired Company;

  •
  the due authorization and valid issuance of the outstanding equity interests of the Acquired Companies;

  •
  the ownership by ARC IV, ARC Real Estate, ARC Real Estate Holdings, ARCMS, ARCAL and Enspire Finance of their respective subsidiaries;

  •
  the absence of conflicts or violations with respect to organizational documents, material contracts and applicable law in connection with each Acquired Company's performance under the Transaction Agreement and related agreements;

  •
  required consents and approvals of governmental entities;

  •
  compliance with applicable laws and proper filing of all reports required to be filed by any law or governmental entity, except as would not reasonably be expected to have a material adverse effect on us;

  •
  notification of any order, decree, agreement or other order by any governmental entity;

  •
  litigation related to the Acquired Companies;

  •
  absence of undisclosed liabilities in the Acquired Companies, except for liabilities in the ordinary course of business;

  •
  matters regarding material contracts;

  •
  tax matters;

  •
  pension and employee benefits compliance matters;

  •
  intangible property matters;

  •
  good and marketable fee simple title or leasehold title to, and other matters regarding, acquired properties;

  •
  compliance with environmental laws;

  •
  accuracy of financial statements and compliance with SEC rules related to filing of all forms, documents, reports and financial statements required to be filed since February 18, 2004;

  •
  labor and employment matters;

  •
  no brokers and finders fees other than the fees that will be paid by Sellers to Sandler O'Neill;

  •
  transfer of good and valid title to Acquired Assets;

  •
  condition and sufficiency of the Acquired Assets;

  •
  receipt of an opinion of Sandler O'Neill;

  •
  absence of certain changes or events since December 31, 2006;

  •
  absence of agreements with affiliates;

  •
  absence of restrictions under anti-takeover laws or our organizational documents; and

  •
  consumer credit matters.

Representations and Warranties of Buyer

        In the Transaction Agreement, Buyer makes a number of representations and warranties to Sellers, including with respect to the matters set forth below:

  •
  organization, existence, good standing, qualification and power of Buyer;

  •
  the authorization to enter into the Transaction Agreement and to consummate the transactions contemplated thereby and the due execution and enforceability of the Transaction Agreement;

  •
  the absence of conflicts or violations with respect to organizational documents, contracts to which Buyer is a party and applicable law in connection with Buyer's performance under the Transaction Agreement and related agreements;

  •
  required consents and approvals;

  •
  litigation related to Buyer;

  •
  Buyer financing matters, including matters concerning the debt financing commitment letters and equity financing commitment letters; and

  •
  no brokers and finders fees are applicable with respect to the transaction other than the fees that will be paid by Buyer to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

        Certain representations and warranties made by Sellers and Buyer are qualified as to "materiality" or "material adverse effect". For purposes of the Transaction Agreement, a "material adverse effect" of the Seller or Buyer means an event, fact, circumstance or effect that materially and adversely affects the ability of the Seller or Buyer, as applicable, to consummate the transactions contemplated by the Transaction Agreement or perform its obligations thereunder. A "company material adverse effect" means an event, fact, circumstance or effect that results in or causes a material adverse change in the business, assets, liabilities or financial condition of the Acquired Companies and the Acquired Business, taken as a whole, except to the extent such material adverse change results from or is caused by:

  •
  changes in financial, securities or currency markets, changes in prevailing interest rates or foreign exchange rates, or changes in general economic conditions;

  •
  changes in general business conditions or otherwise in the industries in which Sellers and their subsidiaries (in respect of the Acquired Business) operate (such industries being limited to all-age manufactured home communities for purposes of this exception);

  •
  changes in law, rule or regulation of any governmental entity or changes in regulatory conditions in the states in which the Acquired Companies operate, or changes with respect to the enforcement policies related to any of the foregoing;

  •
  events or changes that are consequences of hostility, terrorist activity, acts of war or acts of public enemies;

  •
  changes in accounting standards, principles or interpretations;

  •
  actions taken or not taken at the express request of Buyer;

  other than, in the case of the foregoing points, any such changes or events that affect the Acquired Business or the Acquired Companies disproportionately, and then only to the extent of such disproportionate effect when compared to the industries in which their and their subsidiaries (in respect of the Acquired Business) operate (such industries being limited to all-age manufactured home communities for purposes of this exception); or

  •
  the negotiation, announcement, execution, delivery, consummation or pendency of the Transaction Agreement or the transactions contemplated thereby.

Covenants

  Conduct of business

        Under the Transaction Agreement, Sellers make a number of covenants concerning the operation of their business between April 17, 2007 and the closing date or earlier termination of the Transaction Agreement, including the following:

  •
  to carry on their businesses in the usual and ordinary course of business in substantially the same manner and consistent with past practices;

  •
  to use commercially reasonable efforts consistent with past practices to maintain the Acquired Assets, ordinary wear and tear excepted;

  •
  other than the dissolution of certain entities no longer required for the conduct of the Acquired Business, to use commercially reasonable efforts to preserve intact the current business organization, goodwill and assets, keep available the services of their officers, employees and consultants, maintain all permits required for the operation of the Acquired Business and preserve their relationships with customers, suppliers, creditors, agents, governmental entities and others having dealings with them, in each case to the extent relating to the Acquired Business;

  •
  to promptly notify Buyer of any litigation, pending or threatened, having potential liability to the Acquired Companies or the Acquired Business in excess of $100,000 or any complaint, investigation or hearing by a governmental entity involving the Acquired Companies, the Acquired Business, the Acquired Assets or the assumed liabilities, and not to settle or compromise any pending or threatened claim or action if such settlement would subject any Acquired Company or any portion of the Acquired Business to injunctive or other equitable remedies or would result in payment of monetary damages following the closing of the transaction;

  •
  to not amend the organizational documents of any Acquired Company, or fail to materially comply with any "special purpose entity" provision in such organizational documents, split, combine or reclassify its outstanding equity interests in the Acquired Companies, or redeem, repurchase or acquire equity interests in the Acquired Companies or any securities convertible into or exchangeable or exercisable for any equity interest in an Acquired Company;

  •
  to not issue, sell, pledge or otherwise encumber or dispose of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any equity interest in an Acquired Company;

  •
  not to make, declare or pay any dividend or other distributions on, or directly or indirectly redeem, purchase or otherwise acquire or encumber any equity interests in any of the Acquired Companies;

  •
  not to take any action that would prevent or delay the consummation of the transactions contemplated by the Transaction Agreement;

  •
  not to sell, transfer, assign, mortgage, lease, subject to lien or otherwise encumber or dispose of any of (other than pursuant to leases in the ordinary course of business consistent with past practice) the properties comprising the Acquired Business or the Acquired Assets, or assign or encumber the right to receive income, dividends, distributions and the like to the extent relating to the Acquired Business or the Acquired Assets or pledge or grant a security interest in any of the properties comprising the Acquired Business or the Acquired Assets;

  •
  not to take any actions with respect to the development of the properties comprising the Acquired Business or the Acquired Assets without the prior written consent of Buyer, except as is consistent in amounts and timing with our operating and capital budget;

  •
  not to enter into any new service, property management or employment contract or amend, extend, renew or replace any existing service, property management or employment contract, in respect of any of the properties comprising the Acquired Business or the Acquired Assets without the prior written consent of Buyer;

  •
  not to originate or make any loans, or amend or modify the terms of or extend or renew any existing consumer credit contracts, dispose of or monetize any consumer credit contract, or purchase or otherwise acquire any manufactured homes without Buyer's prior written consent (which consent shall not be unreasonably withheld) except in the ordinary course of business consistent with past practice and on current market terms or fail to purchase any manufactured homes in the ordinary course of business consistent in amounts and timing with the budget or past practices;

  •
  to make or agree to make any new capital expenditure or capital expenditures except in the ordinary course of business consistent in amounts and timing with the budget, (and, in any event, not in excess of $100,000 per expenditure or series of related expenditures) or as may be required, in the sole discretion of Sellers, to protect the health, safety or welfare of any resident in any of Sellers' communities;

  •
  not to make any significant change in any tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles;

  •
  not to (i) make or revoke any material election with regard to taxes, file any material amended tax returns or settle or compromise any material Federal, state, local or foreign income tax liability, (ii) fail to prepare and timely file all tax returns required to be filed by or with respect to Seller or any subsidiary after the date of the Transaction Agreement and on or before the effective time in a manner consistent with prior years or (iii) fail to pay in a manner consistent with prior years all taxes shown as being required to be paid on such tax returns;

  •
  not to transfer any acquired asset to any of our subsidiaries that is not a pass-through entity or to any of our subsidiaries that is a pass-through entity and that is owned in part by a subsidiary that is not a pass-through entity; provided, that the foregoing shall not apply to transfers to a Seller;

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  not to modify, amend, terminate or fail to renew in the ordinary course of business any material contract, or modify any "lease to purchase" contract, or enter into any contract that, if entered into prior to the date hereof, would constitute a material contract, or waive, release or assign any material rights or claims under any of the foregoing;

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  not to make any material change to our accounting methods, principles or practices, except as may be required by generally accepted accounting principles or except with respect to the Retained Business;

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  not to, except with respect to the Retained Business and except as required to comply with applicable law, (i) adopt, enter into, terminate or amend any Seller employee plans or other arrangement for the benefit or welfare of any current or former director, officer or employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (iii) pay any benefit not provided for under any of the Seller employee plans, or (iv) grant any awards under any bonus, incentive, performance or other compensation plan, other than cash bonuses in the ordinary course of business paid in full prior to the closing of the transaction to non-executive officers;

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  not to accelerate the collection of accounts receivable or fail to timely pay any account payable;

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  not to incur, create, assume or guarantee any indebtedness, other than indebtedness incurred in the ordinary course of business that can be assigned to or assumed by the Buyer or its designee in connection with the transaction, and prepaid or defeased in connection with the closing of the transaction, in each case without payment of any termination fee, prepayment penalties, "breakage" costs or similar payments;

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  not to cancel any material debts or waive any material claims or rights;

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  not to cancel, terminate or fail to renew any material insurance policy; or

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  not to take, commit to take, authorize, permit or cause any action or omission inconsistent with any of the foregoing.

  Regulatory Approvals

        Each party agrees to cooperate to obtain all required statutory approvals, including any filings under the HSR Act and to satisfy any conditions imposed by any governmental entity in all final orders. The parties agree to respond promptly to any inquiries or requests received from any governmental entity for additional information or documentation and not enter into any agreement with any governmental entity that would reasonably be expected to adversely affect the parties' ability to consummate the transactions contemplated by the Transaction Agreement. The parties agree to provide each other with copies of all filings made with, and inform one another of any communications received from, any governmental entity in connection with the Transaction Agreement.

  Commercially Reasonable Efforts

        Each party agrees to use its respective commercially reasonably efforts to take all actions and to do all things necessary to consummate the transactions contemplated by the Transaction Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and to obtain all consents and authorizations. From April 17, 2007 and until the receipt of our stockholder approval, we will not issue equity securities of any class in an amount equal to or more than five percent (5%) of the number of outstanding equity securities of such class to any person or any group (as defined under Rule 13d-5 under the Exchange Act) unless such person or group concurrently therewith executes an agreement in favor of Buyer that is substantially identical to the support agreement.

  Access

        We agree to provide Buyer reasonable access to each Acquired Company's properties, offices, plants and other facilities, books and records, and agree to furnish Buyer with such financial, operating and other data as Buyer may reasonably request. The parties agree to retain for a period of seven years the books and records relating to the Acquired Business relating to periods prior to the closing of the transaction and agree to afford each other reasonable access during normal business hours, to such books and records. Moreover, prior to the closing of the transaction, Buyer will be permitted to market, hold open for sale or otherwise discuss with other parties the sale or other disposition of certain properties, some of which require our consent.

  No Solicitation

        We agree that we will not, and that we will not permit our affiliates or our affiliates' officers, directors, employees, agents or representatives, including any investment banker, attorney or accountant retained by them, to, directly or indirectly:

  •
  initiate, solicit, knowingly encourage or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an alternative proposal;

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  engage or participate in any negotiations or discussions concerning, or provide or cause to be provided any non-public information or data relating to us, the Acquired Companies or the Acquired Business in connection with, or have discussions with any person relating to, an actual or proposed alternative proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an alternative proposal;

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  approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any alternative proposal;

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  approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any alternative proposal;

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  amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement; or

  •
  resolve to propose or agree to do any of the foregoing; provided, however, it is understood and agreed that any determination or action by our board of directors permitted in connection with a superior proposal will not be deemed to be a breach or violation of the no solicitation covenant in the Transaction Agreement.

        We will and will cause each of our subsidiaries to, and will direct each of our representatives to, immediately cease any existing solicitations, discussions or negotiations with any person that has made or indicated an intention to make an alternative proposal.

        We may, at any time prior to obtaining our stockholder approval, in response to a bona fide unsolicited, written alternative proposal made after April 17, 2007 and which did not result from or arise in connection with a breach of the no solicitation covenant in the Transaction Agreement and which our board of directors determines, in good faith, after consultation with its outside counsel and financial advisors, may reasonably be expected to lead to a superior proposal:

  •
  furnish non-public information with respect to us and our subsidiaries to the person making such alternative proposal and its representatives pursuant to a customary confidentiality agreement no less restrictive of the other party than the confidentiality agreement between us and Farallon Capital Management, L.L.C., dated March 8, 2007; and

  •
  participate in discussions or negotiations with such person and its representatives regarding such alternative proposal;

        provided, however, (i) that the Buyer will be entitled to receive an executed copy of such confidentiality agreement prior to or substantially simultaneously with us furnishing information to the person making such alternative proposal or its representatives, and (ii) that we shall simultaneously provide or make available to the Buyer any non-public information concerning us that is provided to the person making such alternative proposal or its representatives which was not previously provided or made available to the Buyer.

        Neither our board of directors nor any committee thereof will:

  •
  withdraw or modify in a manner adverse to Buyer or publicly propose to withdraw or modify in a manner adverse to the Buyer, the recommendation to our stockholders of the approval of the transactions contemplated by the Transaction Agreement or approve or recommend, or publicly propose to approve, endorse or recommend, any alternative proposal (which we refer to as a "change in recommendation"); or

  •
  approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any alternative proposal.

        Notwithstanding the foregoing, our board of directors may, at any time prior to obtaining our stockholders' approval, in response to a bona fide, unsolicited, written alternative proposal made after April 17, 2007, and which did not result from or arise in connection with a breach of the no solicitation covenant in the Transaction Agreement and which our board of directors determines, in good faith, after consultation with its outside counsel and financial advisors, constitutes a superior proposal, make a change in recommendation or terminate the Transaction Agreement pursuant to the termination and abandonment section under the Transaction Agreement; provided, that our board of directors will not be entitled to exercise its right to make a change in recommendation or terminate the Transaction Agreement pursuant to the termination and abandonment section under the Transaction Agreement unless we have (A) complied in all respects with the no solicitation covenant in the Transaction Agreement, (B) provided to Buyer four business days' prior written notice advising Buyer that our board of directors intends to take such action and specifying the reasons for such action, including the material terms and conditions of any superior proposal (it being understood that any material amendment to the financial terms or any other material term of any such superior proposal will require a new notice to Buyer advising of a superior proposal and an additional three business day notice period), (C) provided to Buyer all materials and information delivered or made available to the person or group of persons making any superior proposal in connection with such superior proposal, (D) during such four business day period (or three business day period in the case of an amendment), if requested by Buyer, engaged in good faith negotiations with Buyer to propose amendments to the Transaction Agreement such that any alternative proposal which was determined to constitute a superior proposal is no longer deemed to be a superior proposal, and (E) if at the end of such four business day period (or three business day period in the case of an amendment), such alternative proposal has not been withdrawn and continues to constitute a superior proposal (after giving effect to any amendments to the Transaction Agreement that may be proposed by Buyer following a notice of superior proposal, as a result of the negotiations required by (D) above or otherwise) then we promptly (and in any event within 24 hours) will advise Buyer orally and in writing of:

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  any alternative proposal or indication or inquiry with respect to or that would reasonably be expected to lead to any alternative proposal;

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  any request for non-public information relating to us or our subsidiaries that is reasonably expected to be related to an alternative proposal; and

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  any inquiry or request for discussion or negotiation regarding an alternative proposal, including, in each case, the identity of the person making any such alternative proposal or indication or inquiry and the material terms of any such alternative proposal or indication or inquiry (including copies of any document or correspondence evidencing such alternative proposal or inquiry). We will keep Buyer reasonably informed on a reasonably current basis of the status (including any material change to the terms thereof) of any such alternative proposal or indication or inquiry.

        As used herein, "alternative proposal" means any inquiry, proposal or offer from any person or group of persons other than Buyer or one of its affiliates for (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, asset sale or purchase, dissolution or similar transaction involving us (or any of our subsidiaries whose businesses or assets account for 20% or more of our and our subsidiaries', taken as a whole, net revenues, net income or assets), (ii) any proposal for our issuance of 20% or more of any class of our equity interests or (iii) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of any class of our equity interests or of our and our subsidiaries' consolidated total assets, in each case other than the transactions contemplated by the Transaction Agreement.

        As used herein, "superior proposal" means any bona fide offer made by a third party that, if consummated, would result in such person (or its stockholders) owning, directly or indirectly, more than 50% of our common stock then outstanding (or of the equity interests of the surviving entity in a merger or the ultimate parent of the surviving entity in a merger), or all or substantially all of the Acquired Assets, which our board of directors reasonably determines (after consultation with its legal advisors and its financial advisors), taking into account all financial, legal, regulatory and other aspects of such proposal and the person making the proposal, (i) to be (A) more favorable to our stockholders than the transactions contemplated by the Transaction Agreement after taking into account the then outstanding proposal of Buyer (including any amendments to the Transaction Agreement proposed by Buyer pursuant to the no solicitation section under the Transaction Agreement or otherwise) and (B) reasonably capable of being completed on the terms set forth in the proposal and (ii) for which financing, to the extent required, is then committed or reasonably likely to be obtained.

  Other Covenants

        The Transaction Agreement contains other covenants, including the following:

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  we agree to prepare and file with the SEC as promptly as reasonably practicable a proxy statement, to hold a stockholder meeting for the purpose of obtaining stockholder approval of the asset sale, to recommend to our stockholders approval of the transactions contemplated by the Transaction Agreement and include such recommendation in the proxy statement, and use reasonable best efforts to solicit from our stockholders proxies in favor of the approval of the transactions contemplated by the Transaction Agreement;

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  we agree, unless the Transaction Agreement is terminated pursuant to its terms, that we, regardless of whether our board of directors has approved, endorsed or recommended an alternative proposal or has made a change in recommendation, will submit the transactions contemplated by the Transaction Agreement for approval by our stockholders at any stockholder meeting convened for the purpose of considering an alternative proposal;

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  the parties agree to pay all of their respective out-of-pocket fees, costs and expenses in connection with the Transaction Agreement and the consummation of the transactions contemplated thereby;

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  the parties agree to take any further actions as may be reasonably necessary to carry out the purposes and intents of the Transaction Agreement;

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  Buyer agrees that its obligations under the Transaction Agreement are not conditioned in any manner whatsoever upon Buyer obtaining any financing and Sellers agree to provide reasonable cooperation in connection with the arrangement of debt financing as may be reasonably requested by Buyer;

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  the parties agree to consult with and provide each other reasonable opportunity to review and comment prior to the issuance of any press release or other public announcement relating to the Transaction Agreement or the transactions contemplated therein;

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  prior to the closing of the transaction, Sellers agree to use commercially reasonable efforts to amend the indenture governing ARC LP's Senior Exchangeable Notes Due 2025 such that the transactions contemplated by the Transaction Agreement will be permitted under the indenture without liability to Buyer or any of its subsidiaries from and after the closing of the transaction and Sellers will consult with and provide Buyer with a reasonable opportunity to review and comment upon all documentation and public filings relating to the amendment of the indenture, and such documentation and filings must be reasonably acceptable to Buyer;

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  prior to the closing of the transaction, Sellers agree to use commercially reasonable efforts to cause ARC LP to commence a consent solicitation from the limited partners of ARC LP pursuant to which ARC LP will solicit the consent of such number of holders of limited partnership interests as is required under the First Amended and Restated Agreement of Limited Partnership of Affordable Residential Communities LP to obtain such waivers or amendments as are reasonably necessary to consummate the transactions contemplated by the Transaction Agreement, and Sellers will consult with and provide Buyer with a reasonable opportunity to review and comment upon all documentation and public filings relating to the consent solicitation, and such documentation and filings must be reasonably acceptable to Buyer, to the extent they affect the Buyer, any Acquired Company or the Acquired Business;

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  prior to the closing of the transaction, Sellers agree to use commercially reasonable efforts to amend the indenture governing our Trust Preferred Securities Due 2035, such that the transactions contemplated by the Transaction Agreement will be permitted under such indenture and Sellers will consult with and provide Buyer with a reasonable opportunity to review and comment upon all documentation and public filings relating to the trust preferred amendment, and such documentation and filings shall be reasonably acceptable to Buyer, to the extent they affect the Buyer, any Acquired Company or the Acquired Business;

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  Sellers agree to provide, and will cause their representatives to provide, reasonable cooperation (including with respect to timeliness) in connection with the assignment to or assumption by Buyer or its designee of, or the prepayment or defeasance in connection with the closing of, all indebtedness included in the assumed liabilities, including by paying amounts advanced by Buyer in connection with the defeasance of such indebtedness, facilitating the release of collateral, delivering any required notices or certificates, or such other assistance as Buyer may reasonably request, provided that Buyer will pay Sellers' reasonable out-of-pocket expenses in connection with any such cooperation;

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  the parties will negotiate in good faith prior to the closing of the transaction, the terms of a transition services agreement, under which Sellers and their affiliates will provide Buyer all services as necessary in combination with the Acquired Assets, to allow Buyer to conduct the Acquired Business as it will be conducted immediately prior to the closing of the transaction, at Sellers' actual cost and without any markup or overhead, and, if requested by Buyer, for a period of one year following the closing of the transaction, Sellers will make available to Buyer the use of any permit required for the conduct of the portion of the Acquired Business conducted by such entity, on a cost-free basis;

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  Sellers will use all commercially reasonable efforts to cease the use by any Sellers or any of their affiliates from and after the closing of the transaction of the name "ARC" and "Affordable Residential Communities," and of any other trade names, trademarks, Internet domain names, identifying logos or service marks related thereto or employing the words "ARC", "Affordable Residential Communities" or any part or variation of any of the foregoing or any confusingly similar trade names, trademark or logo, or otherwise constituting intangible property of the Seller, but excluding the Enspire trademarks and the NLASCO trademarks as promptly as practicable following the closing of the transaction. Subject to the terms and conditions set forth in the Transaction Agreement, Buyer grants to Sellers a limited, non-exclusive, non-sublicensable, royalty free and non-transferable right and license to use any of Sellers' trademarks and logos in connection with the Retained Business for a period of one hundred and twenty (120) days following the closing of the transaction, after which Sellers will cease all further use of any such trademarks and logos and destroy any and all material bearing such trademarks and logos. Sellers will cease use of the "aboutarc.com" URL as soon as reasonably practicable following the closing of the transaction;

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  Buyer agrees to consider in good faith any proposal of Sellers for ARC Insurance Services Inc. DBA Enspire Insurance Services to solicit, market and sell insurance to residents of manufactured home communities included in the Acquired Business;

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  effective as of the closing of the transaction, ARC Dealership will cause Enspire Insurance LLC to grant to Enspire Finance a worldwide, exclusive, non-sublicensable, royalty free, perpetual and non-transferable right (except as set forth in the Transaction Agreement) and license to use the Enspire trademarks solely in connection with the financing operations of Enspire Finance as such business is conducted as of the closing of the transaction;

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  the parties will give each other prompt notice of (i) any notice or other communication received by either party from any governmental entity in connection with the Transaction Agreement or other transactions contemplated thereby or from any person alleging that the consent of such person is or may be required in connection with the Transaction Agreement or the other transactions contemplated thereby, (ii) any actions, suits, claims investigations or proceedings commenced or threatened against either party which relate to the Transaction Agreement or other transactions contemplated thereby, and (iii) the discovery of any fact or circumstance that would cause or result in any of the conditions to closing set forth in the Transaction Agreement not being satisfied or satisfaction being materially delayed;

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  the occurrence of any casualty, condemnation or other event at any one or more acquired properties will not relieve Buyer of its obligations under the Transaction Agreement, provided, however, that at the closing of the transaction Sellers will assign to Buyer any and all claims and proceeds Sellers may have with respect to any casualty insurance policies or condemnation awards with respect to any acquired property which related to a casualty or condemnation occurring after the date of the Transaction Agreement but prior to the closing of the transaction, and Buyer will have the right to proceed against any insurance company or condemning authority to recover any such items and will have the right prior to the closing of the transaction to participate in all negotiations and discussions regarding the adjustment and settlement of any insurance claims or claims for condemnation procedures with respect to any property or group of properties having a value in excess of $500,000;

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  Sellers agree that, from and after the closing of the transaction, Buyer will have the right and authority to collect for the Buyer's own account or for the account of its affiliates all accounts receivable included in the Acquired Assets;

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  if any Seller or any of its affiliates receives any cash payments in respect of any Acquired Assets, such amounts will be received by the receiving party as agent for and on behalf of the Buyer, and the receiving party shall promptly notify Buyer and promptly remit all such receipts to Buyer and will provide to Buyer appropriate information as to the nature, source and classification of such payment;

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  Sellers will use commercially reasonable efforts to take such actions as are necessary so that the insurance policies continue to provide coverage to the Acquired Companies and the Acquired Business with respect to acts, omissions, and events occurring prior to the closing of the transaction in accordance with their terms as if the closing of the transaction had not occurred. Sellers will cooperate with and assist Buyer, if the Buyer or its affiliates determine to make any claim under any such policy with respect to any pre-closing act, omission or event;

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  except with respect to certain individuals set forth in the Sellers disclosure letter, from the closing of the transaction until the one year anniversary of the closing of the transaction, no Seller or any of its affiliates (excluding any Acquired Company) will hire, or knowingly solicit the professional services of, any employee, agent or consultant of Buyer or any of its subsidiaries or otherwise interfere with the relationship between Buyer or such affiliate and such person; and

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  Sellers will promptly after April 17, 2007, order (i) title insurance commitments (together with copies of all underlying recorded documents) with respect to the acquired properties from a national underwriting title insurer reasonably acceptable to Buyer; and (ii) surveys with respect to the acquired properties from one or more national survey coordinating firms reasonably acceptable to Buyer accompanied by surveyor certificates in favor of the applicable Acquired Company (or other applicable designee of Buyer) reasonably acceptable to Buyer. The premiums for the title policies (without giving effect to any so-called simultaneous rate charged by the title company with respect to title policies delivered to Buyer's mortgage lender) and the cost of all title commitments, surveys and affirmative coverages, as well as the endorsements set forth in the Sellers Disclosure Letter will be the sole responsibility of the Sellers.

Employee Matters

        Buyer agrees to offer employment to each individual who is employed by an Acquired Company or any Seller or any of their subsidiaries in connection with the Acquired Business (who we refer to as a

"company employee") not later than 10 days prior to the expected closing date, which offer shall be subject to the closing occurring. The terms of Buyer's employment offers will include (a) a rate of base salary or wages equal to at least 100% of the rate of base salary or wages in effect immediately prior to the closing of the transaction and (b) amounts of cash incentive opportunities that are no less favorable than those in effect immediately prior to the closing of the transaction. Buyer will offer employee benefits that are substantially similar in the aggregate to those provided to company employees immediately prior to the closing of the transaction.

        The employment of all employees who accept Buyer's offer of employment will be deemed to have occurred with no interruption or break in service and no termination of employment. Buyer also agrees not to fire or otherwise discharge any employees who accept Buyer's employment offer other than for cause until 45 days after the closing of the transaction. We and the other Sellers remain solely liable (including with respect to severance costs and related liabilities) for any company employee who does not accept Buyer's offer of employment, and Buyer will have no liability with respect to any such employee. We agree to use reasonable efforts to encourage the company employees to accept Buyer's offers of employment.

        We agree to provide personnel information with respect to each company employee as may be reasonably requested by Buyer, provided it is not in violation of any law regarding the use and disclosure of personal information.

        We may award "stay bonuses" of up to an aggregate of $4 million to help retain our employees, which bonuses would be paid by Buyer, provided that the identity of the recipients and the amount payable to each recipient will be subject to the consent of Buyer. Such stay bonuses will not be payable by Buyer to any company employee who does not accept Buyer's offer of employment or who terminates his or her employment with Buyer prior to 90 days following the closing of the transaction. The "stay bonus" will be paid (i) 100% by Buyer in the event they relate to our employees that are employed at properties that are marketed by the Buyer in accordance with the Transaction Agreement, or (ii) 50% by Buyer and 50% by us to the extent paid to any other of our employees.

        On or before the closing of the transaction, we agree to provide a list of the company employees who have experienced or will experience an employment loss or layoff within 90 days prior to the closing of the transaction.

Tax Matters

        Sellers and Buyer have agreed that the purchase price will be allocated among the Acquired Assets in a manner to be determined by Buyer in consultation with the Sellers, based on the advice or recommendation of a nationally recognized appraisal firm, and that the Sellers and Buyer will use the allocations so determined for all tax purposes. Sellers will assume liability for and will pay all sales, transfer, stamp and similar taxes imposed on the sale of the Acquired Companies and Acquired Assets, and will file all required tax returns due in connection with such taxes.

        Sellers have agreed to indemnify Buyer against all pre-closing taxes, and also against taxes of the Acquired Companies arising from the transaction (including transfer taxes and taxes on gains of the Sellers). Sellers have also agreed to indemnify Buyer against any breach of representations and warranties of the Sellers relating to taxes. The tax matters portion of the Transaction Agreement, including the indemnification provisions relating to taxes, will survive indefinitely (or, in the case of tax representations and warranties, until 60 days following the expiration of the applicable statute of limitations, unless notice for indemnification is given within the applicable survival period, in which case until the claim is finally resolved). Sellers are responsible for defending any audit, litigation or other proceeding, or portion thereof, with respect to any taxes for which Sellers are wholly responsible for payment, and have the authority to negotiate, compromise and settle any such tax proceeding, provided, that Sellers obtain the written consent of Buyer if such compromise would have an adverse effect on the Buyer (after giving effect to the Sellers' indemnification obligations) or would otherwise adversely affect the tax liabilities of the Acquired Companies for any period after the closing of the transaction.

Closing Conditions

        The parties' obligations to consummate the asset sale are subject to satisfaction or waiver of a number of mutual closing conditions, including:

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  the absence of any injunctions, orders or laws which prohibit, restrain, enjoin or make illegal the consummation of the transactions contemplated by the Transaction Agreement;

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  the expiration or termination of any applicable waiting period under the HSR Act;

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  the receipt of required statutory approvals;

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  the completion of certain consent solicitations, as discussed in the Transaction Agreement; and

  •
  the receipt of our stockholder approval.

        Buyer's obligation to consummate the asset sale is also subject to the prior satisfaction or waiver of the additional conditions set forth below:

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  the performance in all material respects by Sellers and the Acquired Companies of their respective agreements and covenants under the Transaction Agreement;

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  the accuracy of our representations and warranties as of April 17, 2007 and the effective time, other than those failures to be so accurate (disregarding all materiality or material adverse effect qualifiers in such representations and warranties), in the aggregate, that have not had or will not reasonably be expected to have a material adverse effect on the Sellers or a company material adverse effect;

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  the absence of any material adverse effect with respect to the Acquired Companies and the Acquired Business;

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  the delivery to Buyer of Sellers' officer's certificate certifying that the above conditions have been met;

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  the receipt of all required filings, permits, authorizations, consents and approvals with respect to Buyer;

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  the delivery to Buyer of title policies, surveys and related materials;

  •
  no company material adverse effect shall have occurred or be continuing; and

  •
  the aggregate value of any Delayed Acquired Assets for which delivery will be delayed until after closing will not exceed $20 million.

        Sellers' obligations to consummate the asset sale are also subject to the prior satisfaction or waiver of the additional conditions set forth below:

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  the performance in all material respects by Buyer of its agreements and covenants under the Transaction Agreement;

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  the accuracy of Buyer's representations and warranties as of April 17, 2007 and the effective time, other than those failures to be so accurate, in the aggregate, that have not had or would not reasonably be expected to have a material adverse effect on the Buyer; and

  •
  the delivery of Buyer's officer's certificate certifying that the above conditions have been met.

Termination of the Transaction Agreement

        The Transaction Agreement may be terminated under certain circumstances, including:

  •
  by mutual written consent of us and Buyer;

  •
  by us or Buyer if the effective time has not occurred on or before December 31, 2007, (which we refer to as the "end date"), provided the party seeking to terminate did not breach its obligations under the Transaction Agreement causing the failure to consummate the transaction before the end date;

  •
  by us or Buyer if an injunction, other legal restraint or order will have been entered permanently restraining or prohibiting the consummation of the transaction and such injunction or other order becomes final and non-appealable, provided that the terminating party's breach did not cause such injunction, restraint or order;

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  by us or Buyer if we have our stockholder meeting and stockholder approval contemplated by the Transaction Agreement is not obtained;

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  by us if Buyer breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the Transaction Agreement and such breach or failure to perform (i) would result in a failure by Buyer of the conditions to the obligation of the Sellers relating to the performance of its obligations under the Transaction Agreement and to the accuracy of its representations and warranties, and (ii) is not curable or, if curable, is not cured prior to the earlier of 30 days after written notice of such breach is given by us to Buyer or one business day prior to the end date, provided that Sellers are not then in breach of the Transaction Agreement such that the conditions relating to the Sellers' performance of their obligations under the Transaction Agreement and to the accuracy of their representations and warranties would not be capable of being satisfied prior to the end date;

  •
  by us if all mutual conditions and Buyer's conditions to the Transaction Agreement are satisfied (other than conditions, the failure of which caused Buyer's breach, and conditions that, by their nature, were to be satisfied at closing and were capable of being satisfied at the time of termination) and Buyer fails to consummate the closing of the transaction within five business days after written notice by us of the satisfaction of closing conditions;

  •
  by us if prior to the receipt of our stockholder approval, our board of directors has received and approved a superior proposal and we concurrently enter into a definitive agreement relating to such superior proposal, provided that we have complied with the no solicitation covenant in the Transaction Agreement and have paid the termination fee and expenses of Buyer pursuant to the terms of the Transaction Agreement (as described below);

  •
  by Buyer if any of the Sellers has breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in the Transaction Agreement and such breach or failure to perform (i) would result in a failure by Sellers of the conditions to the obligation of the Buyer relating to the performance of their obligations under the Transaction Agreement and to the accuracy of their representations and warranties and (ii) is not curable or, if curable, is not cured prior to the earlier of 30 days after written notice thereof is given by Buyer to us or one business day prior to the end date, provided that Buyer is not then in breach of the Transaction Agreement such that any of the conditions to the obligation of the Sellers relating to the Buyer's performance of its obligations under the Transaction Agreement and to the accuracy of its representations and warranties would not be capable of being satisfied prior to the end date;

  •
  by Buyer if, prior to the receipt of our stockholder approval, (i) our board of directors makes a change in recommendation (as described above under "—Covenants—No Solicitations") or (ii) there is a material breach of the no solicitation covenant; or

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  by Buyer if, since April 17, 2007, there shall have been a company material adverse effect that is continuing and cannot be cured by the end date.

        In the event of termination of the Transaction Agreement, the obligations of Buyer and Sellers will terminate (except for the confidentiality agreement and the provisions relating to brokers and finders fees, fees and expenses, termination, termination fees, definitions and certain general provisions such as survival of certain provisions, notices, binding effect, assignment, amendments, interpretation, severability, governing law and venue), and there will be no other liability on the part of the Sellers or the Buyer to the other except liability arising out of any willful breach of any of the representations, warranties or covenants in the Transaction Agreement or as provided for in the Farallon Guarantee.

Termination Fees; Expense Reimbursement

        Termination fees will be paid under the following circumstances:

  •
  if the Transaction Agreement is terminated (i) by us because we have received and approved a superior proposal (as described above under "—Termination of the Transaction Agreement"), or (ii) by Buyer because our board of directors has made a change in recommendation or there is a material breach of the no solicitation covenant or, following a change in recommendation, pursuant to any other right of termination listed above, then in any such event we will pay to Buyer a termination fee of $20 million in cash plus an amount equal to all of the fees and expenses of Buyer, its contemplated transaction partners and its and their representatives, including fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred by Buyer, its contemplated transaction partners and its and their representatives in connection with the Transaction Agreement, up to a maximum of $5 million (which we refer to as the "Buyer Expenses");

  •
  if (i) an alternative proposal that reasonably appears to be a bona fide proposal is made known to us or directly to our stockholders or any person shall have publicly announced an intention (whether or not conditional or withdrawn) to make an alternative proposal that reasonably appears to be bona fide and thereafter (ii) the Transaction Agreement is terminated by either us or Buyer because stockholder approval was not obtained or by us if the transaction had not closed by the end date (in each case, other than a termination giving rise to a right of Buyer to receive the termination fee in the event described above), then we will pay to Buyer the Buyer Expenses;

  •
  if, following the termination of the Transaction Agreement giving rise to an obligation of us to pay the Buyer Expenses pursuant to the situation described immediately above, we enter into a definitive agreement with respect to, or consummate, a transaction contemplated by any alternative proposal (provided that the references to "20%" in the definition of alternative proposal will be deemed to be references to "50%") within twelve months of the termination date, then we will pay to Buyer the termination fee; and

  •
  if the Transaction Agreement is terminated by us because the transaction has not closed by the end date, or because of Buyer's breach or Buyer's failure to close (in each case as described above under "—Termination of the Transaction Agreement") and at the time of termination all mutual closing conditions and Buyer's conditions have been satisfied (other than any condition the failure of which to be satisfied has been proximately caused by the Buyer's breach of the

    Transaction Agreement and conditions that, by their nature, are to be satisfied at closing and which were, at the time of termination, capable of being satisfied), then:

    •
    if, at the time of such termination, the lender under Buyer's debt financing commitment has failed to fund the debt financing contemplated by such commitment, Buyer will pay us a termination fee of $37.5 million; or

    •
    if, at the time of such termination, the financing party under Buyer's third party equity commitment has failed to fund the equity financing contemplated by such commitment, Buyer will pay us a termination fee of $50 million;

  provided that, if both termination fees are due, then only the equity commitment termination fee will be due.

        Our right to receive payment of the Buyer termination fee pursuant to the Transaction Agreement or the guarantee thereof pursuant to the Farallon Guarantee, will be the exclusive remedy of us against Buyer, Farallon Capital Partners, L.P. or any of their respective stockholders, partners, members, directors, affiliates, officers or agents for the loss suffered as a result of the failure of the transaction to be consummated and any other losses, damages, obligations or liabilities suffered as a result of or under the Transaction Agreement. Except as set forth in the termination fees provision of the Transaction Agreement, neither Buyer nor its related parties or other representatives, will have any further liability or obligation relating to or arising out of the Transaction Agreement.

        Similarly, Buyer's right to receive payment of the termination fee pursuant to the termination fees provision of the Transaction Agreement will be the exclusive remedy of the Buyer against Sellers, the Acquired Companies or any of their respective stockholders, partners, members, directors, affiliates, officers or agents for the loss suffered as a result of the failure of the transaction to be consummated and any other losses, damages, obligations or liabilities suffered as a result of or under the Transaction Agreement. Except with respect to payment of the termination fee in accordance with the termination fees provision of the Transaction Agreement, neither the Sellers, the Acquired Companies nor any of their related parties or other representatives will have any further liability or obligation relating to or arising out of the Transaction Agreement.

        Notwithstanding the foregoing, and except as provided in and subject to the limitations of, the Farallon Guarantee, the payment of any termination fees or expenses of Buyer under the termination fees section of the Transaction Agreement will not relieve any party of liability for willful breach of any of the representations, warranties, covenants or agreements in the Transaction Agreement.

Indemnification

        From and after the closing of the transaction, Sellers jointly and severally agree to indemnify, defend and hold harmless the Buyer and its affiliates, directors, officers, shareholders, members, limited partners, attorneys, accountants representatives, agents and employees, and their respective heirs, successors and assigns, from and against any and all liabilities and other damages incurred by Buyer or its representatives and arising out of, relating to or resulting from:

  •
  the failure of any representation or warranty regarding undisclosed liabilities, special purpose entities and employee benefit plans to be true and correct as of the effective time with the same effect as though such representations and warranties had been made on and as of such time (except to the extent any such representation and warranty expressly speaks only as of a specific date, in which case as of such earlier date);

  •
  the failure of any representation or warranty regarding the equity interests in the Acquired Companies and the title to and sufficiency of the Acquired Assets to be true and correct as of the effective time with the same effect as though such representations and warranties had been made on and as of such time (except to the extent any such representation and warranty expressly speaks only as of a specific date, in which case as of such earlier date);

  •
  any breach of any covenant or agreement of any Seller set forth in the purchase and sale article pursuant to the Transaction Agreement or of any covenant or agreement of any Seller set forth in the Transaction Agreement that contemplates or provides for any rights, obligations or actions of any party after the closing of the transaction; or

  •
  any liability not assumed by Buyer.

        From and after the closing of the transaction, Buyer agrees to indemnify, defend and hold harmless the Sellers and their affiliates, directors, officers, stockholders, members, limited partners, attorneys, accountants, representatives, agents and employees, and their respective heirs, successors and assigns, from and against any and all liabilities and damage incurred by any Seller or its representatives arising out of, relating to, or resulting from:

  •
  any breach of any covenant or agreement of the Buyer set forth in the purchase and sale article under the Transaction Agreement or of any covenant or agreement of the Buyer set forth in the Transaction Agreement that contemplates or provides for any rights, obligations or actions of any party after the closing of the transaction;

  •
  any liability assumed by Buyer; or

  •
  the business and operation of the Acquired Assets, the Acquired Companies and the Acquired Business, whether arising out of or relating to conduct occurring prior to, on or after the closing of the transaction, other than items for which indemnification is or would be provided by the Sellers under the Transaction Agreement.

        Buyer and its representatives will not be entitled to indemnification with respect to breaches of representations and warranties regarding undisclosed liabilities, special purpose entities or employee benefit plans unless the aggregate amount of damages incurred by such party for which indemnification is available exceeds an amount equal to $10,000,000. The aggregate amount of Sellers' liability for indemnification with respect to breaches of representations and warranties regarding undisclosed liabilities, special purpose entities or employee benefit plans will not exceed $100,000,000.

        Buyer's right to make claims for indemnification:

  •
  with respect to breaches of representations and warranties regarding undisclosed liabilities and special purpose entities will survive for a period of 12 months following the effective time;

  •
  with respect to other breaches of representations and warranties that are subject to indemnification will survive indefinitely; and

  •
  with respect to breaches of any covenant or agreement of the Sellers set forth in the purchase and sale article under the Transaction Agreement or of any covenant or agreement of the Sellers set forth in the Transaction Agreement that contemplates or provides for any rights, obligations or actions of any party after the closing of the transaction, will survive until such covenants and agreements are fully performed or terminated in accordance with their terms.

PRICE RANGE OF STOCK AND DIVIDEND INFORMATION

        Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol "ARC". Our common stock has no public trading history prior to February 12, 2004. The initial public offering ("IPO") price of our common stock on February 12, 2004 was $19.00 per share. On May 21, 2007 our common stock closed at $11.47 and there were 236 holders of record of 56,400,427 outstanding shares of our common stock.

        Our Series A Cumulative Redeemable Preferred Stock is traded on the NYSE under the symbol "ARC-PA". Our Series A preferred stock has no public trading history prior to February 12, 2004. Our Series A preferred stock closed at $24.30 on May 21, 2007. At our IPO, the Company issued 5,000,000 shares of Series A preferred stock at an initial public offering price of $25.00 per share that have a par value of $0.01 per share and a liquidation preference of $25.00 per share, plus all accumulated, accrued and unpaid dividends.

        At May 21, 2007, we had outstanding 1,411,350 Operating Partnership Units, or OP Units, that were issued to various limited partners during our 2002 Reorganization. Each OP Unit outstanding is paired with 1.9268 shares of our special voting stock, each of which is referred to as a Paired Equity Unit, that allows each OP Unit holder to vote on matters as if it were a holder of our common stock. Each OP Unit is redeemable for cash, or at our election, 1.06 shares of our common stock.

        On April 26, 2007, we declared a quarterly cash dividend of $0.515625 per share for our Series A Cumulative Redeemable Preferred Stock. The dividend is payable on July 30, 2007 to stockholders of record on July 13, 2007.

        On March 8, 2007, we declared a declared a quarterly cash dividend of $0.515625 per share for our Series A Cumulative Redeemable Preferred Stock. The dividend was paid on April 30, 2007 to stockholders of record on April 13, 2007.

        On December 14, 2006, we declared a quarterly cash dividend of $0.515625 per share for our Series A Cumulative Redeemable Preferred Stock. The dividend was paid on January 31, 2007 to stockholders of record on January 15, 2007.

        On September 20, 2006, we declared a quarterly cash dividend of $0.515625 per share for our Series A Cumulative Redeemable Preferred Stock. The dividend was paid on October 30, 2006 to stockholders of record on October 13, 2006.

        On June 8, 2006, we declared a quarterly cash dividend of $0.515625 per share for our Series A Cumulative Redeemable Preferred Stock. The dividend was paid on July 28, 2006 to stockholders of record on July 14, 2006.

        On March 2, 2006, we declared a quarterly cash dividend of $0.515625 per share for our Series A Cumulative Redeemable Preferred Stock. The dividend was paid on April 28, 2006 to stockholders of record on April 14, 2006.

        On December 14, 2005, we declared a dividend of $0.5156 on each share of our Series A Cumulative Redeemable Preferred Stock. This dividend was paid on January 30, 2006 to stockholders of record on January 13, 2006. As of December 31, 2005, we had accrued $1.7 million of the preferred stock dividend, representing the portion of the dividend earned by preferred stockholders through that date.

        On September 21, 2005, we elected to eliminate the quarterly dividend to our common stockholders and OP Unitholders. Also on September 21, 2005, we declared a dividend of $0.5156 on each share of our Series A Cumulative Redeemable Preferred Stock. This dividend was paid October 30, 2005 to stockholders of record on October 15, 2005.

        On May 23, 2005, we declared a quarterly dividend of $0.1875 per share of common stock and OP Unit. We paid the total common stock dividend and OP Unit distribution of $8.1 million on July 15, 2005 to stockholders and unitholders of record on June 30, 2005. In addition, on May 23, 2005 we declared a dividend of $0.5156 on each share of our Series A Cumulative Redeemable Preferred Stock. This dividend was paid July 29, 2005 to stockholders of record on July 15, 2005.

        On March 16, 2005, we declared a quarterly dividend of $0.3125 per share of common stock and OP Unit. We paid the total common stock dividend and OP Unit distribution of $13.5 million on April 15, 2005 to stockholders and unitholders of record on March 31, 2005. In addition, on March 16, 2005, we declared a dividend of $0.5156 on each share of our Series A Cumulative Redeemable Preferred Stock. We paid the preferred stock dividend of $2.6 million on April 29, 2005 to stockholders of record on April 15, 2005.

        From time to time we issue shares of our common stock in exchange for OP Units tendered to our Operating Partnership for redemption in accordance with the provisions of their respective agreements.

        The following table discloses the high and low stock prices per quarter for our common and preferred stock during 2005, 2006 and 2007:

	Common Stock		Series A Preferred Stock
	High	Low	High	Low
2005
First Quarter	$14.34	$11.77	$26.65	$24.60
Second Quarter	$13.66	$11.90	$25.50	$24.68
Third Quarter	$13.70	$9.63	$26.05	$20.00
Fourth Quarter	$10.29	$8.20	$22.10	$18.50
2006
First Quarter	$10.78	$8.83	$22.00	$18.95
Second Quarter	$11.16	$8.90	$22.85	$21.53
Third Quarter	$11.09	$9.25	$24.24	$23.05
Fourth Quarter	$11.95	$9.44	$25.40	$22.78
2007
First Quarter	$13.28	$10.46	$25.85	$23.70
Second Quarter (through May 21, 2007)	$13.07	$11.00	$25.70	$23.90

        As of May 21, 2007, we had approximately 937,260 warrants to purchase common stock outstanding with an exercise price of approximately $15.60 per share. In addition, as of May 21, 2007, we had issued approximately 1,227,000 shares of common stock and stock options under our 2003 Equity Incentive Plan, with approximately 905,000 additional shares authorized for issuance.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

        We have asked our stockholders to vote on a proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the transactions contemplated by the Transaction Agreement. We currently do not intend to propose adjournment or postponement of our special meeting if there are sufficient votes to approve the asset sale. If the proposal to adjourn or postpone our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of a majority of the votes cast on the matter.

        OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent (10%) of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and the NYSE. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to us, we believe that during 2006 our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The following table shows, as of May 21, 2007, the number of shares of our voting securities are owned by:

  •
  each person who, to our knowledge, is a beneficial owner of more than five percent (5%) of the outstanding shares of our voting securities;

  •
  each director;

  •
  each of the named executive officers, as hereafter specified; and

  •
  all of our directors, nominees for director and executive officers as a group.

        This table is based upon information supplied by named executive officers and directors and Schedules 13D and 13G and amendments thereto filed with the SEC. Except as otherwise indicated in the footnotes to this table, the stockholders and their percentage of ownership have been determined as of May 21, 2007 based upon the number of outstanding shares of our common stock on that date. Except as otherwise indicated in the footnotes to this table, the persons named in the table have specified that they have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

	Shares Beneficially Owned
Name and Address
	Number(1)	Percentage(1)
5% Stockholders:
Farallon Funds and affiliated entities(2) C/O Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, CA 94111	5,653,582	9.6%
Morgan Stanley and affiliated entities(3) 1585 Broadway New York, NY 10036	4,146,096	7.0%
Perry Corp.(4) 767 Fifth Avenue New York, NY 10153	4,091,246	7.0%
Named Executive Officers and Directors:(5)
Rhodes R. Bobbitt(6)	126,059	*
W. Joris Brinkerhoff	27,816	*
Charles R. Cummings	37,476	*
Gerald J. Ford(7)	9,421,642	16.0%
Scott L. Gesell**(8)	86,062	*
J. Markham Green(9)	154,023	*
James F. Kimsey**	37,578	*
Lawrence E. Kreider**(10)	31,050	*
C. Clifton Robinson	1,218,880	2.1%
James R. Staff	127,536	*
Carl B. Webb	66,505	*
Larry D. Willard**	39,622	*

All officers and directors as a group (12 persons)	11,374,249	19.3%

*
Less than one percent.

**
Named Executive Officer.

(1)
Calculations based on 56,400,427 shares of our common stock, 1,493,526 OP Units and 937,260 warrants outstanding as of May 21, 2007. In addition, amounts for each stockholder assume the issuance of all shares attributable to outstanding warrants that may be exercised within 60 days of the record date and all shares issuable upon redemption of outstanding OP Units, in each case, held by the stockholder, and amounts for all directors, and executive officers as a group assume the issuance of all shares attributable to outstanding warrants that may be exercised within 60 days of the record date and all shares issuable upon redemption of outstanding OP Units held by such directors and executive officers.

(2)
Based solely on a Schedule 13D filed with the SEC on April 9, 2007, includes (i) 2,127,546 shares of common stock beneficially owned by Farallon Capital Partners, L.P., (ii) 2,555,539 shares of common stock beneficially owned by Farallon Capital Institutional Partners, L.P., (iii) 147,425 shares of common stock beneficially owned by Farallon Capital Institutional Partners, II L.P., (iv) 181,580 shares of common stock beneficially owned by Farallon Capital Institutional Partners III, L.P., (v) 67,813 shares of common stock beneficially owned by Tinicum Partners, L.P.,

  (vi) 326,509 shares of common stock beneficially owned by Farallon Capital Offshore Investors II, L.P. (each of the preceding entities referred to collectively as the "Farallon Funds"), and (vii) 247,170 shares of common stock beneficially owned by Farallon Capital Management, L.L.C. (the "Management Company") and, with respect to the shares held by a certain account managed by the Management Company, such account, identified herein as the "Managed Account").

  The common stock reported by the Farallon Funds is owned directly by the Farallon Funds and each of the funds has shared voting and dispositive power with respect to the shares owned by it. The shares of common stock reported by the Management Company on behalf of the Managed Account are owned directly by the Managed Account. Farallon Partners, L.L.C., the general partner of each of the Farallon Funds (the "Farallon General Partner"), in its capacity as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such shares owned by the Farallon Funds and has shared voting and dispositive power with respect to all such shares. The Management Company, in its capacity as investment adviser to the Managed Account may be deemed to be the beneficial owner of all such shares owned by the Managed Account and has shared voting and dispositive power with respect to all such shares. In addition, each of the following persons, who are managing members of both the Farallon General Partner and the Management Company, in such capacity, may each be deemed to be the beneficial owner of all such shares owned by the Farallon Funds and the Managed Account: (i) Chun R. Ding, (ii) William F. Duhamel, (iii) Richard B. Fried, (iv) Monica R. Landry, (v) Douglas M. MacMahon, (vi) William F. Mellin, (vii) Stephen L. Millham, (viii) Jason E. Moment, (ix) Rajiv A. Patel, (x) Derek C. Schrier, (xi) Thomas F. Steyer and (xii) Mark C. Wehrly. Each of the Management Company, the Farallon General Partner and the foregoing managing members disclaims beneficial ownership of any of such shares. Information is based on the assumption that the reporting persons continue to beneficially own these shares.

(3)
Represents 4,146,096 shares of common stock beneficially owned by Morgan Stanley and its affiliated entities ("Morgan Stanley"), as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Morgan Stanley with the SEC on February 15, 2007. Such Schedule 13G indicates that Morgan Stanley has sole voting power over 4,121,096 shares and shared voting power over 25,000 shares. Morgan Stanley has sole dispositive power over all of the shares which it owns. Information is based on the assumption that the reporting persons continue to beneficially own these shares.

(4)
Represents 4,091,246 shares of common stock beneficially owned by Perry Corp., whose president and sole stockholder is Richard C. Perry, as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Perry Corp. on February 12, 2007. Such schedule 13G indicates that both Perry Corp. and Richard C. Perry have sole dispositive and voting power over these shares. Information is based on the assumption that the reporting persons continue to beneficially own these shares.

(5)
Except as otherwise indicated in the footnotes below, the address for each executive officer and director is 7887 E. Belleview Ave., Suite 200, Englewood, CO 80111.

(6)
Includes 62,100 shares held in an IRA account for the benefit of Mr. Bobbitt.

(7)
Mr. Ford is also a 5% or more stockholder of ARC. Mr. Ford has sole voting and dispositive power with respect to these shares.

(8)
Shares owned includes 85,999 shares of our common stock, 2,000 of which are subject to restrictions and vest in February 2008 and 2,000 shares of which are subject to restrictions and vest in February 2009. This number also includes 9.37 shares of common stock issuable upon exercise of warrants to purchase shares of our common stock, at an exercise price of $15.61 per share, with an expiration date of July 23, 2010, which are held by his wife, Betty Gesell, and for which he disclaims any beneficial ownership, as well as 9.37 shares of common stock issuable upon exercise of warrants to purchase shares of our common stock, at an exercise price of $15.61 per share, with an expiration date of July 23, 2010, which are held by Mr. Gesell. This number also includes 63 shares of our common stock owned by his wife, Betty Gesell, for which he disclaims any beneficial ownership.

(9)
Shares beneficially owned consist of 119,152 shares of common stock and 34,871 paired equity units exchangeable for cash or, at our election, an aggregate of 36,901 shares of our common stock.

(10)
Shares owned include 31,050 shares of our common stock, 1,000 of which are subject to restrictions and vest in February 2008 and 1,000 shares of which are subject to restrictions and vest in February 2009.

BUSINESS, PROPERTIES AND LEGAL PROCEEDINGS

Business Overview

        We are a Maryland corporation that is engaged in the renovation, repositioning and operation of primarily all-age manufactured home communities, the retail sale and financing of manufactured homes, the rental of manufactured homes and other related businesses including acting as agent in the sale of homeowners' insurance and related products, primarily to residents or prospective residents in our communities. We were organized in July 1998 and operate primarily through the operating partnership and its subsidiaries, of which we are the sole general partner and owned 97.4% as of March 31, 2007. Through the years ended December 31, 2005, we were organized as a fully integrated, self-administered and self-managed REIT for U.S. Federal income tax purposes. In March 2006, our board of directors decided to revoke our election as a REIT for U.S. Federal income tax purposes beginning for the year ending December 31, 2006.

        As of March 31, 2007, we owned and operated 275 communities (excluding one community classified as discontinued operations) consisting of 57,264 homesites in 23 states with occupancy of 82.7%. As of such date, our five largest markets were: Dallas-Fort Worth, Texas, with 12.5% of total homesites; Atlanta, Georgia, with 8.7% of total homesites; Salt Lake City, Utah, with 6.6% of total homesites; the Front Range of Colorado, with 5.7% of total homesites; and Kansas City-Lawrence-Topeka, with 4.3% of total homesites. We also conduct a retail home sales business.

        Our common stock is traded on the NYSE under the symbol "ARC". Our Series A Cumulative Redeemable Preferred Stock is traded on the NYSE under the symbol "ARC-PA". We have no public trading history prior to February 12, 2004.

        Our principal executive, corporate and property management offices are located at 7887 E. Belleview Avenue, Suite 200, Englewood, Colorado 80111, and our telephone number is (303) 383-7500. Our Internet address is www.aboutarc.com. The information contained on our website is not part of this proxy statement.

Recent Events

  In January 2007, we acquired the common stock of NLASCO

        On January 31, 2007, we acquired all of the stock of NLASCO, a privately held property and casualty insurance holding company. In exchange for the stock, NLASCO's stockholders, consisting of C. Clifton Robinson and affiliates, received $105.75 million in cash and 1,218,880 shares of our common stock for a total consideration of $117.5 million. In addition, Flexpoint Fund, L.P., a fund managed by Flexpoint Partners, LLC of Chicago, Illinois, invested $20 million to purchase 2,154,763 shares of our common stock at the leading ten-day average market price of our common stock on the date the agreement was signed, subject to certain anti-dilution provisions. The acquisition closed on January 31, 2007.

        In order to raise $80 million to provide a source of funding for a portion of the acquisition of NLASCO, we also conducted a rights offering to our stockholders. In the rights offering, all holders of our common stock as of the record date of December 19, 2006 received one non-transferable right to purchase 0.242 shares of our common stock for each share held. The price at which the additional shares were offered for purchase was $8.00 per share. Gerald J. Ford, one of our directors and the beneficial owner of approximately 16.0% of our common stock through an affiliate, Hunter's Glen/Ford, Ltd., backstopped the rights offering, meaning they agreed to purchase all shares of common stock that remained unsubscribed for in the rights offering (other than those beneficially acquired by Mr. Ford in a private placement) and purchased 391,549 shares that were not purchased in the rights offering by the stockholders of record on the record date, at the rights offering price per share of $8.00. Mr. Ford, directly and through an affiliate, ARC Diamond, LP, agreed to purchase in a private placement the full number of shares of our common stock that they would otherwise have been entitled to subscribe for in the rights offering at $8.00 per share, thereby acquiring an additional 1,759,400 shares of our common stock pursuant to this private placement. Currently, Mr. Ford is deemed to be the beneficial owner of 9,421,642 shares of our common stock.

        In addition, Flexpoint Fund, L.P., a fund managed by Flexpoint Partners, LLC of Chicago, Illinois, invested $20 million to purchase our common stock at the leading ten-day average market price of our common stock on the date the agreement was signed, subject to certain anti-dilution provisions. Mr. Ford is a limited partner of Flexpoint Fund, L.P., which is managed by Flexpoint Partners, LLC. As a limited partner, Mr. Ford is pari passu with all other limited partners and has no financial interest in, or management authority of, its managing general partner.

  C. Clifton Robinson relationship with ARC

        In furtherance of the terms of the stock purchase agreement dated October 6, 2006, or the NLASCO Agreement, C. Clifton Robinson, Chairman of NLASCO and a member of our board of directors, entered into certain ancillary agreements with us including, but not limited to, an employment agreement, a non-competition agreement, a lock up agreement, and a registration rights agreement.

        In conjunction with the closing of the NLASCO acquisition, NLASCO entered into an employment agreement with C. Clifton Robinson that provides he will serve as chairman of NLASCO and will be paid $100,000 a year. In addition, NLASCO entered into an employment agreement with Mr. Robinson's son, Gordon B. Robinson, the former vice chairman and deputy chief executive officer of NLASCO, pursuant to which he will serve in an advisory capacity to NLASCO and for which he will be paid $100,000 per year.

        Each employment agreement will be for a one-year term with automatic one-year extensions by agreement of the parties. The employment agreements also include non-competition and non-solicitation provisions similar to that in the non-competition agreement discussed below, but with a term until two years after the termination of employment. Further, each of the Robinsons entered into a non-competition agreement pursuant to which he has agreed not to, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, lend credit to, or render services to any business whose products, services or activities compete with those of NLASCO or any of its subsidiaries within certain states. Each non-competition agreement also includes customary non-solicitation provisions. The term of the non-competition agreements is five years. Lastly, C. Clifton Robinson executed a share lock-up agreement pursuant to which he has agreed not to offer, sell, contract to sell, hypothecate, pledge, sell or grant any option, right or warrant to purchase, or otherwise dispose of, or contract to dispose of, our common stock until 20 months after the closing date of the NLASCO acquisition. Upon the closing of the NLASCO acquisition in January 2007, NLASCO became a wholly owned subsidiary of us.

        In connection with the closing of our acquisition of NLASCO, and the issuance of shares of our common stock to Mr. Robinson, as described above, on January 31, 2007, we entered into a Registration Rights Agreement (the "Robinson Registration Rights Agreement") with Mr. Robinson pursuant to which we agreed to prepare and file with the SEC, within 18 months after the date of the Robinson Registration Rights Agreement, a registration statement with respect to the resale of the 1,218,880 shares of our common stock issued to Mr. Robinson.

        Mr. Robinson was appointed to our board of directors in March 2007 pursuant to the terms of the NLASCO Agreement and is standing for election to our board at this year's annual meeting.

  We redeemed the OP's preferred partnership units

        In January 2007, all 705,688 units of the OP's Series "C" preferred partnership units were redeemed according to their terms for 1,628,410 shares of our common stock.

  We granted stock options to four senior executive officers

        On July 27, 2006, the compensation committee of our board of directors approved the grant of 500,000 non-qualified stock option awards to four of our senior executive officers pursuant to our 2003 equity incentive plan at an exercise price of $10.74 per share, the closing price of our common stock on the NYSE on the date of grant. The options have a term of ten years from the date of the award. Under the terms of the grants, the options vest ratably over a three-year period with the first third of the award amount vesting on the first anniversary of the award, the second third vesting on the second anniversary date of the award, and the balance vesting on the third anniversary date of the award. Vesting is accelerated in certain circumstances, including in the event of the death of the award recipient or in the event of a change of control, as defined in the plan.

        On March 8, 2007, the Compensation Committee of our board of directors approved the grant of 25,000 non-qualified stock option awards to four of our senior executive officers pursuant to our 2003 Equity Incentive Plan at the exercise price of $11.28 per share, the closing price of our common stock on the NYSE on the date of grant. The options have a term through July 27, 2016. Under the terms of the grants, the options vest ratably over a 3 year period with the first third vesting on July 27, 2007, the second third vesting on July 27, 2008 and the last third vesting on July 27, 2009.

        The consummation of the transactions contemplated by the Transaction Agreement would constitute a change in control pursuant to the terms of the benefit plan under which stock options were granted.

  We amended our charter

        At a special meeting of stockholders held on January 23, 2007, our stockholders approved an amendment to our charter, which set limitations on levels of stock ownership. As a result of the actions taken at the meeting on January 23, 2007, our board of directors amended the rights plan by providing that if the rights were not exercised by January 24, 2007, they were no longer exercisable. No rights were exercised as of January 24, 2007. The accumulated NOLs that precipitated the Rights Plan will be retained by us upon the consummation of the assets sale.

  We had modifications to our debt agreements

        On July 11, 2006, six indirect wholly owned subsidiaries of the Operating Partnership, as co-borrowers, entered into a $230 million mortgage debt facility with Merrill Lynch Mortgage Lending, Inc. Approximately $175 million of the proceeds of the loan were used to repay other debt. The loan agreement is comprised of two components; a $170 million 10-year fixed rate mortgage debt component and a $60 million 3-year floating rate mortgage debt component with two one-year (no-fee) extension options. The fixed rate component bears interest at 6.239% and requires interest-only payments for the term of the loan. The floating rate component is adjusted monthly, bears interest at one-month LIBOR plus 80 basis points and requires interest-only payments for the term of the loan. The loan is secured by 59 manufactured housing communities located in 18 states as well as an assignment of leases and rents associated with the mortgaged property. The loan is non-recourse with the exception that the repayment of the indebtedness is guaranteed by the Operating Partnership pursuant to a guaranty of non-recourse obligations in the event of declaration of bankruptcy, interference with any of the lenders rights, and asset transfers and other activities in violation of the loan documents. Under the provisions of the loan agreement, we have the right to prepay any portion of the floating rate component, with or without release of the mortgaged property, without penalty.

Subsequent to a prepayment of the entire floating rate component of the loan, we have the option to prepay a fixed portion of the loan subject to prepayment fees, yield maintenance or defeasance in accordance with the terms of the loan agreement. Subject to the terms and conditions of the Transaction Agreement, obligations associated with the debt facility are subject to assumption by Buyer upon closing of the transaction.

  Our board of directors authorized the sale of three communities and we closed on 40 contracted community sales

        During 2006, our board of directors authorized the sale of three communities in addition to the 38 contracted for sale in 2005. We closed on 40 of these community sales transactions comprising $85.4 million of cash proceeds net of related debt, defeasance and other closing costs of $75.0 million. We expect to close one remaining sales transaction in 2007. There can be no assurance, however, that we will close the remaining community sale, or, if it closes, that it will close on the terms set forth in its contract.

Employees

        Our employees are all employed by our management services subsidiary and perform various property management, maintenance, acquisition, renovation and management functions. As of March 31, 2007, our management services subsidiary had 901 full-time equivalent employees.

Properties

        As of March 31, 2007, our portfolio consisted of 275 manufactured home communities comprising 57,264 homesites located in 23 states, generally oriented toward all-age living.

        As of December 31, 2006, our communities had an occupancy rate of 82.4%. Leases for homeowners are generally month-to-month, or in limited cases year-to-year, and require security deposits. In the case of our residents renting homes from us, lease terms are typically one year, and require a security deposit. Under our lease with option to purchase program, historically residents have entered into leases with a twelve to sixty month term, pursuant to which they pay a security deposit and option fee and commit to monthly payments creditable to their down payment upon purchase of the home. In the agreement, we commit to the price that the resident will pay for the purchase of the home at the end of the lease.

Legal Proceedings

        We are a party to various legal actions resulting from our operating activities. These actions consist of litigation and administrative proceedings arising in the ordinary course of business, some of which are covered by liability insurance, and none of which is expected to have a material adverse effect on our consolidated financial condition, results of operations or cash flows taken as a whole.

STOCKHOLDER PROPOSALS

        Stockholder proposals intended to be presented at our 2008 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by us at our principal executive offices no later than 5:00 p.m., local time, on January 1, 2008 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2008 proxy statement and proxy.

        In order for director nominations and proposals of stockholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered "timely" for purposes of Rule 14a-4(c) under the Exchange Act, the nomination or proposal must be received by us at our principal executive offices not before January 1, 2008, and not later than January 31, 2008; provided, however, that in the event that the date of mailing of the notice for the 2008 annual meeting is not within 30 days before or after April 30, 2008 notice by the stockholder in order to be timely must be received not later than the close of business on the ninetieth day prior to the date of mailing of the notice or the tenth day following the day on which public announcement of the date of mailing of the notice for the 2008 annual meeting is first made, whichever is later. Stockholders are advised to review our charter and Amended and Restated Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations, copies of which are available without charge upon request to our Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

        We are currently subject to the information and reporting requirements of the Exchange Act and in accordance therewith file annual, quarterly and special reports, proxy statements and other information with the SEC. Those reports and other information so filed with the SEC may be inspected and copied, at the prescribed rates, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room is available by calling the Commission at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web at http://www.sec.gov, which contains reports and other information regarding registrants. You can also inspect reports, proxy statements and other information pertaining to us at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

        You should rely only on the information or representations provided in this proxy statement or any proxy statement supplement. We have not authorized anyone else to provide you with different information. The delivery of this proxy statement does not, under any circumstances, mean that there has not been a change in our affairs since the date of this proxy statement. It also does not mean that the information in this proxy statement is correct after this date.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. Specifically, we are incorporating into this proxy statement by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2006;

  •
  our Quarterly Report on Form 10-Q for the period ended March 31, 2007;

  •
  our Current Reports on Form 8-K filed January 10, 2007, January 23, 2007, February 5, 2007, March 12, 2007, March 14, 2007, April 9, 2007, April 17, 2007, April 30, 2007 and May 10, 2007 and

  •
  the description of Affordable Residential Communities Inc.'s capital stock contained in its Registration Statement on Form 8-A (File No. 1-31987) filed February 9, 2004, including any amendment or reports filed for the purpose of updating such description.

        All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this proxy statement and prior to the date of the special meeting described in this proxy statement shall also be deemed to be incorporated by reference in this proxy statement and to be a part of this proxy statement from the date of filing of those documents. Any statement contained in this proxy statement or in a previously filed document incorporated or deemed to be incorporated by reference in this proxy statement shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or in any other subsequently filed document that also is or was deemed to be incorporated by reference in this proxy statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

        The information relating to us contained in this proxy statement should be read together with the information in the documents incorporated by reference. You can obtain any of the documents incorporated by reference in this document from us, or from the SEC through the SEC's Internet World Wide Web site at http://www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document, at no cost, by requesting them in writing or by telephone from us at the following address or telephone number:

Affordable Residential Communities Inc.
Attention: Corporate Secretary
7887 E. Belleview Ave., Suite 200
Englewood, Colorado 80111
(303) 383-7500

OTHER MATTERS

        Our board of directors knows of no other matters to be presented for stockholder action at the special meeting. However, if other matters do properly come before the meeting, the board of directors intends that the persons named in the proxies received by us will vote upon those matters in their discretion.

Annex A

EXECUTION COPY

TRANSACTION AGREEMENT

by and among

AFFORDABLE RESIDENTIAL COMMUNITIES INC.,

AFFORDABLE RESIDENTIAL COMMUNITIES LP,

THE OTHER SELLERS PARTY HERETO,

and

AMERICAN RIVERSIDE COMMUNITIES LLC

Dated as of April 17, 2007

ARTICLE I PURCHASE AND SALE
1.1	Sale and Purchase
1.2	Acquired Assets
1.3	Assumption of Liabilities
1.4	Excluded Assets; Corporate Subsidiaries
1.5	Excluded Liabilities
1.6	Expense Payments by the Sellers
1.7	Adjustment Amount and Closing Payment Amounts
1.8	Purchase Price
1.9	Purchase Price Adjustment
1.10	Calculation of Final Purchase Price
1.11	Closing
1.12	Closing Deliveries
1.13	Change in Transaction Structure
1.14	Delayed Acquisition Assets
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLERS
2.1	Organization and Qualification
2.2	Authority
2.3	Non-Contravention
2.4	Consents and Approvals
2.5	Litigation
2.6	Proxy Statement; Other Information
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS AS TO THE ACQUIRED COMPANIES AND THE ACQUIRED ASSETS
3.1	Organization and Qualification; Equity Interests; Subsidiaries
3.2	Non-Contravention
3.3	Consents and Approvals
3.4	Compliance with Applicable Laws
3.5	Litigation
3.6	Absence of Undisclosed Liabilities
3.7	Material Contracts
3.8	Taxes
3.9	Employee Benefit Plans; ERISA
3.10	Intangible Property
3.11	Properties
3.12	Compliance with Environmental Laws
3.13	Reports and Financial Statements
3.14	Labor and Employment Matters
3.15	Brokers and Finders
3.16	Acquired Assets
3.17	Opinion of Financial Advisor
3.18	Absence of Certain Changes or Events
3.19	Transactions with Affiliates

A-i

3.20	Anti-takeover Laws; Organizational Document Restrictions
3.21	Consumer Finance
3.23	No Other Representations and Warranties
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER
4.1	Organization and Qualification
4.2	Authority
4.3	Non-Contravention
4.4	Consents and Approvals
4.5	Litigation
4.6	Buyer Financing
4.7	Brokers and Finders
4.8	No Other Representations and Warranties
ARTICLE V COVENANTS
5.1	Conduct of Business
5.2	Regulatory Approvals
5.3	Commercially Reasonable Efforts
5.4	Access
5.5	No Solicitation
5.6	Filings; Other Actions
5.7	Employee Matters
5.8	Worker Notification
5.9	Fees and Expenses
5.10	Further Assurances
5.11	Financing
5.12	Public Announcements
5.13	Indenture Consent Solicitation
5.14	OP Consent Solicitation
5.15	Trust Preferred Amendment
5.16	Indebtedness
5.17	Transition Services Agreement; Licenses
5.18	Use of Name
5.19	Marketing
5.20	Trademark License
5.21	Notification of Certain Matters
5.22	Casualty or Condemnation
5.23	Collection of Accounts Receivable
5.24	Collection of Other Payments
5.25	Insurance
5.26	Solicitation of Employees
5.27	Title Insurance Matters
ARTICLE VI TAX MATTERS
6.1	Cooperation on Tax Matters; Conduct of Proceedings
6.2	Conflicts; Survival
6.3	Payments

A-ii

6.4	Transfer Tax
6.5	Allocation of Purchase Price
ARTICLE VII CONDITIONS TO CLOSING
7.1	Conditions to the Obligations of the Parties
7.2	Conditions to the Obligation of the Buyer
7.3	Conditions to the Obligation of the Sellers
ARTICLE VIII TERMINATION
8.1	Termination or Abandonment
8.2	Termination Fees
ARTICLE IX INDEMNIFICATION
9.1	Indemnification by Sellers
9.2	Indemnification by the Buyer
9.3	Indemnification Process
9.4	Limitations on Claims
9.5	Characterization of Indemnification Payments
9.6	Limitation on Damages
9.7	No Other Indemnification
ARTICLE X DEFINITIONS AND INTERPRETATION
10.1	Defined Terms
10.2	Definitions
10.3	Interpretation
ARTICLE XI GENERAL PROVISIONS
11.1	Survival of Representations, Warranties, Covenants and Agreements
11.2	Notices
11.3	Binding Effect
11.4	Assignment; Successors; Third-Party Beneficiaries; Obligations
11.5	Amendment; Waivers; Etc.
11.6	Entire Agreement
11.7	Interpretation
11.8	Severability
11.9	Counterparts
11.10	Governing Law
11.11	Venue
11.12	Waiver of Jury Trial; Waiver of Immunity
11.13	Enforcement
11.14	No Right of Set-Off

A-iii

Exhibits

Exhibit A—Interest Assignment Agreement
Exhibit B—Asset Assignment Agreement
Exhibit C—Trademark Assignment Agreement
Exhibit D—Transition Services Agreement

A-iv

TRANSACTION AGREEMENT

        This TRANSACTION AGREEMENT, dated as of April 17, 2007 (this "Agreement"), is entered into by and among Affordable Residential Communities Inc., a Maryland corporation ("ARC"), Affordable Residential Communities LP, a Delaware limited partnership ("ARC LP"), ARC Dealership, Inc., a Colorado corporation ("ARC Dealership"), ARC Management Services, Inc., a Delaware corporation ("ARC Management Services"), ARCIV GV, Inc., a Delaware corporation ("ARCIV"), ARCMS, Inc., a Delaware corporation ("ARCMS"), ARC TRS, Inc., a Delaware corporation ("ARC TRS"), Salmaho Irrigation Co., a Utah corporation ("Salmaho"), Windstar Aviation Corp., a Delaware corporation ("Windstar"), ARC/DAM Management, Inc., a Delaware corporation ("ARC/DAM"), and Colonial Gardens Water, Inc., a Kansas corporation ("Colonial", and together with ARC, ARC LP, ARC Dealership, ARC Management Services, ARC IV, ARCMS, ARC TRS, Salmaho, Windstar and ARC/DAM, the "Sellers") and American Riverside Communities LLC, a Delaware limited liability company (the "Buyer"). Each of the Sellers and the Buyer are sometimes referred to individually herein as a "Party" and collectively as the "Parties." Certain other terms are defined throughout this Agreement and in Section 10.2 hereof.

W I T N E S S E T H:

        WHEREAS, (i) ARC LP owns all of the issued and outstanding membership interests of ARC Real Estate, LLC, a Delaware limited liability company ("ARC Real Estate"), and all of the issued and outstanding membership interests of ARCAL LLC, a Delaware limited liability company ("ARCAL"), (ii) ARC LP and ARC Real Estate collectively own all of the issued and outstanding membership interests of ARC Real Estate Holdings, LLC, a Delaware limited liability company ("ARC Real Estate Holdings"), with ARC Real Estate holding membership interests representing a 99% interest in ARC Real Estate Holdings, and ARC LP holding membership interests representing a 1% interest in ARC Real Estate Holdings, and (iii) ARC Dealership owns all of the issued and outstanding membership interests of Enspire Finance LLC, a Delaware limited liability company ("Enspire Finance"); and

        WHEREAS, ARC Real Estate, ARCAL, ARC Real Estate Holdings and Enspire Finance (collectively, together with their Subsidiaries (other than any such Subsidiary that is not a Pass Through Entity), the "Acquired Companies," and the Equity Interests of the Acquired Companies, the "Acquired Company Interests") and each of the Sellers are engaged in the Acquired Business (as defined below); and

        WHEREAS, each of the Sellers holds Acquired Assets (as defined below); and

        WHEREAS, upon the terms and subject to the conditions contained in this Agreement, the Buyer desires to purchase all of the Equity Interests of the Acquired Companies from the Sellers, and the Sellers desire to sell all of the Equity Interests of the Acquired Companies to the Buyer; and

        WHEREAS, upon the terms and subject to the conditions contained in this Agreement, the Buyer desires to purchase all Acquired Assets, and assume all Assumed Liabilities, of the Sellers, and the Sellers desire to sell their Acquired Assets to the Buyer; and

        WHEREAS, no Subsidiary of ARC other than the Sellers and the Acquired Companies owns, leases, licenses, uses, holds for use or holds for sale any Acquired Asset or Acquired Company Interest; and

        WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Sellers' willingness to enter into this Agreement, Farallon Guarantor is entering into the Farallon Guaranty (the "Farallon Guaranty") pursuant to which, subject to the terms, conditions are limitations set forth therein, the Farallon Guarantor guarantying certain obligations of the Buyer in connection with this Agreement, including payment of the Buyer Termination Fee, if and when due; and

        WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Buyer's willingness to enter into this Agreement, each of Gerald J. Ford, ARC Diamond, LP and Hunters Glen/Ford, Ltd. are entering into a support agreement, of even date herewith (the "Support Agreement") pursuant to which such parties have agreed, subject to the terms thereof, among other obligations, to vote their shares of ARC Common Stock in favor of approval of the Transactions.

        NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

        1.1    Sale and Purchase.

        Upon the terms and subject to the conditions set forth in this Agreement, at the Closing,

          (a)   ARC LP shall sell to the Buyer, and the Buyer shall purchase from ARC LP, all of the issued and outstanding membership interests of ARC Real Estate and all of the issued and outstanding membership interest of ARCAL;

          (b)   ARC LP shall sell to the Buyer, and the Buyer shall purchase from ARC LP, all of the issued and outstanding membership interests of ARC Real Estate Holdings held by ARC LP;

          (c)   ARC Dealership shall sell to the Buyer, and the Buyer shall purchase from ARC Dealership, all of the issued and outstanding membership interests in Enspire Finance;

          (d)   each Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from such Seller, all of such Sellers' right, title and interest to the Acquired Assets;

in each of clauses (a) through (d) of this Section 1.1, free and clear of any and all Liens, other than Permitted Liens.

        1.2    Acquired Assets.     The capitalized term "Acquired Assets" shall mean all Assets owned, leased, licensed, used, held for use or held for sale by ARC or any its Subsidiaries, that are primarily related to the Acquired Business, including the following that are primarily related to the Acquired Business (but in each case excluding the Excluded Assets):

          (a)   cash in an amount equal to the sum of (i) petty cash-on-hand, (ii) any proceeds of sales of Assets held for sale as described in Section 1.2(a)(ii) of the Sellers Disclosure Letter, (iii) any proceeds of the sale of any manufactured home (w) not made in the ordinary course and on financial terms consistent with past practices, (x) sold at a rate in excess of 110% of the number of homes budgeted to be sold by the Acquired Business between the date of this Agreement and the Closing Date (as disclosed to the Buyer by the Sellers prior to the date hereof), (y) sold at a price resulting in a gross profit margin (before commissions and related costs) of less than 15% with respect to such home or (z) made to buyers other than residents that execute an associated pad lease of at least one year with an Acquired Company, (iv) cash received in respect of Insurance and Condemnation Claims, (v) any proceeds from the exercise of a Repurchase Right and (vi) cash held as security deposits (collectively, the "Acquired Cash");

          (b)   all tangible personal property, including manufactured homes, motor vehicles, furniture, fixtures, office equipment, inventory, machinery and equipment (including spare parts), supplies, capital improvements in process, tools and other physical assets;

          (c)   all fee interests in real property (including improvements thereon) and all leases, easements, rights of access and other interests (not including fee interests) in real property);

          (d)   all promissory notes or Consumer Credit Contracts or other similar agreements payable to ARC or any of its Subsidiaries (the "Acquired Notes");

          (e)   all Permits;

          (f)    all Contracts;

          (g)   all records, files, personal files (only to the extent allowed by Law), data, drawings, blueprints, schematics, reports, lists, plans and processes and all files of correspondence;

          (h)   all guarantees, rebates under sales or purchase orders, representations, warranties, indemnities and similar rights in favor of ARC or any of its Subsidiaries;

          (i)    all sales and promotional literature, and all marketing information and market research data;

          (j)    all Seller Intangible Property, including the trademarks listed in Section 1.2(j) of the Sellers Disclosure Letter (the "Trademarks"), including the goodwill of the business symbolized by and associated with the Trademarks, all applications and registrations thereof throughout the world and all rights to proceeds of the foregoing, including any claim by any Seller against third parties for past, present, or future infringement of the Trademarks, but excluding the "Enspire" trademark and any trade names, trademarks, Internet domain names, identifying logos or service marks related thereto or employing the word "Enspire" ("Enspire Trademarks") and any trademarks, Internet domain names, identifying logos or service marks primarily related to the Retained Business, including the "NLASCO", "American Summit (AS)" trademark, the "National Lloyds (NL)" trademarks and all trademarks, Internet domain names, identifying logos or service marks related thereto or employing the word "NLASCO", "American Summit", "AS", "National Lloyds" or "NL" ("NLASCO Trademarks");

          (k)   all rights and claims of ARC and each of its Subsidiaries (other than any Acquired Company) against any Acquired Company, including under any Contract, intercompany account payable or receivable, or otherwise;

          (l)    without duplication of clause (a)(iv) above, all rights to insurance and condemnation proceeds received or receivable in respect of any Assumed Liabilities, all insurance and condemnation proceeds (to the extent not already expended by ARC or its Subsidiary to restore or replace the lost, damaged or condemned Asset, which replacement Asset shall be an Acquired Asset) received or receivable in respect of any Asset damaged, lost or condemned and which, if not so damaged, lost or condemned would have been an Acquired Asset and all insurance and condemnation proceeds received or receivable in respect of business interruption of the Acquired Business to the extent relating to any period after Closing ("Insurance and Condemnation Claims"); and

          (m)  any aircraft (the "Aircraft").

        1.3    Assumption of Liabilities.     On the Closing Date and upon the terms and subject to the conditions set forth in this Agreement, the Buyer shall assume (or, without limiting the obligations of Buyer under Article IX, Buyer's designated Affiliate shall assume), and from and after the Closing Buyer (or its assignee) shall pay, discharge and perform as and when due, or in the case of Assumed Indebtedness, assume, prepay or defease, all Assumed Liabilities of the Sellers. The capitalized term "Assumed Liabilities" shall mean all Liabilities of ARC and its Subsidiaries to the extent resulting from, relating to or arising out of the Acquired Company Interests, the Acquired Business or the Acquired

Assets, or from any operations relating to, arising out of or resulting from any of the foregoing, including the following (but in each case excluding the Excluded Liabilities):

          (a)   the Indebtedness set forth in Section 1.3(a) of the Sellers Disclosure Letter and Indebtedness incurred by the Sellers or the Acquired Companies between the date hereof and the Closing in compliance with Section 5.1(u) (excluding (x) Liability for defaults or breaches of any material covenants (including any defaults in respect of payment of principal or interest when due) occurring prior to the Closing in respect of Indebtedness and (y) Indebtedness related to the Aircraft) (collectively, the "Assumed Indebtedness");

          (b)   all Liabilities with respect to or otherwise in connection with all pending, threatened or other actions, suits, proceedings, investigations or other claims to the extent relating to the Acquired Business or the Acquired Assets or any asset in the Acquired Business, at Law, in equity or otherwise, or any tort or other claims to the extent relating to or arising from the Acquired Business or the Acquired Assets or any asset in the Acquired Business or any matter, fact, circumstance or condition to the extent relating to the Acquired Business or the Acquired Assets or any asset in the Acquired Business;

          (c)   all Liabilities to the extent relating to or arising from the ownership, operation, possession or management of the Acquired Business or the Acquired Assets or any asset in the Acquired Business, including accounts payable and trade obligations to the extent so relating or arising;

          (d)   all Liabilities under or in connection with the Contracts included in the Acquired Assets;

          (e)   all Liabilities for any violation of Law to the extent arising in connection with or related to the Acquired Business or the Acquired Assets;

          (f)    (i) the employment practices of the Sellers or any of their Affiliates and (ii) compliance with or violations of any Labor Laws prior to the Closing, in both cases other than Liabilities related to employment discrimination;

          (g)   all Liabilities to the extent relating to the condition of the Acquired Business or the Acquired Assets or any asset in the Acquired Business or the presence thereon of any Hazardous Materials or otherwise arising under any Environmental Law or constituting an Environmental Claim to the extent in relation to the Acquired Business or the Acquired Assets or any asset in the Acquired Business;

          (h)   all other Liabilities to the extent resulting from, arising out of or relating to Acquired Business or any asset in or activity to the extent resulting from, arising out of or relating to the Acquired Business or the Acquired Assets or any asset in the Acquired Business; and

          (i)    the obligation to pay any Stay Bonus pursuant to Section 5.7(f).

        1.4    Excluded Assets; Corporate Subsidiaries.     (a) Notwithstanding anything to the contrary set forth herein, the Acquired Assets shall not include, and the Sellers shall not transfer to Buyer at the Closing, any of the following Assets (the "Excluded Assets"): (i) cash and cash equivalents (other than Restricted Cash); (ii) Equity Interests in any Seller; (iii) all Assets of the Sellers and their Subsidiaries related solely to the Retained Business; (iv) rights, claims and interests of the Sellers under this Agreement or any other Transaction Document; (v) the Enspire Trademarks and the NLASCO Trademarks; and (vi) any assets set forth on Section 1.4 of the Sellers Disclosure Letter.

          (b)   Prior to the Closing, if any Acquired Company holds Equity Interests in a Subsidiary that is not a Pass-Through Entity (a "Corporate Subsidiary"), other than any Corporate Subsidiary that is a Subsidiary of another Corporate Subsidiary, then the applicable Seller will cause such Acquired Company, and each parent entity of such Subsidiary, to distribute such Equity Interests such that, prior to Closing, such Equity Interests are held directly by such Seller. If any Corporate

  Subsidiary of any Acquired Company is not a party to this Agreement as a Seller (an "Excluded Corporate Subsidiary") hereunder, then prior to the Closing ARC shall cause such Excluded Corporate Subsidiary to become a Seller hereunder, subject to the same rights and obligations (including the right to have its Assumed Liabilities assumed and the obligation to transfer its Acquired Assets) as the other Sellers hereunder, and Buyer shall consent to the addition of such party to this Agreement.

        1.5    Excluded Liabilities.     Notwithstanding anything to the contrary set forth herein, the Assumed Liabilities shall not include, and neither Buyer nor its assignees will assume from any Seller, any Liabilities (the "Excluded Liabilities") relating to, arising out of or resulting from: (a) any Excluded Asset, (b) Indebtedness of ARC or any of its Subsidiaries (including any Acquired Company), excluding Indebtedness incurred by Buyer or its Subsidiaries after the Closing and excluding Assumed Indebtedness, but including (x) any Liability for defaults or breaches of material covenants (including any defaults in respect of payment of principal or interest when due) occurring prior to the Closing in respect of Indebtedness and (y) Indebtedness related to the Aircraft, (c) any Equity Interest in ARC or its Subsidiaries (other than the Acquired Interests), including Liabilities with respect to dividends or other distributions, Liabilities with respect to any stockholders agreement, registration rights agreement, voting trust or other Contract relating to such Equity Interests, Liabilities with respect to any option, warrant, exchangeable security or other right to acquire Equity Interests, Liabilities of ARC or its Subsidiaries under applicable securities or corporate Laws, and Liabilities arising from the decision of the Board of Directors of ARC to approve this Agreement and the transactions contemplated hereby (including any Liability for breach of duty), (d) Excluded Taxes, (e) except as otherwise provided under Section 5.7, (i) any existing Seller Plan, (ii) any former Seller Plan which has been terminated or frozen (iii) ERISA Affiliate Liability, (iv) any collective bargaining agreement, to the extent relating to periods prior to the Closing (regardless of when such Liability accrues or becomes known), (v) the employment or termination of employment of any current or former Company Employee during periods prior to the Closing, (vi) the employment practices of the Sellers or any of their Affiliates or compliance with or violations of any Labor Laws prior to the Closing, in each case to the extent relating to employment discrimination, (vii) the Severance Agreement by and among ARC, ARC Management Services and Lawrence E. Kreider dated February 18, 2004, and (viii) the Severance Agreement by and among ARC, ARC Management Services and Scott L. Gesell dated February 18, 2004, (f) Liabilities of the Sellers under this Agreement or any other Transaction Document, (g) any Liability for which the Buyer Indemnified Parties are indemnified pursuant to Article IX, to the extent so indemnified, (h) the Retained Business or (i) acts or omissions of ARC or its Subsidiaries (excluding the Acquired Companies) after the Effective Time. Prior to the Closing, ARC shall assume, pay, discharge and perform (or, without limiting the obligations of the Sellers under Article IX, ARC's designated Affiliate shall assume, pay, discharge and perform) all Excluded Liabilities of the Acquired Companies.

        1.6    Expense Payments by the Sellers.     Section 1.6 of the Sellers Disclosure Letter sets for certain items, services and other related matters for which the Sellers hereby assume financial responsibility (the "Section 1.6 Items"). On the Closing Date, the Sellers shall deliver to the Buyer the Sellers' good faith calculation of the cost of the Section 1.6 Items that the Sellers have not already paid (the sum of such calculation being the "Expense Payments Amount"). This Section 1.6 shall not limit any obligation of any Seller set forth elsewhere in this Agreement.

        1.7    Adjustment Amount and Closing Payment Amounts.

          (a)   The term "Tenant Note Amount" means the aggregate principal amount of any tenant notes originated by the Sellers or the Acquired Companies with a note date between the date hereof and the Closing Date.

          (b)   The term "New Home Amount" means the sum of (x) the amount, not exceeding $5,600,000 in the aggregate, paid by the Sellers or the Acquired Companies for any Manufactured

  Homes acquired between the date hereof and the Closing Date that are included in the Acquired Assets transferred at Closing ("Acquired New Homes") plus (y) the amount, not exceeding $500,000 in the aggregate, of capitalized costs related to buying, or costs incurred for selling and or renting such Acquired New Homes, as of the Closing Date.

          (c)   The term "Capital Expenditure Shortfall" means the amount by which (x) the aggregate amount of capital expenditures made by the Sellers and the Acquired Companies in respect of the Acquired Business prior to the Closing Date is less than (y) the product of (A) $9 million multiplied by (B) the quotient of the number of days elapsed in 2007 prior to the Closing Date divided by 365.

          (d)   The term "Net Payment Amount" means a working capital assets and pro ration net payment amount corresponding to the "Net Payment Amount" set forth on Annex A, with such amount to be computed as of the close of business on the Business Day immediately prior to the Closing Date, in a manner consistent as to line items, accounting principles, methods of allocation and pro ration, and in all other significant respects, with the computation of Net Payment Amount set forth in Annex A. Such amount shall be expressed as a negative number if in favor of the Buyer or as a positive number if in favor of the Sellers.

          (e)   The term "Adjustment Amount" means an amount equal to the Tenant Note Amount increased by the New Home Amount reduced by the Capital Expenditure Shortfall (if any) reduced by the Stay Bonus Amount reduced by the aggregate amount of Assumed Indebtedness at the Closing and either (x) reduced by the absolute value of the Net Payment Amount, if the Net Payment Amount is a negative number or (y) increased by the absolute value of the Net Payment Amount, if the Net Payment Amount is a positive number.

          (f)    The term "Closing Payment" means an amount equal to the Initial Purchase Price reduced by the Expense Payments Amount (if any) and reduced by the absolute value of the Estimated Adjustment Amount.

          (g)   The term "Initial Purchase Price" shall mean an amount in cash equal to $1,794,000,000.

        1.8    Purchase Price.     The aggregate consideration to be paid by the Buyer in respect of the purchase of the Acquired Company Interests and the Acquired Assets shall be an amount in cash equal to the Closing Payment, which amount shall be subject to adjustment in accordance with Section 1.9.

        1.9    Purchase Price Adjustment.

          (a)   The Sellers shall, no later than 20 Business Days prior to the expected Closing Date begin preparing, and shall deliver to the Buyer no later than ten Business Days prior to the expected Closing Date, a statement (the "Estimated Closing Statement") setting forth ARC's good faith estimate of the Adjustment Amount (the "Estimated Adjustment Amount") and each of the components thereof. The Estimated Closing Statement shall be prepared in consultation with the Buyer and shall be reasonably acceptable to the Buyer. Promptly upon the Buyer's request, ARC shall make available to the Buyer and its Representatives copies of any back-up materials used by ARC in preparing the Estimated Closing Statement and such other materials as the Buyer may reasonably request in connection with its review of the Estimated Closing Statement.

          (b)   Within 90 days after the Closing Date, the Buyer shall cause to be prepared and delivered to ARC a statement (the "Closing Statement") setting forth the Buyer's good faith determination the Adjustment Amount and each of the components thereof. Promptly upon ARC's request, the Buyer shall make available to ARC and its Representatives copies of any back-up materials used by the Buyer in preparing the Closing Statement and such other materials as ARC may reasonably request in connection with their review of the Closing Statement.

          (c)   Within 30 days after ARC's receipt of the Closing Statement, ARC shall deliver to the Buyer a written statement either accepting the Closing Statement or specifying any objections thereto. If ARC does not deliver any such objections within such 30 day period, the Closing Statement shall become final and binding upon all parties. If ARC does deliver such objections within such period, then the parties shall negotiate in good faith for a period of 15 days following the Buyer's receipt of such objections to resolve any such objections. If the parties are able to resolve ARC's objections during such 15 day period, then the Closing Statement, as revised in accordance with such resolution, shall become final and binding upon all parties. If the parties are not able to resolve such objections during such period, then any remaining disputes shall be resolved by a nationally recognized accounting firm upon which ARC and the Buyer shall reasonably agree (the "Accounting Firm"). The Accounting Firm shall be instructed to resolve any such disputes within 30 days after its appointment. The resolution of such disputes by the Accounting Firm shall be set forth in writing and binding, shall be within the range of dispute between the Buyer and ARC and shall be conclusive upon all parties. Upon delivery of such resolution, the Closing Statement, as modified in accordance with such resolution, and the Adjustment Amount as modified in accordance with such resolution and set forth therein (the "Final Adjustment Amount"), shall become final and binding upon all Parties. The fees and expenses of the Accounting Firm shall be shared equally by the Buyer and the Sellers.

          (d)   Within three Business Days after the date on which the Closing Statement becomes final and binding in accordance with Section 1.9(b), (i) if the Final Adjustment Amount is less than the Estimated Adjustment Amount, ARC shall pay cash in the amount of such shortfall to the Buyer by wire transfer of immediately available funds to an account designated by the Buyer at least two Business Days prior to such payment; and (ii) if the Final Adjustment Amount is greater than the Estimated Adjustment Amount, the Buyer shall pay cash in the amount of such shortfall to ARC by wire transfer of immediately available funds to an account designated by the ARC at least two Business Days prior to such payment. Any such payment shall be made with interest at the Prime Rate from the Closing Date to the date of payment.

        1.10    Calculation of Final Purchase Price.     The "Final Purchase Price" shall be the amount equal to the Initial Purchase Price reduced by the Expense Payments Amount, if any, and reduced by the absolute value of the Adjustment Amount, if the Adjustment Amount is a negative number.

        1.11    Closing.    The parties agree that the closing of the Transaction (the "Closing") shall take place at 10:00 a.m. local time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, as soon as practicable, but in any event not later than the fourth Business Day immediately following the date on which the last of the conditions set forth in Article VII (other than those conditions that by their nature have to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or at such other date, time and place as the Parties may agree. The date on which the Closing will occur is referred to herein as the "Closing Date," and the time at which the Closing occurs is referred to herein as the "Effective Time." If the Sellers determine that such delay is necessary to satisfy the conditions to closing set forth in either Section 7.1(e) or 7.1(f), the Sellers shall have a one time option, by delivering written notice to Buyer no later than ten (10) days prior to the Closing Date, to delay the Closing Date to a date designated in such notice that is no more than 45 days following the date on which the Sellers would otherwise have been required to effect the Closing (but in no event later than the End Date).

        1.12    Closing Deliveries.     At the Closing:

          (a)   The Buyer shall deliver to the Sellers the amount in cash equal to the Closing Payment by wire transfer of immediately available funds to the bank account or accounts designated by the Sellers prior at least one Business Day to the Closing;

          (b)   Each Seller shall deliver an Assignment Agreement to the Buyer transferring all Acquired Company Interests held by such Seller to the Buyer, in form and substance attached hereto as Exhibit A (each, an "Interest Assignment Agreement"), and duly executed by such Seller;

          (c)   Each Seller shall deliver an Assignment Agreement to the Buyer transferring all of such party's Acquired Assets to the Buyer, in form and substance attached hereto as Exhibit B (each, an "Asset Assignment Agreement"), and duly executed by such Party;

          (d)   Each Seller, and the Buyer shall deliver a Trademark Assignment Agreement transferring all of such Seller's Trademarks and related Assets to the Buyer, in form and substance attached hereto as Exhibit C (each, a "Trademark Assignment Agreement"), and duly executed by such Parties;

          (e)   ARC and the Buyer shall deliver a Transition Services Agreement, the purpose of which is to, among other things, designate the services, support and facilities use relating to the operation of the Retained Business that the Buyer will provide to ARC and its Affiliates after the Closing Date, in form and substance attached hereto as Exhibit D (the "Transition Services Agreement"), and duly executed by such Parties; and

          (f)    Each Party shall deliver the other documents required to be delivered by it pursuant to Article VII hereof and such other documents or instruments as may reasonably be required by the other Parties to effect the transactions contemplated hereby.

        1.13    Change in Transaction Structure.     If and to the extent that Buyer determines, not less than 10 days prior to the Closing, that it would be beneficial to transfer one or more of the Acquired Properties from its current owner at the Closing to an entity designated by the Buyer, then Sellers shall reasonably cooperate with Buyer in effecting such transfer; provided, however, that no such transfer shall (i) have the effect of increasing the obligations or reducing the rights of the Sellers hereunder in any respect greater than de minimis or increasing the costs or expenses of the Sellers hereunder, including increasing the amount of any Taxes due by the Sellers (unless Buyer pays such increased cost or expense including attorney's fees, title fees and transfer taxes associated with such transfers), (ii) reasonably be expected to impede or delay the consummation of the transactions contemplated hereby on the terms contemplated herein or (iii) constitute a waiver of any condition to the transactions provided herein.

        1.14    Delayed Acquisition Assets.

          (a)   Subject to Section 7.2(g), if and to the extent that the transfer or assignment from any Seller to Buyer of any Acquired Asset or any Acquired Company Interest would be a violation of applicable Law with respect to such Acquired Asset or Acquired Company Interest or otherwise adversely affect the rights of the transferee thereunder as a result of the failure to obtain or make any consent, approval, waiver, authorization, notice or filing required to be made in connection with the transactions contemplated by this Agreement, other than any consent, approval, waiver, authorization, notice or filing in respect of Assumed Indebtedness (to which this Section 1.14 shall not apply), then the transfer or assignment to Buyer of such Acquired Asset or Acquired Company Interest (each, a "Delayed Acquired Asset") shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or any required authorizations have been made or obtained, but the Closing shall otherwise take place in all respects as provided for in this Agreement and the Initial Purchase Price shall not be reduced.

          (b)   If the transfer or assignment of any Acquired Asset or Acquired Company Interest intended to be transferred or assigned hereunder is not consummated at the Closing as a result of such Acquired Asset or Acquired Company Interest being a Delayed Acquired Asset, then the applicable Seller shall thereafter, directly or indirectly, hold such Delayed Acquired Asset for the use and benefit of Buyer (at the expense of Buyer), insofar as reasonably possible. In addition, to the extent not prohibited by Law, such Seller shall take or cause to be taken such other actions as may be reasonably requested by Buyer in order to place Buyer, insofar as reasonably possible, in the same position as if such Delayed Acquired Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Delayed Acquired Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Delayed Acquired Asset, are to inure from and after the Closing to Buyer. To the extent permitted by Law and to the extent otherwise permissible in light of any required consent or authorization, Buyer shall be entitled to, and shall be responsible for, the management of any Delayed Acquired Assets not yet transferred to it as a result of this Section 1.14 and the parties hereto agree to use commercially reasonable efforts to cooperate and coordinate with respect thereto.

          (c)   If and when the consent or authorization, the absence of which caused the deferral of transfer of any Acquired Asset or Acquired Company Interest pursuant to this Section 1.14 is obtained, the transfer of the applicable Acquired Asset or Acquired Company Interest to Buyer shall automatically and without further action be effected in accordance with the terms of this Agreement and the applicable Transaction Documents.

          (d)   Prior to the Closing Date, the Sellers shall deliver to Buyer a list identifying, in reasonable detail, to the Knowledge of the Sellers, the Delayed Acquired Assets and the authorizations required therefore (provided that this provision shall be disregarded for purposes of Section 7.2(a) and Article IX).

          (e)   The parties hereto further agree that, assuming as set forth in Section 1.14(b) that all or substantially all of the benefits and burdens relating to the Acquired Assets inure to Buyer, (i) any Delayed Acquired Assets referred to in this Section 1.14(e) shall be treated for all income Tax purposes as Assets of Buyer and (ii) neither Buyer nor Seller shall take, and each of Buyer and Seller shall prevent any of their respective Affiliates from taking, any position inconsistent with such treatment for any income Tax purposes (unless required by a change in applicable income Tax Law or a good faith resolution of a contest).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        Except as set forth in the Sellers Disclosure Letter (subject to Section 11.7), and except as set forth in the Annual Report on Form 10-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act") filed by ARC with the Securities and Exchange Commission (the "SEC") on March 15, 2007 (the "Form 10-K") or in any Form 8-K under the Exchange Act filed by ARC with the SEC since January 1, 2007 and prior to the date hereof (in each case, excluding any amendment or supplement thereto made after the date hereof and excluding any disclosures set forth in any risk factor section and in the section relating to forward-looking statements, in each case to the extent that they are cautionary, predictive or forward-looking in nature),each of the Sellers, jointly and severally, represents and warrants to the Buyer as follows:

        2.1    Organization and Qualification.     Each of the Sellers is a corporation or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business and in good standing in each of the jurisdictions in which the conduct of its business or the ownership, operation or leasing of its assets and properties requires it to be so qualified, licensed or in good standing, except for jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.

        2.2    Authority.

          (a)   Each of the Sellers has all necessary corporate or limited partnership power and authority to execute and deliver this Agreement and their other respective Transaction Documents and to consummate the Transactions. Other than the approval by certain Sellers of the sale of Acquired Company Interests (which the Sellers shall provide promptly following the date hereof), the execution and delivery of this Agreement and the Sellers' other Transaction Documents and the consummation of the Transactions have been duly and validly authorized by all requisite corporate or limited partnership action on the part of each Seller and, except for the ARC Stockholder Approval and the matters contemplated by the OP Consent Solicitation, no other corporate or similar proceedings on the part of any Seller are necessary to authorize this Agreement or the Sellers' other Transaction Documents or to consummate the Transactions. The affirmative vote of shares of ARC Common Stock and ARC Special Voting Stock entitled to cast a majority of all the votes entitled to be cast on the Transaction at the ARC Stockholder Meeting, voting as a single class, approving the transactions contemplated by this Agreement (the "ARC Stockholder Approval") is the only approval of any holder of Equity Interests of any Seller or Acquired Company that is required to approve the Transactions. This Agreement and each of the Sellers' other Transaction Documents have been (or, in the case of Transaction Documents to be executed after the date hereof, prior to Closing will have been) duly and validly executed and delivered by each Seller and, assuming the due authorization, execution and delivery thereof by the Buyer, constitutes (or, when executed and delivered, will constitute) legally valid and binding obligations of each Seller, enforceable against each Seller in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles.

          (b)   The Board of Directors of ARC has unanimously, by resolutions duly adopted at a meeting duly called and held (A) approved, and declared advisable, this Agreement and the transactions contemplated hereby, (B) determined that the terms of this Agreement are fair to, and in the best interests of, ARC, (C) directed that ARC submit the approval of the transactions contemplated by this Agreement to a vote at a meeting of the stockholders of ARC as promptly as practicable, (D) recommended that the stockholders of ARC approve the Transactions at the ARC Stockholder Meeting, and (E) taken such actions as are necessary to approve this Agreement, the Support Agreement and the Transactions for purposes of any restriction under the Organizational Documents of ARC, which resolutions have not (subject to Section 5.5) been subsequently rescinded, modified or withdrawn in any way.

          (c)   None of the restrictions set forth in Title 3, Subtitle 6 and Subtitle 7 of the Maryland General Corporation Law (the "MGCL") are or will be applicable to the Transactions.

        2.3    Non-Contravention.     Except as set forth in Section 2.3 of the Sellers Disclosure Letter, the execution and delivery of this Agreement and each of the Sellers' other Transaction Documents by the Sellers does not and will not, and the consummation of the Transactions will not: (i) conflict with or result in any breach of any provision of the Organizational Documents of any of the Sellers, (ii) result in a material violation or breach of any provision of, constitute (with or without due notice or lapse of time or both) a material default under, give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit under, or require any consent under, any material Contract of any kind to which a Seller is a party or by which a Seller or any of its respective properties or assets may be bound or affected, (iii) result in the creation or imposition of any Lien upon any of the material properties or assets of the Sellers, or (iv) subject to the matters addressed in Section 2.4, violate in any material respect any material Law applicable to the Sellers.

        2.4    Consents and Approvals.     Except as set forth in Section 2.4 of the Sellers Disclosure Letter, and except for compliance with applicable securities Laws, the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended (the "HSR Act"), and the rules of The New York Stock Exchange, no material consent, approval, order or authorization of, or registration, declaration or filing with, or Permit from any Governmental Entity is required by or with respect to the Sellers in connection with the execution and delivery by the Sellers of this

        Agreement or of any of the Sellers' other Transaction Documents, or the consummation by the Sellers of the Transactions.

        2.5    Litigation.     In each case except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect, (a) there are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations (whether civil, criminal, administrative, for condemnation or otherwise) before any Governmental Entity or any arbitration ("Actions") pending or, to the Sellers' Knowledge, threatened against the Sellers or any of their Subsidiaries (excluding the Acquired Companies, which is the subject of Section 3.5 below), (b) except as set forth in Section 2.5 of the Sellers Disclosure Letter, to the Sellers' Knowledge, there are no investigations or formal or informal inquiries by any Governmental Entity against or relating to the Sellers or any of their Subsidiaries (excluding the Acquired Companies, which is the subject of Section 3.5 below), (c) there are no material internal investigations or material and reasonably credible written whistle-blower complaints pending or, to the Sellers' Knowledge, threatened against or relating to the Sellers or any of their Subsidiaries (excluding the Acquired Companies) and (d) there are no judgments, decrees, injunctions, rules or orders of any Governmental Entity relating to the Sellers or any of their Subsidiaries (excluding the Acquired Companies, which is the subject of Section 3.5 below).

        2.6    Proxy Statement; Other Information.     The Proxy Statement (as hereinafter defined) will not at the time of the mailing of the Proxy Statement to the stockholders of ARC, at the time of the ARC Stockholder Meeting, or at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made by ARC with respect to information supplied by the Buyer for inclusion on the Proxy. The letter to stockholders, notice of meeting, proxy statement and forms of proxy to be distributed to stockholders in connection with the ARC Stockholder Meeting and to be filed with the SEC in connection with seeking the approval of the transactions contemplated by this Agreement are collectively referred to herein as the "Proxy Statement."

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
AS TO THE ACQUIRED COMPANIES AND THE ACQUIRED ASSETS

        Except as set forth in the Sellers Disclosure Letter (subject to Section 11.7) and except as set forth in the Annual Report on the Form 10-K or in any Form 8-K under the Exchange Act filed by ARC with the SEC since January 1, 2007 and prior to the date hereof (in each case, excluding any amendment or supplement thereto made after the date hereof and excluding any disclosures set forth in any risk factor section and in the section relating to forward-looking statements, in each case to the extent that they are cautionary, predictive or forward-looking in nature), each of the Sellers, severally and jointly, represents and warrants to the Buyer, as follows:

        3.1    Organization and Qualification; Equity Interests; Subsidiaries.

          (a)   Each of the Acquired Companies is a limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business and in good standing in each of the jurisdictions in which the conduct of its business or the ownership, operation or leasing of its assets and properties requires it to be so qualified, licensed or in good standing, except for jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect or to materially and adversely affect the ability of the Sellers to consummate the transactions contemplated by this Agreement. The Sellers have provided the Buyer with access to true, correct and complete copies of the Organizational Documents of each Acquired Company.

          (b)   Section 3.1(b)(i) of the Sellers Disclosure Letter lists all of the outstanding Equity Interests of the Acquired Companies. All outstanding Equity Interests of the Acquired Companies are duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and issued in compliance with all applicable Laws. Except as set forth on Section 3.1(b)(ii) of the Sellers Disclosure Letter and except for the Acquired Company Interests, there are no outstanding Equity Interests or other securities of any Acquired Company and there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of Equity Interests or other securities of any Acquired Company obligating ARC or any of its Subsidiaries to (A) issue, transfer or sell any Equity Interests or other securities of any Acquired Company or securities convertible into or exchangeable for such Equity Interests or other securities of any Acquired Company, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement or (C) redeem or otherwise acquire any such Equity Interests or other securities of any Acquired Company. There are no stockholder agreements, voting trusts or other agreements or understandings to which ARC or any of its Subsidiaries are a party with respect to the voting of Equity Interests of any Acquired Company.

          (c)   Section 3.1(c) of the Sellers Disclosure Letter sets forth a complete and correct list of each Subsidiary of ARC IV, ARC Real Estate, ARC Real Estate Holdings, ARCMS, ARCAL and Enspire Finance, and the jurisdiction of organization and ownership structure of each such Subsidiary. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will wholly own, directly or indirectly, all of the Acquired Company Interests, free and clear of any and all Liens.

        3.2    Non-Contravention.     Except as set forth in Section 3.2 of the Sellers Disclosure Letter, the execution and delivery of this Agreement and each of the Sellers' other Transaction Documents by the Sellers does not and will not, and the consummation of the Transactions will not: (i) conflict with or result in any breach of any provision of the Organizational Documents of any of the Acquired Companies, (ii) result in a material violation or breach of any provision of, constitute (with or without due notice or lapse of time or both) a material default under, give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit under, or require any consent under, any material Contract of any kind to which an Acquired Company is a party or by which an Acquired Company or any of its respective properties or assets may be bound or affected, (iii) result in the creation or imposition of any Lien upon any of the material properties or assets of any of the Acquired Companies, or (iv) subject to the matters set addressed in Section 3.3, violate in any material respect any material Law applicable to any Acquired Company.

        3.3    Consents and Approvals.     Except as set forth in Section 3.3 of the Sellers Disclosure Letter, and except for compliance with applicable securities Laws, the HSR Act, and the rules of The New York Stock Exchange, no material consent, approval, order or authorization of, or registration, declaration or filing with, or Permit from any Governmental Entity is required by or with respect to the Acquired Companies in connection with the consummation of the Transactions.

        3.4    Compliance with Applicable Laws.

          (a)   Except as set forth in Section 3.4(a) of the Sellers Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse

  Effect, each Acquired Company and the Acquired Business is, and since January 1, 2004 has been, in compliance with all Laws and Permits applicable to it, including the federal Truth in Lending Act, the federal Equal Credit Opportunity Act, the federal Fair Credit Reporting Act, the federal Fair Debt Collection Practices Act, the USA PATRIOT Act, state usury laws, state retail installment sales acts, state consumer credit disclosure statutes, state consumer credit licensing statutes and state laws and regulations governing the collection of debts.

          (b)   Except as set forth in Section 3.4(b) of the Sellers Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Acquired Company and the Acquired Business is, and since January 1, 2004 has been, in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, Governmental Orders, registrations, notices or other authorizations of any Governmental Entity (the "Permits") necessary for it to own, lease and operate its properties and to carry on its business as currently conducted.

          (c)   Except as set forth in Section 3.4(c) of the Sellers Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2004, no Acquired Company and none of their Affiliates in respect of the Acquired Business has received any written notification or communication from any Governmental Entity (i) asserting that an Acquired Company or any of its Affiliates is not in compliance with any material Law, including licensing requirements, which such Governmental Entity enforces or (ii) threatening to revoke any Permit.

          (d)   Except as set forth in Section 3.4(d) of the Sellers Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Acquired Company and the Acquired Business has timely filed, or will have timely filed by the Closing without penalty or sanction outstanding, all reports ("Regulatory Documents") required to be filed since January 1, 2004 by any Law or any Governmental Entity charged with the supervision of the Acquired Business (collectively, the "Acquired Business Regulatory Authorities") and have timely paid all fees and assessments due and payable in connection therewith. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of their respective dates, the Regulatory Documents complied with all requirements of applicable Law.

          (e)   Except as set forth in Section 3.4(e) of the Sellers Disclosure Letter, no Acquired Company and none of their Affiliates in respect of the Acquired Business has been advised in writing by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any order, decree, agreement, memorandum of understanding, supervisory agreement, cease and desist order, commitment letter, supervisory letter or similar submission.

          (f)    No representation or warranty is made under this Section 3.4 with respect to Taxes, ERISA, or environmental matters, which are covered exclusively by Sections 3.8, 3.9 and 3.12, respectively.

        3.5    Litigation.     Except as set forth in Section 3.5 of the Sellers Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to materially and adversely affect the ability of the Sellers to consummate the transactions contemplated by this Agreement, there are no (a) Actions pending or, to the Sellers' Knowledge, threatened against the any Acquired Company or any of their Affiliates in respect of the Acquired Business, (b) investigations or formal or informal inquiries by any Governmental Entity against any Acquired Company or any of their Affiliates in respect of the Acquired Business, (c) internal investigations or material and reasonably credible written whistle-blower complaints pending or, to the Sellers' Knowledge, threatened against or relating to the any Acquired Company or any of their

Affiliates in respect of the Acquired Business or (d) Governmental Orders relating to any Acquired Company or any of their Affiliates in respect of the Acquired Business.

        3.6    Absence of Undisclosed Liabilities.     (a) The Acquired Companies have no material Liabilities except for (i) Liabilities incurred in the ordinary course of business resulting from, related to or arising out of any Acquired Company, any Acquired Asset, or the Acquired Business, (ii) Liabilities disclosed in Section 3.6(a) of the Sellers Disclosure Letter, (iii) as reflected or reserved against in the consolidated balance sheet (or in the notes thereto) of ARC and its Subsidiaries as of December 31, 2006, included in the Form 10-K and (iv) for Liabilities pursuant to this Agreement.

          (b)   Each of the Persons listed on Section 3.6(b) of the Sellers Disclosure Letter (each, a "Special Purpose Entity") was formed for the sole purpose of holding the property or properties identified on Section 3.6(b) of the Sellers Disclosure Letter as being held by such Special Purpose Entity or holding other manufactured home communities that have been sold, and has conducted no activities and incurred no Liabilities, in each case other than activities or Liabilities that are incident to the ownership of such property or properties or, with respect to any Special Purpose Entity that has disposed of any property, activities or Liabilities incident to the ownership of such disposed property and for which such Special Purpose Entity has no further Liability, and in each case except for de minimus Liabilities or activities or Liabilities that would not be expected to adversely affect the Financing. Each of the Special Purpose Entities has complied in all material respects with the special purpose entity provisions contained in its Organizational Documents.

        3.7    Material Contracts.

          (a)   Section 3.7(a)(i) of the Sellers Disclosure Letter lists all Material Contracts. The Sellers have made available, delivered, or caused to be delivered to the Buyer a true, complete and correct copy of each Material Contract. Except as set forth in Section 3.7(a)(ii) of the Sellers Disclosure Letter, each Material Contract is valid, binding and enforceable and in full force and effect. Neither ARC nor any of its Subsidiaries, nor, to the Knowledge of Sellers, any counterparty to any Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)   For purposes of this Agreement, "Material Contracts" shall mean, to the extent primarily relating to any Acquired Company, the Acquired Business, any Acquired Assets or any Assumed Liability,

              (i)  any loan or credit agreement, indenture, note, bond, debenture or any other document or agreement evidencing Assumed Indebtedness;

             (ii)  each Seller Lease and each contract for the sale of real estate entered into by an Acquired Company during the three (3) year period prior to the date hereof;

            (iii)  each commitment, contractual obligation, borrowing, capital expenditure, agreement to acquire or to sell real property or any interest therein, or transaction entered into by an Acquired Company or otherwise constituting an Acquired Asset which may result in total annual payments by or liability of an Acquired Company in excess of $100,000;

            (iv)  any other agreements filed or required to be filed as exhibits to the Seller SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations;

             (v)  all Contracts or arrangements between an Acquired Company, on the one hand, and any Seller or any of their Affiliates (other than any Acquired Company) or any director,

    officer, employee, equityholder or affiliate of any Seller or any of their Affiliates (other than any Acquired Company), on the other hand;

            (vi)  each Contract granting an option to any Person to purchase any material Asset of the Acquired Business;

           (vii)  each Contract related to asset sales (or dispositions) out of the ordinary course of business, stock acquisitions or divestitures of any business, or reorganization or merger effected in the last five years;

          (viii)  each material licensing agreement, franchise, joint venture, corporate and strategic alliance, partnership, development or similar Contract to which ARC or any of its Subsidiaries is a party;

            (ix)  each Contract purporting to restrict the ability of ARC or any of its Subsidiaries to conduct any line of business or to compete with any Person, or including a most-favored-nations or similar commitment by ARC or any of its Subsidiaries; and

             (x)  all other Contracts and agreements that are material to the Acquired Business, taken as a whole, or the absence of which would, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        3.8    Taxes.

          (a)   Except as set forth in Section 3.8(a) of the Sellers Disclosure Letter, each of the Acquired Companies has filed with the appropriate government agencies all of the income, sales, use, employment and other Tax Returns and reports heretofore required to be filed by it and all Tax Returns are true, correct and complete. No waiver of any statute of limitations relating to Taxes has been executed or given by any of the Acquired Companies. All Taxes, assessments, fees and other governmental charges upon any of the Acquired Companies or upon any of their respective properties, assets, revenues, income and franchises which are owed by the Acquired Companies with respect to the period ending on or before the Closing Date have been paid, other than those currently payable without penalty or interest and which will be accurately reflected and reserved on the books and records of the Acquired Companies at Closing. Each of the Acquired Companies has withheld and paid all material Taxes required to be withheld or paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. No federal Tax Return of any of the Acquired Companies is currently under audit by the Internal Revenue Service (the "IRS"), and no other Tax Return of any of the Acquired Companies is currently under audit by any other taxing authority. Neither the IRS nor any other taxing authority is now asserting or threatening to assert against any of the Acquired Companies any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith or any adjustment that would have an adverse effect on any of the Acquired Companies.

          (b)   Each of the Acquired Companies (including, in each case, any predecessor thereto), is, and at all times has been, a Pass-Through Entity for federal income tax purposes and all similar state, local and foreign tax purposes.

          (c)   None of the Acquired Companies has requested an extension of time within which to file any Tax Return, which Tax Return has not since been filed or the extension period granted is still pending.

          (d)   No power of attorney has been granted by the Acquired Companies with respect to any matter relating to Taxes which is currently in force.

          (e)   None of the Acquired Companies has received a written ruling from any taxing authority.

          (f)    None of the Acquired Companies (i) is a party to, or is bound by or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten, (ii) or has any potential liability or obligation to any Person as a result of, or pursuant to, any such agreement. Other than any Tax Returns which have not yet been required to be filed, the Acquired Companies have made available to the Buyer true and correct copies of the United States federal income Tax Returns and any state, local or foreign Tax Returns (or pro forma information in the case the Acquired Company filed as part of a consolidated, combined or unitary group) for each of the taxable years ending after December 31, 2001.

          (g)   Each of the Acquired Companies has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          (h)   The Acquired Companies have not engaged in a transaction which is listed, or otherwise reportable, within the meaning of Section 6011 of the Code and Treasury Regulations promulgated thereunder.

          (i)    The Acquired Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (1) change in method of accounting for a taxable period ending on or prior to the Closing Date, (2)"closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), entered into on or prior to the Closing Date, or (3) ruling received from or any agreement entered into with the IRS.

        3.9    Employee Benefit Plans; ERISA.

          (a)   Section 3.9(a) of the Sellers Disclosure Letter contains a true and complete list of each Seller Plan and indicates which of such Seller Plans is a Company Plan.

          (b)   With respect to each Seller Plan, ARC has made available to the Buyer true and complete copies of each of the following documents: (i) a copy of the Seller Plan and any amendments thereto (or if the Seller Plan is not a written plan, a description thereof) and any related trust agreement or other funding instrument; (ii) for the three most recent years, a copy of the annual report and actuarial report, if required under ERISA, and the report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (iii) a copy of the most recent Summary Plan Description (and supplemental summary of material modifications provided thereafter) required under ERISA with respect thereto; (iv) the most recent determination letter received from the IRS with respect to each Seller Plan intended to qualify under Section 401 of the Code; and (v) for the last three years, any material correspondence with the IRS, the United States Department of Labor (the "DOL"), the Pension Benefit Guaranty Corporation (the "PBGC"), the SEC or any other Governmental Entity regarding the operation or the administration of any Seller Plan.

          (c)   Neither of ARC, the Acquired Companies nor any of their respective ERISA Affiliates contributes to or has in the past six years sponsored, maintained, contributed to or had any liability in respect of any defined benefit pension plan (as defined in section 3(35) of ERISA) or plan subject to section 412 of the Code or Title IV or section 302 of ERISA. No Seller Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA ("Multiemployer Plan"), and neither ARC, the Acquired Companies nor any of their respective ERISA Affiliates has in the past 6 years sponsored or contributed to, or had any liability or obligation in respect of, any Multiemployer Plan. No Seller Plan is a "multiple employer plan" described in section 4063(a) of ERISA. No Seller Plan provides medical, surgical, hospitalization, death or similar benefits

  (whether or not insured) for employees or former employees of any of the Acquired Companies for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

          (d)   Each Seller Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code.

          (e)   Each Seller Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, and no condition exists that would reasonably be expected to adversely affect such qualification.

          (f)    No liability under Title IV or Section 302 of ERISA has been incurred by ARC, any of the Acquired Companies or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to the Buyer of incurring any such Liability. There has been no material failure of a Seller Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in Section 4980B(g) of the Code).

          (g)   Except as set forth in Section 3.9(g) of the Sellers Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former Company Employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Company Employee. No amounts payable to any Company Employee under the Seller Plans or otherwise will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

          (h)   There are no pending, threatened or anticipated claims by or on behalf of any Seller Plan, by any employee or beneficiary covered under any such Seller Plan, or otherwise involving any such Seller Plan (other than routine claims for benefits).

          (i)    Each Seller Plan that is a "non-qualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code has been administered in all material respects with the requirements of Section 409A of the Code and the guidance promulgated thereunder.

        3.10    Intangible Property.

          (a)   The Sellers own, possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the Acquired Business (collectively, the "Seller Intangible Property"), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All of the Seller Intangible Property is owned or licensed by Sellers free and clear of any and all Liens, except those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (b)   The use of Seller Intangible Property in the Acquired Business does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other Person, and there have been no claims made, and the Sellers have not received any notice of any claim or otherwise know that any of the Seller Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Seller Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        3.11    Properties.

          (a)   To the Knowledge of the Sellers, except as listed in Section 3.11(a)(i) of the Sellers Disclosure Letter, the Acquired Companies own good and marketable fee simple or leasehold title to each of the real properties (including any and all improvements located on such properties) as identified in Section 3.11(a)(ii) of the Sellers Disclosure Letter (each, an "Acquired Property" and collectively, the "Acquired Properties"), which constitute all of the real estate properties owned (the "Owned Acquired Property") or leased (the "Leased Acquired Property" and, together with the Owned Acquired Property, the "Acquired Property") by the Acquired Companies or their Affiliates in respect of the Acquired Business, free and clear of Liens, easements, rights of way, rights of first refusal, covenants, conditions, restrictions, title defects, material encroachments or other survey defects, written agreements, Laws, ordinances and regulations affecting building use or occupancy (including zoning regulations and building codes), or reservations of an interest in title (collectively, "Seller Property Restrictions") except for Permitted Liens. Section 3.11(a)(iii) of the Sellers Disclosure Letter (i) contains a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which any of the Acquired Companies is a lessee or sublessee (collectively, the "Seller Leases") and (ii) sets forth the name and owner of each the Acquired Owned Properties.

          (b)   To the Knowledge of the Sellers, except as listed in Section 3.11(b)(i) of the Sellers Disclosure Letter, neither the Sellers nor the Acquired Companies have received written notice to the effect that there are (1) any condemnation or rezoning or proceedings or any utility service moratoriums or other moratoriums that are pending or, to the Knowledge of the Sellers, threatened with respect to any portion of any of the Acquired Properties or (2) except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, any zoning, subdivision building or similar Laws or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Acquired Properties or by the continued maintenance, operation or use of the parking areas. Except as listed in Section 3.11(b)(ii) of the Sellers Disclosure Letter and except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect neither the Sellers nor the Acquired Companies have received written notice that it is currently in default or violation of any Seller Property Restrictions applicable to any of the Acquired Properties nor does any material default or violation of such nature exist. Except as set forth in Section 3.11(b)(iii) of the Sellers Disclosure Letter, no portion of the Acquired Property has suffered any material damage by fire or other casualty which has not heretofore been or is in the process of being repaired and restored to its original condition. To the Knowledge of the Sellers, there is no threatened or contemplated special assessment against any of the Acquired Property.

          (c)   The Sellers have previously provided to the Buyer a rent roll for each of the Acquired Properties (the "Rent Roll") as of a date no earlier than February 1, 2007. The information set forth in the Rent Roll is true, correct and complete in all material respects as of the date hereof. There are no brokerage agreements or other arrangements in effect pursuant to which any material commission or other compensation will be payable to any Person after Closing in respect of the entering into or renewal of the Leases. Prior to the date hereof, the Sellers have made available to or provided the Buyer with true and complete copies of all standard form leases used in the Acquired Business.

          (d)   To the Knowledge of the Sellers, all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving any Acquired Property are installed and operating and are sufficient to enable each Acquired Property to continue to be used and operated in the manner currently being used and operated. To the Knowledge of the Sellers, and except as set forth in Section 3.11(d) of the Sellers Disclosure Letter, each such utility or other service is operated by the municipality in which such Acquired Property is located, and neither Sellers nor any of their respective Subsidiaries has received written notice that such utility or other service is not in compliance with applicable Laws; provided that if such utility or other service is privately owned or operated, neither the Sellers nor any of their respective Subsidiaries has received written notice that there is a requirement, or any proposed or pending requirement, that it be connected to the municipal, county or other public system servicing such Acquired Property.

          (e)   The Transactions are not, to the Knowledge of the Sellers, subject to the offer of a right of first refusal to any homeowners association as provided in Florida Statute 723, or any substantially similar statutory requirement of any other State (each, a "Repurchase Right"), or to any purchase rights thereunder.

        3.12    Compliance with Environmental Laws.     Except as disclosed in Section 3.12 of the Sellers Disclosure Letter and except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

          (a)   (1) Except in compliance with applicable Environmental Laws, there are no exposed, friable asbestos-containing materials present on any Acquired Property, (2) there are no regulated levels of PCBs present on any Acquired Property owned or operated by the Acquired Company or its Subsidiaries, and (3) there are no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials currently present on any Acquired Property.

          (b)   Neither the Sellers nor the Acquired Companies have received written or, to the Knowledge of the Sellers, notice of a claim, that has not been resolved, (1) to the effect that it is liable to a third party, including a Governmental Entity, as a result of a Release of or exposure to a Hazardous Material, (2) asserting a violation of applicable Environmental Laws relating to any of the Acquired Properties, or (3) asserting that the Acquired Companies or the Acquired Properties is in violation of any applicable Environmental Law.

          (c)   No Acquired Property is listed on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites where such listing requires active investigation or clean-up.

          (d)   The Sellers, the Acquired Companies and the Acquired Properties are in compliance with all applicable Environmental Laws and all Environmental Permits.

          (e)   Neither the Sellers nor the Acquired Companies have Released Hazardous Materials on any of the Acquired Properties, except in compliance with applicable Environmental Laws; and there is no condition (x) at any Acquired Property or (y) to the Knowledge of the Sellers and its

  Subsidiaries, caused by the Sellers or the Acquired Companies, that in the case of either (x) or (y) is reasonably likely to result in liability pursuant to of Environmental Laws.

          (f)    There are no Environmental Claims pending, or to the Knowledge of the Sellers, threatened, against the Sellers or the Acquired Companies or any of the Acquired Properties.

          (g)   Neither the Sellers nor the Acquired Companies currently have a duty under any applicable Environmental Law to place any deed restrictions or environmental Liens relating to the presence of Hazardous Material at any Acquired Property.

        3.13    Reports and Financial Statements.

          (a)   ARC and its Subsidiaries have filed all forms, documents, statements and reports required to be filed prior to the date hereof by them with the SEC since February 18, 2004 (the forms, documents, statements and reports filed with the SEC since February 18, 2004 and those filed with the SEC subsequent to the date hereto, if any, including any amendments thereto, (the "ARC SEC Documents"). As of their respective dates, or, if amended, as of the date of the last such amendment prior to the date hereof, the ARC SEC Documents complied, and each of the ARC SEC Documents filed subsequent to the date hereto will comply, in all material respects with the requirements of the Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. None of the ARC SEC Documents so filed or that will be filed subsequent to the date hereto contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to in order make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   The financial statements (including all related notes and schedules) of ARC and its Subsidiaries (such financial statements being consolidated to the extent applicable) included in the ARC SEC Documents fairly present in all material respects the financial position of ARC and its Subsidiaries, as at the respective dates thereof (or, if amended, as of the date of the last such amendment prior to the date hereof), and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments) in conformity with United States generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

          (c)   All information on which the Prorations are based shall be accurate and complete in all material respects to the Knowledge of the Sellers and shall include all current liabilities and items of prepaid income associated with the Business except for items excluded from the calculation of the Adjustment Amount pursuant to Annex A.

        3.14    Labor and Employment Matters.

          (a)   None of ARC, the Acquired Companies or any of their Affiliates (with respect to the Acquired Business) is or has been within the last six years a party to any collective bargaining agreement or other agreements or arrangements with any labor union or works council applicable to Company Employees or other Persons employed by the Acquired Companies, nor is any such agreement or arrangement currently being negotiated, nor, to the Knowledge of the Sellers, are there any such employees represented by a works council or a labor organization with respect to their employment or are there any unions organizing activities or proceedings of any labor union to organize any such employees.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no material work stoppage, slowdown or labor strike against the Acquired Companies is pending or, to the Knowledge of the Sellers, threatened.

          (c)   Except as set forth in Section 3.14(c) of the Sellers Disclosure Letter and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2004, neither the Acquired Companies nor any of their Affiliates (with respect to the Acquired Business) (i) have Liability with respect to any misclassification of any Persons as an independent contractor rather than as an employee, (ii) have not been in compliance with all applicable foreign, federal, state and local Laws, rules and regulations respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours, in each case, with respect to their employees, and (iii) have received any written remedial order or notice of offense under applicable occupational health and safety Laws.

          (d)   Except as set forth in Section 3.14(d) of the Sellers Disclosure Letter and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Acquired Companies nor any of their Affiliates (with respect to the Acquired Business) have incurred in the last three years any Liability or obligation under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the "WARN Act"), or any similar state or local Law which remains unsatisfied.

        3.15    Brokers and Finders.     Other than Sandler O'Neill & Partners, L.P., the fees and expenses of which will be paid by the Sellers, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission in connection with this Agreement or transactions contemplated hereby based on arrangements made by ARC or any of its Affiliates.

        3.16    Acquired Assets.

          (a)   Except as set forth on Section 3.16(a) of the Sellers Disclosure Letter, the Sellers and the Acquired Companies have, and at the Closing will have and will transfer to Buyer (directly or through the acquisition of an Acquired Company) good and valid title to, or, as applicable, a valid and binding leasehold interest or license in, all real and personal tangible Acquired Assets free and clear of any Liens except for Permitted Liens.

          (b)   Each material item of the Acquired Assets is in good operating condition, in light of its respective age, for the purposes for which it is currently being used.

          (c)   The Acquired Assets and the Acquired Companies include all Assets, personnel and rights that are used, held of use or held for sale in connection with the Acquired Business. The right, title and interest acquired by Buyer at Closing (directly or through the acquisition of an Acquired Company) shall be sufficient to conduct the Acquired Business as currently conducted and in accordance with applicable Law.

        3.17    Opinion of Financial Advisor.     The Board of Directors of ARC has received the opinion of Sandler O'Neill & Partners, L.P., dated as of April 17, 2007, to the effect that, as of the date thereof, the Initial Purchase Price was fair to ARC.

        3.18    Absence of Certain Changes or Events.     Since December 31, 2006 (i) there has not been any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) ARC and its Subsidiaries have conducted the Acquired Business only in the ordinary course.

        3.19    Transactions with Affiliates.     Except for this Agreement, its other Transaction Documents and any Liability arising under this Agreement or any such Transaction Document, from and after the Closing, none of Buyer or its Subsidiaries shall, as a result of the transactions contemplated by this Agreement, be bound by any Contract or any other arrangement of any kind whatsoever with, or have any Liability to, ARC or any of its Affiliates (excluding any Acquired Company).

        3.20    Anti-takeover Laws; Organizational Document Restrictions.     No state anti-takeover statute or regulation, or any takeover-related provision in any Organizational Document of ARC or any of its Subsidiaries would (i) prohibit or restrict the ability of ARC or any of its Subsidiaries to perform its obligations under this Agreement or to consummate the Transactions, or (ii) have the effect of invalidating or voiding this Agreement, the Support Agreement or any provision hereof or thereof.

        3.21    Consumer Finance.     Except as set forth in Section 3.21 of the Sellers Disclosure Letter, and except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect: (a) the books and records maintained by the Sellers and the Acquired Companies completely and accurately, in all material respects, describe: (i) the Consumer Credit Contracts; (ii) the balances outstanding on each Consumer Credit Contract; (iii) the status of the repayment of each Consumer Credit Contract; (b) the holder of each Consumer Credit Contract has fulfilled any conditions to enforcement set forth in the contractual documents for each Consumer Credit Contract or at the time the holder acquired the Consumer Credit Contract all such conditions were fulfilled; and (c) each Consumer Credit Contract is legal, valid, binding and enforceable against the parties thereto in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws that affect the enforcement of creditors' rights generally.

        3.23    No Other Representations and Warranties.     EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE II AND THIS ARTICLE III, NEITHER THE SELLERS NOR ANY OF THEIR AGENTS, AFFILIATES OR REPRESENTATIVES, NOR ANY OTHER PERSON, MAKES OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY TO THE BUYER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, ON BEHALF OF THE SELLERS, AND THE SELLERS HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WHETHER BY THE SELLERS OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE ACQUIRED BUSINESS AND ACQUIRED ASSETS OR THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EACH NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYER OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION BY THE SELLERS OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. WITHOUT LIMITING THE GENERALITY, OF THE FOREGOING, THE SELLERS MAKE NO REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE ACQUIRED BUSINESS AND THE ACQUIRED ASSETS AND ANY LIABILITIES OTHER THAN THE ASSUMED LIABILITIES, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

        Except as set forth in the Buyer Disclosure Letter (subject to Section 11.7), the Buyer represents and warrants to the Sellers as follows:

        4.1    Organization and Qualification.     The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business and in good standing in each of the jurisdictions in which the conduct of its business or the ownership, operation or leasing of its assets and properties requires it to be so qualified, licensed or in good standing, except for jurisdictions where the failure to be so qualified, licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

        4.2    Authority.     The Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement and its other Transaction Documents and to consummate the Transactions. The execution and delivery of this Agreement and the Buyer's other Transaction Documents and the consummation of the Transactions have been duly and validly authorized by all requisite limited liability company action on the part of the Buyer and, no other proceedings on the part of the Buyer are necessary to authorize this Agreement or the Buyer's other Transaction Documents or to consummate the Transactions. This Agreement and each of the Buyer's other Transaction Documents have been (or, in the case of Transaction Documents to be executed after the date hereof, prior to Closing will have been) duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery thereof by each of the Sellers, this Agreement constitutes (or, when executed and delivered, will constitute) legally valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles.

        4.3    Non-Contravention.     The execution and delivery of this Agreement and the Buyer's other Transaction Documents by the Buyer does not and will not, and the consummation of the Transactions will not: (i) conflict with or result in any breach of any provision of the Organizational Documents of the Buyer, (ii) result in a violation or breach of any provision of, constitute (with or without due notice or lapse of time or both) a default under, give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any benefit under, or require any consent under, any Contract of any kind to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound or affected, (iii) result in the creation or imposition of any Lien upon any of the properties or assets of the Buyer, or (iv) subject to the matters addressed in Section 4.4, violate in any respect any Law applicable to the Buyer, in each case, excluding clause (i) of this Section 4.3, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

        4.4    Consents and Approvals.     Except for compliance with applicable securities Laws, the HSR Act, and the rules of the New York Stock Exchange, no consent, approval, order or authorization of, or registration, declaration or filing with, or Permit from any Governmental Entity is required by or with respect to the Buyer in connection with the execution and delivery by the Buyer of this Agreement or any of the Buyer's other Transaction Documents or the consummation by the Buyer of the Transactions, except for any such consent, approval, order, authorization, registration, declaration, filing or Permit that the failure to obtain or make, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

        4.5    Litigation.     In each case except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect, (a) there are no Actions pending or, to the Buyer's Knowledge, threatened against the Buyer or any of its Subsidiaries, (b) to the Buyer's Knowledge, there are no investigations or formal or informal inquiries by any Governmental Entity against or relating to the Buyer or any of its Subsidiaries, (c) there are no material internal investigations or material and reasonably credible written whistle-blower complaints pending or, to the Buyer's Knowledge, threatened against or relating to the Buyer or any of its Subsidiaries and (d) there are no judgments, decrees, injunctions, rules or orders of any Governmental Entity relating to the Buyer or any of its Subsidiaries.

        4.6    Buyer Financing.     The Buyer has delivered to ARC true and complete copies of (a) executed commitment letters (the "Debt Financing Commitments"), pursuant to which the lender party thereto has agreed, subject to the terms and conditions set forth therein, to provide the debt financing contemplated thereby (the "Debt Financing") and (b) executed equity commitment letters (the "Equity Financing Commitments" and, together with the Debt Financing Commitments, the "Financing Commitments"), including an Equity Financing Commitment with a party not affiliated with the Farallon Guarantor (the "Third Party Equity Commitment"), in each case pursuant to which each committing party has agreed, subject to the terms and conditions set forth therein, to provide the equity financing contemplated thereby (the "Equity Financing" and, together with the Debt Financing, the "Financing"). The Financing Commitments have not been amended or modified prior to the date hereof, and the commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect as of the date hereof. As of the date hereof, the Financing Commitments are in full force and effect. As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. Subject to the terms and conditions set forth in the Financing Commitments, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitment, together with the Buyer's cash and cash equivalents on hand at the time of the Closing, will be sufficient for the Buyer to pay the Final Purchase Price and to pay all related fees and expenses payable by the Buyer. The Buyer has no reason as of the date hereof to believe that any of the conditions to the Financing contemplated by the Financing Commitments within its control will not be satisfied or and has no expectation as of the date hereof that the Financing will not be made available to the Buyer on the Closing Date.

        4.7    Brokers and Finders.     Other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by the Buyer, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission in connection with this Agreement or the transactions contemplated hereby based on arrangements made by the Buyer or any of its Affiliates.

        4.8    No Other Representations and Warranties.     THE BUYER AND ITS REPRESENTATIVES HAVE BEEN PERMITTED FULL AND COMPLETE ACCESS TO THE NONPRIVILEGED BOOKS AND RECORDS, FACILITIES, EQUIPMENT, CONTRACTS, AND OTHER PROPERTIES, ASSETS AND DOCUMENTS OF THE SELLERS AND THE ACQUIRED COMPANIES THAT IT AND ITS REPRESENTATIVES HAVE DESIRED OR REQUESTED TO SEE OR REVIEW. THE BUYER AND ITS REPRESENTATIVES HAVE HAD A FULL OPPORTUNITY TO MEET WITH THE EMPLOYEES OF THE SELLERS AND THE ACQUIRED COMPANIES TO DISCUSS THE BUSINESS. NONE OF THE SELLERS OR THE ACQUIRED COMPANIES OR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE COMPANY, ANY COMPANY SUBSIDIARY OR THE ACQUIRED ASSETS OR ACQUIRED BUSINESS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE ACQUIRED COMPANIES, THE ACQUIRED ASSETS OR THE ACQUIRED BUSINESS FURNISHED OR MADE AVAILABLE TO THE BUYER AND ITS REPRESENTATIVES, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SELLERS DISCLOSURE SCHEDULE OR THE EXHIBITS HERETO. THE BUYER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM THE SELLERS OR ANY OTHER PERSON IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SELLERS DISCLOSURE SCHEDULE OR THE EXHIBITS HERETO.

ARTICLE V

COVENANTS

        5.1    Conduct of Business.     After the date hereof and prior to the Closing or earlier termination of this Agreement, except as set forth in Section 5.1 of the Sellers Disclosure Letter and except (i) as expressly contemplated in or expressly permitted by this Agreement, (ii) as may be required to comply with any Material Contract listed in Section 3.7 of the Sellers Disclosure Letter, (iii) as required by applicable Law, (iv) to the extent the Buyer shall otherwise consent, which decision regarding consent shall be made reasonably promptly and which consent shall not be unreasonably withheld, conditioned or delayed (except with respect to Sections 5.1(f), (g), (i) and (u), with respect to which the Buyer may withhold such consent at its sole discretion), each Seller and each Subsidiary of a Seller shall, to the extent relating to the Acquired Business, the Acquired Companies, the Acquired Assets and the Assumed Liabilities:

          (a)   carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and consistent with past practices;

          (b)   use commercially reasonable efforts consistent with past practices to maintain the Acquired Assets, ordinary wear and tear excepted;

          (c)   other than the dissolution of the entities listed in Section 5.1(c) of the Sellers Disclosure Letter, use commercially reasonable efforts to preserve intact its current business organization, goodwill and assets, keep available the services of its officers, employees and consultants, maintain all Permits required for the operation of the Acquired Business and preserve its relationships with customers, suppliers, creditors, agents, Governmental Entities and others having dealings with it, in each case to the extent relating to the Acquired Business;

          (d)   (i) promptly notify the Buyer of any litigation pending or threatened having, to the knowledge of the Sellers, potential liability to the Acquired Companies or the Acquired Business in excess of $100,000 or any complaint, investigation or hearing, of which Seller has Knowledge, by a Governmental Entity involving the Acquired Companies, the Acquired Business, the Acquired Assets or the Assumed Liabilities and (ii) not settle or compromise any pending or threatened claim or Action if such settlement would subject any Acquired Company or any portion of the Acquired Business to injunctive or other equitable remedies or would result in payment of monetary damages following the Closing;

          (e)   not (i) amend the Organizational Documents of any Acquired Company (or of any Seller in a manner that would reasonably be expected to interfere with any transaction contemplated by the Agreement), (ii) fail to materially comply with any "special purpose entity" provisions contained in the Organizational Documents of the Acquired Companies, (iii) split, combine or reclassify its outstanding Equity Interests in the Acquired Companies (or of any Seller in a manner that would reasonably be expected to interfere with any transaction contemplated by the Agreement) or (iv) repurchase, redeem or otherwise acquire Acquired Company Interests or other securities of any Acquired Company or any securities convertible into or exchangeable or exercisable for any Acquired Company Interests or other securities of any Acquired Company;

          (f)    not issue, sell, pledge or otherwise encumber or dispose of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any Acquired Company Interests or other securities of any Acquired Company;

          (g)   not make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any Equity Interests in any of the Acquired Companies; provided that, notwithstanding anything else set forth in this Agreement, the

  Sellers or their Affiliates shall have the ability to sweep, or cause to be swept, cash, with the exception of Restricted Cash, from the accounts of the Acquired Companies on or prior to the Effective Time, without limitation and without any adjustment to the Final Purchase Price and at the Sellers' sole discretion;

          (h)   not take any action that would prevent or delay the consummation of the transactions contemplated by this Agreement;

          (i)    not sell, transfer, assign, mortgage, lease, subject to Lien (other than Permitted Liens) or otherwise encumber or dispose of any of (other than pursuant to Leases in the ordinary course of business consistent with past practice) the properties comprising the Acquired Business or the Acquired Assets, or assign or encumber the right to receive income, dividends, distributions and the like to the extent relating to the Acquired Business or the Acquired Assets or pledge or grant a security interest in any of the properties comprising the Acquired Business or the Acquired Assets;

          (j)    not take any actions with respect to the development of the properties comprising the Acquired Business or the Acquired Assets, including applying for, pursuing, accepting or obtaining any Permits, approvals or other development entitlements from any Governmental Entity or finalizing or entering into any agreements relating thereto without the prior written consent of the Buyer (which consent shall not be unreasonably withheld) except as is consistent in amounts and timing with the operating and capital budget set forth in Section 5.1(j) of the Sellers Disclosure Letter (the "Budget");

          (k)   not enter into any new service, property management or employment contract or amend, extend, renew or replace any existing service, property management or employment contract, in each case in respect of any of the properties comprising the Acquired Business or the Acquired Assets without the Buyer's prior written consent (which consent shall not be unreasonably withheld), unless the same shall be cancelable without penalty or premium, upon not more than thirty (30) days' notice from the owner of such property;

          (l)    not originate or make any loans, or amend or modify the terms of or extend or renew any existing Consumer Credit Contracts, dispose of or monetize any Consumer Credit Contract, or purchase or otherwise acquire any manufactured homes ("Homes"), in each case without the Buyer's prior written consent (which consent shall not be unreasonably withheld) except in the ordinary course consistent with past practices and on current market terms or fail to purchase Homes in the ordinary course of business consistent in amounts and timing with the Budget or past practices;

          (m)  make or agree to make any new capital expenditure or capital expenditures except in the ordinary course of business consistent in amounts and timing with the Budget, (and, in any event, not in excess of $100,000 per expenditure or series of related expenditures) or as may be required, in the sole discretion of the Sellers, to protect the health, safety or welfare of any resident in any of the Sellers' communities;

          (n)   not make any significant change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

          (o)   not (i) make or revoke any material election with regard to Taxes, file any material amended Tax Returns or settle or compromise any material federal, state, local or foreign income Tax liability, (ii) fail to prepare and timely file all Tax Returns required to be filed by or with respect to the Seller or any Subsidiary after the date hereof and on or before the Effective Time in a manner consistent with prior years or (iii) fail to shall pay in a manner consistent with prior years all Taxes shown as being required to be paid on such Tax Returns;

          (p)   without limiting Section 5.1(i), not transfer any Acquired Asset to any Subsidiary of ARC that is not a Pass-Through Entity or to any Subsidiary of ARC that is a Pass-Through Entity and that is owned in part by Subsidiary of ARC that is not a Pass-Through Entity; provided, that the foregoing shall not apply to transfers to a Seller;

          (q)   not modify, amend, terminate or fail to renew in the ordinary course any Material Contract, or modify any "lease to purchase" contract, or enter into any Contract that, if entered into prior to the date hereof, would constitute a Material Contract, or waive, release or assign any material rights or claims under any of the foregoing;

          (r)   not make any material change to its accounting methods, principles or practices, except as may be required by GAAP or except with respect to the Retained Business;

          (s)   not, except with respect to the Retained Business and except as required to comply with applicable Law, (w) adopt, enter into, terminate or amend any Seller Plans or other arrangement for the benefit or welfare of any current or former director, officer or employee, (x) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases in connection with internal promotions in the ordinary course of business consistent with past practice), (y) pay any benefit not provided for under any of the Seller Plans, or (z) grant any awards under any bonus, incentive, performance or other compensation plan, other than, in the case of this clause (z), cash bonuses in the ordinary course of business paid in full prior to the Closing to non-executive officers;

          (t)    not accelerate the collection of accounts receivable, fail to timely pay any account payable;

          (u)   not incur, create, assume or guarantee any Indebtedness, other than Indebtedness incurred in the ordinary course of business that can be assigned to or assumed by the Buyer or its designee in connection with the Transactions, and prepaid or defeased in connection with the Closing, in each case without payment of any termination fee, prepayment penalties, "breakage" costs or similar payments;

          (v)   not cancel any material debts or waive any material claims or rights;

          (w)  not cancel, terminate or fail to renew any material insurance policy; or

          (x)   not take, commit to take, authorize permit or cause any action or omission inconsistent with any of the foregoing.

        5.2    Regulatory Approvals.

          (a)    Regulatory Approvals.    Each Party shall cooperate and use commercially reasonable efforts to prepare and file as soon as practicable all applications, notices, petitions, filings and other documents necessary to obtain, and shall use commercially reasonable efforts to obtain, the Sellers Required Statutory Approvals, the Acquired Companies Required Statutory Approvals and the Buyer Required Statutory Approvals. The Parties further agree to use commercially reasonable efforts (i) to take any act, make any undertaking or receive any clearance or approval required by any Governmental Entity or applicable Law and (ii) to satisfy any conditions imposed by any Governmental Entity in all Final Orders, in each case in order to consummate the transaction contemplated hereby as soon as reasonably possible. Each of the Parties shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Entity for additional information or documentation and (ii) not enter into any agreement with any Governmental Entity that would reasonably be expected to adversely affect the Parties' ability to consummate the transactions contemplated by this Agreement, except with the prior consent of the other Parties (which shall not be unreasonably withheld or delayed). Each Party shall use commercially reasonable efforts to prepare and make all necessary filings as expeditiously as reasonably practicable and thereafter to make promptly any other required submissions, if any, with respect to this Agreement and the transactions contemplated hereby required under the HSR Act.

          (b)    Communications.    The Parties shall promptly provide the other Parties with copies of all filings made with, and inform one another of any communications received from, any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, except as prohibited by applicable Law.

        5.3    Commercially Reasonable Efforts.     Subject to the terms and conditions of this Agreement, each Buyer and each Seller shall, and the Sellers shall (prior to the Closing) cause the Acquired Companies to, use their respective commercially reasonably efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and to obtain all consents and authorizations, necessary to consummate the transactions contemplated by this Agreement. The Sellers and the Acquired Companies shall use commercially reasonable efforts to obtain the Company Required Consents and the Seller Required Consents. The Buyer shall use commercially reasonable efforts to obtain the Buyer Required Consents. The Parties shall cooperate with each other in connection with the foregoing. From the date hereof until the receipt of the ARC Stockholder Approval, ARC shall not issue Equity Securities of any class in an amount equal to or more than five percent (5%) of the number of outstanding Equity Securities of such class to any Person or to any group (as defined in Rule 13d-5 under the Exchange Act) unless such Person or group concurrently therewith executes an agreement in favor of the Buyer that is substantially identical to the Support Agreement.

        5.4    Access.

          (a)   From the date hereof until the Closing Date, upon reasonable notice, the Sellers shall afford the Buyer and its Representatives reasonable access to each Acquired Companies' (and Sellers' in respect of the Acquired Business) properties, offices, plants and other facilities, books and records, and shall furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request; provided, however, that any such access or furnishing of information shall be conducted, during normal business hours, under the supervision of such Acquired Companies' or Sellers' personnel, in such a manner as not unreasonably to interfere with the normal operations of such Acquired Company or the Seller and the Buyer shall reimburse the Sellers for reasonable out-of-pocket expenses incurred by the Sellers in providing such information. In furtherance of the foregoing, to the fullest extent permitted under applicable Law, not later than five (5) Business Days from the date hereof, ARC shall appoint four (4) individuals with knowledge of, and experience in, the operations and affairs of the Acquired Business and the Buyer shall appoint three (3) employees with responsibility for overseeing the operational integration of the Acquired Business with the Buyer's business, to comprise a transition team that shall meet on a regular basis to discuss and implement reasonable steps necessary to achieve an orderly integration of the Acquired Business with the Buyer as of the Closing. Notwithstanding anything to the contrary in this Agreement, no Seller shall be required to disclose any information to the Buyer or its Representatives if such disclosure would, in such Seller's good faith determination, reasonably be expected to, (1) waive any attorney-client or other legal privilege or (2) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof; provided, that the Sellers shall inform the Buyer when information is withheld pursuant to this sentence and the Parties shall use commercially reasonable efforts to permit such disclosure in a manner consistent with the preservation of any such privilege or in compliance with any such applicable Law, duty or agreement. No investigation or information provided or received by the Buyer or its Representatives pursuant to this Section 5.4 or otherwise will affect any of the representations or warranties of the Sellers contained in this Agreement. Notwithstanding anything else in this agreement, including in this Section 5.4, prior to the Closing the Buyer shall not be permitted to market, hold open for sale or otherwise discuss with any other parties the sale or other disposition of any of the Acquired Properties or the Acquired Assets; provided that, prior to the Closing, the Buyer shall be permitted to market, hold open for sale or otherwise discuss with other parties the sale or other disposition of (i) the properties listed in Section 5.4(a)(i) of the Buyer Disclosure Letter and (ii) with the consent of ARC (such consent not to be unreasonably withheld or delayed), any 20 of the properties listed in Section 5.4(a)(ii) of the Buyer Disclosure Letter.

          (b)   In order to facilitate the resolution of any claims made against or incurred by the Sellers (as it relates to the Acquired Business), for a period of seven (7) years after the Closing, the Buyer shall (i) retain the books and records relating to the Acquired Business relating to periods prior to the Closing and (ii) afford the Representatives of the Sellers reasonable access (including the right to make, at the Sellers' expense, photocopies), during normal business hours, to such books and records; provided, however, that the Buyer shall notify the Sellers in writing at least thirty (30) days in advance of destroying any such books and records prior to the seventh (7th) anniversary of the Closing Date in order to provide the Sellers the opportunity to copy (at the Sellers' expense) such books and records in accordance with this Section 5.4.

          (c)   In order to facilitate the resolution of any claims made against or incurred by the Buyer, for a period of seven (7) years after the Closing, the Sellers shall (i) retain the books and records relating to the Acquired Business relating to periods prior to the Closing and (ii) afford the Representatives of the Buyer reasonable access (including the right to make, at the Sellers' expense, photocopies), during normal business hours, to such books and records; provided, however, that the Sellers shall notify the Buyer in writing at least thirty (30) days in advance of destroying any such books and records prior to the seventh (7th) anniversary of the Closing Date in order to provide the Buyer the opportunity to copy (at the Buyer's expense) such books and records in accordance with this Section 5.4.

        5.5    No Solicitation.

          (a)   Except as otherwise provided in this Section 5.5, ARC agrees that it shall not, and that it shall not permit its Affiliates or its or its Affiliates' officers, directors, employees, agents or representatives, including any investment banker, attorney or accountant retained by them ("Representatives"), to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by providing information) or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal, (ii) engage or participate in any negotiations or discussions concerning, or provide or cause to be provided any non-public information or data relating to ARC, the Acquired Companies or the Acquired Business in connection with, or have any discussions with any person relating to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, (v) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement or (vi) resolve to propose or agree to do any of the foregoing; provided, however, it is understood and agreed that any determination or action by the Board of Directors of ARC permitted under Section 5.5(c) or (d) shall not be deemed to be a breach or violation of this Section 5.5(a). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of

  ARC or Representatives of ARC or any of its Subsidiaries shall be deemed to be a breach of this Section 5.5 by ARC.

          (b)   ARC shall, shall cause each of its Subsidiaries to, and shall direct each of its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the Parties hereto) that has made or indicated an intention to make an Alternative Proposal.

          (c)   Notwithstanding anything to the contrary in Section 5.5(a) or (b), ARC may, at any time prior to obtaining the ARC Stockholder Approval, in response to a bona fide unsolicited, written Alternative Proposal made after the date hereof and which did not result from or arise in connection with a breach of this Section 5.5 and which the Board of Directors of ARC determines, in good faith, after consultation with its outside counsel and financial advisors, may reasonably be expected to lead to a Superior Proposal, (i) furnish non-public information with respect to ARC and its Subsidiaries to the person making such Alternative Proposal and its Representatives pursuant to a customary confidentiality agreement no less restrictive of the other party than the Confidentiality Agreements and (ii) participate in discussions or negotiations with such person and its Representatives regarding such Alternative Proposal; provided, however, (i) that the Buyer shall be entitled to receive an executed copy of such confidentiality agreement prior to or substantially simultaneously with ARC furnishing information to the person making such Alternative Proposal or its Representatives and (ii) that ARC shall simultaneously provide or make available to the Buyer any non-public information concerning ARC that is provided to the person making such Alternative Proposal or its Representatives which was not previously provided or made available to the Buyer.

          (d)   Neither the Board of Directors of ARC nor any committee thereof shall (i) withdraw or modify in a manner adverse to the Buyer or publicly propose to withdraw or modify in a manner adverse to the Buyer, the Recommendation, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Alternative Proposal, (iii) approve or recommend, or publicly propose to approve, endorse or recommend, any Alternative Proposal (clause (i) or (iii), a "Change in Recommendation"). Notwithstanding the foregoing, the Board of Directors of ARC may, at any time prior to obtaining the ARC Stockholder Approval, in response to a bona fide, unsolicited, written Alternative Proposal made after the date hereof and which did not result from or arise in connection with a breach of this Section 5.5 and which the Board of Directors of ARC determines, in good faith, after consultation with its outside counsel and financial advisors, constitutes a Superior Proposal, make a Change in Recommendation or terminate this Agreement pursuant to Section 8.1(c)(iii) (and subject to the terms thereof); provided, that the Board of Directors of ARC shall not be entitled to exercise its right to make a Change in Recommendation or terminate this Agreement pursuant to Section 8.1(c)(iii) unless ARC has: (A) complied in all respects with this Section 5.5, (B) provided to the Buyer four Business Days' prior written notice (such notice, a "Notice of Superior Proposal") advising the Buyer that the Board of Directors of ARC intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any material amendment to the financial terms or any other material term of any such Superior Proposal shall require a new Notice of Superior Proposal and an additional three Business Day period), (C) provided to the Buyer all materials and information delivered or made available to the Person or group of Persons making any Superior Proposal in connection with such Superior Proposal, (D) during such four Business Day period (or three Business Day period in the case of an amendment), if requested by the Buyer, engaged in good faith negotiations with the Buyer to propose amendments to this Agreement such that any Alternative Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal, and (E) at the end of such four

  Business Day period (or three Business Day period in the case of an amendment), such Alternative Proposal has not been withdrawn and continues to constitute a Superior Proposal (after giving effect to any amendments to this Agreement that may be proposed by the Buyer following a Notice of Superior Proposal, as a result of the negotiations required by clause (D) or otherwise).

          (e)   ARC promptly (and in any event within 24 hours) shall advise the Buyer orally and in writing of (i) any Alternative Proposal or indication or inquiry with respect to or that would reasonably be expected to lead to any Alternative Proposal, (ii) any request for non-public information relating to ARC or its Subsidiaries that is reasonably expected to be related to an Alternative Proposal, and (iii) any inquiry or request for discussion or negotiation regarding an Alternative Proposal, including, in each case, the identity of the person making any such Alternative Proposal or indication or inquiry and the material terms of any such Alternative Proposal or indication or inquiry (including copies of any document or correspondence evidencing such Alternative Proposal or inquiry). ARC shall keep the Buyer reasonably informed on a reasonably current basis of the status (including any material change to the terms thereof) of any such Alternative Proposal or indication or inquiry.

          (f)    Nothing contained in this Agreement shall prohibit ARC or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (ii) in no event shall ARC or its Board of Directors take, or agree or resolve to take, any action that would constitute a Change in Recommendation other than in compliance with this Section 5.5.

          (g)   As used in this Agreement, "Alternative Proposal" shall mean any inquiry, proposal or offer from any Person or group of Persons other than the Buyer or one of its Affiliates for (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, asset sale or purchase, dissolution or similar transaction involving ARC (or any Subsidiary or Subsidiaries of ARC whose businesses or assets account for 20% or more of the net revenues, net income or assets of ARC and its Subsidiaries, taken as a whole), (iii) any proposal for the issuance by ARC of 20% or more of any class of its Equity Interests or (iv) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of any class of Equity Interests of ARC or of the consolidated total assets of ARC and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

          (h)   As used in this Agreement, "Superior Proposal" shall mean any bona fide offer made by a third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, more than 50% of the common stock of ARC then outstanding (or of the Equity Interests of the surviving entity in a merger or the ultimate parent of the surviving entity in a merger), or all or substantially all of the Acquired Assets, which the Board of Directors of ARC reasonably determines (after consultation with its legal advisors and its financial advisors), taking into account all financial, legal, regulatory and other aspects of such proposal and the Person making the proposal, (i) to be (A) more favorable to the stockholders of ARC than the transactions contemplated by this Agreement after taking into account the then outstanding proposal of the Buyer (including any amendments to this Agreement proposed by the Buyer pursuant to Section 5.5(d) or otherwise) and (B) reasonably capable of being completed on the terms set forth in the proposal and (ii) for which financing, to the extent required, is then committed or reasonably likely to be obtained.

        5.6    Filings; Other Actions.

          (a)   As promptly as reasonably practicable following the date hereto, ARC shall prepare and file with the SEC the Proxy Statement. ARC and the Buyer shall cooperate with each other in connection with the preparation of the Proxy Statement. ARC will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. ARC will use its reasonable best efforts to cause the Proxy Statement to be mailed to ARC's stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. ARC shall as promptly as practicable notify the Buyer of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. If at any time prior to the Effective Time, any information should be discovered by any Party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by ARC with the SEC and disseminated by ARC to the stockholders of ARC. No filing of, or amendment or supplement to, the Proxy Statement will be made by ARC (including documents incorporated by reference therein) without providing the Buyer a reasonable opportunity to review and comment thereon; provided that with respect to documents that are incorporated by reference in the Proxy Statement, this right to review and comment shall apply only with respect to information relating to this Agreement or the transactions contemplated hereby or to Buyer or its Affiliates.

          (b)   Subject to the other provisions of this Agreement, ARC shall (i) take all action necessary in accordance with the Maryland General Corporation Law, its charter and bylaws and the rules of the New York Stock Exchange to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the ARC Stockholder Approval (such meeting or any adjournment or postponement thereof, the "ARC Stockholder Meeting"), and (ii) subject to Section 5.5(d), recommend to its stockholders approval of the transactions contemplated by this Agreement (the "Recommendation") and include such Recommendation in the Proxy Statement and use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 8.1 and subject to compliance with Section 8.2, ARC, regardless of whether the Board of Directors has approved, endorsed or recommended an Alternative Proposal or has made a Change in Recommendation, will submit the Transactions for approval by the stockholders of ARC at the ARC Stockholder Meeting.

        5.7    Employee Matters.

          (a)   (i) Not later than 10 days prior to the expected Closing Date, the Buyer shall offer employment to each Company Employee, which offer of employment shall be subject to the Closing occurring and shall include (A) a rate of base salary or wages equal to 100% of the rate of base salary or wages in effect with respect to such Company Employee immediately prior to the Closing Date and (B) amounts of cash incentive opportunities that are no less favorable than those in effect with respect to such Company Employee immediately prior to the Closing Date; provided that with respect to each such Company Employee who is an Inactive Employee as of the 10th day prior to the expected Closing Date, such offer shall be made by the Buyer only if such Seller Employee actually reports to employment with the Sellers on or prior to the date that is 90 days following the Closing Date (or such later period if required by Law) and is capable of performing his or her job duties as in effect immediately prior to the Closing Date with all accommodations, in which case such offer shall be made within one Business Day following the date on which such

  Company Employee so reports to employment. Each such Company Employee who accepts such offer of employment shall commence employment with the Buyer immediately following the Closing (or, in the case of such Inactive Employees, as of the date immediately following the date on which such employee accepts employment with the Buyer, if later) (as applicable, the "Employment Date," and those Seller Employees who accept employment with the Buyer are referred to as "Continuing Employees") and for all purposes consistent with Law and except as otherwise expressly provided herein such employment from and after the Employment Date, as applicable shall be deemed to have occurred with no interruption or break in service and no termination of employment. The Buyer shall not fire or otherwise discharge any Continuing Employees other than for cause until 45 days after the Closing Date.

             (ii)  On and as of the Closing Date, the Sellers shall provide such additional personnel information with respect to each Company Employee as may be reasonably requested by the Buyer; provided, however, that Sellers shall not be required to provide any information to the Buyer, the transmission of which would violate any Law regarding the transmission of personnel data, including the applicable provisions of the Health Insurance Portability Accountability Act of 1996, the Personal Information Protection and Electronic Documents Act and other legislation regulating the collection, use and disclosure of personal information, each as amended and the regulations promulgated thereunder.

            (iii)  The Sellers shall remain solely liable (including with respect to any severance costs and related liabilities) for any Company Employee who does not become a Continuing Employee and shall be solely liable with respect to an Inactive Employee for the period until such employee becomes a Continuing Employee, and the Buyer shall have no liability with respect to any such employee. The Sellers shall use their reasonable efforts to encourage the Company Employees to accept the Buyer's offers of employment.

            (iv)  The Sellers shall be solely responsible for all severance costs and related liabilities incurred by the Seller or the Buyer, as applicable, with respect to the termination of employment of Company Employees who do not accept the Buyer's offer of employment made pursuant to this Section 5.7(a).

          (b)   For a period of no less than 12 months following the Closing Date (or, if shorter, the period of employment with the Buyer), the Buyer shall, and shall cause its Affiliates to, provide to the Continuing Employees employee benefits (including without limitation health and welfare, severance and retirement benefits) that are substantially similar in the aggregate to those provided to the Continuing Employees as of immediately prior to the Effective Time (excluding for this purpose equity-based incentive programs). Each Continuing Employee shall be given credit for all purposes (other than for benefit accrual for any defined benefit pension plan) for such person's service with ARC and its Subsidiaries (or any other employer to the extent credited by ARC) to the same extent recognized by ARC under the Seller Plans prior to the Closing Date for all purposes under any analogous employee benefit plans, programs, policies or arrangements maintained by the Buyer or its affiliates ("Buyer Plans") in which Continuing Employees participate following the Closing Date, except to the extent that giving such service credit would result in the duplication of benefits for the same period of service, and except under any defined benefit pension plan. The Buyer shall, and shall cause its Affiliates to, (i) waive (or, in the case of Insured Buyer Plans, use its commercially reasonable efforts to cause its third party insurance carriers to waive) all limitations as to preexisting conditions, exclusions and waiting periods and service requirements with respect to participation and coverage requirements applicable to the Continuing Employees under any Buyer Plan, other than limitations, exclusions, waiting periods or service requirements that are already in effect with respect to such persons and that have not been satisfied as of the Closing under any Seller Plan immediately prior to the Closing and (ii) provide (or, in the case of Insured Buyer Plans, use its commercially reasonable efforts to cause its third party insurance carriers to provide) each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements for the plan year in which the Closing occurs under any analogous Buyer Plan.

          (c)   Effective as of the Effective Time, the Continuing Employees shall no longer actively participate in the ARC Management Services, Inc. 401(k) Plan (the "Sellers Savings Plan"). The Buyer shall designate a tax-qualified defined contribution plan (such plan, the "Buyer's Savings Plan") that permits the acceptance from Continuing Employees of "eligible rollover distributions" (as such term is defined under Section 402 of the Code). As soon as practicable following the Closing Date, (x) the Buyer shall provide ARC with such documents and other information as ARC shall reasonably request to assure itself that the Buyer's Savings Plan is tax-qualified and provides for the receipt of eligible rollover distributions and (y) ARC shall provide the Buyer with such documents and other information as the Buyer shall reasonably request to assure itself that the accounts of the Continuing Employees would qualify as eligible rollover distributions. Each Continuing Employee who is a participant in the Sellers Savings Plan shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect a "direct rollover" in accordance with Section 401(a)(31) of the Code of the participant's such account balance to the Buyer's Savings Plan, subject to and in accordance with the provisions of such plan and applicable Law. ARC shall provide the Buyer with copies of such personnel and other records pertaining to the Continuing Employees and such records of any agent or representative of ARC pertaining to the Continuing Employees and such records of any agent or representative of ARC, in each case pertaining to the Sellers Savings Plan and as the Buyer may reasonably request in order to administer and manage the accounts and assets rolled over to the Buyer's Savings Plan.

          (d)   As soon as reasonably practicable after the date hereof, but not later than ten Business Days following the date hereof, the Sellers shall deliver to the Buyer a true and complete list of all Company Employees and shall allow the Buyer to inspect the personnel files and other documentation relating to the Company Employees only to the extent legally permissible by applicable Law.

          (e)   No provision of this Section 5.7 shall be construed as (i) prohibiting Buyer and its Affiliates from terminating the employment of any Continuing Employee for any reason following the Closing Date, (ii) prohibiting the Buyer and its Affiliates from modifying or terminating any employee benefit plan, program agreement or arrangement in accordance with its terms and applicable Law or (iii) creating any third party beneficiary rights in any Continuing Employee.

          (f)    The Parties agree that the Sellers may award "Stay Bonuses" of up to $4 million to Company Employees between the date hereof and the Closing Date, provided that the identity of the recipients and the amount payable to each recipient shall be subject to the consent of the Buyer (such consent not to be unreasonably withheld). Any such Stay Bonus shall be payable by the Buyer upon the completion of 90 days following the Closing and shall not be paid to any Company Employee who does not accept an offer of employment by the Buyer or who terminates such Company Employee's employment with the Buyer prior to 90 days following the Closing. The term "Stay Bonus Amount" means the amount by which the aggregate amount of Stay Bonuses paid to Company Employees exceeds the sum of (a) 50% of the aggregate amount of Stay Bonuses paid to Company Employees other than Company Employees that are employed at properties that are marketed by the Buyer pursuant to Section 5.4 plus (b) 100% of the aggregate amount of Stay Bonuses paid to Company Employees that are employed at properties that are marketed by the Buyer pursuant to Section 5.4.

        5.8    Worker Notification.

          (a)   On or before the Closing, the Sellers shall provide a list of the name and site of employment of any Company Employees who have experienced, or will experience, an employment loss or layoff—as defined by the WARN Act or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff—within ninety (90) days prior to the Closing. The Sellers shall update this list up to and including the Closing.

          (b)   The Buyer shall be responsible for compliance with the WARN Act with respect to the termination of any Company Employee occurring on or after the Closing.

        5.9    Fees and Expenses.

          (a)   Buyer Expenses. Subject to Section 8.2 hereto, the Buyer shall pay all out-of pocket fees, costs and expenses, including fees and expenses of counsel, financial advisors, consultants and accountants, incurred by the Buyer incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, whether or not the Closing shall have occurred.

          (b)   Sellers' and Acquired Companies' Expenses. The Sellers shall pay all out-of-pocket fees, costs and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred by the Sellers or the Acquired Companies incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, whether or not the Closing shall have occurred.

          (c)   Other Transaction Expenses. Notwithstanding anything to the contrary set forth in this Agreement, and without limiting any other provision herein allocating costs or other Liabilities to a Party hereunder, (i) the Buyer shall pay any out-of-pocket fees, costs and expenses incurred in connection with obtaining all Buyer Required Statutory Approvals, (ii) the Sellers shall pay any out-of-pocket fees, costs and expenses incurred in connection with obtaining all Seller Required Statutory Approvals, all Company Required Statutory Approvals, the Title Policies and the Consent Solicitations (in each case, other than the Parties' legal fees and expenses which are the subject of Sections 5.9(a) and 5.9(b)) and (iii) the Buyer shall pay the filing fee in connection with any filings made under the HSR Act.

        5.10    Further Assurances.     Each of the Sellers, the Acquired Companies and the Buyer agree that, from time to time before and after the Closing Date, they will execute and deliver, or use reasonable best efforts to cause their other respective Affiliates to execute and deliver such further instruments, and take, or cause their respective Affiliates to take, such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement. From time to time after the Closing Date, each of the Sellers agrees to cooperate with Buyer upon the reasonable request of the Buyer in making available to the Buyer information in its possession relating to the conduct of the business of the Acquired Companies prior to the Closing; provided, however, that the Sellers shall not be obligated to make any disclosure that (i) is prohibited by applicable Law, (ii) may cause any of the Sellers to breach a confidentiality obligation to which it is bound or (iii) would reasonably be expected to result in the loss of any applicable legal privilege.

        5.11    Financing.

          (a)   Notwithstanding anything contained in this Agreement to the contrary, the Buyer expressly acknowledges and agrees that the Buyer's obligations hereunder are not conditioned in any manner whatsoever upon the Buyer obtaining any financing. Upon request, the Buyer shall inform the Sellers of all material developments or changes relating to the Financing Commitment and the Financing contemplated thereby. The Buyer shall use commercially reasonable efforts to perform all obligations required to be performed by it in accordance with and pursuant to the terms of the Financing Commitments and to maintain such Financing Commitments in full force and effect in accordance with their terms, at all times prior to the Closing. In the event that the Financing Commitment shall cease to be in full force and effect at any time or the lenders or equity providers party thereto shall indicate any unwillingness to provide the Financing contemplated thereby, or for any reason the Buyer otherwise no longer believes in good faith that it will be able to obtain the Financing contemplated thereby, then the Buyer shall promptly notify the Sellers and use commercially reasonable efforts to obtain replacement financing arrangements or commitment letters as soon as reasonably practicable on terms no less favorable in the aggregate to the Buyer than those set forth in the Financing Commitments (including any market flex provisions therein).

          (b)   The Sellers agree to provide, and shall cause their Representatives to provide, reasonable cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing as may be reasonably requested by the Buyer, including (i) participation in meetings, presentations, drafting sessions, due diligence sessions, "road shows" and sessions with rating agencies, (ii) furnishing the Buyer and its financing sources as promptly as practicable, in the ordinary course, with financial and other pertinent information regarding the Acquired Companies and the Acquired Business as may be reasonably requested by the Buyer, including all financial statements, financial data and other information (including with respect to the fiscal year ended December 31, 2006) (A) of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of debt securities contemplated by the Financing Commitments at the time during ARC's fiscal year such offerings will be made and (B) all financial statements and other information relating to the Acquired Companies and the Acquired Business necessary for the satisfaction of the conditions set forth in the Financing Commitments (collectively, the "Required Information"), (iii) reasonably assisting the Buyer and its financing sources in the preparation of (A) one or more offering documents and or confidential information memoranda for any portion of the Debt Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of the Buyer and its financing sources for any portion of the Debt Financing, including providing assistance in preparation for, and participating in, meetings, drafting sessions and due diligence sessions, (v) providing and executing documents as may be reasonably requested by the Buyer, including customary certificates (including a certificate of the chief financial officer of ARC with respect to solvency matters), consents of accountants for use of their reports in any materials relating to the Debt Financing and customary representation letters in connection with bank confidential information memoranda, (vi) reasonably facilitating the pledging of collateral and providing of guarantees, subject to the occurrence of the Closing, (vii) without limitation to any other obligation hereunder, using commercially reasonable efforts to obtain legal opinions, surveys and title insurance (provided that the Sellers shall not be obligated to pay for any title costs incurred for the purpose of providing mortgage title policies to the lender under the Debt Financing) or documents as reasonably requested by the Buyer, including commitment letters, underwriting or placement agreements, loan agreements, note purchase agreements, registration rights agreements, indentures and related documents and (viii) using its commercially reasonable efforts to cause its independent accountants to provide assistance to the Buyer, including providing consent to the Buyer to prepare and use their audit reports relating to ARC and to provide any necessary "comfort letters"; provided that the Sellers shall not be required to pay any financing commitment or other similar fee that is not reimbursed by the Buyer in connection with the Debt Financing prior to the Effective Time and further providedthat the Buyer shall pay the Sellers' reasonable out-of-pocket expenses in connection with any cooperation in connection with this Section 5.11.

        5.12    Public Announcements.     The Sellers and the Buyer will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public announcement prior to the issuance of such press release or other public announcement relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public announcement prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. The Sellers and the Buyer agree to issue a joint press release announcing the execution and delivery of this Agreement.

        5.13    Indenture Consent Solicitation.     Between the date hereof and the Closing Date, the Sellers shall use commercially reasonable efforts to amend the indenture governing ARC LP's Senior Exchangeable Notes Due 2025 (the "Notes") such that the transactions contemplated by this Agreement will be permitted under such indenture without Liability to the Buyer or any of its Subsidiaries (including the Acquired Companies and the Acquired Assets) from and after the Closing (the "Indenture Consent Solicitation"). The Sellers shall consult with the Buyer regarding the conduct of the Indenture Consent Solicitation and provide the Buyer with a reasonable opportunity to review and comment upon all documentation or public filings relating to the Indenture Consent Solicitation and such documentation and filings shall be reasonably acceptable to the Buyer to the extent affecting the Buyer, any Acquired Company or the Acquired Business after completion of the Transactions.

        5.14    OP Consent Solicitation.     Between the date hereof and the Closing Date, the Sellers shall use commercially reasonable efforts to cause ARC LP to commence a consent solicitation (the "OP Consent Solicitation") from the limited partners of ARC LP pursuant to which ARC LP will solicit the consent of such number of holders of limited partnership interests as is required under the First Amended and Restated Agreement of Limited Partnership of Affordable Residential Communities LP (the "OP Agreement") to obtain such waivers or amendments as are reasonably necessary to consummate the transactions contemplated by this Agreement such that the consummation of such transactions shall neither constitute a "Liquidating Event" (as such term is defined in Section 13.1 of the OP Agreement) nor result in the dissolution of ARC LP. The Sellers shall consult with the Buyer regarding the conduct of the OP Consent Solicitation and provide the Buyer with a reasonable opportunity to review and comment upon all documentation or public filings relating to the OP Consent Solicitation and such documentation and filings shall be reasonably acceptable to the Buyer to the extent affecting the Buyer, any Acquired Company or the Acquired Business after completion of the Transactions.

        5.15    Trust Preferred Amendment.     Between the date hereof and the Closing Date, the Sellers shall use commercially reasonable efforts to amend the indenture governing ARC's Trust Preferred Securities Due 2035, such that the transactions contemplated by this Agreement will be permitted under such indenture. without Liability to the Buyer or any of its Subsidiaries (including the Acquired Companies and the Acquired Assets) from and after the Closing (the "Trust Preferred Amendment" and, together with the Indenture Consent Solicitation and the OP Consent Solicitation, the "Consent Solicitations"). The Sellers shall consult with the Buyer regarding the conduct of the Trust Preferred Amendment and provide the Buyer with a reasonable opportunity to review and comment upon all documentation or public filings relating to the Trust Preferred Amendment and such documentation and filings shall be reasonably acceptable to the Buyer to the extent affecting the Buyer, any Acquired Company or the Acquired Business after completion of the Transactions.

        5.16    Indebtedness.     The Sellers agree to provide, and shall cause their Representatives to provide, reasonable cooperation (including with respect to timeliness) in connection with the assignment to or assumption by the Buyer or its designee of, or the prepayment or defeasance in connection with the Closing of, all Indebtedness included in the Assumed Liabilities, including by paying amounts advanced by the Buyer in connection with the defeasance of such Indebtedness, facilitating the release of collateral, delivering any required notices or certificates, or such other assistance as the Buyer may reasonably request; provided that the Buyer shall pay the Sellers' reasonable out-of-pocket expenses in connection with any cooperation in connection with this Section 5.16.

        5.17    Transition Services Agreement; Licenses.

          (a)   Prior to the Closing Date, the Sellers and the Buyer shall negotiate in good faith the terms of a transition services agreement, to the extent necessary (the "Transition Services Agreement") under which the Sellers and their Affiliates shall provide to the Buyer and its Affiliates all services as are necessary (including pursuant to Section 1.14), in combination with the Acquired Assets, to allow the Buyer to conduct the Acquired Business as it will be conducted immediately prior to the Closing Date. Such Transition Services Agreement shall provide, among other things, that all services will be provided at the Sellers' actual cost and without any markup or overhead.

          (b)   For a period of one year following the Closing, the Sellers shall, if so required by the Buyer no later than thee Business Days prior to the Closing, and to the extent permitted under applicable Law, make available to the Buyer or to any applicable Acquired Company the use of any Permit required for the conduct of the portion of the Acquired Business conducted by such Person, on a cost-free basis. During such period, the Buyer or such Acquired Company shall use commercially reasonable efforts to obtain a replacement for any such license as promptly as practicable.

        5.18    Use of Name.     The Sellers shall use all commercially reasonable efforts to cease, and to cause each of their Affiliates to cease, the use by any Seller or any of their Affiliates from and after the Closing of the name "ARC" and "Affordable Residential Communities," of any Trademarks, and of any other trade names, trademarks, Internet domain names, identifying logos or service marks related thereto or employing the words "ARC", "Affordable Residential Communities" or any part or variation of any of the foregoing or any confusingly similar trade names, trademark or logo, or otherwise constituting Seller Intangible Property, but excluding the Enspire Trademarks and the NLASCO Trademarks (collectively, the "ARC Trademarks and Logos") as promptly as practicable following the Closing. Subject to the terms and conditions set forth herein, Buyer hereby grants to the Sellers a limited, non-exclusive, non-sublicensable, royalty free and non-transferable right and license to use any of the ARC Trademarks and Logos in connection with the Retained Business for a period of one hundred and twenty (120) days following the Closing Date (the "TM License Period"); provided, however, that if the Sellers use good faith efforts, but are unable, due to regulatory or other circumstance beyond their control, to effect a legal name change in compliance with applicable Law such that an ARC Trademark and Logo remains in the Sellers' legal name after the TM License Period, then the Sellers will not be deemed to be in breach hereof with respect to such use as long as they continue to exercise good faith efforts to effectuate such name change as soon as reasonably practicable. The Sellers agree that immediately upon termination of the TM License Period, the Sellers shall cease all further use of the ARC Trademarks and Logos and destroy any and all materials bearing the ARC Trademarks and Logos. This license shall, subject to and to the extent in consistent with compliance by the Sellers with their obligations under this Section 5.18, permit the Sellers to use the ARC Trademarks and Logos during the TM License Period with all signage, inventory, supplies, advertising, promotional materials and promotional items in existence as of the Closing Date bearing the ARC Trademarks and Logos in the forms in existence as of the Closing Date and any resupplies of the aforementioned materials and items in the forms in existence as of the Closing Date. The Sellers are permitted to use the ARC Trademarks and Logos on the Internet and any website owned or controlled by a Seller and used solely in connection with the operation, promotion and marketing of the Retained Business as currently conducted using the ARC trademarks and Logos during the TM License Period; provided that the Sellers shall cease use of the "aboutarc.com" URL as soon as reasonably practicable following the Closing (including consideration of the possibility of confusion by ARC's shareholders and ARC's compliance with applicable Law). During the TM License Period, the

Sellers shall maintain the business in connection with which the ARC Trademarks and Logos are used at a level of quality equal to or greater than the level of quality maintained by the Sellers as of the Closing Date.

        5.19    Marketing.     The Buyer agrees to consider in good faith any proposal of the Sellers for ARC Insurance Services Inc. DBA Enspire Insurance Services to solicit, market and sell insurance to residents of manufactured home communities included in the Acquired Business.

        5.20    Trademark License.

          (a)   Effective as of the Closing Date, subject to the terms and conditions set forth herein, ARC Dealership will cause Enspire Insurance LLC ("Enspire Insurance") to grant to Enspire Finance a worldwide, exclusive, non-sublicensable, royalty free, perpetual and non-transferable right (except as set forth herein) and license to use the Enspire Trademarks solely in connection with the financing operations of Enspire Finance as such business is conducted as of the Closing Date. For the avoidance of doubt, Enspire Finance shall have no right to use the Enspire Trademarks for insurance purposes. Except for the limited rights expressly granted to Enspire Finance herein, all right, title and interest to the Enspire Trademarks shall be owned by and remain with Enspire Insurance. All use of the Enspire Trademarks by Enspire Finance shall inure to the benefit of Enspire Insurance and Enspire Finance acknowledges that Enspire Insurance owns the Enspire Trademarks and agrees that it will not (i) challenge the title or any rights of Enspire Insurance in and to the Enspire Trademarks or (ii) claim or assert any right, title or interest in the Enspire Trademarks other than the rights expressly granted to Enspire Finance hereunder. Enspire Finance agrees to cooperate fully and in good faith with Enspire Insurance at the expense of Enspire Insurance for the purpose of securing and preserving Enspire Insurance's rights in and to the Enspire Trademarks.

          (b)   The Buyer acknowledges the prestige, high reputation and goodwill associated with the "Enspire" Trademark and agrees that, in order to preserve such prestige, high reputation and goodwill, the products and services offered in connection with the Enspire Trademark shall be of at least the same quality maintained by the Sellers in connection with such products and services immediately prior to the Closing Date, including compliance with all Laws governing such use. The Buyer shall not (i) use the Enspire Trademarks in any way which would be reasonably expected to allow it to become generic, lose its distinctiveness, become liable to mislead the public, or be detrimental to or inconsistent with the good name, goodwill, reputation and image of the Sellers; or (ii) use or cause or authorize to be used the Enspire Trademarks in a manner that is likely to cause confusion with the products, services and business of the Sellers.

          (c)   If the Sellers reasonably believe that the Buyer has not maintained the requisite level of quality of the Enspire Trademarks or is otherwise in violation of this license, the Sellers will provide the Buyer with written notice of such violation, and the Buyer will have a period of thirty (30) Business Days to cure the violation at the Buyer's sole cost and expense. If the Buyer fails to cure the violation within such ten (10) day period, the Sellers shall have the right to terminate this license upon written notice to the Buyer.

          (d)   The Buyer shall notify the Sellers of any potential infringement of the Enspire Trademarks of which it becomes aware. The Buyer shall not take any action with respect to such potential infringement without the Buyer's prior written consent.

          (e)   Buyer hereby acknowledges and agrees that it shall not have the right to sublicense, assign or transfer its rights to use the Enspire Trademark without Enspire Insurance's prior written consent; provided, however, that Buyer may (i) transfer or sublicense this license to any of its Affiliates and (ii) transfer or assign any of its rights or duties under this license to a successor-in-interest of Buyer by way of merger, acquisition, consolidation, sale of all or substantially all of the assets of Buyer, similar corporate reorganization or by other operation of law; provided, that, in the case of either (i) or (ii), Buyer provides Enspire Insurance with written notice of such sublicense, transfer or assignment within thirty (30) days of such event.

          (f)    THE LICENSE DESCRIBED IN THIS SECTION 5.20 IS BEING GRANTED ON AN "AS IS, WHERE IS" BASIS, AND THE SELLERS DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES, WHETHER EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION REGARDING NON-INFRINGEMENT

        5.21    Notification of Certain Matters.     The Sellers shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Sellers, of (i) any notice or other communication received by such Party from any Governmental Entity in connection with the Transaction or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Transaction or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Acquired Companies or the Buyer, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such Party's Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the Transaction or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the Conditions to the Closing set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision hereto; provided, however, that the delivery of any notice pursuant to this Section 5.21 shall not (x) cure any breach of, or non-compliance with, any other provision hereto or (y) limit the remedies available to the Party receiving such notice.

        5.22    Casualty or Condemnation.     The occurrence of any casualty, condemnation or other event at any one or more Acquired Properties shall not relieve the Buyer of its obligations hereunder or entitle the Buyer to reduce the Final Purchase Price, notwithstanding any contrary provision hereof, custom or provision of Law; provided, however, that at Closing the Sellers shall assign to the Buyer, and the Buyer shall be entitled to receive the benefits of, any and all claims and proceeds the Sellers may have with respect to any casualty insurance policies or condemnation awards with respect to any Acquired Property which related to a casualty or condemnation occurring after the date of this Agreement but prior to the Closing, and the Buyer shall have the right to proceed against any insurance company or condemning authority to recover any such items and will have the right prior to the Closing to participate in all negotiations and discussions regarding the adjustment and settlement of any insurance claims or claims for condemnation procedures with respect to any property or group of properties having a value in excess of $500,000. The Sellers shall promptly after learning of same notify Buyer in writing of the occurrence of any casualty, condemnation or similar event at any one or more Acquired Properties.

        5.23    Collection of Accounts Receivable.     The Sellers agree that, from and after the Closing, the Buyer shall have the right and authority to collect for the Buyer's own account or for the account of its Affiliates all accounts receivable included in the Acquired Assets ("Acquired Accounts Receivable"). From and after the Closing, the Buyer shall have the right to endorse with the name of the applicable Seller on any checks received on account of any Acquired Accounts Receivable. The Sellers agree to promptly transfer and deliver to the Buyer, any cash or property that the Sellers or their Affiliates may receive following the Closing in respect of any Acquired Accounts Receivable.

        5.24    Collection of Other Payments.     In addition to the obligations set forth in Section 5.23, if, at any time or from time to time after the Closing, any Seller or any of its Affiliates receives any cash payments in respect of any Acquired Assets (the "Post-Closing Collection Amounts"), (a) such Post-Closing Collection Amounts shall be received by the receiving party as agent for and on behalf of the Buyer, and (b) the receiving party shall promptly notify the Buyer thereof and shall promptly remit all such receipts to the Buyer as soon as practicable, and shall provide to the Buyer appropriate information as to the nature, source and classification of such payment.

        5.25    Insurance.     The Sellers shall use commercially reasonable efforts to take such actions as are necessary so that the Insurance Policies continue to provide coverage to the Acquired Companies and the Acquired Business with respect to acts, omissions, and events occurring prior to the Closing in accordance with their terms as if the Closing had not occurred. The Sellers shall cooperate with and assist the Buyer, if the Buyer or its Affiliate determines to make any claim under any such policy with respect to any pre-Closing act, omission or event.

        5.26    Solicitation of Employees.     Except with respect to the individuals set forth in Section 5.26 of the Sellers Disclosure Letter, from the Closing until the one year anniversary of the Closing, no Seller or any of their Affiliates (excluding any Acquired Company) will hire, or knowingly solicit the professional services of, any employee, agent or consultant of Buyer or any of its Subsidiaries or otherwise interfere with the relationship between Buyer or such Affiliate and such Person. Notwithstanding the foregoing, advertising through mass media in which an offer of employment, if any, is available to the general public, such as magazines, newspapers and sponsorships of public events, shall not be prohibited by this Section 5.26.

        5.27    Title Insurance Matters.     (a) Sellers shall, promptly after the date hereof, order (i) title insurance commitments (together with copies of all underlying recorded documents) with respect to the Acquired Properties from a national underwriting title insurer (the "Title Company") reasonably acceptable to Buyer (provided that Buyer hereby agrees that the title insurers set forth in Section 5.27(a) of the Sellers Disclosure Letter are acceptable to it), and (ii) surveys with respect to the Acquired Properties from one or more national survey coordinating firms reasonably acceptable to Buyer (provided that Buyer hereby agrees that the survey coordinating firms set forth in Section 5.27(b) of the Sellers Disclosure Letter are acceptable to it) accompanied by surveyor certificates in favor of the applicable Acquired Company (or other applicable designee of Buyer) reasonably acceptable to Buyer. Sellers will cause the items set forth in clauses (i) and (ii) above to be delivered to Buyer promptly after the completion thereof.

        The premiums for the Title Policies (without giving effect to any so-called simultaneous rate charged by the Title Company with respect to title policies delivered to Buyer's mortgage lender) and the cost of all title commitments, surveys and affirmative coverages, as well as the endorsements set forth on Section 5.27 to the Sellers Disclosure Letter (the "Endorsements"), shall be the sole responsibility of the Sellers.

          (b)   Sellers shall, at the Closing, deliver to the Title Company such affidavits, certificates, and indemnities as are reasonably required by the Title Company to issue the Title Policies, including, without limitation, the Endorsements.

ARTICLE VI

TAX MATTERS

        6.1    Cooperation on Tax Matters; Conduct of Proceedings.

          (a)   The Sellers and the Buyer shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to such preparation and filing and to any audit litigation or other proceeding relating thereto and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

          (b)   The Sellers (at their sole expense) shall be responsible for defending any audit, litigation or other proceeding, or portion thereof, with respect to any Taxes ("Tax Proceeding") for which the Sellers are wholly responsible for payment pursuant to this Section 6.1 and shall have the authority to negotiate, compromise and settle any such Tax Proceeding; provided, that no Seller shall enter into any compromise or agreement with respect to a Tax Proceeding without the prior written consent of the Buyer if such compromise would have an adverse effect on the Buyer (after giving effect to the Sellers' indemnification obligations hereunder) or would otherwise adversely affect the Tax liability of the Acquired Companies for any period after the Closing Date; provided, further that the Sellers will keep the Buyer reasonably informed with respect to any Tax Proceedings. Sellers, on the one hand, and Buyer, on the other hand, shall jointly control the conduct of, and shall each bear their own expenses relating to, that portion of any audit, claim for refund, or administrative or judicial proceeding relating to any Taxes for which the Sellers are wholly or partially responsible for payment pursuant to this Section 6.1 and that are payable with respect to any Tax period that begins before and ends after the Closing Date ("Straddle Period Taxes"). Except as otherwise provided in this Article VI, claims for indemnification under this Article VI shall be governed by the principles of Section 9.3.

          (c)   From and after the Closing, the Sellers jointly and severally agree to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Liabilities, demands, claims, suits, actions, or causes of action, losses, costs, expenses, damages and judgments, whether or not resulting from third party claims (including, without limitation, reasonable fees for both in-house and outside counsel, accountants and other outside consultants) suffered or incurred (each a "Tax Loss" and collectively, the "Tax Losses") arising out of incurred by any Buyer Indemnified Party and arising out of, relating to or resulting from (i) Taxes of the Acquired Companies imposed by a taxing authority with respect to all taxable years or periods of the Acquired Companies ending on or prior to the Closing, or with respect to any taxable year beginning before and ending after the Closing, the portion of such period ending on and including the Closing, (ii) Taxes of the Acquired Companies imposed by a taxing authority with respect to the ownership or operation of the Acquired Companies or their assets prior to (or as a result of) the Closing, (iii) Taxes of the Acquired Companies imposed by a taxing authority with respect to any gain recognized by the Sellers upon or as a result of the transactions contemplated hereby, including the sale of the Acquired Companies, (iv) Taxes of the Buyer imposed by a taxing authority with respect to any breach of or inaccuracy in any representation, warranty or covenant of the Sellers with regard to Taxes contained in this Agreement, (v) Taxes of the nature referred to in Section 6.4 and (vi) without duplication, Excluded Taxes.

        6.2    Conflicts; Survival.     Notwithstanding any other provision of this Agreement to the contrary, the obligations of the Parties hereto set forth in this Article VI shall (a) remain in full force and effect indefinitely, and (b) govern the allocation of responsibility for Taxes and the indemnification with respect to Taxes (and not be subject to Article IX). The representations and warranties contained in Section 3.8 shall survive the Closing until 60 days following the expiration of the applicable statute of limitations (taking into account all extensions thereof). In the event notice for indemnification under this Article VI shall have been given within the applicable survival period, the representation or warranty that is the subject of such indemnification Claim shall survive until such time as such Claim is finally resolved. In the event of a conflict between this Article VI and any other provision of this Agreement, this Article VI shall govern and control.

        6.3    Payments.     Any amounts owed by any Party to any other Party under this Article VI shall be paid within ten (10) days' notice from such other Party in immediately available funds, together with interest from the date of notice to the date of payment.

        6.4    Transfer Tax.     The Sellers shall assume liability for and shall pay all sales, transfer, stamp and similar Taxes imposed upon the sale of the Acquired Companies and Acquired Assets. The Sellers shall file all required Tax Returns due in connection with the Taxes described in this Section 6.4. For purposes of determining the amount of any Transfer Taxes, the Final Purchase Price shall be allocated in accordance with Section 6.5. The Sellers shall indemnify the Buyer for any and all Transfer Taxes incurred in connection with the sale of the Acquired Companies and the Acquired Assets as further provided in Section 6.1(c).

        6.5    Allocation of Purchase Price.     The Purchase Price shall be allocated among the Acquired Assets in a manner to be determined by Buyer in consultation with the Sellers, based on the advice or recommendation of a nationally recognized appraisal firm. The Sellers and Buyer agree to use the allocations determined pursuant to this Section 6.5 for all tax purposes, including without limitation, those matters subject to Section 1060 of the Code, as amended, and the regulations thereunder.

ARTICLE VII

CONDITIONS TO CLOSING

        7.1    Conditions to the Obligations of the Parties.     The obligations of the Parties to effect the Closing shall be subject to the satisfaction or waiver (to the extent permitted by Law) by the Buyer and the Sellers, on or prior to the Closing Date, of each of the following conditions precedent:

          (a)    Statutory Approvals.    The approvals filings, Permits, authorizations and consents set forth in Section 7.1(a) of the Sellers Disclosure Letter (the "Seller Required Statutory Approvals," the "Company Required Statutory Approvals" and the "Buyer Required Statutory Approvals," as appropriate) shall, as applicable, have been obtained or made.

          (b)    No Injunction.    No statute, rule, regulation, executive order, decree or ruling shall have been enacted or promulgated by any Governmental Entity (or threatened by a Governmental Entity with a reasonable likelihood of success) which prohibits or restrains, renders illegal or enjoins the consummation of the transactions contemplated hereby and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or prohibiting the consummation of the transactions contemplated hereby; provided, however, that the Parties shall use reasonable best efforts to have any such order or injunction vacated or lifted.

          (c)    HSR Act.    Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and no action shall have been initiated by the United States Department of Justice or the United States Federal Commission challenging or seeking to enjoin consummation of this transaction, which action shall not have been withdrawn or terminated.

          (d)    ARC Stockholder Approval.    The ARC Stockholder Approval shall have been obtained.

          (e)    Consent Solicitations.    The Consent Solicitations shall have been successfully completed.

        7.2    Conditions to the Obligation of the Buyer.     The obligation of the Buyer to effect the Closing shall be subject to the satisfaction or waiver by the Buyer on or prior to the Closing Date of each of the following conditions:

          (a)    Performance of Obligations of the Sellers and the Acquired Companies.    Each of the Sellers and the Acquired Companies shall have performed in all material respects its respective agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Closing.

          (b)    Representations and Warranties.    The representations and warranties of the Sellers set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of such time (except to the extent any such representation and warranty expressly speaks only as of a specific date, in which case such representation and warranty shall be true and correct as of such earlier date), except in each of cases (i) and (ii) where the failure of all such representations and warranties to be true and correct (without giving effect to any materiality or material adverse effect qualification or standard contained in any such representations and warranties), in the aggregate, has not had, or would not reasonably expected to have, a Seller Material Adverse Effect (with respect to the representations and warranties contained in Article II) or a Company Material Adverse Effect (with respect to the representations and warranties contained in Article III).

          (c)    Buyer Required Consents.    The filings, Permits, authorizations, consents and approvals set forth in Section 7.2(c) of the Buyer Disclosure Letter (the "Buyer Required Consents") shall, as applicable, have been obtained or made.

          (d)    Officer's Certificate.    The Buyer shall have received a certificate from an executive officer of each of the Sellers, dated the Closing Date, confirming satisfaction of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(f).

          (e)    Title Policies.    Sellers shall have delivered to Buyer (i) fully paid ALTA extended coverage owners' policies of title insurance or signed and fully effective proformas, or the local equivalent, dated as of the Closing Date and issued by the Title Company in form reasonably acceptable to the Buyer (provided that Sellers shall deliver 2006 ALTA forms to the extent available), with such co-insurance and/or re-insurance as is reasonably required by Buyer issued by one or more national underwriting title insurers reasonably acceptable to Buyer (provided that Buyer hereby agrees that the title insurers set forth in Section 5.27(a) of the Sellers Disclosure Letter are acceptable to it) (the "Title Policies"), insuring Buyer's, one or more of Buyer's designees, or the applicable Acquired Company's fee or leasehold title in each parcel of the Acquired Owned Property and of the Acquired Leased Property in an amount reasonably agreed upon by the Sellers and the Buyer with the survey exception and pre-printed exceptions deleted and otherwise subject only to Permitted Liens (provided that for purposes of this Section 7.2(e), Liens of the nature referred to in clause (b) of the definition of Permitted Liens and Taxes (other than real property taxes) not yet due and payable shall not be Permitted Liens) and (ii) current surveys from a survey coordinating firm referred to in Section 5.27(a) in such form and with such certificates as are reasonably requested by Buyer (and in any event in such form as will permit the Title Company to delete the standard survey exception from the Title Policies and showing no encroachments, defects or Liens which are not Permitted Liens). The Title Policies shall be accompanied by the Endorsements and such affirmative coverages as Buyer shall reasonably request.

          (f)    No Company Material Adverse Effect.    Since the date hereto Company Material Adverse Effect shall have occurred and be continuing.

          (g)    Delayed Acquisition Assets.    The aggregate value of all Delayed Acquisition Assets (measured at book value in the case of any real property) shall not exceed $20 million.

        7.3    Conditions to the Obligation of the Sellers.     The obligation of the Sellers to effect the Closing shall be subject to the satisfaction or waiver by each of the Sellers on or prior to the Closing Date of each of the following conditions:

          (a)    Performance of Obligations of the Buyer.    The Buyer shall have performed in all Material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Closing.

          (b)    Representations and Warranties.    The representations and warranties of the Buyer set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of such time (except to the extent any such representation and warranty expressly speaks only as of a specific date, in which case such representation and warranty shall be true and correct as of such earlier date), except in each of cases (i) and (ii) where the failure of all such representations and warranties to be true and correct (without giving effect to any materiality or material adverse effect qualification or standard contained in any such representations and warranties), in the aggregate, has not had, or would not reasonably expected to have, a Buyer Material Adverse Effect.

          (c)    Officer's Certificate.    Each of the Sellers shall have received a certificate from an authorized officer of the Buyer, dated the Closing Date, confirming satisfaction of the conditions set forth in Sections 7.3(a) and 7.3(b).

ARTICLE VIII

TERMINATION

        8.1    Termination or Abandonment.     Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Transaction by the stockholders of ARC:

          (a)   by the mutual written consent of ARC and the Buyer;

          (b)   by either ARC or the Buyer, if:

              (i)  the Effective Time shall not have occurred on or before December 31, 2007 (the "End Date"); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party whose breach of this Agreement has proximately caused the failure to consummate the Transaction on or before the End Date;

             (ii)  an injunction, other legal restraint or order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction and such injunction, other legal restraint or order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any Party whose breach of this Agreement has proximately caused such action; or

            (iii)  the ARC Stockholder Meeting (including any adjournments thereof) shall have concluded and the ARC Stockholder Approval contemplated by this Agreement shall not have been obtained;

          (c)   by ARC:

              (i)  if the Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) and (ii) is not curable or, if curable, is not cured prior to the earlier of thirty (30) days after written notice thereof is given by ARC to the Buyer or one (1) Business Day prior the End Date; provided that the Sellers are not then in breach of this Agreement such that any of the conditions set forth in Section 7.2(a) or 7.2(b) would not be capable of being satisfied prior to the End Date;

             (ii)  if all the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than any condition the failure of which to be satisfied has been proximately caused by the breach of this Agreement by the Buyer and conditions that, by their nature, are to be satisfied at Closing and which were, at the time of termination, capable of being satisfied) and the Buyer has failed to fulfill its obligation and agreement herein to consummate the Closing within five (5) Business Days following written notice of such satisfaction from ARC; or

            (iii)  prior to the receipt of the ARC Stockholder Approval, if (A) the Board of Directors of ARC has received a Superior Proposal, (B) ARC has complied with Section 5.5 (including Section 5.5(d)), (C) ARC has previously paid the Termination Fee and Buyer Expenses due under Section 8.2 and (D) the Board of Directors of ARC has approved, and ARC concurrently enters into, a definitive agreement relating to such Superior Proposal.

          (d)   by the Buyer, if:

              (i)  any of the Sellers shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b) and (ii) is not curable or, if curable, is not cured prior to the earlier of thirty (30) days after written notice thereof is given by the Buyer to ARC or one (1) Business Day prior the End Date; provided that the Buyer is not then in breach of this Agreement such that any of the conditions set forth in Section 7.3(a) or 7.3(b) would not be capable of being satisfied prior to the End Date;

             (ii)  prior to the receipt of the ARC Stockholder Approval, if (a) the Board of Directors of ARC makes a Change in Recommendation or (b) there is a material breach of Section 5.5; or

            (iii)  since the date hereto there shall have been a Company Material Adverse Effect that is continuing and cannot be cured by the End Date.

        In the event of termination of this Agreement pursuant to this Section 8.1, this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of Sections 3.15, 4.7, 5.9, this Section 8.1, Section 8.2, Article X and Article XI), and there shall be no other liability on the part of the Sellers or the Buyer to the other except liability arising out of any willful breach of any of the representations, warranties or covenants in this Agreement or as provided for in the Farallon Guarantee, in which case the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity.

        8.2    Termination Fees.

          (a)   (i) If this Agreement is terminated (x) by ARC pursuant to Section 8.1(c)(iii) or (y) by the Buyer pursuant to Section 8.1(d)(ii) or, following a Change in Recommendation, pursuant to any other provision of Section 8.1, then in any such event described in clause (x) or (y), ARC shall pay to the Buyer a termination fee of $20 million in cash (the "Termination Fee") plus an amount equal to all of the fees and expenses of the Buyer, its contemplated transaction partners and its and their Representatives, including fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred by the Buyer, its contemplated transaction partners and its and their Representatives in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby, up to a maximum of $5 million (the "Buyer Expenses").

             (ii)  If (A) an Alternative Proposal that reasonably appears to be bona fide shall have been made known to ARC or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make an Alternative Proposal that reasonably appears to be bona fide and thereafter and (B) this Agreement is terminated (x) by ARC or the Buyer pursuant to Section 8.1(b)(iii) (so long as the Alternative Proposal was publicly disclosed and not withdrawn at the time of ARC Stockholder Meeting) or (y) by ARC pursuant to Section 8.1(b)(i) (in each case, other than a termination giving rise to a right of Buyer to receive the Termination Fee pursuant to Section 8.2(a)(i)), then ARC shall pay to the Buyer the Buyer Expenses.

            (iii)  If, following a termination of this Agreement giving rise to an obligation of ARC to pay the Buyer Expenses pursuant to Section 8.2(a)(ii), ARC enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Alternative Proposal (provided that for purposes of this Section 8.2(a)(iii), the references to "20%" in the definition of Alternative Proposal shall be deemed to be references to "50%") within twelve (12) months of the date this Agreement is terminated, then ARC will pay to the Buyer the Termination Fee.

            (iv)  For the avoidance of doubt, in no event shall ARC be required to pay the Termination Fee on more than one occasion.

          (b)   If this Agreement is terminated by ARC pursuant to Section 8.1(b)(i), Section 8.1(c)(i) or Section 8.1(c)(ii) and, at the time of termination, all the conditions set forth in Section 7.1 and 7.2 have been satisfied (other than any condition the failure of which to be satisfied has been proximately caused by the breach of this Agreement by the Buyer and conditions that, by their nature, are to be satisfied at Closing and which were, at the time of termination, capable of being satisfied), then:

              (i)  if, at the time of such termination, the lender under the Debt Financing Commitment has failed to fund the Debt Financing contemplated thereby, the Buyer shall pay to ARC a termination fee of $37.5 million (the "Debt Event Buyer Termination Fee"); or

             (ii)  if, at the time of such termination, the financing party under the Third Party Equity Commitment has failed to fund the Equity Financing contemplated thereby, the Buyer shall pay to ARC a termination fee of $50 million (the "Equity Event Buyer Termination Fee" and each of the Equity Event Buyer Termination Fee and the Debt Event Buyer Termination Fee being referred to as the "Buyer Termination Fee").

            (iii)  For the avoidance of doubt, in no event shall the Buyer be required to pay both the Equity Event Buyer Termination Fee and the Debt Event Buyer Termination Fee or to pay a Buyer Termination Fee on more than one occasion, but if both the Equity Event Buyer Termination Fee and the Debt Event Buyer Termination Fee are due, then only the Equity Event Buyer Termination Fee shall be due.

          (c)   Any payment required to be made pursuant to Section 8.2(a)(iii) shall be made to the Buyer promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by an Alternative Proposal (and in any event not later than two Business Days after delivery to ARC of notice of demand for payment); any payment required to be made pursuant to Section 8.2(a)(i) or 8.2(a)(ii) shall be made to the Buyer promptly following the termination of this Agreement giving rise to such right to payment (and in any event not later than two Business Days after delivery to ARC of notice of demand for payment), and such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Buyer. In circumstances in which Buyer Expenses are payable, such payment shall be made to the Buyer not later than two Business Days after delivery to ARC of an itemization setting forth in reasonable detail all Buyer Expenses (which itemization may be supplemented and updated from time to time by the Buyer until the 60th day after the Buyer delivers such notice of demand for payment), and all such payments shall be made by wire transfer of immediately available funds to an account to be designated by the Buyer. Any payment required to be made pursuant to Section 8.2(b) shall be made to ARC promptly following the termination of this Agreement by ARC giving rise to such right to payment (and in any event not later than two Business Days after delivery to the Buyer of notice of demand for payment), and such payment shall be made by wire transfer of immediately available funds to an account to be designated by ARC.

          (d)   In the event that ARC shall fail to pay the Termination Fee and/or Buyer Expenses, or the Buyer shall fail to pay the Buyer Termination Fee, required pursuant to this Section 8.2 when due, such fee and/or Buyer Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee and/or Buyer Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank's Prime Lending Rate (the "Prime Rate"). In addition, if either Party shall fail to pay such fee and/or Buyer Expenses, as the case may be, when due, the such owing Party shall also pay to the owed Party all of the owed Party's costs and expenses (including attorneys' fees) in connection with efforts to collect such fee and/or Buyer Expenses, as the case may be, the Buyer and ARC acknowledges that the fees, Buyer Expense reimbursement and the other provisions of this Section 8.2 are an integral part of the Transaction and that, without these agreements, the Buyer and the Sellers would not enter into this Agreement.

          (e)   Each of the Parties hereto acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that none of the Termination Fee, the Buyer Termination Fee or the Buyer Expenses is a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Buyer or ARC, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, but subject to the last sentence of this Section 8.2(e): (i) ARC's right to receive payment of the Buyer Termination Fee pursuant to this Section 8.2 or the guarantee thereof pursuant to the Farallon Guarantee shall be the exclusive remedy of ARC against the Buyer, the Farallon Guarantor or any of their respective stockholders, partners, members, directors, Affiliates, officers or agents for (x) the loss suffered as a result of the failure of the Transaction to be consummated and (y) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated hereby, and except with respect to payment of the Buyer Termination Fee in accordance with this Section 8.2, except as set forth in Section 8.2(d), neither the Buyer nor its stockholders, partners, members, directors, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by hereby (except that the Buyer also shall be obligated with respect to the provisions of this Section 8.2, it being understood that no other Person shall have any liability or obligation under or with respect to such provisions); and (ii) Buyer's right to receive payment of the Termination Fee pursuant to this Section 8.2 shall be the exclusive remedy of the Buyer against the Sellers, the Acquired Companies or any of their respective stockholders, partners, members, directors, Affiliates, officers or agents for (x) the loss suffered as a result of the failure of the Transaction to be consummated and (y) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated hereby, and except with respect to payment of he Termination Fee in accordance with this Section 8.2, except as set forth in Section 8.2(d), neither the Sellers, the Acquired Companies nor any of their Affiliates, stockholders, partners, members, directors, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that the Sellers also shall be obligated with respect to the provisions of this Section 8.2, it being understood that no other Person shall have any liability or obligation under or with respect to such provisions). Notwithstanding the foregoing, and except as provided in, and subject to the limitations of, the Farallon Guarantee, the payment of the Termination Fee, the Buyer Termination Fee or the Buyer Expenses will not relieve any party hereto of liability for willful breach of any of the representations, warranties, covenants or agreements in this Agreement.

ARTICLE IX

INDEMNIFICATION

        9.1    Indemnification by Sellers.     From and after the Closing and subject to the provisions of this Article IX and Section 11.1, the Sellers jointly and severally agree to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Liabilities, demands, claims, suits, actions, or causes of action, losses, costs, expenses, damages and judgments, whether or not resulting from third party claims, (including reasonable fees and expenses of attorneys and accountants and costs of investigation) (collectively, "Damages") incurred by any Buyer Indemnified Party and arising out of, relating to or resulting from (a) the failure of any representation or warranty set forth in Section 3.6 (Absence of Undisclosed Liabilities; Special Purpose Entities) (disregarding any materiality qualifier set forth in Section 3.6(a)) or 3.9 (Employee Benefit Plans; ERISA) to be true and correct as of the Effective Time with the same effect as though such representations and warranties had been made on and as of such time (except to the extent any such representation and warranty expressly speaks only as of a specific date, in which case as of such earlier date), (b) the failure of any representation or warranty set forth in Section 3.1(b), 3.1(c), 3.16(a) or 3.16(c) to be true and correct as of the Effective Time with the same effect as though such representations and warranties had been made on and as of such time (except to the extent any such representation and warranty expressly speaks only as of a specific date, in which case as of such earlier date), (c) any breach of any covenant or agreement of any Seller set forth in Article I or of any covenant or agreement of any Seller set forth in this Agreement that contemplates or provides for any rights, obligations or actions of any Party after the Closing or (d) any Excluded Liability.

        9.2    Indemnification by the Buyer.     From and after the Closing and subject to the provisions of this Article IX and Section 11.1, the Buyer agrees to indemnify, defend and hold harmless the Seller Indemnified Parties, from and against any and all Damages incurred by any Seller Indemnified Party arising out of, relating to, or resulting from (a) any breach of any covenant or agreement of the Buyer set forth in Article I or of any covenant or agreement of the Buyer set forth in this Agreement that contemplates or provides for any rights, obligations or actions of any Party after the Closing, (b) any Assumed Liability or (c) the business and operation of the Acquired Assets, the Acquired Companies and the Acquired Business, whether arising out of or relating to conduct occurring prior to, on or after the Closing, other than items for which indemnification is or would be provided by the Sellers under this Agreement.

        9.3    Indemnification Process.

          (a)   A party making a claim for indemnification under this Article IX shall be, for the purposes of this Agreement, referred to as an "Indemnified Party" and a party against whom such claims are asserted under this Article IX shall be, for the purposes of this Agreement, referred to as an "Indemnifying Party." All claims by any Indemnified Party under this Article IX shall be asserted and resolved as follows:

          (b)   In the event that (i) any action, application, suit, demand, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or investigation (each, a "Proceeding") is asserted or instituted by any Person other than the Parties or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such Proceeding, a "Third Party Claim") or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a "Direct Claim" and, together with Third Party Claims, "Claims"), the Indemnified Party shall, promptly after it becomes aware of a Third Party Claim, or determines that there exists a reasonable basis for a Direct Claim, send to the Indemnifying Party a written notice specifying the nature of such Claim and the amount or estimated amount thereof (which amount or estimated amount shall be made without prejudice to the parties' rights and shall not be conclusive of the final amount, if any, of such Claim) (a "Claim Notice"), together with copies of all notices and documents (including court papers) served on or received by the Indemnified Party in the case of a Third Party Claim, provided that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article IX except to the extent of any incremental damage or liability the Indemnifying Party shall have incurred as a result of such failure to give such notice, in which case the Indemnifying Party shall be relieved of its obligations under this Article IX to the extent of such incremental damage or liability.

          (c)   In the event of a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim and be entitled to appoint counsel of the Indemnifying Party's choice (but reasonably acceptable to the Indemnified Party) at the expense of the Indemnifying Party to represent the Indemnified Party in connection with such Proceeding; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (iii) the Third Party Claim, if determined in favor of the claimant, would result in Damages in excess of the amounts available for indemnification pursuant to this Article IX or (iv) the Indemnified Party has not, prior to the assumption of such defense, acknowledged that such Third Party Claim is subject to indemnification under this Article IX. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party may retain separate counsel in connection with such Third Party Claim, but the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel only if (i) the use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or (ii) the Indemnifying Party shall not have engaged counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim. Nothing in this Section 9.3(c) shall require the Indemnifying Party to be responsible for the fees and expenses of more than one counsel (in addition to any local counsel) at any time in connection with the defense against a Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in defending and contesting any Proceeding which the Indemnifying Party defends, or, if appropriate and related to the Proceeding in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any Person. No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless, in the case of this clause (ii), the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement provides for a full release of all Liability of the Indemnified Party in respect of such Third Party Claim; provided that, in no event will the Indemnifying Party be permitted to settle any Third Party Claim for which the Indemnifying Party would not be entitled to assume the defense hereunder, without the prior written consent of the Indemnified Party. In the event any Indemnified Party settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the Indemnifying Party (except in the event the Indemnifying Party unreasonably withheld or delayed its consent), such Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Article IX with respect to such Third Party Claim.

        9.4    Limitations on Claims.

          (a)    Liability Threshold for Buyer Indemnified Parties.    Notwithstanding anything in this Article IX to the contrary, no Buyer Indemnified Party shall be entitled to indemnification pursuant to Section 9.1(a), unless and until the aggregate amount of Damages incurred by such party for which indemnification is available under Section 9.1(a), exceeds an amount equal to $10,000,000 (the "Liability Threshold"), and then, subject to Section 9.4(b), the Buyer Indemnified Parties shall be entitled to the benefit of the indemnity under Section 9.1(a) only for the portion of any and all Damages that exceed the Liability Threshold.

          (b)    Maximum Liability.    Notwithstanding anything in this Article IX to the contrary, the aggregate amount of the Sellers' liability pursuant to Section 9.1(a) shall not exceed $100,000,000.

          (c)    Additional Limitations.

            (i)    The amount of any Damages incurred by the Indemnified Party shall be reduced by the net amount the Indemnified Party or any of its Affiliates recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such Damages (other than any Seller). The Indemnified Party shall use commercially reasonable efforts to effect any such recovery.

            (ii)   Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

          (d)    Exclusive Remedy.    Except to the extent provided in Article VI, from and after the Closing, the indemnities provided for in this Article IX shall be the exclusive remedies of the Parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for money damages in respect of any breach of or inaccuracy in any representation or warranty or breach of or noncompliance with any covenant or agreement contained in this Agreement and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification or other rights or claims for money damages in respect thereof, all of which the Parties hereto hereby waive; provided, however, that the foregoing shall not limit the right of any party to assert a claim based on fraud.

        9.5    Characterization of Indemnification Payments.     The Buyer and the Sellers agree to treat any indemnification payment made under this Agreement, to the maximum extent permitted by applicable Law, as an adjustment to the Final Purchase Price.

        9.6    Limitation on Damages.     No Party shall, under any circumstance, except to the extent imposed by any Third Party Claim, have any liability to any other Party for any special, indirect, consequential or punitive damages claimed by such other Party under the terms of or due to any breach or non-performance of this Agreement, including lost profits, loss of revenue or income, cost of capital, or loss of business reputation or opportunity.

        9.7    No Other Indemnification.     For the avoidance of doubt, no Party shall have any indemnification obligations to any other party in respect of this Agreement or the transactions contemplated hereby except as set for in Section 6.1, Section 9.1 or Section 9.2 of this Agreement.

ARTICLE X

DEFINITIONS AND INTERPRETATION

        10.1    Defined Terms.     The following terms are defined in the corresponding Sections of this Agreement:

Defined Term	Section Reference
Accounting Firm	Section 1.9(c)
Acquired Accounts Receivables	Section 5.23
Acquired Assets	Section 1.2
Acquired Business Regulatory Authorities	Section 3.4(d)
Acquired Cash	Section 1.2(a)
Acquired Companies	Preamble
Acquired Company Interests	Preamble
Acquired Indebtedness	Section 1.3(a)
Acquired New Homes	Section 1.7(b)
Acquired Notes	Section 1.2(d)
Acquired Property	Section 3.11(a)
Acquired Properties	Section 3.11(a)
Actions	Section 2.5
Adjustment Amount	Section 1.7(e)
Agreement	Preamble
Alternative Proposal	Section 5.5(g)
ARC	Preamble
ARC Dealership	Preamble
ARC LP	Preamble
ARC Management Services	Preamble
ARC Real Estate	Preamble
ARC Real Estate Holdings	Preamble
ARC SEC Documents	Section 3.13(a)
ARC Stockholder Approval	Section 2.2(a)
ARC Stockholder Meeting	Section 5.6(b)
ARC Trademarks and Logos	Section 5.18
ARC TRS	Preamble
ARC/DAM	Preamble
ARCAL	Preamble
ARCIV	Preamble
ARCMS	Preamble
Asset Assignment Agreement	Section 1.12(c)
Assumed Liabilities	Section 1.3
Budget	Section 5.1(j)

Buyer	Preamble
Buyer Expenses	Section 8.2(a)(i)
Buyer Plans	Section 5.7(b)
Buyer Required Consents	Section 7.2(c)
Buyer Required Statutory Approvals	Section 7.1(a)
Buyer's Savings Plan	Section 5.7(c)
Buyer Termination Fee	Section 8.2(b)(ii)
Capital Expenditure Shortfall	Section 1.7(c)
Change in Recommendation	Section 5.5(d)
Claim Notice	Section 9.3(b)
Claims	Section 9.3(b)
Closing	Section 1.11
Closing Date	Section 1.11
Closing Payment	Section 1.7(f)
Closing Statement	Section 1.9(b)
Colonial	Preamble
Company Required Statutory Approvals	Section 7.1(a)
Consent Solicitations	Section 5.15
Continuing Employees	Section 5.7(a)(i)
Corporate Subsidiary	Section 1.4(b)
Damages	Section 9.1
Debt Event Buyer Termination Fee	Section 8.2(b)(i)
Debt Financing	Section 4.6
Debt Financing Commitments	Section 4.6
Delayed Acquired Asset	Section 1.14(a)
Direct Claim	Section 9.3(b)
DOL	Section 3.9(b)
Effective Time	Section 1.11
Employment Date	Section 5.7(a)(i)
End Date	Section 8.1(b)(i)
Endorsements	Section 5.27(a)
Enspire Finance	Preamble
Enspire Insurance	Section 5.20(a)
Enspire Trademarks	Section 1.2(j)
Equity Event Buyer Termination Fee	Section 8.2(b)(ii)
Equity Financing	Section 4.6
Equity Financing Commitments	Section 4.6
Estimated Adjustment Amount	Section 1.9(a)
Estimated Closing Statement	Section 1.9(a)
Exchange Act	Article II
Excluded Assets	Section 1.4(a)
Excluded Corporate Subsidiary	Section 1.4(b)
Excluded Liabilities	Section 1.5
Expense Payments Amount	Section 1.6
Farallon Guaranty	Preamble
Final Adjustment Amount	Section 1.9(c)
Final Purchase Price	Section 1.10
Financing	Section 4.6
Financing Commitments	Section 4.6
Form 10-K	Article II

Homes	Section 5.1(l)
HSR Act	Section 2.4
Indemnified Party	Section 9.3(a)
Indemnifying Party	Section 9.3(a)
Indenture Consent Solicitation	Section 5.13
Initial Purchase Price	Section 1.7(g)
Insurance and Condemnation Claims	Section 1.2(l)
Interest Assignment Agreement	Section 1.12(b)
IRS	Section 3.8(a)
Leased Acquired Property	Section 3.11(a)
Liability Threshold	Section 9.4(a)
Liquidating Event	Section 5.14
Material Contracts	Section 3.7(b)
MGCL	Section 2.2(c)
Multiemployer Plan	Section 3.9(c)
Net Payment Amount	Section 1.7(d)
New Home Amount	Section 1.7(b)
NLASCO Trademarks	Section 1.2(j)
Notes	Section 5.13
Notice of Superior Proposal	Section 5.5(d)
OP Agreement	Section 5.14
OP Consent Solicitation	Section 5.14
Owned Acquired Property	Section 3.11(a)
Party	Preamble
Parties	Preamble
PBGC	Section 3.9(b)
Permits	Section 3.4(b)
Post-Closing Collection Amounts	Section 5.24
Prime Rate	Section 8.2(d)
Proceeding	Section 9.3(b)
Proxy Statement	Section 2.6
Recommendation	Section 5.6(b)
Regulatory Documents	Section 3.4(d)
Rent Roll	Section 3.11(c)
Representatives	Section 5.5(a)
Repurchase Right	Section 3.11(e)
Required Information	Section 5.11(b)
Salmaho	Preamble
SEC	Article II
Section 1.6 Items	Section 1.6
Seller Intangible Property	Section 3.10(a)
Seller Leases	Section 3.11(a)
Seller Property Restrictions	Section 3.11(a)
Seller Required Statutory Approvals	Section 7.1(a)
Sellers	Preamble
Sellers Savings Plan	Section 5.7(c)
Special Purpose Entity	Section 3.6(b)
Stay Bonus Amount	Section 5.7(f)
Straddle Period Taxes	Section 6.1(b)
Superior Proposal	Section 5.5(h)

Support Agreement	Preamble
Tax Loss(es)	Section 6.1(c)
Tax Proceeding	Section 6.1(b)
Tenant Note Amount	Section 1.7(a)
Termination Fee	Section 8.2(a)(i)
Third Party Claim	Section 9.3(b)
Third Party Equity Commitment	Section 4.6
Title Company	Section 5.27(a)
Title Policies	Section 7.2(e)
TM License Period	Section 5.18
Trademark Assignment Agreement	Section 1.12(d)
Trademarks	Section 1.2(j)
Transition Services Agreement	Section 1.12(e),
Trust Preferred Amendments	Section 5.15
Warn Act	Section 3.14(d),
Windstar	Preamble

        10.2    Definitions.     Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement (including the Sellers Disclosure Letter and the Buyer Disclosure Letter), the following terms will have the meanings indicated below:

          "Acquired Business" means the business conducted by ARC and its subsidiaries, including the owning and operating of manufactured homes communities, the provision of related financing services, and businesses related thereto, but excluding the insurance business of NLASCO, Inc. and related insurance activities (the "Retained Business").

          "Affiliate" means, with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons.

          "ARC Common Stock" means the Common Stock, $0.01 par value per share, of ARC.

          "ARC Special Voting Stock" means the Special Voting Stock, $0.01 par value per share, of ARC.

          "Assets" means any asset, property or right, wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, and all right, title, interest and claims therein.

          "Business Day" means a day other than a Saturday, Sunday or any other day on which banks are not required to be open or are authorized to close in New York, New York.

          "Buyer Disclosure Letter" means the disclosure letter setting forth certain disclosures of the Buyer, or qualifications or exceptions to any of the Buyer's representations or warranties set forth in Article IV, which disclosure letter is delivered simultaneously with the execution and delivery of this Agreement.

          "Buyer Indemnified Parties" means the Buyer, the Buyer's Affiliates, and their respective directors, officers, shareholders, members, limited partners, attorneys, accountants, representatives, agents and employees, and their respective heirs, successors and assigns.

          "Buyer Material Adverse Effect" means an event, fact, circumstance or effect that materially and adversely affects the ability of the Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

          "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company Employee" means each individual who is as of immediately prior to the Closing employed by an Acquired Company or otherwise by the Sellers or any of their Subsidiaries in connection with the Acquired Business, including, in each case, each employee (an "Inactive Employee") who is on sick leave, military or maternity leave or any other approved leave of absence as of immediately prior to the Closing (including without limitation any employee who is receiving benefits under any short- or long-term disability Seller Plan if still considered employed by an Acquired Company or by the Sellers in connection with the Acquired Business).

          "Company Material Adverse Effect" means an event, fact, circumstance or effect that results in or causes a material adverse change in the business, assets, liabilities or financial condition of the Acquired Companies and the Acquired Business, taken as a whole, except to the extent such material adverse change results from or is caused by (i) changes in financial, securities or currency markets, changes in prevailing interest rates or foreign exchange rates, changes in general economic conditions, (ii) changes in general business conditions or otherwise in the industries in which ARC and its Subsidiaries (in respect of the Acquired Business) operate (such industries being limited to all-age manufactured home communities for purposes of this clause), (iii) changes in law, rule or regulation of any Governmental Entity or changes in regulatory conditions in the states in which the Acquired Companies operate, or changes with respect to the enforcement policies related to any of the foregoing, (iv) events or changes that are consequences of hostility, terrorist activity, acts of war or acts of public enemies, (v) changes in accounting standards, principles or interpretations, (vi) the negotiation, announcement, execution, delivery, consummation or pendency of this Agreement or the transactions contemplated by this Agreement (provided that this clause shall be ignored for all purposes of this Agreement relating to Section 2.3, 2.4, 3.2 or 3.3), or (vii) actions taken or not taken at the express request of the Buyer, other than, in the case of foregoing clauses (i) through (v), any such changes or events that affect the Acquired Business or the Acquired Companies disproportionately, and then only to the extent of such disproportionate effect when compared to the industries in which ARC and its Subsidiaries (in respect of the Acquired Business) operate (such industries being limited to all-age manufactured home communities for purposes of this clause).

          "Company Plan" means each Seller Plan which is sponsored solely by an Acquired Company.

          "Confidentiality Agreement" means the letter agreement, dated March 8, 2007, between ARC and Farallon Capital Management LLC.

          "Contract" means any agreement, contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or agreement.

          "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities or other Equity Interests, by contract or credit arrangement, as trustee or executor, or otherwise.

          "Consumer Credit Contract" means any loan, retail installment sales agreement or other consumer credit obligation representing an obligation of a consumer.

          "Environmental Claims" means all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of Liability or potential Liability, investigations, proceedings, consent orders or consent agreements relating to any Environmental Law, any environmental permit or the Release of or exposure to any Hazardous Materials.

          "Environmental Law" means any Law of any Governmental Entity relating to pollution, human health, safety or protection of the environment or natural resources, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") and the Resource Conservation and Recovery Act of 1976.

          "Equity Interests" means any shares of capital stock, membership interests, partnership interests, joint venture interests or other equity interests, or any right to receive any economic benefit or right similar to or derived from the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with any Person would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

          "ERISA Affiliate Liability" means any obligation, liability or expense of any of the Sellers or any of the Acquired Companies which arises under or relates to any Seller Plan that is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code, COBRA or any other statute or regulation that imposes liability on a so-called "controlled group" basis with or without reference to any provision of Section 414 of the Code or Section 4001 of ERISA, including by reason of the Sellers' affiliation with any of its ERISA Affiliates or the Buyer being deemed a successor to any ERISA Affiliate of any of the Sellers.

          "Excluded Taxes" means all Liabilities of any kind or nature relating to Taxes for any period ending on or before the Closing Date, including, without limitation, (i) any Liabilities pursuant to any tax sharing agreement, tax indemnification or similar arrangement; (ii) any Taxes payable in connection with the transactions contemplated by this Agreement; (iii) any Taxes, including any Pass-Through Entity Level Taxes, of any Acquired Companies for taxable periods, or portions thereof, ending on or prior to the Closing, and (iv) all Taxes of an affiliated group (within the meaning of Section 1504(a) of the Code or any comparable provisions of state, local or foreign Law) of which any Acquired Companies, or any predecessor thereof, is or was a member on or prior to the Closing by reason of any Liability under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78, or comparable provisions of any foreign, state or local law.

          "Farallon Guarantor" means Farallon Capital Partners, L.P.

          "Farallon Guarantee" means the Limited Guarantee, dated as of the date hereof, by the Farallon Guarantor in favor of the Sellers, delivered in connection with this Agreement.

          "Final Order" means an action by the relevant Governmental Entity which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired (but without the requirement for expiration of any applicable rehearing or appeal period), and as to which all conditions to the consummation of such transactions prescribed by Law, regulation or order have been satisfied.

          "GAAP" means United States generally accepted accounting principles.

          "Governmental Entity" means any supranational, national, federal, state, municipal or local governmental or quasi-governmental or regulatory authority (including a national securities exchange or other self-regulatory body), agency, governmental department, court, commission, board, bureau or other similar entity, domestic or foreign or any arbitrator or arbitral body.

          "Governmental Order" means any order, decree, ruling, injunction, judgment or similar act of or by any Governmental Entity.

          "Hazardous Material" means (A) any petroleum or petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and transformers and other equipment that contain dielectric fluid containing greater than 50 parts per million polychlorinated biphenyls ("PCBs"); and (B) any chemicals, materials, substances or wastes which are defined as "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, or otherwise defined or regulated as such, under any applicable Environmental Law.

          "Indebtedness" means, with respect to any Person, without duplication, all (a) indebtedness of such Person for borrowed money, whether secured or unsecured, (b) obligations of such Person under such conditional sale or other title retention agreements relating to property purchased by such Person, (c) obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (d) bank overdrafts and similar charges, (e) keep-well agreements or similar obligations, (f) guarantees of such Person of any such indebtedness, obligation or liability of any other Person of a type described in clauses (a) through (e) above, (g) any agreements to provide any of the foregoing and (h) with respect to clauses (a) through (g) above, all accrued interest therein and any termination fees, prepayment penalties, "breakage" costs or similar payments associated with the repayment or defeasance of such Indebtedness in connection with the transactions contemplated hereby or otherwise.

          "Knowledge" when used with respect to the Sellers, means the knowledge, after due inquiry, of any fact, circumstance or condition of those officers of the Sellers set forth on Section 10.2 of the Sellers Disclosure Letter; and when used with respect to the Buyer, means the knowledge, after due inquiry, of any fact, circumstance or condition of those officers of the Buyer or its Affiliates set forth on Section 10.2 of the Buyer Disclosure Letter.

        "Labor Laws" means any and all applicable foreign and U.S.-based federal, state and local Laws relating in any manner to employment, employees and/or individuals performing work as consultants or contractors, including employment standards, employment of minors, employment discrimination, health and safety, labor relations, unions, withholding, wages and hours, overtime, employee benefits and benefit plans of any kind, workplace safety and insurance and pay equity.

        "Law" means any law, statute, code, ordinance, regulation, rule, administrative order, constitution, principle of common law or treaty of or by any Governmental Entity or any arbitrator.

        "Leases" mans all leases of land, improvements or manufactured homes under which ARC or any of its Subsidiaries is the lessor.

        "Liabilities" means any and all liabilities or indebtedness of any nature (whether direct or indirect, known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured, asserted or unasserted, determined or determinable and whenever or however arising).

        "Lien" means any mortgage, lien, pledge, assessment, claim, charge, security interest, restriction on transfer, proxy or other voting agreement, or other legal or equitable encumbrances, or any other adverse claim.

        "Organizational Documents" means articles of incorporation, certificate of incorporation, charter, bylaws, articles of organization, formation or association, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

        "Pass-Through Entity" means an entity which is treated as a partnership or disregarded entity for federal, state, and local income tax purposes.

        "Pass-Through Entity Level Taxes" shall mean Taxes of a Pass-Through Entity to the extent that such Taxes are imposed by Law on such Pass-Through Entity and not passed through to its owners by reason of such entity being a Pass-Through Entity.

        "Permitted Liens" means (a) Liens for Taxes (i) not due and payable or (ii) which are being contested in good faith by appropriate proceeding, and, in each case, as to which adequate reserves are maintained, (b) Liens of warehousemen, mechanics and materialmen and other similar statutory Liens incurred in the ordinary course of business with respect to a liability that is not yet due or delinquent or which is being contested in good faith and as to which adequate reserves are maintained, (c) any easements, rights of way, covenants and restrictions, and other non-monetary Liens of a minor nature that do not materially detract from the value of the applicable property, rights or assets of the Acquired Company that owns such property or materially interfere with the use of such property as currently used, (d) zoning, entitlement, conservation, restriction or other land use or environmental regulation by any Governmental Entity that are not being materially violated, (e) any Lien arising under the Organizational Documents of the Acquired Companies and (f) mortgages or deeds of trust securing Assumed Indebtedness.

        "Person" means any natural person, firm, partnership, association, corporation, limited liability company, joint venture, trust, business trust, unincorporated organization, Governmental Entity or other entity.

        "Release" means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Material into the environment.

        "Restricted Cash" means any Acquired Cash and any other cash held by an Acquired Company or by any other Subsidiary of ARC in respect of the Acquired Business which is not capable of being lawfully swept from the account of an Acquired Company pursuant to Section 5.1(g) of this Agreement.

        "Retained Business" has the meaning set forth in the definition of "Acquired Business."

        "Seller Indemnified Parties" means the Sellers, the Sellers' Affiliates, and their respective directors, officers, shareholders, members, limited partners, attorneys, accountants, representatives, agents and employees, and their respective heirs, successors and assigns.

        "Seller Material Adverse Effect" means an event, fact, circumstance or effect that materially and adversely affects the ability of any Seller to consummate the transactions contemplated by this Agreement or perform their its obligations hereunder.

        "Seller Plan" means each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by ARC or by any of its ERISA Affiliates or to which ARC or any of its

ERISA Affiliates is a party, whether written or oral, for the benefit of any current or former Company Employee or any employee or former employee of ARC or its Subsidiaries, including the Acquired Companies.

        "Sellers Disclosure Letter" means the disclosure letter setting forth certain disclosures of the Sellers, or qualifications or exceptions to any of the Sellers' representations or warranties set forth in Article II or Article III, which disclosure letter is delivered simultaneously with the execution and delivery of this Agreement.

        "Subsidiary" means, with respect to any Person (for the purposes of this definition, the "parent"), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by the parent or by one or more of its respective Subsidiaries.

        "Tax" or "Taxes" means any tax, duty, charge, or other levy separately or jointly due or payable to, or levied or imposed by any Governmental Entity, including income, gross receipts, license, wages, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, transaction, registration, value added, alternative/add-on minimum, estimated or other tax, duty, charge, any payment required to be made to any state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar law, or other levy of any kind whatsoever, including any interest, penalty, or addition thereto, and any interest with respect to such addition or penalty.

        "Tax Law" means the Code, final, temporary or proposed Treasury regulations, published pronouncements of the U.S. Treasury Department or IRS, court decisions or other relevant binding legal authority (and similar provisions, pronouncements, decisions and other authorities of state, local and foreign Law).

        "Tax Returns" means all tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments to any of the foregoing relating to Taxes.

        "Transaction Documents" means this Agreement, the Support Agreement and each other document or instrument contemplated by Section 1.12. The Transaction Documents to be executed by a given party under this Agreement are referred to as such party's Transaction Documents or by similar phrases.

        "Transactions" means the transactions contemplated by this Agreement and by the other Transaction Documents.

        "Transfer Taxes" means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including without limitation sales, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization, controlling interest, real estate conveyance and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

        10.3    Interpretation.     In this Agreement, unless otherwise specified, the following rules of interpretation apply:

          (a)   references to Sections, Annexes, Exhibits and Parties are references to sections or sub-sections, annexes, and exhibits of, and parties to, this Agreement;

          (b)   the section and other headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement;

          (c)   words importing the singular include the plural and vice versa;

          (d)   references to the word "including" do not imply any limitation;

          (e)   the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and

          (f)    references to "$" or "dollars" refer to U.S. dollars.

ARTICLE XI

GENERAL PROVISIONS

        11.1    Survival of Representations, Warranties, Covenants and Agreements.     The representations and warranties of the Parties contained herein shall not survive the Closing; provided, however, that (i) the representations and warranties of the Sellers contained in Section 3.8 (Taxes) shall survive as provided in Section 6.2, (ii) the representations and warranties of the Sellers contained in Section 3.6 (Absence of Undisclosed Liabilities; Special Purpose Entities), shall survive the Closing for a period of twelve (12) months and (iii) the representations and warranties contained in Sections 3.1(b), 3.1(c), 3.9, 3.16(a) and 3.16(c) shall survive the Closing indefinitely. All covenants and agreements set forth in Article I, and any covenants and agreements contained in this Agreement that contemplate or provide for any rights, obligations or actions of any Party after the Closing, shall survive the Closing until they are fully performed or terminated in accordance with their terms. No claim or cause of action for indemnification under Article VIII arising out of the inaccuracy or breach of any representation or warranty of the Sellers or the Buyer may be made following the termination of the applicable survival period; it being understood that in the event notice of any claim for indemnification under Section 9.1 shall have been given on or prior to the expiration of the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved and a claim that was otherwise timely made shall not thereafter be barred by the expiration of the survival period.

        11.2    Notices.     All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by fax or telegram, as follows:

    (a)
    if to the Sellers:

      Affordable Residential Communities Inc.
      7887 E. Belleview Avenue, Suite 200
      Englewood, Colorado 80111
      Fax: (303) 749-3118
      Attention: Larry D. Willard
                          Scott L. Gesell

      with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      Four Times Square
      New York, New York 10036
      Fax: (917) 777-2144
      Attention: Fred B. White, III

    (b)
    if to the Buyer:

      American Riverside Communities LLC
      c/o Farallon Capital Management, L.L.C.
      One Maritime Plaza, Suite 2100
      San Francisco, California 94111
      Fax: (415) 421-2133
      Attention: Richard Fried

      with a copy to:

      Paul, Weiss, Rifkind, Wharton & Garrison LLP
      1285 Avenue of the Americas
      New York, New York 10019-6064
      Fax: (212) 373-3990
      Attention: Robert B. Schumer
                          Jeffrey D. Marell

or, in each case, at such other address as may be specified in writing to the other Parties.

        All such notices, requests, demands, waivers and other communications shall be deemed to have been received, if by personal delivery, certified or registered mail or next-day or overnight mail or delivery, on the day delivered or, if by fax, on the next Business Day following the day on which such fax was sent, provided that a copy is also sent by certified or registered mail.

        11.3    Binding Effect.     This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

        11.4    Assignment; Successors; Third-Party Beneficiaries; Obligations.     This Agreement is not assignable (including by operation of law) by any Party without the prior written consent of all of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect. Notwithstanding the foregoing, without the prior written consent of the Sellers, the Buyer and its permitted assigns may at any time, in its sole discretion, assign, in whole or in part, (a) its rights and obligations pursuant to this Agreement, to one or more of its Affiliates, or (b) its rights under this Agreement, in each case, for collateral security purposes to any lender providing financing to the Buyer or lessor pursuant to a lease financing transaction, and any such lender or lessor (or collateral agent acting on its behalf) may exercise all of the rights and remedies of the Buyer hereunder and thereunder, and the Sellers agree to, and shall cause its Affiliates to, execute and deliver a consent in favor of such lenders or lessors (or collateral agent acting on their behalf) with respect to the collateral assignments contemplated by this Section 11.4 in form and substance reasonably satisfactory to the Sellers and containing customary and reasonable provisions for similar nonrecourse financings. Notwithstanding the foregoing, the Buyer shall not be released or novated from any obligations assigned by the Buyer pursuant to this Section 11.4. This Agreement shall inure to the benefit of, and be binding on and enforceable by and against, the successors and permitted assigns of the respective Parties, whether or not so expressed. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement. The obligators of each Seller hereunder shall be joint and several obligations among the Sellers.

        11.5    Amendment; Waivers; Etc.     No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought; provided that any such amendment, modification, discharge or waiver will be effective against each Seller if executed by ARC. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. No waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. No failure or delay to exercise any right, power or privilege under this Agreement shall be construed as a waiver thereof.

        11.6    Entire Agreement.     This Agreement (including the Buyer Disclosure Letter and Sellers Disclosure Letter and Exhibits referred to in or delivered under this Agreement) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to their subject matters.

        11.7    Interpretation.     Items disclosed on one particular section of the Sellers Disclosure Letter or the Buyer Disclosure Letter relating to one section of this Agreement shall be deemed to be constructively disclosed or listed in other sections of the Sellers Disclosure Letter or the Buyer Disclosure Letter, as the case may be, relating to other sections of this Agreement only to the extent it is reasonably apparent on the face of such other sections of the Sellers Disclosure Letter or the Buyer Disclosure Letter that such disclosure is applicable to such other sections of the Sellers Disclosure Letter or the Buyer Disclosure Letter, as the case may be. The fact that any item of information is contained in any disclosure letter shall not be construed as an admission of liability under any applicable Law, or to mean that such information is required to be disclosed in or by this Agreement, or to mean that such information is Material. Such information shall not be used as a basis for interpreting the term "Material," "material," "materially," "materiality," "Company Material Adverse Effect," or any similar qualification in this Agreement.

        11.8    Severability.     Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination, to the greatest extent legally permissible, shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

        11.9    Counterparts.     This Agreement may be executed and delivered (including via facsimile) in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

        11.10    Governing Law.     THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

        11.11    Venue.     Each of the Parties (a) consents to submit itself to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the courts of the State of New York, in the City of New York, in the event any dispute arises out of this Agreement, (b) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement in any court other than the United States District Court for the Southern District of New York or the courts of the State of New York, in the City of New York. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.2 shall be deemed effective service of process on such party.

        11.12    Waiver of Jury Trial; Waiver of Immunity.

          (a)   Each of the Parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

          (b)   Each Party agrees that in any legal action or proceeding against it or its assets in connection with this Agreement, no immunity from such legal action or proceedings (which shall include suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) shall be claimed by or on behalf of it or with respect to its assets, irrevocably waives any such right of immunity which it or its assets now have or may hereafter acquire or which may be attributed to it or its assets and consents generally in respect of such legal action or proceedings to the giving of any relief or the issue of any process in connection with such action or proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order of judgment which may be made or given in such action or proceedings.

        11.13    Enforcement.     The Parties agree that irreparable damage would occur to Buyer in the event that any of the provisions of this Agreement were not to be performed by the Sellers in accordance with the specific terms hereof or was otherwise breached and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically performance the terms hereof in addition to any other remedies at law or in equity. The Parties acknowledge that the Sellers shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Buyer or to enforce specifically the terms and provisions of this Agreement and that the Sellers' sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 8.2. The Sellers agrees that, notwithstanding anything herein to the contrary, and except as explicitly provided in the Farallon Guarantee,(i) to the extent it has incurred losses or damages arising out of the breach of this Agreement by the Buyer, (A) the maximum aggregate liability for such losses or damages shall be limited to the sum of the Buyer Termination Fee and the amount of interest accrued thereon, if any, pursuant to Section 8.2(d), (B) in no event shall the Sellers seek to recover any money damages in excess of such amount from Buyer and the Farallon Guarantor, and (C) the maximum liability of the Farallon Guarantor, directly or indirectly, shall be limited to the express obligations of the Farallon Guarantor under the Farallon Guarantee, and (ii) in no event shall any Non-Recourse Party (as defined in the Farallon Guarantee) have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

        11.14    No Right of Set-Off.     The Buyer, for itself and its successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that the Buyer or any of its successors and permitted assigns has or may have with respect to the payment of the Final Purchase Price or any other payments to be made by the Buyer pursuant to this Agreement or any other document or instrument delivered by the Buyer in connection herewith.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

AMERICAN RIVERSIDE COMMUNITIES LLC

By:	Farallon Capital Management, L.L.C., its Manager

	By:	/s/ RICHARD B. FRIED
Richard B. Fried, Managing Member

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

By:	/s/ LARRY D. WILLARD
Name:	Larry D. Willard
Title:	Chief Executive Officer

AFFORDABLE RESIDENTIAL COMMUNITIES LP

By:	/s/ LARRY D. WILLARD
Name:	Larry D. Willard
Title:	Chairman & Chief Executive Officer

ARC DEALERSHIP, INC.

By:	/s/ LARRY D. WILLARD
Name:	Larry D. Willard
Title:	Chief Executive Officer

ARC MANAGEMENT SERVICES, INC.

By:	/s/ LARRY D. WILLARD
Name:	Larry D. Willard
Title:	Chief Executive Officer

ARCIV GV, INC.

By:	/s/ LARRY D. WILLARD
Name:	Larry D. Willard
Title:	Chief Executive Officer

ARCMS, INC.

By:	/s/ LARRY D. WILLARD
Name:	Larry D. Willard
Title:	Chief Executive Officer

ARC TRS, INC.

By:	/s/ LARRY D. WILLARD
Name:	Larry D. Willard
Title:	Chief Executive Officer

SALMAHO IRRIGATION CO.

By:	/s/ LARRY D. WILLARD
Name:	Larry D. Willard
Title:	Chief Executive Officer

WINDSTAR AVIATION, INC.

By:	/s/ LARRY D. WILLARD
Name:	Larry D. Willard
Title:	Chief Executive Officer

COLONIAL GARDENS WATER, INC.

By:	/s/ LARRY D. WILLARD
Name:	Larry D. Willard
Title:	Chief Executive Officer

ARC/DAM MANAGEMENT, INC.

By:	/s/ LARRY D. WILLARD
Name:	Larry D. Willard
Title:	Chief Executive Officer

Annex B

SUPPORT AGREEMENT

        This SUPPORT AGREEMENT (this "Agreement"), is dated as of April 17, 2007 by and between American Riverside Communities LLC, a Delaware limited liability company (the "Buyer"), and Gerald J. Ford ("Mr. Ford"), ARC Diamond, LP, a Texas limited partnership ("ARC Diamond"), and Hunter's Glen/Ford, Ltd., a Texas limited partnership ("Hunter's Glen", and each of Mr. Ford, ARC Diamond and Hunter's Glen, a "Stockholder").

W I T N E S S E T H:

        WHEREAS, concurrently with the execution and delivery of this Agreement, the Buyer, Affordable Residential Communities Inc., a Maryland corporation (the "Company"), Affordable Residential Communities LP, a Delaware limited partnership ("ARC LP"), ARC Dealership, Inc., a Colorado corporation ("ARC Dealership"), and the other Sellers party thereto are entering into a Transaction Agreement (as it may be amended from time to time, the "Transaction Agreement"), providing for, among other things, the purchase by the Buyer of all of the Equity Interests of the Acquired Companies from the Sellers, the purchase by the Buyer of the Acquired Assets from the Sellers, and the assumption by the Buyer (or its assignee) of the Assumed Liabilities of the Sellers, and the other transactions contemplated thereby (collectively, the "Transaction"), on the terms and subject to the conditions set forth therein (capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement);

        WHEREAS, as of the date hereof, each Stockholder directly beneficially owns the number of Voting Shares (as defined herein) set forth opposite such Stockholder's name on Attachment A hereto (with respect to each Stockholder, the "Owned Shares");

        WHEREAS, as a condition to the Buyer's willingness to enter into and perform its obligations under the Transaction Agreement, the Buyer has required that each Stockholder agree, and each Stockholder has agreed, (i) to vote, or cause to be voted, all of the Owned Shares, together with any shares acquired after the date of this Agreement, whether upon the exercise of options or warrants, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned by such Stockholder or over which such Stockholder has, directly or indirectly, the right to vote (collectively, the "Voting Shares"), in favor of (a) the approval of the transactions contemplated by the Transaction Agreement, and (b) any other matter that is required by applicable Law or by any Governmental Entity to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Transaction Agreement, and (ii) to take the other actions described herein; and

        WHEREAS, each Stockholder desires to express its support for the transactions contemplated by the Transaction Agreement.

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

        1.    Agreement to Vote; Non-Solicit; Irrevocable Proxy.

          1.1    Agreement to Vote.    Each Stockholder hereby agrees that, until the Termination Date (as defined below), at any meeting of the stockholders of the Company, however called, or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of its Voting Shares (a) in favor of (1) approval of the transactions contemplated by the Transaction Agreement and (2) approval of any other matter that is required by applicable Law or a Governmental Entity to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Transaction Agreement; and (b) against (1) any Alternative Proposal other than the transactions contemplated by the Transaction Agreement, (2) any dissolution, liquidation or winding up of the Company, (3) any extraordinary dividend by the Company, (4) any change in the capital structure of the Company (other than any change in capital structure resulting from the Transaction) and (5) any other action that could reasonably be expected to (i) impede, interfere with, delay, postpone or materially and adversely discourage the consummation of the transactions contemplated by the Transaction Agreement, (ii) result in a breach of any of the covenants, representations, warranties or other obligations or agreements of the Company under the Transaction Agreement that would reasonably be expected to have a Company Material Adverse Effect or a Seller Material Adverse Effect or (iii) materially delay or adversely affect the respective abilities of the Buyer and Sellers to consummate the transactions contemplated by the Transaction Agreement.

          1.2    Non-Solicit.    Subject to Section 4.3 hereof, each Stockholder hereby agrees that, until the Termination Date and except as otherwise permitted by the Transaction Agreement, that it shall not, and that it shall not permit its Affiliates or its or its Affiliates' officers, directors, employees, agents or representatives, including any investment banker, attorney or accountant retained by it ("Representatives") to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by providing information) or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal, (ii) engage or participate in any negotiations or discussions concerning, or provide or cause to be provided any non-public information or data relating to the Company, the Acquired Companies or the Acquired Business in connection with, or have any discussions with any person relating to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, or (v) resolve to propose or agree to do any of the foregoing.

          1.3    Irrevocable Proxy.    If any Stockholder has not taken a Qualifying Action (as defined below) on or prior to the fifth business day prior to any meeting of the Company's Stockholders called prior to the Termination Date, such Stockholder hereby irrevocably appoints (and if such Stockholder holds any Voting Shares through a nominee, such Stockholder agrees that it shall timely cause and direct such nominee holder to irrevocably appoint) the Buyer to act as its proxy (which proxy is and shall be irrevocable and which is coupled with an interest for purposes of Section 2-507 of the Maryland General Corporation (the "MGCL") to vote all Voting Shares owned by such Stockholder beneficially and/or of record solely on the matters described in Section 1.1, and in accordance therewith, effective from and after such day and until the Termination Date. Each Stockholder agrees to execute (or to cause any nominee holder to execute) any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. "Qualifying Action" means either (a) the delivery by or on behalf of the Stockholder to the Buyer of a copy of such Stockholder's (or its nominee holder's) duly executed and valid proxy with respect to the Stockholders Meeting, provided the votes authorized in such proxy or amendment thereof are consistent with the terms of this Agreement and such proxy is otherwise consistent with this Agreement or (b) the delivery by the Stockholder to the Buyer of a written certificate by the Stockholder or one of its duly authorized individuals certifying that such Stockholder (or its nominee holder) shall attend the Stockholders Meeting in person and vote (or cause the voting of) the Voting Shares in accordance with Section 1.1 hereof, provided, that in the event that a Qualifying Action is subsequently rescinded, revoked or modified in any manner inconsistent with the requirements of Section 1.1, such action shall no longer be a Qualifying Action, and the Buyer shall have the proxy described in this Section 1.3 with respect to the Voting Shares.

        2.    Representations and Warranties of the Stockholders.     Each Stockholder hereby represents and warrants to the Buyer as follows:

          2.1    Due Organization.    Such Stockholder (excluding Mr. Ford) has been duly organized, is validly existing and is in good standing under the laws of the state of its incorporation, formation or organization.

          2.2    Power; Due Authorization; Binding Agreement.    Such Stockholder (excluding Mr. Ford) has full corporate, partnership or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery of this Agreement by the Buyer, constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

          2.3    Ownership of Shares.    On the date hereof, the number of Owned Shares set forth opposite such Stockholder's name on Attachment A hereto are owned beneficially or of record by such Stockholder and include all of the Voting Shares owned of record or beneficially by such Stockholder. All of such Stockholder's Owned Shares have been fully paid, and no future installments are payable thereon. Such Stockholder's Voting Shares are held free and clear of any Liens (other than those imposed by the Company's charter or the federal securities laws) and will be (except as otherwise permitted by this Agreement) held free and clear of any Liens as of the date of the Stockholders Meeting (other than those imposed by the Company's charter or the federal securities laws). As of the date hereof, such Stockholder has, and as of the date of the Stockholders Meeting, such Stockholder will have (except as otherwise permitted by this Agreement), sole voting power, and sole dispositive power with respect to all of such Stockholder's Owned Shares and shall be entitled to vote such Stockholder's Voting Shares and provide the proxy in respect thereto in the manner contemplated by this Agreement. In the event that the Buyer exercises its proxy pursuant to Section 1.3 hereof, to the Stockholders' knowledge, Buyer shall be entitled to vote all of such Stockholder's Voting Shares in the manner contemplated by this Agreement.

          2.4    No Conflicts.    Other than (a) the filing by such Stockholder of any reports with the Securities and Exchange Commission required by Section 13(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (b) any consent, approval filing or notification which has been obtained as of the date hereof, or (c) any consent, approval, filing or notification, the failure of which to obtain, make or give would not impair in any material respect such Stockholder's ability to perform its obligations under this Agreement (or the Buyer's rights to vote such Stockholder's Voting Shares pursuant to the proxy contemplated by Section 1.3), the execution and delivery of this Agreement by such Stockholder does not, and the performance of the terms of this Agreement by such Stockholder (or the Buyer's voting of such Stockholder's Voting Shares pursuant to the proxy contemplated by Section 1.3) will not, (1) require such Stockholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Entity, (2) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on such Stockholder or its properties and assets, (3) conflict with or violate any organizational document or Law applicable to such Stockholder's Voting Shares or such Stockholder or pursuant to which any of such Stockholder's properties or assets are bound or (4) violate any other agreement to which such Stockholder is a party, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust. Such Stockholder's Voting Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

          2.5    Acknowledgment.    Such Stockholder understands and acknowledges that each of the Buyer and the Sellers is entering into the Transaction Agreement in reliance upon such Stockholder's execution, delivery and performance of this Agreement.

        3.    Representations and Warranties of the Buyer.     The Buyer hereby represents and warrants to the Stockholders as follows:

          3.1    Power; Due Authorization; Binding Agreement.    The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. The Buyer has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming due authorization, execution and delivery of this Agreement by the Stockholders, constitutes a valid and binding agreement of the Buyer, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

          3.2    No Conflicts.    The execution and delivery of this Agreement by the Buyer does not, and the performance of the terms of this Agreement by the Buyer will not, (a) require the Buyer to obtain the consent or approval of, or make any filing with or notification to, any Governmental Entity (other than filings pursuant to Section 13(d) or 16(a) of the Exchange Act), (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on the Buyer or its properties and assets, (c) conflict with or violate any organizational document or Law applicable to the Buyer or pursuant to which any of its or its subsidiaries' respective assets are bound or (d) violate any other agreement to which the Buyer or any of its subsidiaries is a party, except for any consent, approval, filing or notification which has been obtained, as of the date hereof, or the failure of which to obtain, make or give would not, or any conflict or violation which would not, materially impair the Buyer's ability to perform is obligations under this Agreement.

        4.    Certain Covenants of the Stockholders.     Each Stockholder hereby covenants and agrees with the Buyer as follows:

          4.1    Restriction on Transfer, Proxies and Non-Interference.    Each Stockholder hereby agrees, from the date hereof until the Termination Date, not to (a) sell, transfer, pledge, encumber (except as provided in this Agreement), assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of (other than limitations imposed by applicable Law or pursuant to this Agreement) any of such Stockholder's Voting Shares, provided that nothing in this Agreement shall prohibit the exercise by such Stockholder of any options to purchase Voting Shares or conversion of convertible securities pursuant to which such Stockholder will acquire Voting Shares, (b) grant any proxies or powers of attorney, deposit any Voting Shares into a voting trust or enter into a voting agreement with respect to any of such

  Stockholder's Voting Shares, (c) take any action that would have the effect of preventing or disabling any Stockholder from performing its obligations under this Agreement or (d) commit or agree to take any of the foregoing actions; provided, that the actions described in clause (a) above shall be permitted hereunder as a result of any donative transfer to any immediate family member of such Stockholder, or a trust for the exclusive benefit of such Stockholder and/or any immediate family members of such Stockholder; provided, that prior to such action, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall agree in writing to be bound by the terms hereof (including by granting a valid proxy with respect to any such Voting Shares acquired, consistent with Section 1.3) and such action shall not relieve such Stockholder of any of its obligations hereunder. Any transfer of Voting Shares not permitted hereby shall be null and void. If any involuntary transfer of any of such Stockholder's Voting Shares shall occur (including a sale by such Stockholder's trustee in any bankruptcy, or a sale to a purchaser at any creditor's or court sale), the transferee shall take and hold such Voting Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date.

          4.2    Additional Shares.    Such Stockholder hereby agrees, while this Agreement is in effect, to promptly notify the Buyer of the number of any new Voting Shares acquired by such Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof.

          4.3    No Limitations on Actions.    The parties acknowledge that Mr. Ford signs this Agreement solely in its capacity as the record and/or beneficial owner, as applicable, of his Voting Shares and nothing in this Agreement shall limit, restrict or otherwise affect the actions of Mr. Ford in any other capacity, including his capacity, if any, as an officer of the Company or a member of the board of directors of the Company, and the taking of any actions (or the failure to act) solely in the capacity as an officer or director of the Company will not be deemed to constitute a breach of this Agreement; and nothing herein shall limit or affect the Company's rights in connection with the Transaction Agreement.

          4.4    Further Assurances.    From time to time, at the request of the Buyer and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

          4.5    Stop Transfer Order; Legend.    In furtherance of this Agreement, and concurrently herewith, each Stockholder shall and hereby does authorize the Company or the Buyer's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of such Stockholder's Voting Shares; provided, that any such stop transfer restriction shall terminate at the Termination Date, and upon such event, the Buyer shall notify the Company's transfer agent of such termination. All certificates evidencing the Voting Shares transferred after the date hereof and prior to the Termination Date will bear a prominent legend to the effect that such Voting Shares are subject to the terms and conditions of this Agreement.

        5.    Miscellaneous.

          5.1    Termination of this Agreement.    This Agreement shall terminate upon the earliest of (such earliest date, the "Termination Date"):

              (i)  the termination of the Transaction Agreement in accordance with its terms; and

             (ii)  the Effective Time.

          5.2    Effect of Termination.    In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any material breach of this Agreement occurring prior to such termination.

          5.3    Non-Survival.    The representations and warranties made herein shall survive the consummation of the Transaction following the Effective Time but shall not survive the termination of this Agreement in accordance with Section 5.1(i).

          5.4    Entire Agreement; Assignment.    This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

          5.5    Amendments.    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

          5.6    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by facsimile transmission or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

        If to the Stockholder, to:

    Gerald J. Ford
    200 Crescent Court, Suite 1350
    Dallas, Texas 75201
    Fax No: (214) 871-5122

        with a copy (which shall not constitute notice) to:

    Haynes and Boone, LLP
    901 Main Street, suite 3100
    Dallas, Texas 75202
    Attn: Thomas D. Harris
    Fax No: (214) 651-5940

        If to the Buyer, to:

    American Riverside Communities LLC
    c/o Farallon Capital Management L.L.C.
    One Maritime Plaza, Suite 2100
    San Francisco, California 94111
    Attn: Richard Fried
    Fax No.: (415) 421-2133

        with copies (which shall not constitute notice) to:

    Paul, Weiss, Rifkind, Wharton & Garrison LLP
    1285 Avenue of the Americas
    New York, New York 10019-6064
    Attn: Robert B. Schumer and Jeffrey D. Marell
    Fax No.: (212) 757-3990

  or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          5.7    Governing Law.

          (a)   THIS AGREEMENT (OTHER THAN THE TERMS OF SECTION 1.3 WHICH SHALL BE GOVERNED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE MARYLAND GENERAL CORPORATION LAW) SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

          (b)   Each party hereto (a) consents to submit itself to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the courts of the State of New York, in the City of New York, in the event any dispute arises out of this Agreement, (b) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement in any court other than the United States District Court for the Southern District of New York or the courts of the State of New York, in the City of New York. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.6 shall be deemed effective service of process on such party.

          (c)   Each the party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

          5.8    Remedies/Time of Essence.    The parties agree that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the courts of the State of New York, in the City of New York, this being in addition to any other remedy to which they are entitled under applicable Law or in equity. The parties agree that time is of the essence with respect to each and every term and provision of this Agreement.

          5.9    Counterparts.    This Agreement may be executed by facsimile or PDF signature and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

          5.10    Severability.    Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          5.11    Interpretation.    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          5.12    No Presumption Against Drafter.    Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

          5.13    No Ownership Interest.    Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed to vest in Buyer any direct or indirect ownership or incidence of ownership of or with respect to any Owned Shares. All rights, ownership and economic benefits of and relating to any Owned Shares shall remain and belong to the Stockholders, and Buyer shall not have any authority to exercise any power or authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Stockholders in the voting of any of the Owned Shares, except as otherwise expressly provided in this Agreement.

[signature page(s) follow(s)]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AMERICAN RIVERSIDE COMMUNITIES LLC

By:	Farallon Capital Management, L.L.C., its Manager

	By:	/s/ RICHARD B. FRIED Richard B. Fried, Managing Member

ARC DIAMOND, LP

By:	ARC Diamond GP, Inc., its general partner

By:	/s/ GERALD J. FORD
	Name:	Gerald J. Ford
	Title:	President

HUNTER'S GLEN/FORD, LTD.

By:	Ford Diamond Corporation, its general partner

By:	/s/ GERALD J. FORD
	Name:	Gerald J. Ford
	Title:	President

/s/ GERALD J. FORD Gerald J. Ford

ATTACHMENT A

Record or Beneficial Ownership of the Voting Shares

Stockholder	Shares of Voting Stock Directly Beneficially Owned	Warrants/Options to Acquire Voting Stock	Notes Exchangeable for Voting Stock
Gerald J. Ford	3,486	None	None
ARC Diamond, LP	9,026,607	None	None
Hunter's Glen/Ford, Ltd.	391,549	None	None

Annex C

April 17, 2007

Board of Directors
Affordable Residential Communities, Inc.
7887 East Belleview, Suite 200
Englewood, CO 80111

Ladies and Gentlemen:

        Affordable Residential Communities Inc. ("ARC"), Affordable Residential Communities LP ("ARC LP"), ARC Dealership, Inc. ("ARC Dealership"), Windstar Aviation Corp. ("Windstar"), ARC Management Services, Inc. ("ARC Management Services"), ARCIV GV, Inc. ("ARCIV"), ARCMS, Inc. ("ARCMS"), ARC TRS, Inc. ("ARC TRS") and Salmaho Irrigation Co. ("Salmaho" and, together with ARC, ARC LP, ARC Dealership, Windstar, ARC IV, ARCMS and ARC TRS, the "Sellers") and American Riverside Communities LLC (the "Buyer"), have entered into transaction agreement, dated as of April 17, 2007 (the "Agreement") pursuant to which each of the Sellers, either directly or through certain of their subsidiaries, will transfer their respective right, title and interest in certain assets, and the Buyer will assume certain liabilities, related to the operation of manufactured homes communities, the sale, rental and financing of manufactured homes (the "Acquired Assets") and other related businesses (the "Acquired Company Interests") to the Buyer (the "Transaction"). The aggregate cash consideration to be paid by the Buyer in respect of the purchase of the Acquired Company Interests and the Acquired Assets will be $1,794,000,000 (the "Purchase Price"), subject to certain adjustments as set forth in the Agreement. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Transaction are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Purchase Price to ARC.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of companies, businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of ARC that we deemed relevant; (iii) internal financial projections for ARC, which did not include NLASCO Inc., for the years ending December 31, 2007 through 2011 as furnished by and reviewed with senior management of ARC; (iv) certain publicly available research estimates of valuation metrics and the future financial performance of ARC and other companies we deemed to be reasonably comparable to ARC; (v) the financial terms of other business combinations in the manufactured home communities industries of which we were aware; (vi) the current market environment generally and the manufactured home communities industry; and (vii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of ARC the business, financial condition, results of operations and prospects of ARC, including management's assumptions regarding the future revenue streams, costs, cash flow and earnings of the Acquired Assets and the Acquired Company Interests.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by ARC or the Buyer and their representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the senior management of ARC that they are not aware of any facts or circumstances regarding ARC or the Acquired Assets or the Acquired Company Interests that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of ARC, the Acquired Assets or the Acquired Company Interests or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.

        With respect to the financial projections for ARC used by Sandler O'Neill in its analyses, the senior management of ARC confirmed to us that those projections and estimates (including any assumptions related to such projections and estimates) reflected the best currently available estimates and judgments of the future financial performances and revenue streams of ARC, the Acquired Assets and the Acquired Company Interests. We assumed that the financial performances reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of ARC, the Acquired Assets or the Acquired Company Interests since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that ARC, the Acquired Assets and the Acquired Company Interests would remain as a going concern for all periods relevant to our analyses, that all material representations and warranties of ARC or each of the Sellers contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements will not be waived. Finally, with your consent, we have relied upon the advice ARC has obtained from their legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Transaction and the other transactions contemplated by the Agreement.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

        We will receive a fee for rendering this opinion. ARC has also agreed to indemnify us against certain liabilities arising out of our engagement. As we have advised you, in the past we have provided certain investment banking services to ARC for which we have received compensation. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to ARC and its affiliates. We may also actively trade the equity and/or debt securities of ARC and/or its affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We express no opinion as to the the price at which ARC's common stock may trade at any time.

        Our opinion is directed to the Board of Directors of ARC in connection with its consideration of the Transaction and is directed only to the fairness, from a financial point of view, of the Purchase Price to ARC. Our opinion does not address the underlying business decision of ARC to engage in the sale of the Acquired Assets and the Acquired Company Interests, the determination of the future income streams of the Acquired Assets and the Acquired Company Interests, the process undertaken to sell the Acquired Assets and the Acquired Company Interests, the relative merits of the sale of the Acquired Assets or the Acquired Company Interests as compared to any other alternative business strategies that might exist for ARC, or the effect of any other transaction in which ARC might engage. Our opinion is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement or other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent.

        Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Purchase Price is fair to ARC from a financial point of view.

Very truly yours,

Annex D

SELECTED ARC HISTORICAL FINANCIAL DATA AND UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Selected Historical Financial Data

        The following tables present summary and historical financial information and pro forma combined information for ARC (the "Company"). We have also provided summary historical financial information for NLASCO the property and casualty insurance business that we acquired on January 31, 2007, for periods prior to its acquisition. The historical results presented are not necessarily indicative of future results and should be read in conjunction with the consolidated financial statements and accompanying notes for each of ARC and NLASCO appearing elsewhere in this proxy statement or incorporated by reference.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
(in thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(unaudited)
Revenue
Rental income	$53,642	$50,906	$207,028	$191,235	$171,403	$116,997	$85,478
Net premiums earned	16,719	—	—	—	—	—	—
Sales of manufactured homes	2,535	2,672	9,648	39,331	14,224	21,965	31,942
Utility and other income	7,120	6,477	25,877	21,587	17,422	14,186	10,941
Fee and other insurance income	1,317	—	—	—	—	—	—
Net investment income	1,331	—	—	—	—	—	—
Net realized gains on investments	66	—	—	—	—	—	—
Net consumer finance interest income	374	179	1,558	—	—	—	—

Total revenue	83,104	60,234	244,111	252,153	203,049	153,148	128,361

Expenses
Property operations	17,589	16,422	70,292	76,264	67,897	40,695	30,699
Real estate taxes	4,837	5,136	19,738	16,347	15,127	9,521	6,107
Losses and loss adjustment expenses	8,877	—	—	—	—	—	—
Cost of manufactured homes sold	2,090	2,309	8,122	37,104	17,302	18,623	25,826
Retail home sales, finance and insurance	1,864	1,898	8,934	17,422	7,934	7,208	8,597
Property management	1,847	1,592	6,772	9,356	7,127	5,527	4,105
General and administrative	5,385	4,421	19,651	27,634	29,372	17,001	13,088
Underwriting expenses	6,603	—	—	—	—	—	—
Initial public offering related costs	—	—	—	—	4,417	—	—
Early termination of debt	—	—	556	—	16,685	—	—
Depreciation and amortization	21,865	21,611	85,841	77,810	61,063	39,945	34,603
Real estate and retail home asset impairment	—	—	—	21,822	3,358	1,385	13,557
Goodwill impairment	—	—	—	78,783	863	—	—
Loss on sale of airplane	—	541	541	—	—	—	—
Net consumer finance interest expense	—	—	—	525	1,319	—	—
Interest expense	18,488	19,581	77,052	72,534	58,337	58,898	41,885

Total expenses	89,445	73,511	297,499	435,601	290,801	198,803	178,467

Interest income	(494)	(423)	(2,133)	(2,267)	(1,611)	(1,434)	(1,390)

Loss before allocation to minority interest and provision for income taxes	(5,847)	(12,854)	(51,255)	(181,181)	(86,141)	(44,221)	(48,716)
Provision for income taxes	(687)	1,199	13,615	—	—	—	—

Loss before allocation to minority interest	(6,534)	(11,655)	(37,640)	(181,181)	(86,141)	(44,221)	(48,716)
Minority interest	271	236	523	7,313	5,557	6,111	6,540

Loss from continuing operations	(6,263)	(11,419)	(37,117)	(173,868)	(80,584)	(38,110)	(42,176)
Income (loss) from discontinued operations	(128)	1,692	2,166	(10,403)	3,144	950	1,631
Gain (loss) on sale of discontinued operations	—	10,296	31,871	(678)	(8,549)	3,333	—
Income tax expense on discontinued operations	—	(4,795)	(13,615)	—	—	—	—
Minority interest in discontinued operations	4	(253)	(723)	476	296	(593)	(289)

Net loss	(6,387)	(4,479)	(17,418)	(184,473)	(85,693)	(34,420)	(40,834)
Preferred stock dividend	(2,578)	(2,578)	(10,313)	(10,312)	(8,966)	—	—

Net loss attributable to common stockholders	$(8,965)	$(7,057)	$(27,731)	$(194,785)	$(94,659)	$(34,420)	$(40,834)

Loss per share from continuing operations
Basic loss per share	$(0.17)	$(0.32)	$(1.09)	$(4.26)	$(2.23)	$(2.12)	$(2.74)

Diluted loss per share	$(0.17)	$(0.32)	$(1.09)	$(4.26)	$(2.23)	$(2.12)	$(2.74)

Income (loss) per share from discontinued operations
Basic income (loss) per share	$—	$0.16	$0.46	$(0.24)	$(0.13)	$0.20	$0.09

Diluted income (loss) per share	$—	$0.16	$0.46	$(0.24)	$(0.13)	$0.20	$0.09

Loss per share attributable to common stockholders
Basic loss per share	$(0.17)	$(0.16)	$(0.63)	$(4.50)	$(2.36)	$(1.92)	$(2.65)

Diluted loss per share	$(0.17)	$(0.16)	$(0.63)	$(4.50)	$(2.36)	$(1.92)	$(2.65)

Weighted average share/unit information:
Common shares outstanding	52,328	43,576	43,681	43,277	40,178	17,961	15,381
Common shares issuable upon exchange of OP Units and PPUs outstanding	1,944	3,499	3,222	4,754	3,584	2,885	1,924

Diluted shares outstanding	54,272	47,075	46,903	48,031	43,762	20,846	17,305

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

		December 31,
	March 31, 2007
		2006	2005	2004	2003	2002
	(unaudited)
Rental and other property, net	$1,374,594	$1,390,564	$1,453,097	$1,406,743	$797,817	$789,921
Cash and cash equivalents	62,317	29,281	27,926	32,859	22,605	34,317
Loan reserves and restricted cash	43,456	40,089	42,110	38,340	50,098	54,738
Total assets	1,789,845	1,542,701	1,728,481	1,813,002	1,125,833	1,136,538
Notes payable	1,107,213	1,046,500	1,146,331	946,863	739,572	702,579
Total liabilities	1,239,123	1,095,323	1,252,484	1,097,296	817,849	788,617
Stockholders' equity	539,752	419,236	444,095	659,047	265,345	299,765

NLASCO, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
(in thousands)

	Year Ended December 31,
	2006	2005	2004	2003	2002
			(unaudited)
Revenue
Net premiums earned	$126,602	$107,752	$92,289	$88,686	$61,711
Net investment income	9,403	6,362	4,367	3,296	3,059
Other income	4,854	3,827	3,102	4,052	2,528

Total revenue	140,859	117,941	99,758	96,034	67,298

Expenses
Losses and loss adjustment expenses	54,802	48,569	42,998	46,462	32,669
Policy acquisition and other underwriting expenses	54,990	42,781	31,677	30,631	23,641

Total expenses	109,792	91,350	74,675	77,093	56,310

Income before income taxes	31,067	26,591	25,083	18,941	10,988
Provision for income taxes
Current	7,795	8,227	10,317	6,608	3,498
Deferred	3,167	987	(1,118)	(175)	434

Total income taxes	10,962	9,214	9,199	6,433	3,932

Net income	$20,105	$17,377	$15,884	$12,508	$7,056

Other data:
Loss and loss adjustment expense ratio(1)	43.3%	45.1%	46.6%	52.4%	52.9%
Underwriting expense ratio(2)	36.4%	32.4%	28.6%	29.3%	33.1%
Combined ratio(3)	79.7%	77.5%	75.2%	81.7%	86.0%

(1)
Loss and loss adjustment expense ratio is the ratio (expressed as a percentage) of losses and loss adjustment expenses to net premiums earned. This is a basic measurement of underwriting profitability.

(2)
The underwriting expense ratio is the ratio (expressed as a percentage) of policy acquisition and other underwriting expenses, as adjusted, to net earned premiums. This is a measurement of management's relative efficiency in administering its operations. We adjust policy acquisition and other underwriting expenses by (a) other revenue that represents fee income and (b) interest expense included in underwriting expenses.

(3)
The combined ratio is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, an insurance company generally cannot be profitable without sufficient investment income.

NLASCO, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	December 31,
	2006	2005	2004	2003	2002
				(unaudited)
Investments	$131,036	$134,178	$121,432	$102,621	$63,147
Cash and cash equivalents	56,711	29,068	17,961	7,338	10,146
Total assets	256,462	253,017	222,493	192,028	132,350
Loss and loss adjustment expenses	20,512	41,379	24,648	17,061	13,848
Unearned premiums	67,978	70,661	70,377	65,904	48,089
Notes payable	60,802	56,382	59,333	52,029	33,314
Total liabilities	171,668	182,007	167,439	153,012	105,570
Stockholders' equity	84,794	71,010	55,054	39,016	26,780

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated financial information of Affordable Residential Communities Inc., includes historical financial information contained within our filed 10-Q and 10-K, incorporated herein by reference.

        Our pro forma condensed consolidated balance sheet reflects adjustments to our historical financial data to give effect to (i) the sale of the manufactured home communities business, and (ii) the related repayment of other indebtedness and payment of other costs, as if each had occurred on March 31, 2007.

        Our pro forma condensed consolidated statements of operations for the three months ended March 31, 2007 and the year ended December 31, 2006 reflect adjustments to our historical financial data to give effect to (i) the acquisition of NLASCO and related purchase transactions, (ii) the sale of the manufactured home communities business, and (iii) the related repayment of other indebtedness and payment of other costs, as if each had occurred as of January 1, 2006. Our pro forma condensed consolidated statements of operations for the years ended December 31, 2005 and 2004 reflect adjustments to our historical financial data to give effect to the sale of the manufactured communities business as if it had occurred on January 1, 2004. Pro forma results incorporate only continuing operations.

        The historical financial information of ARC for the years ended December 31, 2006, 2005 and 2004 is substantially representative of the financial results of the manufactured home communities business to be sold to the Buyer because the acquisition of NLASCO, a property and casualty insurance business which is being retained by ARC, did not occur until January 2007. We have included in Annex D the financial statements of the manufactured home communities business for the quarterly period ended March 31, 2007 that exclude the financial results of NLASCO. After the sale of the manufactured home communities business the Senior Exchangeable Notes due 2025 and the Series A Preferred Stock will remain with ARC. The business to be sold encompasses the combined interest of ARC's common stockholders and OP Unitholders, whose interests are treated as minority interests in the consolidated financial statements.

        We have based our unaudited pro forma adjustments upon available information and assumptions that we consider reasonable. Our unaudited pro forma condensed consolidated financial information is not necessarily indicative of what our actual financial position or results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

        You should read our unaudited pro forma condensed consolidated financial information, together with the notes thereto, in conjunction with the more detailed information contained in our financial statements and related notes included in this proxy statement or incorporated by reference herein.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2007
(in thousands)

Assets	Historical	Less: Business Sold (1)		Pro Forma
Rental and other property, net	$1,374,594	$(1,374,233)		$361
Assets held for sale	15,460	(15,460)		—
Investments	126,835	—		126,835
Cash and cash equivalents	62,317	899,905	(a)	824,995
		(67,838	)(b)
		(7,800	)(c)
		(51,589	)(d)
		(10,000	)(e)
Restricted cash	6,841	(6,841)		—
Tenant notes and other receivables, net	4,061	(4,061)		—
Reinsurance receivables, net of uncollectible amounts	5,633	—		5,633
Premiums receivable	21,895	—		21,895
Notes receivable, net	29,114	(29,114)		—
Loan origination costs, net	16,230	(12,620)		3,610
Loan reserves	36,615	(36,615)		—
Goodwill and other indefinite lived intangible asset	24,057	—		24,057
Indefinite lived intangible assets	3,000	—		3,000
Finite lived intangible assets	19,426	(5,057)		14,369
Deferred income taxes	24,095	—		24,095
Deferred policy acquisition costs	3,084	—		3,084
Prepaid expenses and other assets	16,588	(8,596)		7,992

Total assets	$1,789,845	$(729,919)		$1,059,926

Liabilities and Stockholders' Equity
Notes payable	$1,107,213	$(907,506	)(a)	$148,118
		(51,589	)(d)
Reserve for losses and loss adjustment expenses	22,376	—		22,376
Unearned premiums	55,740	—		55,740
Liabilities related to assets held for sale	63	(63)		—
Accounts payable and accrued expenses	33,330	(21,177)		12,153
Dividends payable	1,719			1,719
Tenant deposits and other liabilities	18,682	(18,682)		—

Total liabilities	1,239,123	(999,017)		240,106

Minority interest	10,970	6,943	(f)	17,913
Stockholders' equity
Preferred stock	119,108			119,108
Common stock	564			564
Additional paid-in capital	923,489			923,489
Accumulated other comprehensive income	494			494
Less treasury stock at cost	—			—
Retained (deficit) earnings	(503,903)	354,736		(241,748)
		(67,838	)(b)
		(7,800	)(c)
		(10,000	)(e)
		(6,943	)(f)

Total stockholders' equity	539,752	262,155		801,907

Total liabilities and stockholders' equity	$1,789,845	$(729,919)		$1,059,926

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2007
(in thousands)

(1)
Represents the assets sold to and liabilities assumed by the Buyer, the cash paid by the Buyer in the gross purchase price, the net asset settlement, and other related transactions, resulting in a gain and income tax liability as if the transaction occurred at the end of the period.

(a)
Net cash received by the Company from the Buyer is calculated as follows:
		$000
Initial purchase price		$1,794,000
Less debt assumed by the Buyer		(907,506)
Plus working capital assets and pro ration net payment per the Transaction Agreement consisting of the following:
Restricted cash	$6,841
Loan reserves	36,615
Other receivables, prepaid expenses, deposits and assets	8,589
Accounts payable and accrued expenses	(21,177)
Tenant deposits and miscellaneous liabilities	(17,457)

		13,411

		$899,905

      The net amount realized by the Company is determined as follows:

Net cash received by the Company from the Buyer	899,905
Less estimated income taxes payable (see (b))	(67,838)
Less estimated cost of consents (see (c))	(7,800)
Less repayment of other notes payable (see (d))	(51,589)
Less estimated title and survey costs (see (e))	(10,000)
Less Senior Exchangeable Notes due 2025 retained by the Company	(96,600)
Less Senior A Preferred Stock retained by the Company	(119,108)

$546,970

  (b)
  Represents estimated income taxes payable on the transaction as follows:
Gain on sale before income taxes on a book basis	$354,736
Less other deductible transaction expenses for survey and title and approval of transaction (see notes (c) and (e))	(16,300)
Adjustment of book basis to tax basis *	150,802

Gain on sale before income taxes on a tax basis	489,238
Less gain allocated to limited OP Unitholders	(27,161)
Utilization of net operating loss carryforward**	(292,483)

Gain on sale on a tax basis	169,594
Effective tax rate	40.0%

Projected tax on gain	$67,838

*
Consists primarily of differences of book to tax basis of rental and other property, net

**
There is no impact to net deferred tax assets. Pre-existing deferred tax assets related to net operating loss carryforwards utilizable against the gain from disposition of the manufactured home communities business were subject to a full valuation allowance.

(c)
Represents estimated cost of obtaining consents from holders of the Senior Exchangeable Notes, Trust Preferred Notes and OP units.
Senior Exchangeable Notes due 2025	$5,000
Trust Preferred Notes due 2035	1,300
OP unit holders	1,500

$7,800

  (d)
  Represents repayment of other notes expected to be repaid by the Company as follows:
Lease receivables line of credit	10,000
Consumer finance line of credit	13,019
Floorplan line of credit	1,641
Trust Preferred Notes due 2035	25,780
Other	1,149

$51,589

(e)	Represents estimate of title and survey costs we will incur to properly transfer title of our properties to the Buyer	$10,000

  (f)
  Represents effect on minority interest of the relevant transactions.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(in thousands)

		NLASCO Month of January 2007
Revenue	Historical	Historical(1)	Purchase Transactions(2)		Less: Business Sold(3)		Pro Forma
Rental income	$53,642	$—	$—		$(53,642)		$—
Net premiums earned	16,719	10,142	—		—		26,861
Sales of manufactured homes	2,535	—	—		(2,535)		—
Utility and other income	7,120	—	—		(7,120)		—
Fee and other insurance income	1,317	612	—		—		1,929
Net investment income	1,331	733	—		—		2,064
Net realized gains on investments	66	510	—		—		576
Net consumer finance interest income	374	—	—		(374)		—

Total revenue	83,104	11,997	—		(63,671)		31,430
Expenses
Property operations	17,589	—	—		(17,589)		—
Real estate taxes	4,837	—	—		(4,837)		—
Losses and loss adjustment expenses	8,877	4,106	—		—		12,983
Cost of manufactured homes sold	2,090	—	—		(2,090)		—
Retail home sales, finance and insurance	1,864	—	—		(1,864)		—
Property management	1,847	—	—		(1,847)		—
General and administrative	5,385	—	—		(4,491	)(g)	894
Underwriting expenses	6,603	4,513	—		—		11,116
Depreciation and amortization	21,865	11	166	(a)	(21,510)		532
Interest expense	18,488	302	(34	)(b)	(16,212	)(h)	2,544

Total expenses	89,445	8,932	132		(70,440)		28,069

Interest income	(494)	—	—		494		—

Income (loss) before allocation to minority interest and provision for income taxes	(5,847)	3,065	(132)		6,275		3,361
Provision for income taxes	(687)	973	46	(c)	537	(f)	(1,177)
	—	—	(2,046	)(d)	—		—

Income (loss) before allocation to minority interest	(6,534)	4,038	(2,132)		6,812		2,184

Minority interest (e)	271	—	(71)		(252)		(52)

Income (loss) from continuing operations	(6,263)	4,038	(2,203)		6,560		2,132
Preferred stock dividend	(2,578)	—	—		—		(2,578)

Net income (loss) attributable to common stockholders	$(8,841)	$4,038	$(2,203)		$6,560		$(446)

Loss per share attributable to common stockholders
Basic loss per share	$(0.17)						$(0.01)

Diluted loss per share	$(0.17)						$(0.01)

Weighted average share information
Basic shares outstanding	52,328		3,654				55,982

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(in thousands)

(1)
Represents historical results of NLASCO for January 2007 preceding the acquisition of NLASCO on January 31, 2007.

(2)
Represents the purchase of NLASCO and other transactions as if the transaction took place at the beginning of the period as follows:

(a)
Amortization of value assigned to finite lived intangible assets for the month of January 2007 as if the NLASCO acquisition occurred on January 1, 2007.

	Intangible Value	Amortization
Customer relationships amortized on the double declining balance method over 12 years	$6,100	$79
Agent relationships amortized on the double declining balance method over 13 years	3,600	41
Trade name amortized over 15 years	3,500	20
Software acquired amortized over five years	1,500	26

	$14,700	$166

  (b)
  Interest expense adjustments for the month of January 2007 calculated as follows:

	Balance	Rate	Interest
NLASCO related party note payable repaid	(5,600)	7.00%	(33)
NLASCO notes repaid	(274)	5.95%	(1)

	$(5,874)		$(34)

  (c)
  Represents income tax provision on the pro forma adjustments at 35%, the effective tax rate of NLASCO.

  (d)
  Represents adjustment of the income taxes recorded in NLASCO's historical results to NLASCO's 35% effective rate.

  (e)
  Represents average minority interest of 2.8% applied to fair value adjustments and net income of NLASCO.

(3)
Represents elimination of the historical results on the Company's manufactured home communities business proposed to be sold to the Buyer.

(f)
Represents net additional income tax benefit of the remaining manufactured home communities operating losses before giving effect to further reductions of interest expense.

(g)
Elimination of general and administrative expenses other than estimated costs that relate to managing the corporate matters of the Company of $894. General and administrative expenses related to NLASCO are included in underwriting expenses.

(h)
Represents elimination of interest expense on debt to be repaid upon the completion of the sale of the Company's manufactured home communities business to the Buyer (other than interest expense related to $96.6 million Senior Exchangeable Notes of $1,777) as follows:

	Average Principal Amount	Average Effective Interest Rate*	Interest Expense*
Mortgage notes payable	$908,984	6.55%	$14,878
Lease receivables line of credit	10,000	27.37%	684
Consumer finance line of credit	10,044	15.71%	394
Floorplan line of credit	2,012	16.91%	85
Trust Preferred Notes due 2035	25,780	8.46%	545
Other	1,164	6.81%	20

	$957,984		$16,606

Interest expense allocated to the following:
Interest expense			16,212
Net consumer finance income			394

			$16,606

*
Includes cost of unused line fees and amortization of loan origination costs.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(in thousands)

		NLASCO Year Ended December 31, 2006
Revenue	Historical	Historical(1)	Purchase Transactions(2)		Less: Business Sold(3)		Pro Forma
Rental income	$207,028	$—	$—		$(207,028)		$—
Net premiums earned	—	126,602	—	(g)	—		126,602
Sales of manufactured homes	9,648	—	—		(9,648)		—
Utility and other income	25,877	—	—		(25,877)		—
Fee and insurance income	—	4,854	—		—		4,854
Net investment income	—	8,069	(340	) (f)	—		7,729
Net realized gain on investments	—	1,334	—		—		1,334
Net consumer finance interest income	1,558	—	—		(1,558	)(j)	—

Total revenue	244,111	140,859	(340)		(244,111)		140,519
Expenses
Property operations	70,292	—	—		(70,292)		—
Real estate taxes	19,738	—	—		(19,738)		—
Losses and loss adjustment expenses	—	54,802	—		—		54,802
Cost of manufactured homes sold	8,122	—	—		(8,122)		—
Retail home sales, finance and insurance	8,934	—	—		(8,934)		—
Property management	6,772	—	—		(6,772)		—
General and administrative	19,651	—	—		(17,378	)(k)	2,273
Underwriting expenses	—	49,826	—	(g)	—		49,826
Depreciation and amortization	85,841	308	1,906	(a)	(85,841)		2,214
Early termination of debt	556	—	—		(556)		—
Loss on sale of airplane	541	—	—		(541)		—
Interest expense	77,052	4,856	(408	)(b)	(70,025	)(j)	11,475

Total expenses	297,499	109,792	1,498		(288,199)		120,590

Interest income	(2,133)	—	—		2,133		—

Income (loss) before allocation to minority interest and provision for income taxes	(51,255)	31,067	(1,838)		41,955		19,929
Provision for income taxes	13,615	(10,962)	643	(d)	(13,615	)(h)	(6,976)
	—	—	7,795	(c)	3,343	(i)	—
	—	—	(7,795	)(c)	—		—

Income (loss) before allocation to minority interest	(37,640)	20,105	(1,195)		31,683		12,953
Minority interest	523	—	(643	)(e)	(1,077)		(1,197)

Income (loss) from continuing operations	(37,117)	20,105	(1,838)		30,606		11,756
Preferred stock dividend	(10,313)	—	—		—		(10,313)

Net income (loss) attributable to common stockholders	$(47,430)	$20,105	$(1,838)		$30,606		$1,443

Loss per share attributable to common stockholders
Basic loss per share	$(1.09)						$0.03

Diluted loss per share	$(1.09)						$0.03

Weighted average share information
Basic shares outstanding	43,681		10,989				54,670
Common shares issuable upon exchange of OP Units and PPU's outstanding	3,222		—				3,222

Diluted shares outstanding	46,903		10,989				57,892

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(in thousands)

(1)
Represents historical results of operations of NLASCO for the year ended December 31, 2006.

(2)
Represents the purchase of NLASCO and other transactions as if they had occurred at the beginning of the period as follows:

(a)
Amortization of value assigned to finite lived intangible assets as follows:

	Intangible Value	Amortization
Customer relationships amortized on the double declining balance method over 12 years in the first year	$6,100	$908
Agent relationships amortized on the double declining balance method over 13 years in the first year	3,600	471
Trade name amortized over 15 years	3,500	227
Software acquired amortized over five years	1,500	300

	$14,700	$1,906

  (b)
  Interest expense adjustments calculated as follows:

	Balance	Rate	Interest
NLASCO related party note payable repaid	(5,600)	7.00%	(392)
NLASCO notes repaid	(274)	5.95%	(16)

	$(5,874)		$(408)

  (c)
  Adjustment to income taxes as follows:

Elimination of current income tax expense as a result of the pro forma utilization of the Company's NOL carryforwards	$7,795
Recognition of non-cash deferred income tax expense due to the utilization of the available NOL carryforwards.	$(7,795)
  (d)
  Represents income tax benefit (charge) at the Company's effective tax rate of approximately 35%.

  (e)
  Represents average minority interest of 3.7% applied to fair value adjustments and net income of NLASCO.

  (f)
  Reduction in investment income due to assets sold before the closing of the acquisition

Investment	$6,808
Rate	5.0%

$340

  (g)
  No adjustment to net premiums earned and underwriting expenses because the anticipated purchase accounting adjustments to unearned premiums and deferred policy acquisition costs will not have a continuing impact.

(3)
Represents elimination of the historical results on the Company's manufactured home community business that will be sold to the Buyer.

(h)
Represents elimination of the non recurring benefit from intraperiod tax allocation that related to discontinued operations.

(i)
Represents income tax benefit (charge) at the Company's effective tax rate of approximately 40%.

(j)
Includes elimination of interest expense on debt to be repaid upon completion of the sale of the Company's manufactured home community business to the Buyer (other than interest expense related to the $96.6 million Senior Exchangeable Notes of $7,027) as follows:

	Average Principal Amount	Average Effective Interest Rate	Interest Expense
Mortgage notes payable	$900,291	6.82%	$61,356
Lease receivables line of credit	43,446	13.26%	5,759
Consumer finance line of credit	10,025	15.95%	1,599
Floorplan line of credit	5,522	11.02%	609
Trust Preferred Notes due 2035	25,780	8.31%	2,142
Other	2,766	5.73%	159

	$987,830		$71,624

Interest expense allocated to the following:
Interest expense			$70,025
Net consumer finance income			1,599

			$71,624

  (k)
  Elimination of general and administrative other than costs that relate to managing the corporate matters of the Company of $2,273.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

(in thousands)

Revenue	Historical	Less: Business Sold (1)	Pro Forma
Rental income	$191,235	$(191,235)	$—
Sales of manufactured homes	39,331	(39,331)	—
Utility and other income	21,587	(21,587)	—

Total revenue	252,153	(252,153)	—

Expenses
Property operations	76,264	(76,264)	—
Real estate taxes	16,347	(16,347)	—
Cost of manufactured homes sold	37,104	(37,104)	—
Retail home sales, finance and insurance	17,422	(17,422)	—
Property management	9,356	(9,356)	—
General and administrative	27,634	(24,080)	3,554
Depreciation and amortization	77,810	(77,810)	—
Real estate and retail home asset impairment	21,822	(21,822)	—
Goodwill impairment	78,783	(78,783)	—
Loss on sale of airplane	—	—	—
Net consumer finance interest expense	525	(525)	—
Interest expense	72,534	(69,515)	3,019

Total expenses	435,601	(429,028)	6,573

Interest income	(2,267)	2,267	—

Loss before allocation to minority interest and provision for income taxes	(181,181)	174,608	(6,573)
Provision for income taxes	—	—	—

Loss before allocation to minority interest	(181,181)	174,608	(6,573)
Minority interest	7,313	(7,910)	(597)

Income (Loss) from continuing operations	(173,868)	166,698	(7,170)
Preferred stock dividend	(10,312)	—	(10,312)

Net loss attributable to common stockholders	$(184,180)	$166,698	$(17,482)

Loss per share attributable to common stockholders
Basic loss per share	$(4.26)		$(0.40)

Diluted loss per share	$(4.26)		$(0.40)

Weighted average share/unit information:
Weighted average common shares outstanding	43,277	—	43,277

(1)
Represents elimination of the historical results on the Company's manufactured home communities business that will be sold to the Buyer.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

(in thousands)

Revenue	Historical	Less: Business Sold (1)	Pro Forma
Rental income	$171,403	$(171,403)	$—
Net premiums earned	—	—	—
Sales of manufactured homes	14,224	(14,224)	—
Utility and other income	17,422	(17,422)	—
Fee and other insurance income	—	—	—
Net investment income	—	—	—
Net realized gains on investments	—	—	—
Net consumer finance interest income	—	—	—

Total revenue	203,049	(203,049)	—

Expenses
Property operations	67,897	(67,897)	—
Real estate taxes	15,127	(15,127)	—
Losses and loss adjustment expenses	—	—	—
Cost of manufactured homes sold	17,302	(17,302)	—
Retail home sales, finance and insurance	7,934	(7,934)	—
Property management	7,127	(7,127)	—
General and administrative	29,372	(18,279)	11,093
Underwriting expenses	—	—	—
Initial public offering related costs	4,417	(4,417)	—
Early termination of debt	16,685	(16,685)	—
Depreciation and amortization	61,063	(61,063)	—
Real estate and retail home asset impairment	3,358	(3,358)	—
Goodwill impairment	863	(863)	—
Loss on sale of airplane	—	—	—
Net consumer finance interest expense	1,319	(1,319)	—
Interest expense	58,337	(58,337)	—

Total expenses	290,801	(279,708)	11,093

Interest income	(1,611)	1,611	—

Loss before allocation to minority interest and provision for income taxes	(86,141)	75,048	(11,093)
Provision for income taxes	—	—	—

Loss before allocation to minority interest	(86,141)	75,048	(11,093)
Minority interest	5,557	(5,005)	552

Income (Loss) from continuing operations	(80,584)	70,043	(10,541)
Preferred stock dividend	(8,966)	—	(8,966)

Net loss attributable to common stockholders	$(89,550)	$70,043	$(19,507)

Loss per share attributable to common stockholders
Basic loss per share	$(2.23)		$(0.49)

Diluted loss per share	$(2.23)		$(0.49)

Weighted average share/unit information:
Weighted average common shares outstanding	40,178	—	40,178

(1)
Represents elimination of the historical results on the Company's manufactured home communities business that will be sold to the Buyer.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

CAPITALIZATION

AS OF MARCH 31, 2007

(in thousands)

	Historical	Less: Business Sold(1)		Pro Forma
Cash and cash equivalents	$62,317	$899,905	(a)	$824,995

		(67,838	)(b)
		(7,800	)(c)
		(51,589	)(d)
		(10,000	)(e)

Notes payable:
Senior fixed rate mortgage due 2009	$84,322	$(84,322)		$—
Senior fixed rate mortgage due 2012	276,708	(276,708)		—
Senior fixed rate mortgage due 2014	188,655	(188,655)		—
Senior fixed rate mortgage due 2016	170,000	(170,000)		—
Senior variable rate mortgage due 2009	60,000	(60,000)		—
Various individual fixed rate mortgages due 2006 to 2031	127,821	(127,821)		—
Trust preferred securities due 2035	25,780	(25,780	)(d)	—
Senior exchangeable notes due 2025	96,600	—		96,600
Consumer finance facility due 2008	13,019	(13,019	)(d)	—
Lease receivable facility due 2008	10,000	(10,000	)(d)	—
Floorplan line of credit due 2007	1,641	(1,641	)(d)	—
Variable rate note payable due April 2007	4,018	—		4,018
Variable rate surplus note payable due May 2033	10,000	—		10,000
Variable rate surplus note payable due September 2033	10,000	—		10,000
Variable rate surplus note payable due April 2034	7,500	—		7,500
Variable rate note payable due March 2035	20,000	—		20,000
Other loans	1,149	(1,149	)(d)	—

Total debt	1,107,213	(959,095)		148,118
Minority interest	10,970	6,943	(f)	17,913
Stockholders' equity:
Preferred stock	119,108	—		119,108
Common stock	564	—		564
Additional paid-in capital	923,489	—		923,489
Accumulated other comprehensive income	494	—		494
Less treasury stock at cost	—	—		—
Retained (deficit) earnings	(503,903)	354,736		(241,748)
		(67,838	)(b)
		(7,800	)(c)
		(10,000	)(e)
		(6,943	)(f)

Total stockholders' equity	539,752	262,155		801,907

Total capitalization	$1,657,935	$(689,997)		$967,938

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

NOTES TO CAPITALIZATION

AS OF MARCH 31, 2007

(in thousands)

(1)
Represents the assets sold to and liabilities assumed by the Buyer, the cash paid by the Buyer in the gross purchase price, the net asset settlement, and other related transactions, resulting in a gain and income tax liability as if the transaction occurred at the end of the period.

(a)
Net cash received by the Company from the Buyer is calculated as follows:

$000
Initial purchase price	$1,794,000
Less debt assumed by the Buyer	(907,506)
Plus working capital assets and pro ration net payment per the Transaction Agreement consisting of the following:
Restricted cash	$6,841
Loan reserves	36,615
Other receivables, prepaid expenses, deposits and assets	8,589
Accounts payable and accrued expenses	(21,177)
Tenant deposits and miscellaneous liabilities	(17,456)

13,411

$899,905

The net amount realized by the Company is determined as follows:
Net cash received by the Company from the Buyer	$899,905
Less estimated income taxes payable (see (b))	(67,838)
Less estimated cost of consents (see (e))	(7,800)
Less repayment of other notes payable (see (d))	(51,589)
Less estimated title and survey costs (see (e))	(10,000)
Less Senior Exchangeable Notes due 2025 retained by the Company	(96,600)
Less Series A Preferred Stock retained by the Company	(119,108)

$546,970

  (b)
  Represents estimated income taxes payable on the transaction as follows:

Gain on sale before income taxes on a book basis	$354,736
Less other deductible transaction expenses for survey and title and approval of transaction (see notes (c) and (e))	(16,300)
Adjustment of book basis to tax basis*	150,802

Gain on sale before income taxes on a tax basis	489,238
Less gain allocated to limited OP unit holders	(27,161)
Utilization of net operating loss carryforward	(292,483)

Gain on sale on a tax basis	169,594
Effective tax rate	40.0%

Projected tax on gain	$67,838

*
Consists primarily of differences of book to tax basis of rental and other property, net.

  (c)
  Represents estimated cost of obtaining consents from holders of the Senior Exchangeable Notes, Trust Preferred Notes and OP units.

Senior Exchangeable Notes due 2025	$5,000
Trust Preferred Notes due 2035	1,300
OP unit holders	1,500

$7,800

  (d)
  Represents repayment of other notes expected to be repaid by the Company as follows:

Lease receivables line of credit	10,000
Consumer finance line of credit	13,019
Floorplan line of credit	1,641
Trust Preferred Notes due 2035	25,780
Other	1,149

$51,589

(e)	Represents estimate of title and survey costs we will incur to properly transfer title of our properties to the Buyer	$10,000

  (f)
  Represents effect on minority interest of the relevant transactions.

ARC MANUFACTURED HOME COMMUNITIES BUSINESS

FOR THE QUARTER ENDED MARCH 31, 2007

        The historical financial information of ARC for the years ended December 31, 2006, 2005 and 2004 is substantially representative of the financial results of the manufactured home communities business to be sold to the Buyer because the acquisition of NLASCO, a property and casualty insurance business which is being retained by ARC, did not occur until January 2007. We have included the financial statements of the manufactured home communities business for the quarterly period ended March 31, 2007 that exclude the financial results of NLASCO. After the sale of the manufactured home communities business the Senior Exchangeable Notes due 2025 and the Series A Preferred Stock will remain with ARC. The business to be sold encompasses the combined interests of ARC's common stockholders and OP Unitholders, whose interests are treated as minority interests in the consolidated financial statements.

ARC MANUFACTURED HOME COMMUNITIES BUSINESS

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2007 AND DECEMBER 31, 2006

(in thousands)

(unaudited)

	March 31, 2007	December 31, 2006
Assets
Rental and other property, net	$1,374,233	$1,390,564
Assets held for sale	15,460	15,326
Cash and cash equivalents	19,309	29,281
Restricted cash	6,841	6,784
Tenant and other receivables, net	4,061	4,651
Notes receivable, net	29,114	29,904
Loan origination costs, net	16,230	16,736
Loan reserves	36,615	33,305
Finite lived intangible assets	5,057	6,457
Prepaid expenses and other assets	8,596	9,693

Total assets	$1,515,516	$1,542,701

Liabilities
Notes payable	$1,055,695	$1,046,500
Liabilities related to assets held for sale	63	247
Accounts payable and accrued expenses	26,616	28,946
Dividends payable	1,719	1,903
Tenant deposits and other liabilities	18,682	17,727

Total liabilities	1,102,775	1,095,323

Commitments and contingencies
Minority interest	10,731	28,142
Equity
Invested capital	402,010	419,236

Total liabilities and invested capital	$1,515,516	$1,542,701

The accompanying notes are an integral part of these consolidated financial statements.

ARC MANUFACTURED HOME COMMUNITIES BUSINESS

CONSOLIDATED STATEMENTS OF OPERATIONS

AS OF MARCH 31, 2007 AND 2006

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Revenue
Rental income	$53,642	$50,906
Sales of manufactured homes	2,535	2,672
Utility and other income	7,120	6,477
Net consumer finance interest income	374	179

Total revenue	63,671	60,234

Expenses
Property operations	17,589	16,422
Real estate taxes	4,837	5,136
Cost of manufactured homes sold	2,090	2,309
Retail home sales, finance and other	1,864	1,898
Property management	1,847	1,592
General and administrative	5,385	4,421
Depreciation and amortization	21,510	21,611
Loss on sale of airplane		541
Interest expense	17,989	19,581

Total expenses	73,111	73,511

Interest income	(494)	(423)

Loss from continuing operations before income taxes and minority interest	(8,946)	(12,854)
Income tax (expense) benefit from continuing operations	—	1,199

Loss from continuing operations before minority interest	(8,946)	(11,655)
Minority interest	355	236

Loss from continuing operations	(8,591)	(11,419)
Loss (income) from discontinued operations	(128)	1,692
Gain (loss) from discontinued operations	—	10,296
Income tax expense from discontinued operations	—	(4,795)
Minority interest in discontinued operations	4	(253)

Net loss	(8,715)	(4,479)
Preferred stock dividend	(2,578)	(2,578)

Net loss attributable to common stockholders	$(11,293)	$(7,057)

The accompanying notes are an integral part of these consolidated financial statements.

ARC MANUFACTURED HOME COMMUNITIES BUSINESS

CONSOLIDATED STATEMENTS OF INVESTED CAPITAL

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(in thousands)

(unaudited)

	Three Month Ended March 31,
	2007	2006
Beginning Balance	$419,236	$444,095
Net (loss)/income	(11,293)	(7,057)
Distribution related to other ARC entities, minority interest adjustments and other	(5,933)	1,930

Ending Balance	$402,010	$438,968

The accompanying notes are an integral part of these consolidated financial statements.

ARC MANUFACTURED HOME COMMUNITIES BUSINESS

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Cash flow from operating activities
Net loss	$(8,715)	$(4,479)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,463	21,611
Intra-period income taxes	—	3,596
Adjustments to fair value for interest rate caps	57	(312)
Amortization of loan origination costs	1,069	1,434
Stock grant compensation expense	350	49
Partnership preferred unit distributions	67	276
Minority interest	(422)	(512)
Depreciation and minority interest included in income from discontinued operations	—	472
Gain on sale of discontinued operations	—	(10,296)
Loss on sale of airplane.	—	541
Gain on sale of manufactured homes	(444)	(363)
Changes in operating assets and liabilities	(355)	(8,078)

Net cash provided by operating activities	13,070	3,939

Cash flow from investing activities
Purchases of manufactured homes	(3,286)	(1,964)
Proceeds from community sales	—	60,804
Proceeds from manufactured home sales	2,402	2,561
Proceeds from sale of airplane	—	1,170
Community improvements and equipment purchases	(1,540)	(1,815)
Restricted cash	(57)	320
Loan reserves	(3,310)	(219)

Net cash (used in) provided by investing activities	(5,791)	60,857

Cash flow from financing activities
Proceeds from issuance of debt	14,453	23,035
Repayment of debt	(5,044)	(80,918)
Distribution related to other ARC entities	(23,268)	—
Payment of preferred dividends	(2,578)	(2,578)
Payment of partnership preferred distributions	(251)	(276)
Loan origination costs.	(563)	(673)

Net cash provided by (used in) financing activities	(17,251)	(61,410)

Net increase in cash and cash equivalents	(9,972)	3,386
Cash and cash equivalents, beginning of period	29,281	27,926

Cash and cash equivalents, end of period	$19,309	$31,312

Non-cash financing and investing transactions:
Redemption of OP units for common stock	$18,201	$3,035

Notes receivable issued for manufactured home sales	$839	$1,862

Dividends declared but unpaid	$1,719	$1,903

Supplemental cash flow information:
Payments on notes receivable included in proceeds from manufactured home sales	$1,707	$1,766

Cash paid for interest	$19,844	$21,719

The accompanying notes are an integral part of these consolidated financial statements.

ARC MANUFACTURED HOME COMMUNITIES BUSINESS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.     Business, Basis of Presentation and Summary of Significant Accounting Policies

Business

        ARC Manufactured Home Communities Business, or ARC MH or the Business, represents the manufactured home communities business of Affordable Residential Communities Inc, or ARC that is intended to be sold or otherwise liquidated in a transaction with an affilitate of Farallon Capital Management LLC, or the Buyer. ARC MH is engaged in the acquisition, renovation, repositioning and operation of all-age manufactured home communities, the retail sale and financing of manufactured homes, the rental of manufactured homes and other related businesses, all exclusively to residents in our communities.

        As of March 31, 2007, ARC MH owned and operated 275 communities consisting of 57,264 homesites in 23 states with occupancy of 82.7%. Our five largest markets are Dallas-Fort Worth, Texas, with 12.5% of our total homesites; Atlanta, Georgia, with 8.7% of our total homesites; Salt Lake City, Utah, with 6.6% of our total homesites; the Front Range of Colorado, with 5.7% of our total homesites; and Kansas City-Lawrence-Topeka, with 4.3% of our total homesites. Our insurance operations are headquartered in Waco, Texas.

        ARC's common stock is traded on the New York Stock Exchange under the symbol "ARC". ARC had no public trading history prior to February 12, 2004.

Basis of Presentation

        The financial statements of ARC MH for the quarterly period ended March 31, 2007 have been prepared from the financial statements and accounting records of ARC. The financial statements were prepared using ARC's historical basis in the assets and liabilities of ARC MH. The financial statements include all the revenues, costs, assets and liabilities directly attributable to ARC MH and exclude amounts directly related to the insurance business of ARC which was acquired in January 2007.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America and in conformity with the rules and regulations of the Securities and Exchange Commission requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amount of revenues and expenses during the reporting period. Actual results may differ from previously estimated amounts.

        The interim consolidated financial statements presented herein reflect all adjustments that are necessary to fairly present the financial position, results of operations and cash flows of the Company, and all such adjustments are of a normal and recurring nature. The results of operations for the interim period ended March 31, 2007 are not indicative of the results that may be expected for the year ended December 31, 2007. These financial statements should be read in conjunction with the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

        The accompanying consolidated financial statements include all of our accounts, which include the results of operations of the manufactured home communities acquired only for the periods subsequent to the date of acquisition. We have eliminated all significant inter-company balances and transactions.

        We have reclassified certain prior period amounts to conform to the current year presentation.

Summary of Significant Accounting Policies

Rental and Other Property

        We carry rental property at cost, less accumulated depreciation. We capitalize significant renovations and improvements that extend the useful life of assets and depreciate them over their estimated remaining useful lives. We expense maintenance and repairs as incurred. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the various classes of rental property assets are as follows:

Asset Class	Estimated Useful Lives (Years)
Manufactured home communities and improvements	10 to 30
Buildings	10 to 20
Rental homes	10 or rent-to-own term
Furniture and other equipment	5
Computer software and hardware	3

        We evaluate the recoverability of our investment in rental property whenever events or changes in circumstances indicate that the recoverability of the net book value of the asset is questionable. Our assessment of the recoverability of rental property includes, but is not limited to, recent operating results and expected net operating cash flows from future operations. In the event that facts and circumstances indicate that the carrying amount of rental property may be impaired, we perform an evaluation of recoverability in which we compare the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount to determine if an impairment adjustment is required. If this review indicates that the asset's carrying amount will not be fully recoverable, we will reduce the carrying value of the asset to its estimated fair value. We recorded no impairment charges during the three months ended March 31, 2007 and 2006.

Other Indefinite Lived Intangible Assets

        Included in finite lived intangible assets are lease intangibles and other customer relationships of $5.1 million related to ARC MH's manufactured home communities.

Fair Value of Financial Instruments

        The fair value of our debt was approximately $1,070.3 million and $1,057.3 million at March 31, 2007 and December 31, 2006, respectively. The fair value of our other financial instruments approximates their carrying value at March 31, 2007 and December 31, 2006.

Minority Interest

        At March 31, 2007 and December 31, 2006, minority interest consisted of 1,493,497 and 1,455,615 OP Units of ARC, respectively, and 705,688 Series C Preferred Partnership Units ("PPU's") of ARC at December 31, 2006. The PPU's were redeemed in January 2007 for 1,628,410 shares of ARC common stock and, as a result, we decreased minority interest and increased invested capital in January 2007 by $17.6 million. Other changes to minority interest consist primarily of amounts recorded in the Statement of Operations.

Income Taxes

        The ARC MH financials reflect a tax provision based on its association with ARC, an entity subject to Federal income taxes. ARC MH did not have aggregate income tax benefits or expense for the three months ended March 31, 2007. For the three months ended March 31, 2006, we allocated income taxes between continuing and discontinued operations in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"), particularly paragraph 140. We recognize income tax benefits in continuing operations on the effective rate method and income tax expense in discontinued operations without such pro-ration in accordance with Accounting Principles Bulletin 28, Interim Financial Reporting ("APB 28") and FASB Interpretations 18, Accounting for Income Taxes in Interim Periods—An interpretation of APB Opinion No. 28 ("FIN 18").

Recent Statements of Financial Accounting Standards

        In September 2006, the FASB issued SFAS No.157, Fair Value Measurement ("SFAS No. 157"), which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS No. 157 provides a common definition of fair value to be used throughout GAAP. The FASB believes that the new standard will make the measurement of fair value more consistent and comparable and improve disclosures about those measures. SFAS No. 157 is effective for companies with fiscal years beginning after November 15, 2007 and we are still evaluating its impact on our financial position and results of operations.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FAS 115 ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is expected to expand the use of fair value measurement, which is consistent with the ARC Board of Directors' long-term measurement objectives for accounting for financial instruments. SFAS No. 159 is effective for companies with fiscal years beginning after November 15, 2007. Early adoption is permitted provided we also elect to apply the provisions of SFAS No. 157. We are still evaluating the impact that SFAS No. 159 will have on our financial position, results of operations and cash flows.

2.     Rental and Other Property, Net

        The following summarizes rental and other property (in thousands).

	March 31, 2007	December 31, 2006
Land	$194,306	$194,306
Improvements to land and buildings	1,194,419	1,193,483
Rental homes and improvements	271,759	270,431
Furniture, equipment and vehicles	14,593	14,142

Subtotal	1,675,077	1,672,362
Less accumulated depreciation:
On improvements to land and buildings	(222,699)	(210,483)
On rental homes and improvements	(69,325)	(63,092)
On furniture, equipment and vehicles	(8,820)	(8,223)

Rental and other property, net	$1,374,233	$1,390,564

3.     Notes Payable

        The following table sets forth certain information regarding our notes payable (in thousands).

	March 31, 2007	December 31, 2006
Senior fixed rate mortgage due 2009, 5.05% per annum	$84,322	$84,689
Senior fixed rate mortgage due 2012, 7.35% per annum	276,708	277,616
Senior fixed rate mortgage due 2014, 5.53% per annum	188,655	189,407
Senior fixed rate mortgage due 2016, 6.24% per annum	170,000	170,000
Senior variable rate mortgage due 2009, one-month LIBOR plus 0.80% per annum (6.12% at March 31, 2007)	60,000	60,000
Various individual fixed rate mortgages due 2007 through 2031, averaging 7.16% per annum at March 31, 2007	127,821	128,567
Floorplan line of credit due 2007, ranging from prime plus 0.75% to prime plus 4.00% per annum (9.00% at March 31, 2007)	1,641	2,664
Trust preferred securities due 2035 (due to ARC), three-month LIBOR plus 3.25% per annum (8.60% at March 31, 2007)	25,780	25,780
Consumer finance facility due 2008, one-month LIBOR plus 3.00% per annum (8.32% at March 31, 2007)	13,019	—
Lease receivable facility due 2008, one-month LIBOR plus 4.125% per annum (9.445% at March 31, 2007)	10,000	10,000
Senior exchangeable notes due 2025, 7.50% per annum	96,600	96,600
Other loans	1,149	1,177

	$1,055,695	$1,046,500

Senior Fixed Rate Mortgage Due 2009

        We entered into the Senior Fixed Rate Mortgage due 2009 on February 18, 2004, in connection with the completion of our IPO and the Hometown acquisition. It is an obligation of certain real property subsidiaries of the OP and is collateralized by 26 manufactured home communities owned by these subsidiaries. The Senior Fixed Rate Mortgage due 2009 bears interest at a fixed rate of 5.05%, is being amortized based on a 30-year amortization schedule and matures on March 1, 2009. Pursuant to the terms of the mortgage agreement, we have established reserves relating to the mortgaged properties for real estate taxes, insurance, capital spending and property operating expenditures. The Senior Fixed Rate Mortgage due 2009 contains customary defeasance-based prepayment penalties for repayments made prior to maturity.

Senior Fixed Rate Mortgage Due 2012

        We entered into the Senior Fixed Rate Mortgage due 2012 on May 2, 2002. It is an obligation of certain of our special purpose real property subsidiaries and is collateralized by 98 manufactured home communities. The Senior Fixed Rate Mortgage due 2012 bears interest at a fixed rate of 7.35% per annum, is amortized based on a 30-year schedule and matures on May 1, 2012. Pursuant to the terms of the mortgage agreement, we have established reserves relating to the mortgaged properties for real estate taxes, insurance, capital spending and property operating expenditures. The Senior Fixed Rate Mortgage due 2012 contains customary defeasance-based prepayment penalties for repayments made prior to maturity.

Senior Fixed Rate Mortgage Due 2014

        We entered into the Senior Fixed Rate Mortgage due 2014 on February 18, 2004 in connection with the completion of our IPO and the Hometown acquisition. It is an obligation of certain real property subsidiaries of the OP and is collateralized by 43 manufactured home communities owned by these subsidiaries. The Senior Fixed Rate Mortgage due 2014 bears interest at a fixed rate of 5.53% per annum, is amortized based on a 30-year schedule and matures on March 1, 2014. Pursuant to the terms of the mortgage agreement, we have established reserves relating to the mortgaged properties for real estate taxes, insurance, capital spending and property operating expenditures. The Senior Fixed Rate Mortgage due 2014 contains customary defeasance-based prepayment penalties for repayments made prior to maturity.

Senior Fixed Rate Mortgage Due 2016; Senior Variable Rate Mortgage Due 2009 (repaid and terminated Senior Variable Rate Mortgage Due 2007 and Revolving Credit Mortgage Facility)

        On July 11, 2006, we entered into a $230 million mortgage debt facility. Approximately $116.8 million of the proceeds were used to repay and terminate our Senior Variable Rate Mortgage and approximately $58.8 million of the proceeds were used to repay and terminate our Revolving Credit Mortgage Facility. The Loan Agreement is comprised of two components (collectively, the "Loan"): a $170 million 10-year fixed rate mortgage debt component and a $60 million 3-year floating rate mortgage debt component with two one-year (no-fee) extension options. The fixed rate component bears interest at 6.239% and requires interest-only payments for the term of the loan. The floating rate component is adjusted monthly, bears interest at one-month LIBOR plus 80 basis points (6.12% at March 31, 2007 and capped at 7.3%) and requires interest-only payments for the term of the loan. The loan is secured by 59 manufactured housing communities located in 18 states as well as an assignment of leases and rents associated with the mortgaged property. The loan is non-recourse with the exception that the repayment of the indebtedness is guaranteed by the OP pursuant to a guaranty of non-recourse obligations in the event of declaration of bankruptcy; interference with any of the lenders rights, and asset transfers and other activities in violation of the loan documents. Under the provisions of the loan agreement, we have the right to prepay any portion of the floating rate component, with or without release of the mortgaged property, without penalty. Subsequent to a prepayment of the entire floating rate component of the loan, we have the option to prepay a fixed portion of the loan subject to prepayment fees, yield maintenance or defeasance in accordance with the terms of the loan agreement.

Various Individual Fixed Rate Mortgages

        We have assumed various individual fixed rate mortgages in connection with the acquisition of various properties that were encumbered at the time of acquisition as follows:

  a)
  Mortgages assumed as part of individual property purchases. These notes total approximately $34.1 million at March 31, 2007, mature from 2007 through 2028 and have an average effective interest rate of 7.23%. These mortgages are secured by 11 specific manufactured home communities.

  b)
  Mortgages assumed in conjunction with the Hometown acquisition. These notes total approximately $66.7 million, mature from 2008 through 2031 and carry an average effective interest rate of 7.12%. These mortgages are secured by 12 specific manufactured home communities and are subject to early pre-payment penalties, the terms of which vary from mortgage to mortgage.

  c)
  Notes assumed in conjunction with the D.A.M. portfolio purchase. These notes total approximately $27.0 million, mature in 2008 and carry an average effective annual interest rate of 7.18%. These mortgages are secured by 23 specific manufactured home communities.

Floorplan Lines of Credit

        On November 11, 2005, we amended our floorplan line of credit to provide borrowings of up to $35.0 million, secured by manufactured homes in inventory. Under the amended lines of credit, the lender will advance 75% of the cost of manufactured homes. Repayments of borrowed amounts are due upon sale or lease of the related manufactured home. Advances under the amended lines of credit will bear interest ranging from the prime rate plus 0.75% to the prime rate plus 4.00% (averaging 9.00% at March 31, 2007) based on the length of time each advance has been outstanding. Monthly curtailment payments are required for unsold homes beginning 360 days following the purchase of the home. The required curtailment payment will be between 3.00% and 5.00% of the home's original invoice amount depending on the type of home and the number of months since the home's purchase. The amended lines of credit require us to maintain a minimum tangible net worth, a maximum debt to tangible net worth ratio of 3 to 1, and minimum cash and cash equivalents of $15.0 million, all as defined in the agreement. As amended, the minimum tangible net worth required is $385.0 million from January 1, 2007 through September 13, 2007, the due date of the line. We are in compliance with all financial covenants of the line of credit as of March 31, 2007. The line of credit is subject to a commitment fee of $250,000, an unused line fee of .25% per annum and a termination fee of 1.00% to 3.00%, based on the termination date.

Trust Preferred Securities Due 2035

        On March 15, 2005, the Partnership issued $25.8 million in unsecured trust preferred securities to ARC. The $25.8 million trust preferred securities bear interest at three-month LIBOR plus 3.25% (8.60% at March 31, 2007). Interest on the securities is paid on the 30th of March, June, September and December of each year. The Partnership may redeem these securities on or after March 30, 2010 in whole or in part at principal amount plus accrued interest. The securities are mandatorily redeemable on March 15, 2035 if not redeemed sooner.

Consumer Finance Facility

        We entered into the Retail Home Sales and Consumer Finance Debt Facility (the "Consumer Finance Facility") on February 18, 2004, in connection with the completion of our IPO and the Hometown acquisition and amended it in April 2005 in connection with entering into a two-year, $75.0 million secured revolving lease receivables credit facility (see Lease Receivables Facility below). The Consumer Finance Facility has a total commitment of $125.0 million and a term of four years. This facility is an obligation of one of our subsidiaries, and borrowings under this facility are secured by manufactured housing conditional sales contracts. Borrowings under the facility are limited by specified borrowing base requirements related to the value of the collateral securing the facility ($14.9 million at March 31, 2007). The facility bears interest at a variable rate based upon a spread of 3.00% over the one-month LIBOR (8.32% at March 31, 2007). During the first quarter of 2007, we paid a commitment fee of 0.25% of the amended committed amount. Advances under the facility are subject to a number of conditions, including certain underwriting and credit screening guidelines and the conditions that the home must be located in one of our communities, the loan term may not exceed 12 years for a single-section home or 15 years for a multi-section home and the loan amount shall not exceed 90% of the value of the home securing the conditional sales contract.

        The Consumer Finance Facility was amended for financial covenants in October 2005. The amended line of credit requires the OP to maintain a minimum tangible net worth, a maximum debt to tangible net worth ratio of 3 to 1, and minimum cash and cash equivalents of $15.0 million, all as defined in the agreement. As amended, the minimum tangible net worth required is $385.0 million from January 1, 2007 through December 31, 2007, and $355.0 million from January 1, 2008 through February 18, 2008. We were in compliance as of March 31, 2007 with all financial covenants under the amended line of credit.

        The availability of advances under the Consumer Finance Facility is subject to certain conditions that are beyond our control. Conditions that could result in our inability to draw on these facilities include a downgrade in the credit rating of the lender and the absence of certain markets for financing debt obligations secured by securities or mortgage loans. Funding under this facility may also be denied if the lender determines that the value of the assets serving as collateral would be insufficient to maintain the required 75% loan-to-value ratio upon giving effect to a request for funding. The lender can also at any time require that we prepay amounts funded or provide additional collateral if, in its judgment, this is necessary to maintain the 75% loan-to-value ratio.

Lease Receivables Facility

        On April 6, 2005, the Company entered into a two-year, $75.0 million secured revolving credit facility (the "Lease Receivables Facility") with Merrill Lynch Mortgage Capital Inc. to be used to finance the purchase of manufactured homes and for general corporate purposes. In October 2005, we amended our lease receivables facility to increase the size of the facility from $75 million to $150 million. The amendment also (i) increased the limit on borrowings under the lease receivables facility from an amount equal to approximately 55% of the net book value of the eligible manufactured housing units owned by two of our indirect wholly owned subsidiaries, ARC Housing LLC and ARC HousingTX LP (collectively, "Housing") and located in ARC's communities, to 65%, subject to certain other applicable borrowing base requirements, (ii) increased the interest rate on borrowings under the facility from 3.25% plus one-month LIBOR to 4.125% plus one-month LIBOR (9.445% at March 31, 2007), and (iii) extended the maturity of the facility from March 31, 2007 to September 30, 2008.

        The amended line of credit requires the OP to maintain a minimum tangible net worth, a maximum debt to tangible net worth ratio of 3 to 1, and minimum cash and cash equivalents of $15.0 million, all as defined in the agreement. As amended, the minimum tangible net worth required is $385.0 million from January 1, 2007 through December 31, 2007, and $355.0 million from January 1, 2008 through September 30, 2008. We were in compliance as of March 31, 2007 with all financial covenants under the amended line of credit. Borrowings under the Lease Receivables Facility are secured by an assignment of all lease receivables and rents, an assignment of the underlying manufactured homes and a pledge by ARCHC LLC and ARC Housing GP LLC of 100% of the outstanding equity in Housing. Interest is payable monthly.

Senior Exchangeable Notes Due 2025

        In August 2005, our OP issued $96.6 million aggregate principal amount of 7.50% senior exchangeable notes due 2025 to qualified institutional buyers in a private transaction. The notes are senior unsecured obligations of the OP and are exchangeable, at the option of the holders, into shares of ARC common stock at an initial exchange rate of 69.8812 shares per $1,000 principal amount of the notes (equal to an initial exchange price of approximately $14.31 per share), subject to adjustment and, in the event of specified corporate transactions involving ARC or the OP, an additional make-whole premium. Upon exchange, the OP shall have the option to deliver, in lieu of shares of ARC common stock, cash or a combination of cash and shares of ARC common stock.

        According to the terms of the notes, their initial exchange rate is adjusted for certain events, including the issuance to all holders of ARC common stock of rights entitling them to purchase ARC common stock at less than their current market price. Accordingly, as a result of our rights offering in January 2007, in which we offered all holders of ARC common stock the right to purchase shares at $8.00 per share, the initial exchange rate of the notes was adjusted to 73.95 shares per $1,000 principal amount of the notes (equal to an initial exchange rate of $13.52 per share).

        Prior to August 20, 2010, the notes are not redeemable at the option of the OP. After August 20, 2010, the OP may redeem all or a portion of the notes at a redemption price equal to the principal amount plus accrued and unpaid interest, if any, on the notes, if the closing price of ARC common stock has exceeded 130% of the exchange price for at least 20 trading days in any consecutive 30-trading day period.

        Holders of the notes may require the OP to repurchase all or a portion of the notes at a purchase price equal to the principal amount plus accrued and unpaid interest, if any, on the notes on each of August 15, 2010, August 15, 2015, and August 15, 2020, or after the occurrence of certain corporate transactions involving ARC or the OP.

4.     Property Operations Expense

        During the three months ended March 31, 2007 and 2006, we incurred property operations expense as follows (in thousands):

	Three Months Ended March 31,
	2007	2006
Utilities and telephone	$7,560	$7,141
Salaries and benefits	5,512	4,970
Repairs and maintenance	2,403	1,823
Insurance	725	862
Bad debt expense	255	400
Professional services	218	311
Office supplies	162	161
Advertising	18	26
Other operating expense	736	728

	$17,589	$16,422

5.     Retail Home Sales, Finance, and Other Operating Expense

        During the three months ended March 31, 2007 and 2006, we incurred retail home sales, finance, and other operating expense as follows (in thousands):

	Three Months Ended March 31,
	2007	2006
Salaries and benefits	$815	$661
Lease commissions	434	581
Insurance	8	50
Professional services	210	233
Advertising	241	168
Other operating expense	156	205

	$1,864	$1,898

6.     General and Administrative Expense

        During the three months ended March 31, 2007 and 2006, we incurred general and administrative expense as follows (in thousands):

	Three Months Ended March 31,
	2007	2006
Salaries and benefits	$3,295	$2,744
Travel	311	133
Professional services	845	631
Telephone	72	65
Office supplies	53	116
Insurance	219	257
Rent	154	64
Other administrative expense	436	411

	$5,385	$4,421

7.     Discontinued Operations

        As of December 31, 2005, the Company held 41 communities as discontinued operations and as of March 31, 2006 had closed sales for 27 of these communities comprising $34.2 million of cash proceeds net of related debt, defeasance and other closing costs of $34.3 million. Subsequent to March 31, 2006, we closed an additional 13 communities for $51.2 million of cash proceeds net of related debt, defeasance and other closing costs of $40.7 million. The remaining sales transaction is expected to close in 2008. There can be no assurance, however, that the Company will close the remaining community sale, or, if it closes, that it will close on the terms set forth in its contract.

        In accordance with the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets," each of the communities designated as held for sale and not sold have been classified as discontinued operations as of March 31, 2007 and December 31, 2006. We have included $15.5 million and $15.3 million of net assets related to these communities as assets held for sale in the accompanying consolidated balance sheets as of March 31, 2007 and December 31, 2006, respectively, and $0.1 million and $0.2 million, respectively, of accounts payable and other obligations related to these communities as liabilities related to assets held for sale. In addition, we have recast the operations of each of these communities as discontinued operations in the accompanying statements of operations for the three months ended March 31, 2007 and 2006 and recorded a gain of $10.3 million related to the sale of the discontinued operations for the quarter ended March 31, 2006 in connection with these sales.

        The following table summarizes combined balance sheet and income statement information for the discontinued operations noted above (in thousands):

	March 31, 2007	December 31, 2006
Assets Held for Sale
Rental and other property, net	$13,347	$13,362
Goodwill	754	754
Prepaid expenses and other assets	1,359	1,210

	$15,460	$15,326

Liabilities Related to Assets Held for Sale
Accounts payable and accrued expenses	$52	$236
Tenant deposits and other liabilities	11	11

	$63	$247

	Three Months Ended March 31,
	2007	2006
Statement of Operations
Revenue	$—	$5,441
Operating expenses	(128)	(3,749)

Income from discontinued operations	$(128)	$1,692

8.     Commitments and Contingencies

        In the normal course of business, from time to time we are involved in legal actions relating to the ownership and operations of our properties. In our opinion, the liabilities, if any, which may ultimately result from such legal actions, will not have a material adverse effect on our financial position, results of operations or cash flows. In the normal course of business, from time to time we incur environmental obligations relating to the ownership and operation of our properties. In our opinion, the liabilities, if any, which may ultimately result from such environmental obligations, will not have a material adverse effect on our financial position, results of operations or cash flows.

9.     Segment Information

        We operate in three business segments—real estate, retail home sales, and finance and other. A summary of our business segment information is shown below (in thousands).

	Three Months Ended March 31,
	2007	2006
Total revenue
Real estate	$60,614	$57,196
Retail home sales	2,535	2,688
Finance and other	522	350

	63,671	60,234

Operating expenses, cost of manufactured homes sold and real estate taxes
Real estate	22,426	21,558
Retail home sales	3,511	3,497
Finance and other	443	710

	26,380	25,765

Net segment income(a)
Real estate	38,188	35,638
Retail home sales	(976)	(809)
Finance and other	79	(360)

	37,291	34,469

Interest expense
Real estate	15,264	17,441
Retail home sales	85	273
Corporate and other	2,640	7,513

	17,989	19,581

Depreciation and amortization expense
Real estate	21,459	21,513
Retail home sales	11	1
Corporate and other	40	97

	21,510	21,611

Other Expenses
Property management expense	1,847	1,592
General and administrative expense	5,385	4,421
Loss on sale of airplane	—	541
Interest income	(494)	(423)

Loss from continuing operations before income tax and minority interest	(8,946)	(12,854)
Income tax (expense) benefit from continuing operations	—	1,199

Loss from cont. operations before minority interest	(8,946)	(11,655)
Minority interest	355	236

Loss from continuing operations	(8,591)	(11,419)
Loss (income) from discontinued operations	(128)	1,692
Gain (loss) on sale from discontinued operations	—	10,296
Income tax expense from discontinued operations	—	(4,795)
Minority interest in discontinued operations	4	(253)

Net income (loss)	(8,715)	(4,479)
Preferred stock dividend	(2,578)	(2,578)

Net (loss) income from continuing operations	$(11,293)	$(7,057)

	March 31, 2007	Dec. 31, 2006
Identifiable assets
Real estate	$1,456,792	$1,480,542
Retail home sales	8,297	11,877
Finance and other	30,885	26,169
Corporate and other	19,542	24,113

	$1,515,516	$1,542,701

Notes payable
Real estate	$917,506	$920,280
Retail home sales	1,641	2,664
Finance and other	13,019	—
Corporate and other	123,529	123,556

	$1,055,695	$1,046,500

(a)
Net segment income represents total revenues less expenses for property operations, real estate taxes, cost of manufactured homes sold and retail home sales, finance, insurance and other operations. Net segment income is a measure of the performance of the properties before the effects of the following expenses: property management, general and administrative, depreciation, amortization, interest expense and the effect of discontinued operations.

12.   Subsequent Events

        In April 2007, ARC entered into a definitive transaction agreement with the Buyer providing for the sale of ARC MH and the repayment of certain notes payable. The gross proceeds to ARC will be $1.794 billion consisting of cash and assumed debt, subject to adjustment. It is anticipated that ARC will utilize a significant portion of its existing net operating losses ("NOL"s) in the transaction. ARC will retain approximately $125.0 million par value of Series A Preferred Stock and $96.6 million of Senior Exchangeable Notes Due 2025. ARC will retain its ownership of the recently acquired NLASCO insurance operations, and it will seek to make opportunistic acquisitions with the proceeds from the transaction. The transaction is expected to be completed by the end of 2007, subject to receipt of stockholder approval as well as the satisfaction of other customary closing conditions. Farallon has agreed to offer positions to all of ARC's employees currently engaged in the manufactured home community business on substantially the same terms as at present.

        The agreement may be terminated under certain circumstances, including if the ARC's Board of Directors has determined in good faith that it has received a superior proposal, ARC enters into a definitive agreement with respect to such superior proposal and the Company otherwise complies with certain terms of the agreement. Upon the termination of the agreement under certain specified circumstances, ARC will be required to pay the Buyer a termination fee of $20 million and to reimburse the Buyer for its transaction expenses up to $5 million; upon the termination of the agreement under other specified circumstances, the Buyer will be required to pay ARC a termination fee of either $37.5 million or $50 million. Farallon Capital Partners, L.P. has agreed to guarantee, subject to the terms, conditions and limitations of such guarantee, certain payment obligations of the Buyer under the agreement.

Annex E

CONSOLIDATED FINANCIAL STATEMENTS, NOTES AND SCHEDULES OF NLASCO, INC.

        The following presents historical financial information for NLASCO on a predecessor basis for periods before its acquisition by the Company. NLASCO is a property and casualty insurance business acquired by the Company on January 31, 2007 and is not included in the manufactured home communities business to be sold to Farallon.

Independent Auditors' Report

The Stockholders
NLASCO, Inc. and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of NLASCO, Inc. and Subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NLASCO, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

        Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplementary information included on Schedules I through III is presented for purpose of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

        The accompanying statements of income, comprehensive income, changes in stockholders' equity and cash flows for the year ended December 31, 2004, were not audited by us and, accordingly, we do not express an opinion on them.

/s/ JAYNES, REITMEIER, BOYD & THERRELL, P.C.
Waco, Texas
April 15, 2007

NLASCO, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands except per share data)

	December 31,
	2006	2005
Assets
Investments:
Fixed maturities:
Available-for-sale securities, at fair value (amortized cost of $109,455 and $108,280)	$107,401	$106,594
Held-to-maturity securities, at amortized cost (fair value of $7,660 and $7,941)	7,661	7,892
Equity securities:
Trading securities at fair value (cost of $551 and $492)	613	492
Available-for-sale securities, at fair value (cost of $9,519 and $11,034)	9,970	12,071
Mortgage loans on real estate	5,391	6,573
Other investments	—	556

Total investments	131,036	134,178
Cash and cash equivalents	56,711	29,068
Accrued investment income	1,147	1,123
Premium and agents' balances	21,186	21,819
Reinsurance recoverable on paid losses and other reinsurance receivables	6,943	23,096
Deferred policy acquisition costs	16,574	13,094
Prepaid reinsurance premiums	2,364	13,091
Deferred income taxes	—	187
Property and equipment, net of accumulated depreciation	625	882
Land and building held for sale, net of accumulated depreciation	—	1,066
Goodwill	17,727	13,827
Other assets	2,149	1,586

Total assets	$256,462	$253,017

Liabilities and Stockholders' Equity
Liabilities:
Cash overdraft	$2,373	$—
Loss and loss adjustment expenses	20,512	41,379
Unearned premiums	67,978	70,661
Reinsurance funds withheld and balances payable	—	3,312
Accrued expenses	7,720	6,429
Dividends payable	5,700	—
Income taxes payable	1,821	2,156
Deferred income taxes	2,646	—
Notes payable	55,202	50,782
Note payable to related party	5,600	5,600
Other liabilities	2,116	1,688

Total liabilities	171,668	182,007

Commitments and contingencies	—	—
Stockholders' equity:
Common stock, $0.01 par value; 3,000 shares authorized; 100 shares issued; 75 shares outstanding	—	—
Additional paid-in capital	18,010	18,010
Retained earnings	74,001	59,596
Accumulated other comprehensive loss:
Net unrealized holding losses on available-for-sale securities, net of income taxes	(1,042)	(421)
Less treasury stock, 25 shares, at cost	(6,175)	(6,175)

Total stockholders' equity	84,794	71,010

Total liabilities and stockholders' equity	$256,462	$253,017

See accompanying notes to consolidated financial statements.

NLASCO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

	Year Ended December 31,
	2006	2005	2004
			(Unaudited)
Revenues:
Net premiums earned	$126,602	$107,752	$92,289
Net investment income	8,069	6,362	4,367
Net realized investment gains	1,334	363	15
Net realized gain on sale of property and equipment	977	—	—
Other	3,877	3,464	3,087

Total revenues	140,859	117,941	99,758

Expenses:
Losses and loss adjustment expenses	54,802	48,569	42,998
Underwriting, acquisition, and insurance expenses	50,135	38,776	28,367
Other	4,855	4,005	3,310

Total expenses	109,792	91,350	74,675

Income before income taxes	31,067	26,591	25,083

Provision for income taxes:
Current	7,795	8,227	10,317
Deferred	3,167	987	(1,118)

Total income taxes	10,962	9,214	9,199

Net income	$20,105	$17,377	$15,884

See accompanying notes to consolidated financial statements.

NLASCO, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2006	2005	2004
			(Unaudited)
Net income	$20,105	$17,377	$15,884
Other comprehensive income (loss), net of tax:
Unrealized holding gains (losses) on available-for-sale securities	(621)	(1,421)	3

Comprehensive income	$19,484	$15,956	$15,887

See accompanying notes to consolidated financial statements.

NLASCO, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(in thousands)

	Common Stock			Accumulated Other Comprehensive Income (Loss)
			Additional Paid-in Capital		Retained Earnings	Treasury Stock
	Shares	Amount					Total
Balance at December 31, 2003*	75	$—	$18,010	$997	$26,335	$(6,075)	$39,267
Net income*	—	—	—	—	15,884	—	15,884
Other comprehensive loss*	—	—	—	3	—	—	3
Acquisition of common stock*	—	—	—	—	—	(100)	(100)

Balance at December 31, 2004	75	—	18,010	1,000	42,219	(6,175)	55,054
Net income*	—	—	—	—	17,377	—	17,377
Other comprehensive gain*	—	—	—	(1,421)	—	—	(1,421)

Balance at December 31, 2005	75	—	18,010	(421)	59,596	(6,175)	71,010
Net income	—	—	—	—	20,105	—	20,105
Other comprehensive loss	—	—	—	(621)	—	—	(621)
Dividends declared	—	—	—	—	(5,700)	—	(5,700)

Balance at December 31, 2006	75	$—	$18,010	$(1,042)	$74,001	$(6,175)	$84,794

*
Unaudited

See accompanying notes to consolidated financial statements.

NLASCO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2006	2005	2004
			(Unaudited)
Cash flows from operating activities:
Net income	$20,105	$17,377	$15,884
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	626	831	990
Realized gains on disposal of property and equipment	(977)	(2)	—
Realized gains on sales of investments	(1,334)	(363)	(16)
Increase in trading equity securities	(120)	(492)	—
Increase in accrued interest and dividends	(23)	(4)	(20)
Decrease (increase) in premium and agents' balances	632	209	(3,177)
Decrease (increase) in reinsurance receivables	26,880	(2,531)	3,948
Decrease in deferred policy acquisition costs	(3,480)	(4,857)	(621)
Decrease (increase) in deferred income taxes	1,634	1,333	(1,474)
Decrease (increase) in other assets	(563)	34	(427)
Increase (decrease) in unpaid losses and loss adjustment expenses	(20,868)	16,732	7,587
Increase (decrease) in unearned premiums	(2,683)	284	4,473
Increase (decrease) in reinsurance funds withheld	(3,312)	397	(3,847)
Increase (decrease) in accrued expenses	1,291	(883)	15
Increase (decrease) in federal income taxes payable	1,199	942	(82)
Increase in other liabilities	427	48	127

Net cash provided by operating activities	19,434	29,055	23,360

Cash flows from investing activities:
Purchases of available-for-sale securities	(14,735)	(37,442)	(51,064)
Proceeds from sales of available-for-sale securities	16,289	29,475	29,044
Purchases of held-to-maturity securities	(5,294)	(617)	(4,087)
Proceeds from held-to-maturity securities	5,325	620	7,212
Purchases of mortgage loan investments	—	(6,100)	—
Proceeds from repayment of mortgage loans	1,182	87	24
Purchases of other invested assets	(359)	(465)	(426)
Proceeds from sales of other invested assets	915	39	—
Purchases of equipment	(182)	(593)	(644)
Proceeds from sales of property and equipment	2,274	—	—
Purchases of general agency	(150)	—	—

Net cash provided by (used in) investing activities	5,265	(14,996)	(19,941)

Cash flows from financing activities:
Principal payments on notes payable	—	(2,952)	(7,295)
Principal payments on notes payable to related parties	—	—	(13,200)
Proceeds from notes payable	571	—	27,800
Increase in cash overdraft	2,373	—	—
Purchase of treasury stock	—	—	(100)

Net cash provided by (used in) financing activities	2,944	(2,952)	7,205

Net increase in cash and cash equivalents	27,643	11,107	10,624
Cash and cash equivalents at beginning of year	29,068	17,961	7,337

Cash and cash equivalents at end of year	$56,711	$29,068	$17,961

See accompanying notes to consolidated financial statements.

NLASCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006, 2005 and 2004

(1) Summary of Significant Accounting Policies

        (a)    Description of Business

        NLASCO, Inc. and Subsidiaries, collectively referred to as the Company, writes property and casualty insurance policies (principally homeowners, fire and allied lines) primarily in the states of Texas and Arizona through independent insurance agents.

        The Company has exposure to catastrophes, an inherent risk of the property and casualty insurance business, which have contributed to, and will continue to contribute to, material fluctuations in the Company's results of operations and financial position. The level of catastrophic loss and weather-related losses experienced in any year cannot be predicted and could be material to results of operations and financial position.

        (b)    Basis of Presentation

        The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which differ from statutory accounting practices prescribed or permitted for insurance companies by regulatory authorities.

        (c)    Principles of Consolidation

        The consolidated financial statements include the accounts of NLASCO, Inc. and its wholly-owned subsidiaries: National Group Corporation and its wholly-owned subsidiaries (Excalibur Financial Corporation, National Lloyds Insurance Company, and NAGRUPCO, Ltd.); American Summit Insurance Company; J. E. Murphy Co., Inc.; J. E. Murphy Co., Inc. of Florida; NALICO General Agency and NLASCO Services, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

        (d)    Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions are important in determining the liability for losses and loss adjustment expenses; the balance of deferred policy acquisition costs; carrying amount of goodwill; and valuation allowances for receivables and deferred income tax assets. Actual results could differ from those estimates.

        (e)    Investment Securities

        Investment securities at December 31, 2006 and 2005 consist of U. S. Government, mortgage-backed, corporate debt, and equity securities. The Company classifies its fixed maturities in one of three categories: trading, available-for-sale, or held-to-maturity; and its equity securities are classified as trading or available-for-sale. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity debt securities are those securities in which the Company has the ability and intent to hold the security until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale.

        (e)    Investment Securities (Continued)

        Trading and available-for-sale securities are recorded at fair value. Held-to-maturity debt securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of trading and available-for-sale securities are determined on a specific-identification basis.

        The Company regularly reviews its investment securities to assess whether the amortized cost is impaired and if impairment is other than temporary. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee.

        Premiums and discounts are amortized or accreted over the life of the related held-to-maturity or available-for-sale security as an adjustment to yield using the effective-interest method. Dividend and interest income are recognized when earned.

        (f)    Cash and Cash Equivalents

        Cash and cash equivalents consist primarily of money market mutual funds. Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

        (g)    Premium and Agents' Balances

        Premium and agents' balances include premiums written and not yet collected. The Company regularly evaluates premiums receivable and establishes valuation allowances as appropriate. At December 31, 2005 and 2004 the Company determined no valuation allowance was necessary.

        (h)    Mortgage Loans on Real Estate

        Mortgage loans on real estate are reported at unpaid principal balances, less an allowance for credit losses, if needed.

        The allowance for credit losses is the Company's best estimate of the amount of probable credit losses in the Company's existing notes. The allowance is determined on an individual note basis upon review of any note that has a payment past due for over sixty days. A note is considered impaired pursuant to FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan. A note is impaired if it is probable that the Company will not collect all principal and interest contractually due. The impairment is measured based on the present value of expected future cash flows discounted at

        (h)    Mortgage Loans on Real Estate (Continued)

the note's effective interest rate. The Company does not accrue interest when a note is considered impaired. When ultimate collectibility of the principal balance of the impaired note is in doubt, all cash receipts on impaired notes are applied to reduce the principal amount of such notes until the principal has been recovered and are recognized as interest income thereafter. Impairment losses are charged against the allowance and increases in the allowance are charged to bad debt expense. Notes are written off against the allowance when all possible means of collection have been exhausted and the potential for recovery is considered remote.

        (i)    Deferred Policy Acquisition Costs

        Commissions and other costs of acquiring insurance that vary with and are primarily related to the production of new and renewal business are deferred and amortized over the terms of the policies or reinsurance treaties to which they relate. Proceeds from reinsurance transactions that represent recovery of acquisition costs shall reduce applicable unamortized acquisition costs in such a manner that net acquisition costs are capitalized and charged to expense in proportion to net revenue recognized. Future investment income is considered in determining the recoverability of deferred acquisition costs. The Company regularly reviews the categories of acquisition costs that are deferred and assesses the recoverability of this asset. A premium deficiency and a corresponding charge to income is recognized if the sum of the expected loss and loss adjustment expenses, unamortized acquisition costs, and maintenance costs exceed related unearned premiums and anticipated investment income. At December 31, 2006 and 2005, there was no premium deficiency.

        (j)    Equipment and Building Held for Sale

        Equipment and building held for sale are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets.

        (k)    Treasury Stock

        Treasury stock purchases are recorded under the cost method, whereby the entire cost of the acquired stock is recorded as treasury stock.

        (l)    Goodwill

        Goodwill represents the excess of the cost over fair value of assets of businesses acquired. Goodwill is tested annually for impairment and is tested more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. For goodwill, the impairment determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

        (m)    Losses and Loss Adjustment Expenses

        The liability for losses and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount, based on past experience, for losses incurred but not reported. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings currently. The liability for losses and loss adjustment expenses have not been reduced for reinsurance recoverable.

        (n)    Premium Revenue Recognition

        Property and liability premiums are generally recognized as revenue on a pro rata basis over the policy term. The portion of premiums that will be earned in the future are deferred and reported as unearned premiums.

        (o)    Reinsurance

        In the normal course of business, the Company seeks to reduce the loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Amounts recoverable from reinsurers are estimated in a manner consistent with the reinsured policy.

        (p)    Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        (q)    Advertising Costs

        Advertising costs are expensed as incurred. Advertising costs charged to operations totaled approximately $0.2 million for each of the years ended December 31, 2005, 2004 and $0.3 million in 2003.

(2) Investments

        The amortized cost (actual cost for equity securities), gross unrealized holding gains and losses, and fair value of available-for-sale and held-to-maturity securities by major security type and class of security at December 31, 2006, 2005 and 2004 were as follows (dollars in thousands):

	Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
December 31, 2006:
Trading securities:
Equity securities	$551	$62	$—	$613

Available-for-sale securities:
Fixed maturities:
U. S. Government securities	49,801	134	905	49,030
Mortgage-backed securities	18,448	18	336	18,130
Corporate debt securities	41,206	13	978	40,241

	109,455	165	2,219	107,401
Equity securities	9,519	562	111	9,970

	118,974	727	2,330	117,371

Held-to-maturity securities:
Fixed maturities:
U. S. Government securities	7,660	14	13	7,661

	$127,185	$803	$2,343	$125,645

December 31, 2005:
Trading securities:
Equity securities	$492	$—	$—	$492

Available-for-sale securities:
Fixed maturities:
U. S. Government securities	45,668	106	920	44,854
Mortgage-backed securities	19,784	105	234	19,655
Corporate debt securities	42,828	27	770	42,085

	108,280	238	1,924	106,594
Equity securities	11,034	1,075	38	12,071

	119,314	1,313	1,962	118,665

Held-to-maturity securities:
Fixed maturities:
U. S. Government securities	7,892	57	8	7,941

	$127,698	$1,370	$1,970	$127,098

December 31, 2004:
Available-for-sale securities:
Fixed maturities:
U. S. Government securities	$40,706	$295	$361	$40,640
Mortgage-backed securities	20,144	142	68	20,218
Corporate debt securities	40,413	409	144	40,678

	101,263	846	573	101,536
Equity securities	10,241	1,265	—	11,506

	111,504	2,111	573	113,042

Held-to-maturity securities:
Fixed maturities:
U. S. Government securities	7,700	300	14	7,986

	$119,204	$2,411	$587	$121,028

        Gross realized investment gains and losses for the years ended December 31, 2006, 2005 and 2004 are summarized as follows:

	Gross Gains	Gross Losses	Total
2006
Fixed maturities	$—	$(41)	$(41)
Equity securities	1,520	(145)	1,375

	$1,520	$(186)	$1,334

2005
Fixed maturities	$121	$(102)	$19
Equity securities	376	(32)	344

	$497	$(134)	$363

2004 (unaudited)
Fixed maturities	$76	$(135)	$(59)
Equity securities	276	(202)	74

	$352	$(337)	$15

        Expected maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay obligations with or without penalties. The schedule of fixed maturities available for sale and held to maturity at December 31, 2006 by contractual maturity was as follows (dollars in thousands):

	Amortized Cost	Fair Value
Available-for-sale fixed maturities:
Due within one year	$10,763	$10,691
Due after one year through five years	41,034	40,259
Due after six years through ten years	30,227	29,650
Due after ten years	8,983	8,671
Mortgage-backed securities	18,448	18,130

	$109,455	$107,401

Held-to-maturity debt securities:
Due within one year	$1,300	$1,299
Due after one year through five years	5,950	5,942
Due after six years through ten years	410	420

	$7,660	$7,661

        The following table shows the gross unrealized losses and fair value of the Company's fixed maturities and equity securities with unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 (dollars in thousands):

	Less Than 12 Months		12 Months or Greater
Description	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Total Unrealized Losses
Fixed maturities:
U. S. Government securities	$10,246	$(60)	$36,181	$(851)	$(911)
Mortgage-backed securities	6,584	(129)	8,202	(207)	(336)
Corporate debt securities	3,943	(78)	30,858	(900)	(978)
Equity securities	2,447	(113)	1,996	(5)	(118)

	$23,220	$(380)	$77,237	$(1,963)	$(2,343)

        U.S. Government securities: The unrealized losses on the Company's investments in U.S. Government securities were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and could hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2006.

        Mortgage-backed securities: The unrealized losses on the Company's investments in mortgage-backed securities were caused by interest rate increases. The contractual cash flows of the investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Company's investment. Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2006.

        Corporate debt securities: The unrealized loss on the Company's investments in corporate debt was primarily caused by interest rate increases. Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, it does not consider these investments to be other-than-temporarily impaired at December 31, 2006.

        Equity securities: The unrealized loss on the Company's investments in equity securities was caused primarily by changes in the speculative value of the per share price of securities traded on public stock exchanges. Because the Company has the ability and intent to hold these investments until recovery of fair value, it does not consider these investments to be other-than-temporarily impaired at December 31, 2006.

        Mortgage loans on real estate consist of one residential and one commercial mortgage with interest rates between 6.0% and 6.5%. As of December 31, 2006, none of the mortgages have payments past due and no allowance for credit losses was provided.

        Net investment income for the years ended December 31, 2006, 2005 and 2004 was as follows:

	2006	2005	2004
			(Unaudited)
Gross investment income:
Cash equivalents	$2,210	$1,204	$231
Fixed maturities	5,385	4,778	3,974
Mortgage loans	377	136	35
Equity securities	503	588	566

	8,475	6,706	4,806
Less investment expenses	(406)	(344)	(439)

Net investment income	$8,069	$6,362	$4,367

        At December 31, 2006, the Company had on deposit in custody for various State Insurance Departments investments with carrying values of approximately $8 million.

(3) Property and Equipment

        Equipment consists of the following at December 31, 2006 and 2005 (in thousands):

	2006	2005
Airplane	$340	$—
Vehicles	197	—
Other equipment	1,748	2,391

	2,285	2,391
Less accumulated depreciation	(1,660)	(1,509)

	$625	$882

        Depreciation expense charged to operations for the years ended December 31, 2006 and 2005, totaled $0.3 million and $0.5 million, respectively.

(4) Land and Building Held for Sale

        During 2005, the Company moved its insurance operations located in Scottsdale, Arizona to its home office in Waco, Texas and placed the associated office building in Arizona for sale. In February 2006, the Company sold the office building in Arizona to an unrelated party. Proceeds on the sale amounted to $2.0 million, and the gain on disposition of $0.9 million was recognized. Depreciation expense charged to operations during the year ended December 31, 2006 amounted to $42,000.

(5) Policy Acquisition Expenses

        Policy acquisition expenses, primarily commissions, premium taxes and underwriting expenses related to issuing a policy are deferred and charged against income ratably over the terms of the related policies. The components of deferred policy acquisition costs and the related policy acquisition expenses amortized to expense at December 31, 2005, 2004, and 2003 are as follows (in thousands):

	2006	2005	2004
			(Unaudited)
Beginning deferred policy acquisition costs	$13,094	$8,236	$7,615
Acquisition costs deferred	35,425	25,839	20,082
Amortization charged to income	(31,945)	(20,981)	(19,461)

Ending deferred policy acquisition costs	$16,574	$13,094	$8,236

(6) Reinsurance Activity

        The Company limits the maximum net loss that can arise from large risks or risks in concentrated areas of exposure by reinsuring (ceding) certain levels of risk. Substantial amounts of business are ceded, and these reinsurance contracts do not relieve the Company from its obligations to policyholders. Such reinsurance includes quota share, excess of loss, catastrophe, and other forms of reinsurance on essentially all property and casualty lines of insurance. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

        The effect of reinsurance on premiums written and earned for the years ended December 31, 2006, 2005 and 2004 is as follows (dollars in thousands):

	2006		2005		2004
	Written	Earned	Written	Earned	Written	Earned
					(Unaudited)
Premiums from direct business	$141,597	$144,280	$146,542	$146,258	$145,724	$139,834
Reinsurance assumed	—	—	—	—	(3)	(3)
Reinsurance ceded	(6,950)	(17,678)	(29,532)	(38,506)	(47,446)	(47,542)

	$134,647	$126,602	$117,010	$107,752	$98,275	$92,289

        Recoveries pertaining to reinsurance contracts that are deducted from losses and loss adjustment expenses incurred during 2006, 2005 and 2004 are approximately $12.4 million, $118.0 million and $20.4 million, respectively.

(7) Notes Payable

        Notes payable at December 31, 2006 and 2005 consisted of the following (in thousands):

	2006	2005
$3.85 million note payable to an unrelated party which bears interest at 3.5%; principal is due at maturity in January 2007; unsecured	$3,850	$—
$5 million line-of-credit agreement with a financial institution which bears interest equal to a base rate less 0.5% (8.25% at December 31, 2006); interest is due monthly and principal is due at maturity in October 2007; secured by substantially all assets of the Company	3,580	—
Notes payable to a financial institution which bears interest equal to a base rate less 0.5% (5.75% at December 31, 2005); interest is due quarterly and principal is due at maturity in April 2006; secured by substantially all assets of the Company	—	3,000
Note payable to a financial institution which bears interest at 5.95%; principal and interest are due in monthly installments of $1,208 through January 2024; secured by equipment	272	282
$10 million surplus note payable to an unaffiliated company, issued by National Lloyds Insurance Company, which bears interest equal to the three-month LIBOR plus 4.10% (9.44% at December 31, 2006); interest is due quarterly and principal is due at maturity in May 2033; unsecured	10,000	10,000

$10 million surplus note payable to an unaffiliated company, issued by National Lloyds Insurance Company, which bears interest equal to the three-month LIBOR plus 4.05% (9.39% at December 31, 2006); interest is due quarterly and principal is due at maturity in September 2033; unsecured	10,000	10,000
$7.5 million surplus note payable to an unaffiliated company, issued by American Summit Insurance Company, which bears interest equal to the three-month LIBOR plus 4.05% (9.42% at December 31, 2006); interest is due quarterly and principal is due at maturity in April 2034; unsecured	7,500	7,500
$20 million note payable to an unaffiliated company, which bears interest equal to the three-month LIBOR plus 3.40% (8.76% at December 31, 2006); interest is due quarterly and principal is due at maturity in March 2035; unsecured	20,000	20,000

	$55,202	$50,782

        The loan agreements relating to the notes payable contain various covenants pertaining to limitations on additional debt, dividends, and officer and director compensation, and minimum capital requirements. For 2006, the Company violated the covenants relating to limitations on officer and director compensation; however, the financial institution waived that requirement of the agreement for 2006.

        The surplus notes payable issued by National Lloyds Insurance Company are subordinate in right of payment to all policy claims and other indebtedness of the Company. Further, all payments of principal and interest require the prior approval of the Insurance Commissioner of the State of Texas and are only payable to the extent that the surplus of National Lloyds Insurance Company exceeds $30 million.

        The surplus note payable issued by American Summit Insurance Company is subordinate in right of payment to all policy claims and other indebtedness of the Company. Further, all payments of principal and interest require the prior approval of the Insurance Commissioner of the State of Texas and are only payable to the extent that the surplus of American Summit Insurance Company exceeds $15 million.

        Interest expense from notes payable charged to operations totaled $2.6 million and $4.0 million for 2006 and 2005, respectively, and is included in other underwriting expenses.

        The aggregate maturities of notes payable for each of the five years subsequent to December 31, 2006 are as follows (in thousands):

Year	Principal Amount Due
2007	$7,439
2008	$10
2009	$10
2010	$11
2011	$12

(8) Indebtedness to Related Parties

        Indebtedness to related parties at December 31, 2005 and 2004 consisted of the following (in thousands):

	2006	2005
$8 million note payable to an affiliated company which bears interest at the LIBOR rate plus 2% (7.34% at December 31, 2006); subordinated to all other notes payable; principal is due at maturity in February 2012; unsecured	5,600	5,600

	$5,600	$5,600

        Interest expense from indebtedness to related parties charged to operations totaled $0.4 million and $0.8 million for 2006 and 2005, respectively, and is included in other underwriting expenses.

(9) Liability for Unpaid Losses and Loss Adjustment Expenses

        An analysis of the liability for unpaid losses and loss adjustment expenses for December 31, 2006, 2005 and 2004 is as follows (dollars in thousands):

	2006	2005	2004
			(Unaudited)
Balance at January 1	$41,379	$24,648	$17,839
Less reinsurance recoverables	(17,433)	(5,962)	(5,561)

Net balance at January 1	23,946	18,686	12,278

Incurred related to:
Current year	63,763	55,407	47,503
Prior years	(8,961)	(6,838)	(4,505)

Total incurred	54,802	48,569	42,998

Paid related to:
Current year	53,152	38,822	33,395
Prior years	7,086	4,487	3,195

Total paid	60,238	43,309	36,590

Net balance at December 31	18,510	23,946	18,686
Plus reinsurance recoverables	2,002	17,433	5,962

Balance at December 31	$20,512	$41,379	$24,648

        The liability for losses and loss adjustment expenses for prior years decreased as a result of changes in estimates of insured events from ongoing analysis of recent loss development trends and additional information regarding individual claims.

(10) Derivative Instrument

        The Company has an interest-rate-related derivative instrument with an affiliated company who is the creditor of the $5.6 million note payable to affiliate described in Note 8. The note payable to the affiliated company has a variable interest rate which exposes the Company to variability in interest payments due to changes in the interest rate. To limit the variability of a portion of its interest payments, the Company entered into an interest rate swap agreement to exchange its variable interest rate, pertaining to one-half of the principal amount of the note payable ($2.0 million as of December 31, 2006), for a fixed rate of 6.98%.

        The fair value of interest rate swaps designed as hedging instruments that effectively offset the variability of cash flows associated with variable interest rate, long-term debt obligations should be reported at fair value, with the changes in fair value reported in accumulated other comprehensive income or loss. The amounts should subsequently be reclassified into interest expense as yield adjustment of the hedged interest payments in the same period in which the related interest affects earnings. However, due to current market conditions and the proximity of the note's current variable interest rate to the agreement's fixed rate, the effects of the derivative instrument were determined to be immaterial to the consolidated financial statements taken as a whole and have not been reported in the accompanying consolidated financial statements.

(11) Income Taxes

        The Company's effective tax rate is different than what would be expected if the federal statutory rate of 35% were applied to income before income taxes primarily because of non-deductible expenses and changes in the estimate for the prior year provision.

        The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2006 and 2005 consisted of the following (in thousands):

	2006	2005
Deferred tax assets:
Unearned premiums, due to difference in allowable amount for tax purposes	$4,677	$4,119
Losses and loss adjustment expenses, due to discounting for tax purposes	565	717
Accrued interest to affiliated companies, due to deduction limited for tax purposes	23	523
Securities available for sale, due to recognition of unrealized losses for book purposes	539	227
Other	24	160

Total deferred tax assets	5,828	5,746

Deferred tax liabilities:
Deferred policy acquisition costs, due to recording for book purposes	(5,801)	(4,583)
Goodwill, due to amortization allowed for tax purposes	(2,431)	(728)
Loan origination costs, due to recording for book purposes	(182)	(189)
Other	(60)	(59)

Total deferred tax liabilities	(8,474)	(5,559)

Net deferred tax assets (liabilities)	$(2,646)	$187

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences at December 31, 2006. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if the estimates of future taxable income during the carryforward period are reduced.

(12) Statutory Net Income and Stockholders' Equity

        The Company's insurance subsidiaries, which are domiciled in the State of Texas, prepare their statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the Texas Department of Insurance, which Texas recognizes for determining solvency under Texas State Insurance Law. The Commissioner of the Texas Department of Insurance has the right to permit other practices that may deviate from prescribed practices. Prescribed statutory accounting practices are those practices that are incorporated directly or by reference in state laws, regulations, and general administrative rules applicable to all insurance enterprises domiciled in Texas. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future.

        The Company's insurance subsidiaries' statutory financial statements are presented on the basis of accounting practices prescribed or permitted by the Texas Department of Insurance. Texas had adopted the National Association of Insurance Commissioners' statutory accounting practices as the basis of its statutory accounting practices with certain differences which are not significant to the companies' statutory equity.

        In addition, the Commissioner of the Texas Department of Insurance has the right to permit other specific practices that may deviate from prescribed practices. The Company's insurance subsidiaries have no such permitted statutory accounting practices.

        Following is a summary of statutory capital and surplus and statutory net income of each insurance subsidiary as of December 31 (in thousands):

	2006	2005	2004
			(unaudited)
National Lloyds Insurance Company:
Surplus	$82,836	$81,136	$71,715

Net income	$17,640	$13,093	$13,154

American Summit Insurance Company:
Capital and Surplus	$21,517	$23,075	$22,263

Net income	$3,611	$1,438	$2,129

(13) Capital and Dividend Restrictions

        The funding of the cash requirements (including debt service) of NLASCO, Inc. is primarily provided by cash dividends from the Company's wholly-owned insurance subsidiaries. Dividends paid by the insurance subsidiaries are restricted by regulatory requirements of the Texas Department of Insurance. Under Texas State Insurance Law for property and casualty companies, all dividends must be distributed out of earned surplus only. Furthermore, without the prior approval of the Commissioner, dividends cannot be declared or distributed which exceed the greater of ten percent of the Company's surplus, as shown by its last statement on file with the Commissioner, or one hundred percent of net income for such period. The subsidiaries paid cash dividends to the Company of

$15.2 million during the year ended December 31, 2006. At December 31, 2006, the maximum dividend that may be paid to the Company in 2007 without regulatory approval is approximately $21.2 million.

        Regulations of the Texas Department of Insurance require insurance companies to maintain minimum levels of statutory surplus to ensure their ability to meet their obligations to policyholders. At December 31, 2006, the Company's insurance subsidiaries had statutory surplus in excess of the minimum required.

        Also, the National Association of Insurance Commissioners (NAIC) has adopted a risk based capital (RBC) formula for insurance companies that establishes minimum capital requirements relating to insurance risk, asset credit risk, interest rate risk and business risk. The formula is used by the NAIC and certain state insurance regulators as an early warning tool to identify companies that require additional scrutiny or regulatory action. At December 31, 2006, the Company's insurance subsidiaries' RBC ratio exceeded the level at which regulatory action would be required.

(14) Commitments and Contingencies

        The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position.

        The Company is subject to guaranty fund assessments by the states in which it writes business. Guaranty fund assessments are accrued when the amount of loss on the related insolvencies is probable and reasonably estimated. Loss estimates are based on information from the various property and casualty insurance associations and may change due to many factors. Windstorm and other assessments for catastrophic losses related to Hurricane Katrina were $6.1 million during 2006 which were fully covered through reinsurance.

        The Company's insurance subsidiaries periodically submit premium rates the insurance companies intend to charge their policyholders for various lines of business to state insurance departments to whose jurisdiction the companies are subject. These initial rate filings are subject to adjustment by the states, which could result in significant reductions in the amount of premium income for the Company. In the opinion of management, any future rate adjustments will not have a material adverse impact on the Company's financial condition.

        The Company leases office space from two affiliated entities under operating leases which expire in December 2009, and an additional month-to-month operating lease agreement. Total lease payments made by the Company were approximately $585 thousand, $670 thousand and $701 thousand for 2006, 2005 and 2004, respectively. Future minimum lease payments under these lease agreements are as follows (in thousands):

2007	$7,439
2008	$9
2009	$10
2010	$11
2011	$12

(15) Employee Benefit Plan

        The Company has a contributory defined contribution 401(k) retirement plan. The Company matches a stated percentage of employee contributions up to a defined maximum. An employee is eligible to participate in the plan after one year of employment and is fully vested after five years of employment. Contributions to the plan by the Company totaled $92 thousand, $116 thousand and $98 thousand for the years ended December 31, 2006, 2005 and 2004, respectively.

(16) Disclosures About Fair Value of Financial Instruments

        In the normal course of business, the Company invests in various financial assets and incurs various financial liabilities. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's significant assets (including deferred policy acquisition costs, land and buildings, deferred income taxes) and liabilities are not considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial instruments such as cash and cash equivalents, premium and agents' balances, reinsurance receivable, prepaid reinsurance premiums, loss and loss adjustment expenses outstanding, unearned premiums, and reinsurance balances payable are generally of a short-term nature. Their carrying values are deemed to approximate fair value.

Financial assets (dollars in thousands)

	December 31, 2006		December 31, 2005
	Carrying Value	Fair Value	Carrying Value	Fair Value
Fixed maturities	$115,062	$115,061	$114,487	$114,536
Equity securities	10,583	10,583	12,563	12,563
Mortgage loans	5,391	5,391	6,573	6,573

        Fair values of investment securities are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The fair value of mortgage loans is estimated as the unpaid principal balance of the loans, which approximates the discounted future cash flows using current rates at which similar loans would be made with similar credit ratings and the same remaining maturities.

Financial liabilities (dollars in thousands)

	December 31, 2006		December 31, 2005
	Carrying Value	Fair Value	Carrying Value	Fair Value
Notes payable	$60,802	$60,802	$56,382	$56,382

        The notes payable are periodically adjusted to market interest rates; therefore, the unpaid principal balance of the loan approximates fair value.

(17) Business and Credit Concentrations

        Significant concentrations of business in any one marketing or geographic area could negatively impact the Company's operations in the event of concentration of losses, regional economic downturns, or adverse regulatory action. The Company is licensed to write insurance in several states; however, approximately 82% of the Company's direct written premiums in 2006 were written in the states of Texas and Arizona.

        Inadequate investment diversification can subject a company to a degree of risk arising from such factors as interest rate fluctuations, credit deterioration, market fluctuations and changes in regulatory and political policy which can result in actual losses or inadequate investment returns. The Company, as of December 31, 2006 and periodically during the year, maintained balances in various deposit accounts and certificates of deposit at financial institutions in excess of federally insured limits. Management believes the possibility of a significant adverse impact upon the financial condition of the Company arising from such risks to be remote.

        At December 31, 2006, one commercial loan on real estate to an affiliate amounted to $5.3 million as disclosed in Note 8.

(18) Supplemental Cash Flow Information

        The Company paid $6.3 million, $3.9 million and $2.8 million for interest and $5.8 million, $6.0 million and $9.7 million for income taxes during the years ended December 31, 2006, 2005 and 2004, respectively.

Schedule I

NLASCO, Inc.

Summary of Investments
(in thousands)

December 31, 2006

	Cost	Fair Value	Carrying Value
Fixed maturities:
Bonds:
United States Government and governmental agencies and authorities	$51,228	50,335	50,371
States, municipalities and political subdivisions	6,327	6,364	6,320
Public utilities	—	—	—
Convertibles and bonds with warrants attached	—	—	—
All other corporate bonds	60,452	58,371	58,371

Total fixed maturities	118,007	115,070	115,062

Equity securities:
Common stocks:
Public utilities	—	—	—
Banks, trust and insurance companies	506	506	506
Industrial and miscellaneous	9,664	9,667	9,667
Preferred stocks:
Industrial, miscellaneous and all other	405	410	410

Total equity securities	10,575	10,583	10,583

Mortgage loans on real estate	5,391	N/A	5,391

Total investments	$133,973	N/A	131,036

Schedule II

NLASCO, Inc.

Schedule of Real Estate and Accumulated Depreciation
(in thousands)

December 31, 2006

		Initial Cost to Company		Carrying Amount
						Accumulated Depreciation	Date of Construction	Date Acquired	Estimated Useful Life
	Encumbrances	Land	Buildings	Land	Buildings
Office building —
Phoenix, Arizona	$—	$200	$1,000	$0	$0	$0	1981	03/2003	30 years
	Land	Buildings	Accumulated Depreciation
Balance, 1/1/2006	$200	$1,000	$(134)
Deductions during period:
Cost of real estate sold	$(200)	$(1,000)	$134

Balance, 12/31/2006	$—	$—	$—

Schedule III

NLASCO, Inc.

Schedule of Mortgage Loans on Real Estate
(in thousands)

December 31, 2006

	Interest Rate	Final Maturity Date	Periodic Payment Terms	Face Amount	Carrying Amount	Principal Subject to Delinquent Principal or Interest
First lien commercial mortgage on office building to affiliate	6.00%	8/2010	Level principal and interest with balloon at maturity	$5,307	$5,307	$—
Other				$84	$84	$—

Total mortgage loans on real estate				$5,391	$5,391	$—

Balance, 1/1/2006					$6,573
Deductions during period:
Collections of principal					$1,182

Balance, 12/31/06					$5,391

FORM OF PRELIMINARY PROXY CARD

SPECIAL MEETING OF STOCKHOLDERS OF
AFFORDABLE RESIDENTIAL COMMUNITIES INC.
, 2007

        MAIL—Please mark each proposal, sign, date and mail your proxy card in the envelope provided as soon as possible.

OR

TELEPHONE—Call toll-free                        from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

OR

INTERNET—Access                        and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at                        or                         up until 11:59 pm Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail
in the envelope provided.

	FOR	AGAINST	ABSTAIN
Proposal 1: To approve the sale of substantially all of our assets, including the operating assets used in our manufactured home community business and our retail sales and financing businesses, other than our recently acquired insurance subsidiary, NLASCO Inc.	☐	☐	☐
	FOR	AGAINST	ABSTAIN
Proposal 2. To approve any motion to adjourn or postpone the special meeting to a later date to solicit proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals.	☐	☐	☐

The undersigned hereby acknowledges receipt of the Notice of
Special Meeting and Proxy Statement, the terms of each of which are incorporated by reference, and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth above.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of		Signature of
Stockholder	Date	Stockholder	Date

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
for the Special Meeting of Stockholders to be held    , 2007

The undersigned hereby appoints Scott L. Gesell and Larry D. Willard, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to attend, to cast on behalf of the undersigned all votes which the undersigned would be entitled to cast if personally present at, and to otherwise represent the undersigned at the Special Meeting of Stockholders of Affordable Residential Communities Inc. to be held on            , 2007, at    :00 a.m., local Denver time, at the Wyndham Hotel Denver Tech Center, 7675 E. Union Avenue, Denver, CO 80237, and any postponements or adjournments thereof, with all powers that the undersigned would have if personally present thereat.

The votes entitled to be cast by the undersigned, when this proxy is properly executed, will be cast in the manner directed on the reverse side. Unless a contrary direction is indicated, the votes entitled to be cast by the undersigned will be cast "FOR" Proposals 1 and 2. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the special meeting or any postponements or adjournments thereof.

IMPORTANT—TO BE SIGNED AND DATED ON REVERSE SIDE